UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No. 1)

_________________

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐       Definitive Proxy Statement

☐       Definitive Additional Materials

☐       Soliciting Material Pursuant to Section 240.14a-12

HARMONY MERGER CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

Form, Schedule or Registration Statement No.

Filing Party:

Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED JUNE 15, 2017

HARMONY MERGER CORP.
777 Third Avenue, 37th Floor
New York, New York 10017

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS
TO BE HELD ON     , 2017

To the Stockholders of Harmony Merger Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Harmony Merger Corp. (“Harmony”), a Delaware corporation, will be held at a.m. Eastern Time, on     , 2017, at the offices of Graubard Miller, Harmony’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)      The Merger Proposal — To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2017 (the “Agreement”), by and among Harmony, Harmony Merger Sub, LLC, a wholly-owned subsidiary of Harmony (“Merger Sub”), NextDecade, LLC (“NextDecade”), and certain members of NextDecade and entities affiliated with such members as more fully described elsewhere in this proxy statement. Following a series of simultaneous transactions to reorganize certain of these affiliates, Merger Sub will merge with and into NextDecade (the “Merger”) with NextDecade being the surviving entity of the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of Harmony as described in more detail in this proxy statement, and to approve the transactions contemplated by such agreement, including the issuance of the merger consideration thereunder (collectively, the “business combination”). A copy of the Agreement is attached to the accompanying proxy statement as Annex A.

(2)      The Charter Amendment Proposals — To consider and vote upon separate proposals to approve amendments to the amended and restated certificate of incorporation of Harmony, effective following the business combination, to (a) change the name of Harmony from “Harmony Merger Corp.” to “NextDecade Corporation”; (b) increase the number of authorized shares of Harmony Common Stock from 27,500,000 shares to       shares; (c) prohibit action of stockholders by written consent; (d) provide the Blocker Managers (as defined in the Agreement) and certain of their affiliates with certain rights including Harmony’s renunciation of its interest or any expectancy Harmony may have in certain corporate opportunities; (e) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions; and (f) remove provisions that will no longer be applicable to Harmony after the business combination. A copy of the amended and restated certificate of incorporation of Harmony is attached to the accompanying proxy statement as Annex C.

(3)      The Director Election Proposal — To elect nine directors who, upon consummation of the business combination, will be the directors of Harmony.

(4)      The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary or appropriate to consummate the business combination (the “Adjournment Proposal” together with the Merger Proposal, the Charter Proposals, and the Director Election Proposal, the “Proposals”).

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of Harmony Common Stock at the close of business on     , 2017 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

Harmony’s board of directors has determined that the Proposals are fair to and in the best interests of Harmony and its stockholders and recommends that you vote or give instruction to vote “FOR” the Merger Proposal, “FOR” each of the Charter Proposals, “FOR” the election of all of the persons nominated for election as directors and “FOR” the Adjournment Proposal, if presented.

Under the Agreement, the approval of the Merger Proposal and the Charter Proposals are conditions to the consummation of the business combination. Accordingly, if any of the Merger Proposal or the Charter Proposals is not approved, the other proposals will not be presented to the stockholders for a vote unless the parties waive this condition to closing.

All Harmony stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Harmony Common Stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of Harmony stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Harmony for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Eric S. Rosenfeld
Eric S. Rosenfeld
Chief Executive Officer

             , 2017

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS, AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO CASH. TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE MERGER PROPOSAL AND DEMAND THAT HARMONY CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL BY TENDERING YOUR STOCK TO HARMONY’S TRANSFER AGENT PRIOR TO THE VOTE AT THE MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF HARMONY STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement is dated     , 2017 and is first being mailed to Harmony Merger Corp. stockholders on or about     , 2017.

TABLE OF CONTENTS

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS	1
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS	4
SUMMARY OF THE PROXY STATEMENT	10
SELECTED HISTORICAL FINANCIAL INFORMATION	21
SELECTED HISTORICAL FINANCIAL INFORMATION — NEXTDECADE	22
SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION	23
CAPITALIZATION	28
RISK FACTORS	29
FORWARD-LOOKING STATEMENTS	47
SPECIAL MEETING OF HARMONY STOCKHOLDERS	49
THE MERGER PROPOSAL	54
THE AGREEMENT	77
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS	84
THE CHARTER PROPOSALS	92
THE DIRECTOR ELECTION PROPOSAL	94
EXECUTIVE COMPENSATION	102
THE ADJOURNMENT PROPOSAL	108
OTHER INFORMATION RELATED TO HARMONY	109
BUSINESS OF NEXTDECADE	116
NEXTDECADE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	122
SOURCES AND USES OF FUNDS FOR THE BUSINESS COMBINATION	130
TOTAL COMPANY SHARES TO BE ISSUED IN THE BUSINESS COMBINATION	131
BENEFICIAL OWNERSHIP OF SECURITIES	133
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	136
PRICE RANGE OF HARMONY SECURITIES AND DIVIDENDS	140
APPRAISAL RIGHTS	140
STOCKHOLDER PROPOSALS	141
OTHER STOCKHOLDER COMMUNICATIONS	141
INDEPENDENT AUDITORS	141
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	141
WHERE YOU CAN FIND MORE INFORMATION	141
INDEX TO FINANCIAL STATEMENTS	F-1

ANNEX A	A-1
ANNEX B	B-1
ANNEX C	C-1
ANNEX D	D-1

i

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

This summary, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting of Harmony stockholders.

•         Harmony Merger Corp., a Delaware corporation (“Harmony,” “we,” “our” or “us”), is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•         NextDecade, LLC (“NextDecade”) is a liquefied natural gas (“LNG”) development company focused on LNG export projects and associated pipelines in the State of Texas. NextDecade’s first proposed LNG export facility, the Rio Grande LNG project located in Brownsville, Texas, along with the associated Rio Bravo pipeline originating in the Agua Dulce market area, is well-positioned among the second wave of U.S. LNG projects. For more detailed information regarding NextDecade’s business and the LNG Industry, please read the sections entitled “Business of NextDecade” and “Business of NextDecade —Global LNG Overview” included elsewhere in this proxy statement.

•         Pursuant to the terms and subject to the conditions set forth in the Agreement, entities affiliated with certain of the members of NextDecade (the “Blocker Companies”) will merge with and into Harmony (each a “Blocker Merger” and, together, the “Blocker Mergers”), with Harmony being the surviving entity of the Blocker Mergers and, immediately thereafter Merger Sub will merge with and into NextDecade (the “Merger”) with NextDecade being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Harmony. Please read the section entitled “The Merger Proposal — Structure of the Transaction.”

•         As a result of the Blocker Mergers and the Merger, among other things, all outstanding limited liability company interests or limited partnership interests, as applicable, in each of the Blocker Companies, other than as provided for in the Agreement, (each such interest in a Blocker Company a “Blocker Membership Interest” and, collectively, the “Blocker Membership Interests”) and all existing membership interests of NextDecade (the “NextDecade Membership Interests”) will be canceled in exchange for the right to receive an aggregate of 97,866,510 shares of Harmony Common Stock plus the right to receive an additional 4,893,326 shares (up to 19,573,304 shares in the aggregate) of Harmony Common Stock upon the achievement by NextDecade of each of four milestones described herein and in the Agreement, subject to adjustment if additional equity investments are made in NextDecade prior to closing. Please read the section entitled “The Merger Proposal — Structure of the Transaction.”

•         To provide a fund for payment to Harmony with respect to their post-closing rights to indemnification under the Agreement for breaches of representations and warranties and covenants by NextDecade (and in certain cases, the Blocker Companies), there will be placed in escrow (with Continental Stock Transfer & Trust Company as escrow agent) an aggregate of 3% of the shares of Harmony Common Stock issuable to the Members and the Blocker Owners (each as defined in the Agreement) at the closing of the business combination. Claims for indemnification will be reimbursable to the full extent of the damages in excess of a $5,000,000 deductible (but in no event in excess of the shares of Harmony Common Stock held in escrow). The shares of Harmony Common Stock in escrow shall be released to the Members and the Blocker Owners, subject to reduction for shares cancelled for claims ultimately resolved and those still pending resolution at the time of the release, on the first anniversary of the closing of the business combination. In addition, to the extent such indemnification is insufficient, the Blocker Owners of the Blocker Companies merged into Harmony have agreed to indemnify Harmony for damages arising out of or resulting from the breach of representations, warranties or covenants with respect to, or from pre-closing activities of, each Blocker Company of which it is a Blocker Owner in an amount not to exceed the value of the shares of Harmony Common Stock received by such Blocker Owner as merger consideration. Please read the section entitled “The Merger Proposal — Indemnification.”

•         In connection with the signing of the Agreement, certain of the stockholders of Harmony prior to its initial public offering (“initial stockholders”) and certain Members entered into voting and support agreements, respectively, whereby such initial stockholders agreed, among other matters, to vote in favor of the Agreement and the Merger Proposal, such Members agreed not to withdraw their approval for the Agreement and the Merger Proposal, and each of them agreed not to take any action to solicit, encourage, initiate, engage in or otherwise facilitate discussions or negotiations with, provide any information to, or enter into any agreement with any person (other than the parties to the Agreement) concerning any merger, sale of substantial assets or similar transaction involving Harmony or NextDecade prior to the closing of the business combination.

•         The Agreement provides that both Harmony’s and NextDecade’s obligations to consummate the business combination are conditioned upon, among other things:

•         the Merger Proposal and the Charter Proposals having been duly approved and adopted by the Harmony stockholders by the requisite vote under the laws of Delaware and Harmony’s amended and restated certificate of incorporation;

•         Harmony having net tangible assets of at least $5,000,001 after taking into account holders of public shares that have exercised their right to convert their public shares into cash;

•         all specified waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) having expired or been terminated and no governmental entity having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger; and

•         shares of Harmony Common Stock having been approved for listing upon the closing of the business combination on Nasdaq subject to the requirement to have a sufficient number of round lot holders.

The Agreement also provides for additional conditions specific to each of Harmony’s and NextDecade’s obligations to consummate the business combination. For more detailed information regarding the conditions to closing, please read the section entitled “The Agreement — Conditions to Closing of the Business Combination.”

•         In addition to voting on the business combination, the stockholders of Harmony will vote on the following separate proposals to approve amendments to the amended and restated certificate of incorporation of Harmony, effective following the business combination, to (a) change the name of Harmony from “Harmony Merger Corp.” to “NextDecade Corporation”; (b) increase the number of authorized shares of Harmony Common Stock from 27,500,000 shares to       shares; (c) prohibit action of stockholders by written consent; (d) provide the Blocker Managers and certain of their affiliates with certain rights including Harmony’s renunciation of its interest or any expectancy Harmony may have in certain corporate opportunities; (e) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions; and (f) remove provisions that will no longer be applicable to Harmony after the business combination. The stockholders of Harmony will also vote on proposals to elect nine directors who, upon consummation of the business combination, will be the directors of Harmony and to approve, if necessary, an adjournment of the special meeting. Please read the sections entitled “The Charter Proposals,” “The Director Election Proposal,” and “The Adjournment Proposal.”

•         The Agreement provides that either Harmony or NextDecade may terminate the Agreement in certain circumstances if the business combination is not consummated by July 27, 2017 or, with the prior consent of NextDecade, such later date as may be approved by the stockholders of Harmony. Additionally, the business combination shall not be consummated if Harmony’s public stockholders do not approve the business combination or if Harmony has less than $5,000,001 of net tangible assets following the exercise by the holders of Harmony Common Stock sold in its initial public offering (“public shares”) who validly exercise their conversion rights. Additionally, the Agreement may be terminated, among other reasons, by either Harmony or NextDecade upon material breach of the other party. NextDecade may also terminate the Agreement if less than $25,000,000 remains in the trust account established in connection with Harmony’s initial public offering following the exercise by the holders of public shares of their right to convert their public shares held by them into a pro rata share of the trust account in accordance with Harmony’s charter documents. Please read the section entitled “The Agreement — Termination.”

•         If elected by stockholders, after the consummation of the business combination, the following nine individuals will serve on the board of Harmony: Kathleen Eisbrenner, René van Vliet, Matthew Bonanno, David Magid, William Vrattos, Brian Belke, Avinash Kripalani, Eric S. Rosenfeld and David D. Sgro, Harmony’s Chief Executive Officer and Chief Operating Officer, respectively. Please read the section entitled “The Director Election Proposal.”

•         Upon completion of the business combination, the executive officers of Harmony will be Kathleen Eisbrenner, Chief Executive Officer, René van Vliet, Chief Operating Officer, Ben Atkins, Chief Financial Officer, Alfonso Puga, Chief Commercial Officer, Shaun Davison, SVP Development and Regulatory Affairs, and Krysta De Lima, General Counsel. Please read the section entitled “The Director Election Proposal.”

•         The Members and the Blocker Owners have agreed that they will not, subject to certain exceptions, transfer, sell, tender or otherwise dispose of the shares of Harmony Common Stock they will receive as a result of the business combination for a one hundred and eighty day period from the closing of the business combination. The Members and Blocker Owners will enter into lock-up agreements prior to the closing to evidence such restrictions. Please read the section entitled “The Merger Proposal — Sale Restriction.”

•         On or prior to the closing of the business combination, the Members, the Blocker Owners and the initial stockholders will enter into a Registration Rights Agreement with Harmony providing such holders with certain demand and piggy-back registration rights with respect to registration statements filed by Harmony after the closing of the business combination. In connection with the execution of the Registration Rights Agreement, the prior registration rights agreement entered into between the initial stockholders and Harmony in connection with Harmony’s initial public offering relating to registration rights previously granted to such initial stockholders will be terminated. Please read the section entitled “Certain Relationships and Related Person Transactions — Harmony Related Person Transactions — Registration Rights.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders of Harmony, including the proposed business combination. The following questions and answers do not include all the information that is important to Harmony stockholders. We urge Harmony stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q.	Why am I receiving this proxy statement?	A.

The parties have agreed to a business combination under the terms of the Agreement and Plan of Merger, dated as of April 17, 2017, that is described in this proxy statement. This agreement is referred to as the “Agreement.” A copy of the Agreement is attached to this proxy statement as Annex A, and Harmony encourages its stockholders to read it in its entirety. Harmony’s stockholders are being asked to consider and vote upon a proposal to adopt the Agreement, which, among other things, provides for the Blocker Mergers with Harmony being the surviving entity of the Blocker Mergers and, immediately thereafter, the Merger with NextDecade being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Harmony.

In addition to voting on the transactions contemplated by the Agreement, the stockholders of Harmony will vote on separate proposals to approve amendments to the amended and restated certificate of incorporation of Harmony, effective following the business combination, to (a) change the name of Harmony from “Harmony Merger Corp.” to “NextDecade Corporation”; (b) increase the number of authorized shares of Harmony Common Stock from 27,500,000 shares to      shares; (c) prohibit action of stockholders by written consent; (d) provide the Blocker Managers and certain of their affiliates with certain rights including Harmony’s renunciation of its interest or any expectancy Harmony may have in certain corporate opportunities; (e) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions; and (f) remove provisions that will no longer be applicable to Harmony after the business combination. The stockholders of Harmony will also vote on proposals to elect nine directors who, upon consummation of the business combination, will be the directors of Harmony and to approve, if necessary, an adjournment of the special meeting. Please read the sections entitled “The Charter Proposals,” “The Director Election Proposal,” and “The Adjournment Proposal.”

Under the Agreement, the approval of the Merger Proposal and the Charter Proposals are conditions to the consummation of the business combination. Accordingly, if any of the Merger Proposal or Charter Proposals is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

Harmony will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement contains important information about the proposed transactions and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement.

Q.	Why is Harmony proposing the business combination?	A.	Harmony was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

Harmony completed its initial public offering of units, with each unit consisting of one share of its common stock and one redeemable warrant to purchase one share of common stock, on March 27, 2015, raising total gross proceeds of $115,000,000. Since the initial public offering, Harmony’s activity has been limited to the evaluation of business combination candidates.

NextDecade is a liquefied natural gas (“LNG”) development company focused on LNG export projects and associated pipelines in the State of Texas. NextDecade’s first proposed LNG export facility, the Rio Grande LNG project located in Brownsville, Texas, along with the associated Rio Bravo pipeline originating in the Agua Dulce market area, is well-positioned among the second wave of U.S. LNG projects. Based on its due diligence investigations of NextDecade and the industry in which it operates, including the financial and other information provided by NextDecade in the course of their negotiations, Harmony believes that a business combination with NextDecade will provide Harmony stockholders with an opportunity to participate in a company with significant growth potential. However, there is no assurance of this. Please read the section entitled “The Merger Proposal — Harmony’s Board of Directors’ and Special Advisor’s Reasons for Approval of the Transactions.”

Q.	Do I have conversion rights?	A.

If you are a holder of Harmony public shares as of the record date, you have the right to demand that Harmony convert such shares into cash provided that you vote either for or against the Merger Proposal. We sometimes refer to these rights to demand conversion of the public shares into a pro rata portion of the cash held in Harmony’s trust account as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash. Under Harmony’s amended and restated certificate of incorporation, the business combination may only be consummated if Harmony has net tangible assets of at least $5,000,001 following payment to all holders of public shares who properly demand conversion of their shares into cash.

Q.	How do I exercise my conversion rights?	A.

If you are a holder of public shares and wish to exercise your conversion rights, you must (i) affirmatively vote either for or against the Merger Proposal and (ii) demand that Harmony convert your shares into cash no later than the close of the vote on the Merger Proposal by delivering your stock to Harmony’s transfer agent physically or electronically using the DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting. Any holder of public shares voting for or against the Merger Proposal will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account (which is anticipated to be approximately $113,866,204, or approximately $10.35 per share, as of two business days prior to the date of the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. There are currently no owed but unpaid income taxes on the funds in the trust account. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Harmony’s public stockholders exercising conversion rights, regardless of whether such holders vote for or against the Merger Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Merger Proposal will have no impact on the amount you will receive upon exercise of your conversion rights.

If you are a holder of public shares, you may demand conversion rights either by checking the box on the proxy card or by submitting your request in writing to Harmony’s secretary, at the address listed at the end of this section and delivering your shares as indicated above. If you (i) initially do not vote with respect to the Merger Proposal but then wish to vote for or against it, or (ii) wish to exercise your conversion rights but initially do not check the box on the proxy card providing for the exercise of your conversion rights and do not send a written request to Harmony to exercise your conversion rights, you may request Harmony to send you another proxy card on which you may indicate your intended vote or your intention to exercise your conversion rights. You may make such request by contacting Harmony at the phone number or address listed at the end of this section.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Merger Proposal at the special meeting. If you deliver your shares for conversion to Harmony’s transfer agent and later decide prior to the special meeting not to elect conversion, you may request that Harmony’s transfer agent return the shares (physically or electronically). You may make such request by contacting Harmony’s transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card or written demand of conversion rights must be received by Harmony’s secretary prior to the vote taken on the Merger Proposal at the special meeting.

If a holder of public shares votes for or against the Merger Proposal and demand is properly made as described above, then, if the business combination is consummated, Harmony will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your shares of Harmony Common Stock for cash and will no longer be a stockholder of Harmony upon consummation of the business combination.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the loss of any of your warrants of Harmony that you may hold.

Q.	Do I have appraisal rights if I object to the proposed business combination?	A.	No. Neither Harmony stockholders nor warrant holders have appraisal rights in connection with the business combination under the General Corporation Law of the State of Delaware (“DGCL”).

Q.	What happens to the funds deposited in the trust account after consummation of the business combination?	A.

Harmony shall cause the trust account to be disbursed upon the consummation of the business combination. All liabilities and obligations of Harmony due and owing or incurred shall be paid as and when due, including all amounts payable (i) to holders of public shares who elect to have their public shares converted to cash in accordance with the provisions of Harmony’s charter documents, (ii) for income tax or other tax obligations of Harmony prior to the closing, (iii) as repayment of loans and reimbursement of expenses to directors, officers and initial stockholders of Harmony and (iv) to third parties who have rendered services to Harmony in connection with its operations and efforts to effect a business combination.

Q.	What happens if a substantial number of public stockholders vote in favor of the Merger Proposal and exercise their conversion rights?	A.

Pursuant to Harmony’s amended and restated certificate of incorporation, all holders of public shares may vote in favor of the business combination and still exercise their conversion rights; provided that Harmony may not consummate the business combination if it has less than $5,000,001 of net tangible assets following consummation of the business combination. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of conversions of public shares. With fewer public shares and public stockholders, the trading market for Harmony’s shares following consummation of the business combination may be less liquid than the market for Harmony’s shares of common stock was prior to the business combination and Harmony may not be able to meet the listing standards for Nasdaq or another national securities exchange. Notwithstanding the foregoing, NextDecade is entitled to terminate the Agreement if less than $25,000,000 remains in the trust account following the exercise by the holders of public shares of their right to convert their public shares in accordance with Harmony’s charter documents.

Q.	What happens if the business combination is not consummated?	A.

If the business combination is not consummated by July 27, 2017 or, with NextDecade’s consent, such later date as approved by the stockholders of Harmony, either party may terminate the Agreement. If Harmony is unable to consummate a business combination within the permitted time period, Harmony must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account less taxes payable.

Q.	When do you expect the business combination to be completed?	A.

It is currently anticipated that the business combination will be consummated promptly following the Harmony special meeting which is set for     , 2017; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the business combination, please read the section entitled “The Agreement — Conditions to Closing of the Business Combination.”

Q.	What do I need to do now?	A.

Harmony urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of Harmony. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?	A.

If you are a holder of record of Harmony Common Stock on the record date, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	What vote is required to approve the proposals being presented at the	A.	The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock on the record date.
	special meeting?		The approval of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock on the record date.

The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting.

Abstentions and broker non-votes will have the same effect as a vote “against” the Merger Proposal and the Charter Proposals. With respect to the Adjournment Proposal, if presented, abstentions will have the same effect as a vote “against” such proposal while broker non-votes will have no effect on such proposal. With respect to the Director Election Proposal, abstentions and broker non-votes will have no effect on such proposal.

For more information, please read the sections titled “Special Meeting of Harmony Stockholders — Abstentions and Broker Non-Votes” and “— Vote Required.”

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?	A.

Yes. Stockholders may send a later-dated, signed proxy card so that it is received by Harmony’s transfer agent prior to the vote at the special meeting or attend the special meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Harmony’s transfer agent, which must be received prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with respect to the meeting?	A.

If you fail to take any action with respect to the meeting and the business combination is approved by stockholders and consummated, you will continue to be a stockholder and/or warrant holder of Harmony. As a corollary, failure to vote either for or against the Merger Proposal means you will not have any right in connection with the business combination to exchange your shares for a pro rata share of the funds held in Harmony’s trust account. If you fail to take any action with respect to the meeting and the business combination is not approved, you will continue to be a stockholder and/or warrant holder of Harmony.

Q.	What should I do with my stock and/or warrant certificates?	A.

Harmony warrant holders and those stockholders who do not elect to have their Harmony shares converted into the pro rata share of the trust account need not submit their certificates. Harmony stockholders who exercise their conversion rights must deliver their stock certificates to Harmony’s transfer agent (either physically or electronically) prior to the vote at the meeting in order to properly demand such conversion rights.

Q.	What should I do if I receive more than one set of voting materials?	A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Harmony shares.

Q.	Who can help answer my questions?	A.	If you have questions about the business combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Mr. David D. Sgro Harmony Merger Corp. 777 Third Avenue, 37th Floor New York, New York 10017 Tel: (212) 319-7676 Fax: (212) 319-0760

Or
MacKenzie Partners Inc. 105 Madison Avenue New York, New York 10016 Tel: (800) 322-2885 Fax: (212) 929-0308

You may also obtain additional information about Harmony from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to demand conversion of your shares by delivering your stock (either physically or electronically) to Harmony’s transfer agent at the address below prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination, you should read this entire document carefully, including the Agreement attached as Annex A to this proxy statement. The Agreement is the legal document that governs the business combination and the transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement in the section entitled “The Agreement.”

Parties to the Business Combination

Harmony Merger Corp.

Harmony Merger Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Harmony was incorporated under the laws of Delaware on May 21, 2014.

The mailing address of Harmony’s principal executive office is 777 Third Avenue, 37th Floor, New York, New York 10017 and its telephone number at that address is (212) 319-7676. After the consummation of the transactions, Harmony’s principal executive office will be those of NextDecade located at 3 Waterway Square Place, The Woodlands, Texas 77380.

NextDecade, LLC

NextDecade, LLC is a LNG development company focused on LNG export projects and associated pipelines in the State of Texas. NextDecade’s first proposed LNG export facility, the Rio Grande LNG project located in Brownsville, Texas, along with the associated Rio Bravo pipeline originating in the Agua Dulce market area, is well-positioned among the second wave of U.S. LNG projects. NextDecade was formed under the laws of Delaware as a limited liability company on June 4, 2010.

The mailing address of NextDecade’s principal executive office is 3 Waterway Square Place, The Woodlands, Texas 77380.

The Business Combination

Pursuant to the terms and subject to the conditions of the Agreement, among other things, each of the Blocker Companies will merge with and into Harmony, with Harmony being the surviving entity of the Blocker Mergers, and immediately thereafter Merger Sub will merge with and into NextDecade with NextDecade being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Harmony.

The Closing Consideration

Upon the consummation of the business combination, all of NextDecade’s outstanding membership interests will convert automatically into the right to receive an aggregate of 97,866,510 shares of Harmony Common Stock (subject to an increase in connection with certain potential pre-closing investments by investors as described in the Agreement). Additionally, all issued NextDecade Membership Interests under NextDecade’s Management Incentive Plan (“MIP”) that have not vested immediately prior to the closing of the business combination will convert automatically into the right to receive (A) at closing, an economically-equivalent number of shares of Harmony Common Stock and (B) following the closing and continuing for so long as any such shares remain subject to the transfer and forfeiture restrictions, in the event that any additional shares of Harmony Common Stock are issued, an additional number of shares of Harmony Common Stock (the “Restricted Shares”), in each case that are subject to transfer and forfeiture restrictions that are substantially similar to the transfer and forfeiture restrictions as were applicable to the unvested NextDecade Membership Interests.

The Contingent Consideration

In addition to the consideration described above, the holders of NextDecade Membership Interests and the owners of the Blocker Membership Interests shall, collectively, be entitled to receive four separate tranches of 4,893,326 shares of Harmony Common Stock each (up to 19,573,304 shares in the aggregate) upon the achievement of each of the following milestones:

Milestone 1 — NextDecade or one or more of its subsidiaries receiving a Final Environment Impact Statement issued by the Federal Energy Regulatory Commission by June 30, 2018.

Milestone 2 — The execution by NextDecade or one or more of its subsidiaries of a binding sale and purchase or tolling agreement (with customary conditions precedent) for the sale and purchase of, or the provision of tolling services with respect to, at least 1 million tons of LNG per annum by June 30, 2018.

Milestone 3 — The execution by NextDecade or one or more of its subsidiaries of an engineering procurement and construction contract (with customary conditions precedent) for the construction of the Rio Grande LNG export terminal by December 31, 2018.

Milestone 4 — An affirmative vote of the board of directors of Harmony to make a final investment decision for the Rio Grande LNG or Rio Bravo Pipeline projects by June 30, 2019.

Lock-Up Agreements

Pursuant to the terms and subject to the conditions of the Agreement and certain lock-up agreements to be entered into at the closing, the Members and the Blocker Owners will not be able to sell any of the shares of Harmony Common Stock that they receive as a result of the business combination (subject to limited exceptions) until one hundred and eighty days after the consummation of the business combination. Please read the section entitled “The Merger Proposal — Sale Restriction” for more information.

Escrow Arrangement and Indemnification

To provide a fund for payment to Harmony with respect to its post-closing rights to indemnification under the Agreement for breaches of representations and warranties and covenants by NextDecade (and in certain cases, the Blocker Companies), there will be placed in escrow an aggregate of 3% of the shares of Harmony Common Stock issuable to the Members and the Blocker Owners at closing. Claims for indemnification will be reimbursable to the full extent of the damages in excess of a $5,000,000 deductible (but in no event in excess of the shares of Harmony Common Stock held in escrow).

The shares of Harmony Common Stock in escrow shall be released to the Members and the Blocker Owners, subject to reduction based on shares cancelled for claims ultimately resolved and those still pending resolution at the time of the release, on the first anniversary of the closing of the business combination. In addition, to the extent such indemnification is insufficient, the Blocker Owners of the Blocker Companies merged into Harmony have agreed to indemnify Harmony for damages arising out of or resulting from the breach of representations, warranties or covenants with respect to, or from pre-closing activities of, each Blocker Company of which it is a Blocker Owner in an amount not to exceed the value of the shares of Harmony Common Stock received by such Blocker Owner as merger consideration. Please read the section entitled “The Merger Proposal — Indemnification.”

Conditions to the Closing of the Business Combination

General Conditions

Both Harmony’s and NextDecade’s obligations to consummate the business combination contemplated by the Agreement are conditioned upon, among other things:

•         the Merger Proposal and the Charter Proposals having been duly approved and adopted by the Harmony stockholders by the requisite vote under the laws of Delaware and Harmony’s amended and restated certificate of incorporation;

•         Harmony having net tangible assets of at least $5,000,001 after taking into account holders of public shares that have exercised their right to convert their public shares into cash;

•         all specified waiting periods under the HSR Act shall have expired or been terminated and no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger; and

•         Harmony’s shares shall be approved for listing upon the closing of the business combination on Nasdaq subject to the requirement to have a sufficient number of round lot holders.

In addition, each of Harmony’s and NextDecade’s obligations to consummate the business combination contemplated by the Agreement are conditioned upon, among other things:

•         Except to the extent it does not cause a material adverse effect, the representations and warranties of the other party and of the Blocker Entities being true and correct (without regard to any materiality or material adverse effect qualifier contained therein) as of the date of the Agreement and on and as of the closing and the other party having performed or complied with all agreements and covenants required by the Agreement to be performed or complied with on or prior to the closing, and each of Harmony and NextDecade having received a certificate with respect to the foregoing from the other party; and

•         all necessary consents, waivers and approvals required to be obtained by the other party in connection with the transactions having been received, other than consents, waivers and approvals the absence of which could not reasonably be expected to have a material adverse effect.

NextDecade’s Conditions to Closing

The obligations of NextDecade to consummate and effect the Merger are also subject to the satisfaction or waiver of various conditions, including, among other things:

•         there being no material adverse change affecting Harmony;

•         Harmony shall have been in compliance with the reporting requirements under the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended;

•         certain persons shall have resigned from all of their positions and offices with Harmony and Merger Sub;

•         the Registration Rights Agreement (described below) shall have been executed and delivered and shall be in full force and effect;

•         Harmony shall have arranged for funds remaining in the trust account to be dispersed to NextDecade and certain other parties upon the closing of the business combination;

•         no less than $25,000,000 remains in the trust account following the exercise by the holders of public shares of their right to convert their public shares held by them into a pro rata share of the trust account in accordance with Harmony’s charter documents; and

•         Harmony shall have terminated certain finder fee agreements.

Harmony’s Conditions to Closing

The obligations of Harmony and Merger Sub to consummate the business combination and transactions contemplated by the Agreement also are conditioned upon each of the following, among other things:

•         there being no material adverse change affecting NextDecade;

•         the lock-up agreements shall have been executed and delivered by the parties thereto; and

•         (i) all outstanding indebtedness owned by any insider of NextDecade shall have been repaid in full; (ii) all guaranteed or similar arrangements pursuant to which NextDecade has guaranteed the payment or performance of any obligations of any NextDecade insider to a third party shall have been terminated; and (iii) no NextDecade insider shall own any direct equity interests in any subsidiary of NextDecade or in any other entity that is controlled, directly or indirectly, by NextDecade that utilizes in its name “NextDecade” or any derivative thereof.

Termination of the Agreement

The Agreement may be terminated at any time, but not later than the closing, as follows:

•         by mutual written agreement of Harmony and NextDecade;

•         by either Harmony or NextDecade if the transactions are not consummated on or before July 27, 2017 or, with NextDecade’s prior consent, such later date as approved by Harmony’s stockholders, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions to be consummated before such date and such action or failure to act is a breach of the Agreement;

•         by either Harmony or NextDecade if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions, which order, decree, ruling or other action is final and nonappealable;

•         by either Harmony or NextDecade if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•         by either Harmony or NextDecade if, at the Special Meeting (including any adjournments thereof), the Merger Proposal and the Charter Proposals are not duly approved and adopted by the stockholders of Harmony by the requisite vote under the DGCL and the Harmony charter documents;

•         by either Harmony or NextDecade if the transactions shall fail to be approved by holders of Harmony’s public shares or Harmony has less than $5,000,001 of net tangible assets after taking into account holders of public shares seeking conversion rights;

•         by NextDecade if less than $25,000,000 remains in Harmony’s trust account following the exercise by the holders of public shares of their right to convert their public shares into a pro rata share of the trust account in accordance with Harmony’s charter documents; or

•         by NextDecade if the board of directors of Harmony or any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to NextDecade), or propose to withdraw (or modify in a manner adverse to NextDecade), the Harmony board of director’s recommendation that the holders of Harmony Common Stock vote in favor of the adoption of the Agreement and the approval of the Merger.

If permitted under applicable law, either Harmony or NextDecade may waive any inaccuracies in the representations and warranties made to such party contained in the Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Agreement. However, the condition requiring that Harmony have at least $5,000,001 of net tangible assets may not be waived by Harmony, due to applicable laws.

The existence of the financial and personal interests of the Harmony directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Harmony and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation. Please read the section entitled “Risk Factors” for a fuller discussion of this and other risks.

Tax Consequences of the Transactions

Harmony has received an opinion from its counsel, Graubard Miller, that, for U.S. federal income tax purposes:

•         No gain or loss will be recognized by stockholders of Harmony who do not elect conversion of their public shares; and

•         A stockholder of Harmony who exercises conversion rights and effects a termination of the stockholder’s interest in Harmony will be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of Harmony Common Stock for cash, if such shares were held as a capital asset on the date of the business combination. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Harmony Common Stock.

The tax opinion is attached to this proxy statement as Annex D. Graubard Miller has consented to the use of its opinion in this proxy statement. For a description of the material U.S. federal income tax consequences of the merger, please read the information set forth in “The Merger Proposal — Material Federal Income Tax Consequences of the Transactions to Harmony and its Stockholders.”

Anticipated Accounting Treatment

The post-merger accounting will be determined by which entity is deemed the accounting acquirer. Harmony relied upon FASB ASC paragraphs 805-10-55-11 through 55-15 to make its determination of the acquirer for accounting purposes and believes NextDecade will be the accounting acquirer based on: (i) NextDecade owners’ preponderance of voting rights (at least 87%) in the combined entity after the business combination, (ii) the preponderance of representation of NextDecade board members on the combined entity’s board (7 of 9 total board members), (iii) the replacement of Harmony’s management team with NextDecade’s management team after the business combination, and (iv) NextDecade’s preponderance in relative size as evaluated by investment and valuation. Therefore, the mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction. Accordingly, the assets and liabilities and the historical operations that will be reflected in the combined company financial statements after the consummation of the mergers will be those of NextDecade and will be recorded at the historical cost basis of NextDecade. Harmony’s assets, liabilities and results of operations will be consolidated with those of NextDecade upon the consummation of the business combination.

Regulatory Matters

The transactions contemplated by the Agreement are not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the applicable state offices necessary to effectuate the Blocker Mergers and the Merger. On May 8, 2017, the FTC granted early termination of the 30-day waiting period under the HSR Act, with respect to the business combination. The grant of early termination has the effect of satisfying the HSR Act condition under the Agreement.

Closing the Business Combination

The parties plan to complete the business combination promptly after the Harmony special meeting, provided that:

•         Harmony’s stockholders have approved the Merger Proposal and the Charter Proposals;

•         Harmony has net tangible assets of at least $5,000,001 after taking into account holders of public shares exercising their conversion rights; and

•         the other conditions specified in the Agreement have been satisfied or waived.

Interests of Harmony’s Directors, Officers and Others in the Business Combination

When you consider the recommendation of Harmony’s board of directors in favor of approval of the Merger Proposal, you should keep in mind that Harmony’s initial stockholders, including its directors, executive officers and special advisor, have interests in such proposal that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•         If the business combination with NextDecade or another business combination is not consummated by July 27, 2017 or such later date as approved by Harmony’s stockholders, Harmony will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 3,026,250 initial shares held by Harmony’s initial stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Harmony’s initial public offering, would be worthless because Harmony’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $       based upon the closing price of $       per share on Nasdaq on       , 2017.

•         The Harmony initial stockholders purchased an aggregate of 508,500 private units from Harmony for an aggregate purchase price of $5,085,000 (or $10.00 per unit). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Harmony received from these purchases were placed in the trust account. Such units had an aggregate market value of $       based upon the closing price of $       per unit on Nasdaq on       , 2017. The purchasers waived the right to participate in any redemption or liquidation distribution with respect to such private units. Accordingly, the private units and underlying securities will become worthless if Harmony does not consummate a business combination within the required time period.

•         The transactions contemplated by the Agreement provide that Eric S. Rosenfeld and David D. Sgro will be directors of Harmony following the business combination (assuming they are elected at this meeting). As such, in the future each may receive cash fees, stock options or stock awards that the Harmony board of directors determines to pay to its directors.

•         If Harmony is unable to complete a business combination within the required time period, Mr. Rosenfeld will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Harmony for services rendered or contracted for or products sold to Harmony, but only if such a vendor or target business has not executed a trust account waiver agreement.

•         Harmony’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Harmony’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Harmony fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Harmony may not be able to reimburse these expenses if the transactions, or another business combination, is not completed by the required date. As of     , 2017, Harmony’s officers, directors, initial stockholders and their affiliates had not incurred any unpaid reimbursable expenses but may do so prior to the special meeting.

•         Since its inception, Harmony’s officers, directors and special advisor have made loans from time to time to Harmony to fund working capital requirements (excluding loans made to extend the time period Harmony has to complete a business combination). As of the date of this proxy statement, an aggregate of approximately $223,600 principal amount of these loans is outstanding. These loans are evidenced by non-interest bearing notes, all of which are convertible at the lenders’ election upon the consummation of an initial business combination into units of Harmony, at a price of $10.00 per unit. If Harmony’s officers and directors converted the full amount of the notes into units, it would result in them being issued an aggregate of 22,360 shares of common stock and 22,360 warrants of Harmony. If the business combination is not consummated, the notes will not be repaid or converted and will be forgiven.

•         In connection with Harmony obtaining the extension of time to complete an initial business combination, the initial stockholders and NextDecade have loaned Harmony an aggregate of approximately $1,210,500 for the contributions necessary to secure such extension. These loans are evidenced by non-interest bearing notes. If the business combination is not consummated, the notes will not be repaid and will be forgiven.

•         If Harmony is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Mr. Rosenfeld has agreed to advance Harmony the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Harmony or its securities, the Harmony initial stockholders, NextDecade or the Members, the Blocker Owners and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Harmony’s common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the outstanding shares of Harmony Common Stock on the record date vote in its favor or to decrease the number of public shares that were being converted to cash. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Harmony initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Harmony’s Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the transactions to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Merger Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement, other than as described above, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Harmony will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Merger Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Reasons for the Approval of the Business Combination

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — Harmony’s Board of Directors’ and Special Advisors’ Reasons for Approval of the Transactions,” Harmony’s board of directors concluded that the business combination met all of the requirements disclosed in the prospectus for its initial public offering, including that the business of NextDecade had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Agreement.

Impact of the Business Combination on Harmony’s Public Float

As a result of the transactions, assuming that no stockholders of Harmony elect to convert their public shares into cash as permitted by Harmony’s amended and restated certificate of incorporation, the former Blocker Membership Interest and NextDecade Membership Interest holders will own approximately 87.0% of the Harmony Common Stock to be outstanding immediately after the business combination and the current Harmony stockholders will own approximately 13.0% of the Harmony Common Stock.

Description of Fairness Opinion of Cassel Salpeter

Harmony engaged Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to render an opinion as to (i) the fairness, from a financial point of view, to Harmony of the consideration to be paid by Harmony in the business combination pursuant to the Agreement and (ii) whether NextDecade had a fair market value equal to at least 80% of the balance of funds in the trust account. Cassel Salpeter is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. Harmony’s board of directors decided to use the services of Cassel Salpeter because it is a recognized investment banking firm that has substantial experience in similar matters, and has rendered similar services to other blank check companies including three entities for whom Messrs. Rosenfeld and Sgro have served as directors.

Cassel Salpeter rendered its oral opinion to Harmony’s board of directors on April 10, 2017 (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date) that, as of April 10, 2017, (i) the consideration to be paid by Harmony in the business combination pursuant to the Agreement was fair, from a financial point of view, to Harmony and (ii) NextDecade had a fair market value equal to at least 80% of the balance of funds in the trust account.

The amount of the consideration to be paid pursuant to the Agreement was determined pursuant to negotiations between Harmony and NextDecade and not pursuant to recommendations of Cassel Salpeter.

The opinion was provided for the use and benefit of the Harmony board in connection with its consideration of the business combination and only addressed (i) the fairness, from a financial point of view, to Harmony of the consideration to be paid by Harmony in the business combination pursuant to the Agreement and (ii) whether NextDecade had a fair market value equal to at least 80% of the balance of funds in the trust account, in each case as of the date of the opinion, and did not address any other aspect or implication of the business combination.

The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed business combination.

Appraisal Rights

Harmony stockholders (including the initial stockholders) and Harmony warrant holders do not have appraisal rights in connection with the business combination under the DGCL.

Other Proposals

In addition to the proposal to approve and adopt the Agreement and the business combination — the Merger Proposal — Harmony stockholders will be asked to vote on:

The Charter Amendment Proposals — To consider and vote vote on separate proposals to approve amendments to the amended and restated certificate of incorporation of Harmony, effective following the business combination, to:

•         change the name of Harmony from “Harmony Merger Corp.” to “NextDecade Corporation”;

•         increase the number of authorized shares of Harmony Common Stock from 27,500,000 shares to      shares;

•         prohibit action of stockholders by written consent;

•         provide the Blocker Managers and certain of their affiliates with certain rights including Harmony’s renunciation of its interest or any expectancy Harmony may have in certain corporate opportunities;

•         designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions; and

•         remove provisions that will no longer be applicable to Harmony after the business combination.

A copy of the amended and restated certificate of incorporation of Harmony is attached to the accompanying proxy statement as Annex C.

The Director Election Proposal — To elect nine directors who, upon consummation of the business combination, will be the directors of Harmony.

The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary or appropriate, to consummate the business combination.

Quorum and Vote of Harmony Stockholders

A quorum of Harmony stockholders is necessary to hold a valid meeting. A quorum will be present at the Harmony special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Harmony initial stockholders hold approximately 24.2% of the outstanding shares of Harmony Common Stock, none of which are public shares. Such shares, as well as any shares of common stock acquired in the open market by the Harmony initial stockholders, are expected to be voted in favor of the proposals presented at the special meeting. The proposals presented at the special meeting will require the following votes:

The Merger Proposal — The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock on the record date. There are currently 14,589,415 shares of Harmony Common Stock outstanding. The business combination will not be consummated if Harmony has less than $5,000,001 of net tangible assets after taking into account holders of public shares that have properly demand conversion of their public shares into cash.

The Charter Amendment Proposals — The approval of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock on the record date.

The Director Election Proposal — The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting.

“Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

The Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting.

Abstentions and broker non-votes will have the same effect as a vote “against” the Merger Proposal and the Charter Proposals. With respect to the Adjournment Proposal, if presented, abstentions will have the same effect as a vote “against” such proposals while broker non-votes will have no effect on such proposals. With respect to the Director Election Proposal, abstentions and broker non-votes will have no effect on such proposal.

Under the Agreement, the approval of each of the Merger Proposal and the Charter Proposals is a condition to the consummation of the business combination.

Harmony Initial Stockholders

As of the record date for the Harmony special meeting, Harmony’s initial stockholders beneficially owned and were entitled to vote an aggregate of 3,026,250 shares that were issued prior to Harmony’s initial public offering (“initial shares”) and an aggregate of 508,500 shares of common stock underlying private units that were issued simultaneously with Harmony’s initial public offering. The initial shares and the shares of common stock underlying private units held by the Harmony initial stockholders currently constitute approximately 24.2% of the outstanding shares of Harmony’s common stock.

In connection with the initial public offering, each of the Harmony initial stockholders agreed to vote the initial shares, the shares included in the private units, as well as any shares of common stock acquired in the aftermarket, in favor of the Merger Proposal. Eric S. Rosenfeld and David D. Sgro have agreed, and the other Harmony initial stockholders have indicated that they intend, to vote their shares in favor of all other proposals being presented at the meeting. The initial shares and shares included in the private units have no conversion rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Harmony.

In connection with the initial public offering, the Harmony initial stockholders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until with respect to 50% of the initial shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of Harmony’s common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of the initial shares, one year after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to the initial business combination, the combined company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Date, Time and Place of Special Meeting of Harmony’s Stockholders

The special meeting of the stockholders of Harmony will be held at      :00 a.m., Eastern time, on     , 2017, at the offices of Graubard Miller, Harmony’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, to consider and vote upon the Merger Proposal, the Charter Proposals, the Director Election Proposal and/or if necessary, the Adjournment Proposal.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Harmony Common Stock at the close of business on     , 2017, which is the record date for the special meeting. Stockholders will have one vote for each share of Harmony Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Harmony warrants do not have voting rights. On the record date, there were 14,589,415 shares of Harmony Common Stock outstanding, of which 11,004,665 were public shares.

Conversion Rights

Pursuant to Harmony’s amended and restated certificate of incorporation, a holder of public shares may demand that Harmony convert such shares into cash if the business combination is consummated; provided that Harmony may not consummate the business combination if it has less than $5,000,001 of net tangible assets following consummation of the business combination.

Holders of public shares will be entitled to receive cash for these shares only if they:

•         affirmatively vote either for or against the Merger Proposal; and

•         demand that Harmony convert their shares into cash no later than the close of the vote on the Merger Proposal by delivering their stock to Harmony’s transfer agent prior to the vote at the meeting.

If the transactions are not completed, these shares will not be converted into cash. If a holder of public shares properly demands conversion and votes for or against the Merger Proposal, and the business combination is consummated, Harmony will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. It is anticipated that this would amount to approximately $10.35 per share calculated as of two business days prior to the consummation of the business combination. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Harmony Common Stock for cash and will no longer own the shares. Please read the section entitled “Special Meeting of Harmony Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Holders of Harmony warrants will not have conversion rights with respect to such warrants.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Harmony has hired MacKenzie Partners Inc. to assist in the proxy solicitation process.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Harmony Stockholders — Revoking Your Proxy.”

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Harmony is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the business combination.

Harmony’s consolidated balance sheet data as of March 31, 2017, March 31, 2016, December 31, 2016, 2015 and 2014 and consolidated statement of operations data for the quarters ended March 31, 2017, March 31, 2016 and the years ended December 31, 2016, 2015 and for the period from May 21, 2014 (inception) through December 31, 2014 are derived from Harmony’s financial statements included in this proxy statement beginning on page F-1.

NextDecade’s consolidated balance sheet data as of March 31, 2017, March 31, 2016, December 31, 2016 and December 31, 2015 and consolidated statement of operations data for the quarters ended March 31, 2017, March 31, 2016 and the years then ended are derived from NextDecade’s financial statements included in this proxy statement beginning on page F-32.

The information is only a summary and should be read in conjunction with each of Harmony’s and NextDecade’s consolidated financial statements and related notes, “Capitalization” and “Other Information Related to Harmony — Harmony’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “NextDecade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Harmony or NextDecade.

Selected Financial Information — Harmony

	March 31, 2017	March 31, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Balance Sheet Data:	(unaudited)	(unaudited)
Total assets	$113,120,560	$117,551,889	$117,551,889	$117,812,946	$116,885
Total liabilities	$5,330,114	$4,515,900	$4,515,900	$4,342,259	$93,208
Common stock subject to possible conversion	$102,790,445	$108,035,987	$108,035,987	$108,043,938	$—
Total stockholders’ equity	$5,000,001	$5,000,002	$5,000,002	$5,426,749	$23,677

	March 31, 2017	March 31, 2016	December 31, 2016	December 31, 2015	December 31, 2014
Income Statement Data:	(unaudited )	(unaudited )
Revenue	$—	$—	$—	$—	$—
Interest income	$135,094	$46,096	$254,870	$75,344	$1
Net loss	$(182,212)	$(156,205)	$(434,698)	$(263,187)	$(1,323)
Basic and diluted net loss per share	$(0.04)	$(0.03)	$(0.10)	$(0.06)	$(0.00)
Weighted average shares outstanding, basic and diluted	4,454,370	4,498,966	4,499,001	4,061,847	2,643,750

SELECTED FINANCIAL INFORMATION — NEXTDECADE

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014
Statement of Operations Data:	(unaudited )	(unaudited )
Operating expenses:
Selling, general and administrative	$2,155	$1,631	$7,300	$7,109	$2,475
Land option expenses	236	146	596	584	337
Depreciation and amortization	26	22	100	80	74
Impairment loss on capital projects	—	506	506	—	—
Total operating expenses	2,417	2,305	8,502	7,773	2,886
Total operating loss	(2,417)	(2,305)	(8,502)	(7,773)	(2,886)
Other income (expense)
Foreign exchange loss	(8)	(5)	(19)	(15)	—
Loss on asset disposition	—	—	—	—	(1)
Interest income (expense)	37	7	82	24	(1)
Total other income (expense)	29	2	63	9	(2)
Net loss	$(2,388)	$(2,303)	$(8,439)	$(7,764)	$(2,888)

Cash Flow Data:
Net cash provided by operating activities	$(3,317)	$(2,416)	$(7,196)	$(6,230)	$(2,201)
Net cash used in investing activities	(3,513)	(4,798)	(7,407)	(50,213)	(392)
Net cash provided by financing activities	100	—	—	83,214	2,934

Balance Sheet Data:
Cash	$5,794	$19,913	$12,524	$27,127	$356
Restricted cash	—	17,007	—	17,003	—
Investments	5,018	—	4,997	—	—
Accounts receivable	—	—	—	—	40
Prepaid expenses and other current assets	3,140	794	1,674	888	373
Total current assets	13,952	37,714	19,195	45,018	769
Total property and equipment, net	59,367	42,056	56,233	36,879	1,369
Other assets	349	699	349	699	27
Total assets	$73,668	$80,469	$75,777	$82,596	$2,165
Current liabilities	4,837	4,208	4,934	4,032	1,051
Non-current compensation liabilities	3,015	2,000	2,745	2,000	—
Total liabilities	7,852	6,208	7,679	6,032	1,051
Members’ equity	65,816	74,261	68,098	76,564	1,114
Total liabilities and members’ equity	$73,668	$80,469	$75,777	$82,596	$2,165

____________

(*)      Harmony is a C-corp under the Internal Revenue Code of 1986, as amended, and, as a result, is subject to U.S. federal, state and local income taxes. Although NextDecade is subject to franchise tax in the State of Delaware (at less than 1% of modified pre-tax earnings), as a partnership, it generally passes through its taxable income to its owners for other income tax purposes and is not subject to U.S. federal income taxes or other state or local income taxes.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL INFORMATION

Harmony is providing the following unaudited pro forma condensed consolidated combined financial information to aid you in your analysis of the financial aspects of the business combination.

The unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2017 and for the year ended December 31, 2016 combine the historical consolidated statements of operations of Harmony and the historical consolidated statements of operations of NextDecade, giving effect to the following transactions as if they had been consummated on January 1, 2016, the beginning of the earliest period presented. The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2017 combines the historical consolidated balance sheet of Harmony and the historical condensed consolidated balance sheet of NextDecade, giving effect to the following transactions as if they had been consummated on March 31, 2017:

•         the mergers of the Blocker Companies with and into Harmony, with Harmony being the surviving entity;

•         the merger of Merger Sub with and into NextDecade, with NextDecade being the surviving entity and becoming a wholly-owned subsidiary of Harmony;

•         all membership interests of NextDecade and all ownership interests in each of the Blocker Companies being canceled in exchange for the right to receive an aggregate of 97,866,510 shares of Harmony Common Stock, plus the right to receive an additional 4,893,326 shares (up to 19,573,304 shares in the aggregate) of Harmony Common Stock upon the achievement by NextDecade of each of four milestones described herein and in the Agreement; and

•         the disbursement of the trust account.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated combined financial statements to give pro forma effect to events that are: (1) directly attributable to the business combination; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on Harmony’s results following the completion of the business combination.

The unaudited pro forma condensed consolidated combined financial statements have been developed from and should be read in conjunction with:

•         the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements;

•         the historical audited financial statements of Harmony as of December 31, 2016, included elsewhere in this proxy statement;

•         the historical consolidated audited financial statements of NextDecade as of and for the year ended December 31, 2016, included elsewhere in this proxy statement; and

•         other information relating to Harmony and NextDecade contained in this proxy statement.

Under Harmony’s amended and restated certificate of incorporation, public stockholders have the right to convert, upon the closing of the business combination, their public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (as of two business days prior to the closing of the business combination). For illustrative purposes, based on the fair value of marketable securities held in the trust account as of March 31, 2017 of approximately $112,865,059, the estimated per share redemption price would have been approximately $10.26.

The post-merger accounting will be determined by which entity is deemed the accounting acquirer. Harmony relied upon FASB ASC paragraphs 805-10-55-11 through 55-15 to make its determination of the acquirer for accounting purposes and believes NextDecade will be the accounting acquirer based on: (i) NextDecade owners’ preponderance of voting rights (at least 87%) in the combined entity after the business combination, (ii) the preponderance of representation of NextDecade board members on the combined entity’s board (7 of 9 total board members), (iii) the replacement of Harmony’s management team with NextDecade’s management team after the business combination, and (iv) NextDecade’s preponderance in relative size as evaluated by investment and valuation. Therefore, the mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction. Accordingly, the assets and liabilities and the historical operations that will be reflected in the combined company financial statements after the consummation of the mergers will be those of NextDecade and will be recorded at the historical cost basis of NextDecade. Harmony’s assets, liabilities and results of operations will be consolidated with those of NextDecade upon the consummation of the business combination.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed consolidated combined financial statements are described in the accompanying notes. The unaudited pro forma condensed consolidated combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination and the other related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated combined financial statements do not purport to project the future operating results or financial position of Harmony following the completion of the business combination and the other related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed consolidated combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Harmony Merger Corp.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations
Year Ended December 31, 2016
(in thousands)

	(a) Harmony	(b) NextDecade	Adjustments for Merger and Maximum Conversions	Pro forma Unaudited, Combined (Assuming Maximum Conversions)	Adjustments for Conversions Needed to Avoid Termination	Pro forma, Unaudited Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments Assuming No Conversions	Pro forma, Unaudited, Combined Assuming No Conversions
Operating expenses
Selling, general and administrative	$540	$7,300	$—	$7,840	$—	$7,840	$—	$7,840
General and administrative – related party	150	—	—	150	—	150	—	150
Land option expenses	—	596	—	596	—	596	—	596
Depreciation and amortization	—	100	—	100	—	100	—	100
Impairment loss on capital projects	—	506	—	506	—	506	—	506
Total operating expenses	690	8,502	—	9,192	—	9,192	—	9,192
Total operating loss	(690)	(8,502)	—	(9,192)	—	(9,192)	—	(9,192)
Other income (expense)
Foreign exchange loss	—	(19)	—	(19)	—	(19)	—	(19)
Interest income (expense)	255	82	—	337	—	337	—	337
Total other income (expense)	255	63	—	318	—	318	—	318
Net income (loss)	$(435)	$(8,439)	$—	$(8,873)	$—	$(8,873)	$—	$(8,873)

Basic Share Count	14,589,415	—	87,828,493	102,417,908	1,466,945	103,884,853	8,571,072	112,455,925

Fully Diluted Share Count	14,589,415	—	87,828,493	102,417,908	1,466,945	103,884,853	8,571,072	112,455,925

Basic Earnings (Loss) per Share	$(0.03)	$—	$(0.06)	$(0.09)	$(0.00)	$(0.09)	$0.01	$(0.08)
Fully Diluted Earnings (Loss) per Share	$(0.03)	$—	$(0.06)	$(0.09)	$(0.00)	$(0.09)	$0.01	$(0.08)

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed consolidated combined financial statements are described in the accompanying notes. The unaudited pro forma condensed consolidated combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination and the other related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated combined financial statements do not purport to project the future operating results or financial position of Harmony following the completion of the business combination and the other related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed consolidated combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Harmony Merger Corp.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations
Three Months Ended March 31, 2017
(in thousands)

	(a) Harmony	(b) NextDecade	Adjustments for Merger and Maximum Conversions	Pro forma Unaudited, Combined (Assuming Maximum Conversions)	Adjustments for Conversions Needed to Avoid Termination	Pro forma, Unaudited Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments Assuming No Conversions	Pro forma, Unaudited, Combined Assuming No Conversions
Operating expenses
Selling, general and administrative	$267	$2,155	$—	$2,422	$—	$2,422	$—	$2,422
General and administrative – related party	50	—	—	50	—	50	—	50
Land option expenses	—	236	—	236	—	236	—	236
Depreciation and amortization	—	26	—	26	—	26	—	26
Impairment loss on capital projects	—	—	—	—	—	—	—	—
Total operating expenses	317	2,417	—	2,734	—	2,734	—	2,734
Total operating loss	(317)	(2,417)	—	(2,734)	—	(2,734)	—	(2,734)
Other income (expense)
Foreign exchange loss	—	(8)	—	(8)	—	(8)	—	(8)
Interest income (expense)	135	37	—	172	—	172	—	172
Total other income (expense)	135	29	—	164	—	164	—	164
Net income (loss)	$(182)	$(2,388)	$—	$(2,570)	$—	$(2,570)	$—	$(2,570)

Basic Share Count	14,589,415	—	87,828,493	102,417,908	1,466,945	103,884,853	8,571,072	112,455,925

Fully Diluted Share Count	14,589,415	—	87,828,493	102,417,908	1,466,945	103,884,853	8,571,072	112,455,925

Basic Earnings (Loss) per Share	$(0.01)	$—	$(0.02)	$(0.03)	$0.01	$(0.02)	$—	$(0.02)
Fully Diluted Earnings (Loss) per Share	$(0.01)	$—	$(0.02)	$(0.03)	$0.01	$(0.02)	$—	$(0.02)

Harmony Merger Corp.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet
As of March 31, 2017
(in thousands)

	(Harmony	NextDecade	Adjustments for Merger and Maximum Conversions	Pro forma Unaudited, Combined (Assuming Maximum Conversions)	Adjustments for Conversions Needed to Avoid Termination	Pro forma, Unaudited Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments Assuming No Conversions	Pro forma, Unaudited, Combined Assuming No Conversions
ASSETS
Current assets
Cash and equivalents	$197	$5,794	$4,724	$10,715	$14,316	$25,031	$83,472	$108,503
Investments	—	5,018	—	5,018	—	5,018	—	5,018
Prepaid expenses and other current assets	59	3,140	—	3,199	—	3,199	—	3,199
Investment held in Trust Account	112,865	—	(112,865)	—	—	—	—	—
Total current assets	113,121	13,952	(108,141)	18,932	14,316	33,248	83,472	116,720
Noncurrent assets
Property, plant and equipment, net	—	59,367	—	59,367	—	59,367	—	59,367
Other assets	—	349	—	349	—	349	—	349
Total assets	$113,121	$73,668	$(108,141)	$78,648	$14,316	$92,964	$83,472	$176,436

LIABILITY AND EQUITY
Current liabilities
Accounts payable	$373	$952	$—	$1,325	$—	$1,325	$—	$1,325
Accrued liabilities and other current liabilities	—	3,885	—	3,885	—	3,885	—	3,885
Total current liabilities	373	4,837	—	5,210	—	5,210	—	5,210
Noncurrent liabilities
Deferred underwriters fee	4,325	—	(4,325)	—	—	—	—	—
Note payable to stockholder	633	—	(633)	—	—	—	—	—
Compensation liabilities	—	3,015	—	3,015	—	3,015	—	3,015
Total liabilities	5,331	7,852	(4,958)	8,225	—	8,225	—	8,225
Common Stock, subject to possible conversion; 10,573,050 shares at conversion value (at redemption value approximately $10.218/share)	102,790	—	(102,790)	—	—	—	—	—
MEMBERS’ EQUITY/STOCKHOLDERS’ EQUITY
Owners’ equity	—	88,517	(88,517)	—	—	—	—	—
Preferred stock, $.0001 par value, 1,000,000 authorized, 0 outstanding	—	—	—	—	—	—	—	—
Common stock, $.0001 par value; Authorized 27,500,000 shares, 4,511,700 issued and outstanding (excluding 10,573,050 that are shares subject to possible conversion)	—	—	—	—	—	—	—	—
			10	10	—	10	—	10
Additional paid-in capital	5,881	—	(393)	5,488	14,316	19,804	83,472	103,276
			88,507	88,507	—	88,507	—	88,507
Accumulated deficit	(881)	(22,679)	—	(23,560)	—	(23,560)	—	(23,560)
Accumulated other comprehensive loss	—	(22)	—	(22)	—	(22)	—	(22)
Total Equity	5,000	65,816	(393)	70,423	14,316	84,739	83,472	168,211
Total Liabilities and Equity	$113,121	$73,668	$(108,141)	$78,648	$14,316	$92,964	$83,472	$176,436

CAPITALIZATION

The following table sets forth:

•         the capitalization of each of Harmony and NextDecade on historical basis as of March 31, 2017, and

•         the capitalization of Harmony on a pro forma basis as of March 31, 2017, after giving effect to the business combination and assuming at the special meeting (i) maximum conversion of Harmony’s public shares, (ii) minimum conversion of Harmony public shares needed to avoid termination of the Agreement, and (iii) no conversion of Harmony public shares.

Please refer to the historical financial statements of Harmony and NextDecade and the related notes included elsewhere in this proxy statement, as well as the section entitled “Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information.”

	March 31, 2017
	Historical		Pro Forma
	Harmony	NextDecade	Assuming Maximum Conversion	Assuming Conversions Needed to Avoid Termination	Assuming No Conversions
Long-term liabilities
Deferred underwriters fee	4,325	—	—	—	—
Harmony note payable to stockholder	633	—	—	—	—
Compensation liabilities	—	3,015	3,015	3,015	3,015
	$4,958	$3,015	$3,015	$3,015	$3,015
Common Stock, subject to possible conversion	102,790	—	—	—	—
Owners’ equity	—	65,816	—	—	—
Stockholders’ equity	5,000	—	70,423	84,739	168,211
Total stockholders’ and owners’ equity	5,000	65,816	70,423	84,739	168,211
Total capitalization	$112,748	$68,831	$73,458	$87,754	$171,226

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement.

Risks Related to NextDecade’s Business and Operations Following the Business Combination

The value of your investment in Harmony following consummation of the business combination will be subject to the significant risks affecting NextDecade and inherent in the liquefied natural gas industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to NextDecade unless the context clearly indicates otherwise.

NextDecade is in the process of developing liquefied natural gas (“LNG”) liquefaction and export projects, and the success of such projects is unpredictable; as such, positive cash flows and even revenues will be several years away, if they occur at all.

NextDecade is the sole owner of Rio Grande LNG, LLC (“Rio Grande LNG”) and Rio Bravo Pipeline Company, LLC (“Rio Bravo Pipeline Company”), companies which, subject to an affirmative vote of the board of directors of Harmony to make a final investment decision (“FID”) to construct the Rio Grande LNG and Rio Bravo Pipeline projects, intend respectively to construct a 27 mtpa natural gas liquefaction plant located in the Port of Brownsville, Texas (the “Rio Grande LNG Terminal”) and a 137-mile long pipeline connecting the Rio Grande LNG Terminal to the Agua Dulce gas hub (the “Rio Bravo Pipeline” and, together with the Rio Grande LNG Terminal, the “Project”), respectively. NextDecade is not expected to generate cash flow, or even obtain revenues, unless and until the Project is operational, which will be at least five years away, and, accordingly, distributions to investors may be limited, delayed, or non-existent.

NextDecade’s cash flow and consequently its ability to distribute earnings is solely dependent upon the revenues Rio Grande LNG and Rio Bravo Pipeline Company receive from the Project and the transfer of funds by Rio Grande LNG and Rio Bravo Pipeline Company to NextDecade in the form of distributions or otherwise. Rio Grande LNG’s and Rio Bravo Pipeline Company’s ability to complete the Project, as discussed further below, will be dependent upon, among other things, their, their subsidiaries’ and NextDecade’s ability to obtain necessary regulatory approvals and raise the capital necessary to fund the development of the project.

The ability of NextDecade to pay dividends following the business combination is almost entirely dependent upon its ability to complete the Project and generate cash and net operating income from operations. NextDecade does not expect to generate any revenues until the completion of construction of the first phase of the Project. Upon such completion, financing and numerous other factors affecting the Project may reduce cash flow from NextDecade. As a result, NextDecade may not make distributions of any amount or any distributions may be delayed.

Substantially all of NextDecade’s anticipated revenue will be dependent upon the Project. Due to NextDecade’s lack of asset diversification, adverse developments at or affecting the Project would have a significantly greater impact on NextDecade’s financial condition and results of operations than if NextDecade maintained a more diverse portfolio of assets.

NextDecade will be required to seek additional debt and equity financing in the future to complete the Project, and may not be able to secure such financing on acceptable terms, or at all.

Since NextDecade will be unable to generate any revenue from its operations and expects to be in the development or construction stage for multiple years, NextDecade will need additional financing to provide the capital required to execute its business plan. NextDecade will need significant funding to develop and construct the Project as well as for working capital requirements and other operating and general corporate purposes.

There can be no assurance that NextDecade will be able to raise sufficient capital on acceptable terms, or at all. If sufficient capital is not available on satisfactory terms, NextDecade may be required to delay, scale back or eliminate the development of business opportunities, and its operations and financial condition may be adversely affected to a significant extent.

Debt financing, if obtained, may involve agreements that include liens on Project assets and covenants limiting or restricting the ability to take specific actions, such as paying dividends or making distributions, incurring additional debt, acquiring or disposing of assets and increasing expenses. Debt financing would also be required to be repaid regardless of NextDecade’s operating results.

In addition, the ability to obtain financing for the proposed Project is expected to be contingent upon, among other things, NextDecade’s ability to enter into sufficient long-term commercial agreements prior to the commencement of construction For additional information regarding NextDecade’s ability to enter into sufficient long-term commercial agreements, see “— NextDecade’s ability to generate cash is substantially dependent upon it entering into satisfactory contracts with third parties and the performance of those third parties under those contracts.”

NextDecade may be subject to risks related to doing business in, and having counterparties based in, foreign countries.

NextDecade may engage in operations or make substantial commitments to and investments in, and enter into agreements with, counterparties located outside the United States (the “U.S.”), which would expose NextDecade to political, governmental, and economic instability and foreign currency exchange rate fluctuations.

Any disruption caused by these factors could harm NextDecade’s business, results of operations, financial condition, liquidity and prospects. Risks associated with potential operations, commitments and investments outside of the U.S. include but are not limited to risks of:

•         currency exchange restrictions and currency fluctuations;

•         war or terrorist attack;

•         expropriation or nationalization of assets;

•         renegotiation or nullification of existing contracts;

•         changing political conditions;

•         changing laws and policies affecting trade, taxation, and investment;

•         duplicative taxation by different governments;

•         general hazards associated with the assertion of sovereignty over areas in which operations are conducted, transactions occur or counterparties are located; and

•         the unexpected credit rating downgrade of countries in which NextDecade’s LNG customers are based.

As NextDecade’s reporting currency is the U.S. dollar, any operations conducted outside the U.S. or transactions denominated in foreign currencies would face additional risks of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. In addition, NextDecade would be subject to the impact of foreign currency fluctuations and exchange rate changes on its financial reports when translating its assets, liabilities, revenues and expenses from operations or transactions outside of the U.S. into U.S. dollars at then-applicable exchange rates. These translations could result in changes to the results of operations from period to period.

NextDecade’s estimated costs for the Project may not be accurate and are subject to change due to various factors.

NextDecade’s construction cost estimates are only an approximation of the actual costs of construction and are before owners’ costs, financing costs, pipeline construction costs and contingencies. Moreover, cost estimates may change due to various factors, such as economic and market conditions, government policy, claims and litigation risk, competition, the final terms of any definitive request for services with its engineering, procurement and construction (“EPC”) service provider, as well as change orders, delays in construction, legal and regulatory requirements, site issues, increased component and material costs, escalation of labor costs, labor disputes, increased spending to maintain NextDecade’s construction schedule and other factors. In particular, NextDecade’s estimated costs for the Project are expected to be substantially affected by:

•         global prices of nickel, steel, concrete, pipe, aluminum and other component parts of the Project and the contractual terms upon which NextDecade’s contractors are able to source and procure required materials;

•         commodity and consumer prices (principally, natural gas, crude oil and fuels that compete with them in NextDecade’s target markets) on which NextDecade’s economic assumptions are based;

•         the exchange rate of the U.S. Dollar with other currencies (principally the Euro) since a portion of the Terminal EPC price will be Euro denominated and subject to adjustment between contract execution and the time that a full notice to proceed is issued;

•         changes in regulatory regimes in the U.S. and the countries to which NextDecade will be authorized to sell LNG;

•         levels of competition in the U.S. and worldwide;

•         changes in the tax regimes in the countries to which NextDecade sells LNG or in which NextDecade operates;

•         cost inflation relating to the personnel, materials and equipment used in NextDecade’s operations;

•         interest rates; and

•         synergy benefits associated with the development of multiple phases of the Project using identical design and construction philosophies.

Cost estimates may change, and actual costs of construction may vary from current cost estimates, due to various factors, such as the final terms of any lump-sum turnkey (“LSTK”) contract into which NextDecade enters with Chicago Bridge & Iron (“CB&I”), as well as any change orders, delays in construction, unanticipated regulatory delays, increased material or staffing costs, or other factors.

In addition to NextDecade’s actual willingness to take FID, and its ability to construct the Project and achieve operations, events related to such activities may cause actual costs of the Project to vary from the range, combination and timing of assumptions used for the projected costs of the Project, such variations may be material and adverse, and an investor may as a result lose its entire investment.

The construction and operation of the Project remains subject to further governmental approvals, and some approvals may be subject to further conditions, review and/or revocation.

NextDecade will be required to obtain governmental approvals and authorizations to implement its proposed business strategy, which includes the design, construction and operation of the Project and the export of LNG from the U.S. to foreign countries. The design, construction and operation of LNG export terminals is a highly regulated activity. The approval of the U.S. Federal Energy Regulatory Commission (“FERC”) under Section 3 of the Natural Gas Act, as well as several other material governmental and regulatory approvals and permits, is required in order to construct and operate an LNG terminal. An equivalent approval under Section 7 of the Natural Gas Act is required to construct and operate the proposed Rio Bravo Pipeline. There is no guarantee that such approvals can be obtained. Although the necessary authorizations to construct and operate the Project may be obtained, such authorizations are subject to ongoing conditions imposed by regulatory agencies, and additional approval and permit requirements may be imposed.

Substantially all of NextDecade’s revenue will be generated from exports of LNG from the U.S. to foreign countries. Under Section 3 of the Natural Gas Act authorization of the U.S. Department of Energy (the “DOE”) is required to export LNG from the U.S. NextDecade has obtained such authorization for export to countries with which the U.S. has a Free Trade Agreement (“FTA”), but many of NextDecade’s target markets are not FTA countries. NextDecade has applied to the Department of Energy for approval to export LNG to non-FTA countries. There is no assurance that NextDecade will obtain or, if obtained maintain, these governmental authorizations, approvals and permits, and failure to obtain and maintain any of these governmental authorizations, approvals and permits could have a material adverse effect on its business, results of operations, financial condition and prospects.

For example, some of these governmental authorizations, approvals and permits require extensive environmental review. Some groups could perceive the proposed construction and operation of the Project as negatively impacting the environment or cultural heritage sites. Objections from certain groups could cause delays, damage to reputation and difficulties in obtaining governmental authorizations, approvals or permits, or prevent the obtaining of same altogether.

NextDecade will be dependent on third-party contractors for the successful completion of the Project, and these contractors may be unable to complete the Project or may build a non-conforming Project.

There is limited recent industry experience in the U.S. regarding the construction or operation of large-scale gas liquefaction facilities. The construction of the Project is expected to take several years, will be confined to a limited geographic area and could be subject to delays, cost overruns, labor disputes and other factors that could adversely affect financial performance or impair NextDecade’s ability to execute its scheduled business plan.

Timely and cost-effective completion of the Project in conformity with agreed-upon specifications will be highly dependent upon the performance of third-party contractors pursuant to their agreements. However, NextDecade has not yet entered into definitive agreements with certain of the contractors, advisors and consultants necessary for the development and construction of the Project. NextDecade may not be able to successfully enter into such construction contracts on terms or at prices that are acceptable to it.

Further, faulty construction that does not conform to NextDecade’s design and quality standards may have an adverse effect on NextDecade’s business, results of operations, financial condition and prospects. For example, improper equipment installation may lead to a shortened life of NextDecade’s equipment, increased operations and maintenance costs or a reduced availability or production capacity of the affected facility. The ability of NextDecade’s third-party contractors to perform successfully under any agreements to be entered into is dependent on a number of factors, including force majeure events and such contractors’ ability to:

•         design, engineer and receive critical components and equipment necessary for the Project to operate in accordance with specifications and address any start-up and operational issues that may arise in connection with the commencement of commercial operations;

•         attract, develop and retain skilled personnel and engage and retain third-party subcontractors, and address any labor issues that may arise;

•         post required construction bonds and comply with the terms thereof, and maintain their own financial condition, including adequate working capital;

•         adhere to any warranties the contractors provide in their EPC contracts; and

•         respond to difficulties such as equipment failure, delivery delays, schedule changes and failure to perform by subcontractors, some of which are beyond their control, and manage the construction process generally, including engaging and retaining third-party contractors, coordinating with other contractors and regulatory agencies and dealing with inclement weather conditions.

Furthermore, NextDecade may have disagreements with its third-party contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under the related contracts, resulting in a contractor’s unwillingness to perform further work on the relevant project. NextDecade may also face difficulties in commissioning a newly constructed facility. Any of the foregoing issues or significant project delays in the development or construction of the Project could materially and adversely affect NextDecade’s business, results of operations, financial condition and prospects. NextDecade plans to enter into a LSTK EPC contract, which could mitigate certain of these design, construction, and execution risks. NextDecade is currently progressing design, regulatory, engineering, and commercial activities, and is in the process of finalizing detailed negotiations for an EPC contract that includes performance, time, and cost guarantees.

NextDecade’s ability to generate cash is substantially dependent upon it entering into satisfactory contracts with third parties and the performance of those third parties under those contracts.

NextDecade has not yet entered into, and may never be able to enter into, satisfactory commercial arrangements with third-party suppliers of feedstock or other required supplies to the Project, or customers for products and services from the Project.

NextDecade’s business strategy regarding how and when the proposed Project’s export capacity or LNG produced by the Rio Grande Terminal is marketed may change based on market factors. Without limitation, NextDecade’s business strategy may change due to inability to enter into agreements with customers, or based on the NextDecade’s or market participants’ views regarding future supply and demand of LNG, prices, available worldwide natural gas liquefaction capacity or regasification capacity, or other factors. If efforts to market the Project’s export capacity or LNG produced by the Rio Grande Terminal are not successful, NextDecade’s business, results of operations, financial condition and prospects may be materially and adversely affected.

Rio Grande LNG’s construction and operations activities are subject to a number of development risks, operational hazards, regulatory approvals and other risks which may not be fully covered by insurance, and which could cause cost overruns and delays that could have a material adverse effect on its business, results of operations, financial condition, liquidity and prospects.

Siting, development and construction of the Project will be subject to the risks of delay or cost overruns inherent in any construction project resulting from numerous factors, including, but not limited to, the following:

•         Difficulties or delays in obtaining, or failure to obtain, sufficient debt or equity financing on reasonable terms;

•         Failure to obtain all necessary government and third-party permits, approvals and licenses for the construction and operation of any of the proposed LNG facilities;

•         Failure to obtain sale and purchase agreements that generate sufficient revenue to support the financing and construction of the Project;

•         Difficulties in engaging qualified contractors necessary to the construction of the contemplated Project or other LNG facilities;

•         Shortages of equipment, material or skilled labor;

•         Natural disasters and catastrophes, such as hurricanes, explosions, fires, floods, industrial accidents and terrorism;

•         Unscheduled delays in the delivery of ordered materials;

•         Work stoppages and labor disputes;

•         Competition with other domestic and international LNG export terminals;

•         Unanticipated changes in domestic and international market demand for and supply of natural gas and LNG, which will depend in part on supplies of and prices for alternative energy sources and the discovery of new sources of natural resources;

•         Unexpected or unanticipated additional improvements; and

•         Adverse general economic conditions.

Delays beyond the estimated development periods, as well as cost overruns, could increase the cost of completion beyond the amounts that are currently estimated, which could require NextDecade to obtain additional sources of financing to fund the activities until the proposed Project is constructed and operational (which could cause further delays). The need for more financing may also make the Project uneconomic. Any delay in completion of the Project may also cause a delay in the receipt of revenues projected from the Project or cause a loss of one or more customers. As a result, any significant construction delay, whatever the cause, could have a material adverse effect on NextDecade’s business, results of operations, financial condition, liquidity and prospects.

NextDecade’s operations are subject to all of the hazards inherent in the receipt and processing of natural gas to LNG, and subsequent short-term storage including:

•         Damage to pipelines and plants, related equipment, loading terminal, and surrounding properties caused by hurricanes, tornadoes, floods, fires and other natural disasters, acts of terrorism and acts of third parties;

•         Damage from subsurface and/or waterway activity (for example, sedimentation of shipping channel access);

•         Leaks of natural gas, natural gas liquids, or oil or losses of natural gas, natural gas liquid, or oil as a result of the malfunction of equipment or facilities;

•         Fires, ruptures and explosions;

•         Other hazards that could also result in personal injury and loss of life, pollution and suspension of operations; and

•         Hazards experienced by other operators that may affect NextDecade’s operations by instigating increased regulations and oversight.

Any of these risks could adversely affect NextDecade’s ability to conduct operations or result in substantial loss to NextDecade as a result of claims for:

•         Injury or loss of life;

•         Damage to and destruction of property, natural resources and equipment;

•         Pollution and other environmental damage;

•         Regulatory investigations and penalties;

•         Suspension of NextDecade’s operations.

•         Failure to perform contractual obligations; and

•         Repair and remediation costs.

NextDecade may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, contractual liabilities and pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on NextDecade’s business, financial condition and results of operations.

Technological innovation, competition or other factors may negatively impact NextDecade’s anticipated competitive advantage or its processes.

NextDecade’s success will depend on its ability to create and maintain a competitive position in the natural gas liquefaction industry. NextDecade does not have any exclusive rights to any of the technologies that it will be utilizing. In addition, the technology NextDecade anticipates using in the Project may face competition due to the technological advances of other companies or solutions, including more efficient and cost-effective processes or entirely different approaches developed by one or more of its competitors or others, which could affect NextDecade’s business, results of operations, financial condition, liquidity and prospects.

Some factors that may negatively affect potential demand for LNG from the Project are diverse and include, among others:

•         increases in worldwide LNG production capacity and availability of LNG for market supply;

•         increases in demand for LNG, but at levels below those required to maintain current price equilibrium with respect to supply;

•         increases in the cost of natural gas feedstock supplied to any project;

•         decreases in the cost of, and competition with, sources of alternate fuels (such as coal, oil, nuclear power and hydroelectric, wind and solar energy);

•         displacement of LNG by pipeline natural gas or alternate fuels in locations where access to these energy sources is not currently available;

•         political instability in foreign countries that import natural gas, or strained relations between such countries and the U.S.; and

•         economic or other reasons for LNG buyers to obtain their LNG from non-U.S. markets or from competitors’ LNG facilities in the United States.

Decreases in the global demand for and price of natural gas (versus the price of imported LNG) could lead to reduced development of LNG projects worldwide.

NextDecade is subject to risks associated with the development, operation and financing of domestic LNG facilities. The development of domestic LNG facilities and projects is generally based on assumptions about the future price of natural gas and LNG and the conditions of the global natural gas and LNG markets. Natural gas and LNG prices have been, and are likely to remain in the future, volatile and subject to wide fluctuations that are difficult to predict. As a result, NextDecade’s activities will expose it to risks of commodity price movements. Fluctuations in commodity prices may create a mismatch between natural gas and petroleum prices, which could have a significant impact on NextDecade’s revenues. Commodity prices and volumes are volatile due to many factors over which NextDecade has no control, including competing liquefaction capacity in North America; the international supply and receiving capacity of LNG; LNG marine transportation capacity; weather conditions affecting production or transportation of LNG from the Rio Grande Terminal; domestic and global demand for natural gas; the effect of government regulation on the production, transportation and sale of natural gas; oil and natural gas exploration and production activities; and the development of and changes in the cost of alternative energy sources for natural gas and political and economic conditions worldwide.

NextDecade’s activities are also dependent on the price and availability of materials for the construction of the Project, such as nickel, aluminum and carbon steel plates, which are all also subject to factors affecting commodity prices and volumes. In addition, authorities with jurisdiction over wholesale power rates in the U.S., Europe and elsewhere, as well as independent system operators overseeing some of these markets, may impose price limitations, bidding rules and other mechanisms which may adversely impact or otherwise limit trading margins and lead to diminished opportunities for gain. NextDecade cannot predict the impact energy trading may have on its business, results of operations or financial condition.

Further, the development of liquefaction facilities takes a substantial amount of time, requires significant capital investment, may be delayed by unforeseen and uncontrollable factors and is dependent on the financial viability and ability of NextDecade to market LNG internationally.

Competition in the LNG industry is intense, and some of NextDecade’s competitors have greater financial, technological and other resources.

NextDecade plans to operate in the highly competitive area of LNG production and faces intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies and utilities.

Many competing companies have secured access to, or are pursuing development or acquisition of, LNG facilities to serve the North American natural gas market, including other proposed liquefaction facilities in North America. NextDecade may face competition from major energy companies and others in pursuing its proposed business strategy to provide liquefaction and export products and services at its proposed Project. In addition, competitors have and are developing additional LNG terminals in other markets, which also compete with the proposed LNG facilities. Some of these competitors have longer operating histories, more development experience, greater name recognition, larger staffs and substantially greater financial, technical and marketing resources than NextDecade currently possesses. The superior resources that some of these competitors have available for deployment could allow them to compete successfully against NextDecade, which could have a material adverse effect on NextDecade’s business, results of operations, financial condition, liquidity and prospects.

There may be shortages of LNG vessels worldwide, which could have a material adverse effect on NextDecade’s business, results of operations, financial condition, liquidity and prospects.

The construction and delivery of LNG vessels requires significant capital and long construction lead times, and the availability of the vessels could be delayed to the detriment of NextDecade’s business and customers due to the following:

•         an inadequate number of shipyards constructing LNG vessels and a backlog of orders at these shipyards;

•         political or economic disturbances in the countries where the vessels are being constructed;

•         changes in governmental regulations or maritime self-regulatory organizations;

•         work stoppages or other labor disturbances at the shipyards;

•         bankruptcies or other financial crises of shipbuilders;

•         quality or engineering problems;

•         weather interference or catastrophic events, such as a major earthquake, tsunami, or fire; or

•         shortages of or delays in the receipt of necessary construction materials.

Terrorist attacks, including cyberterrorism, or military campaigns involving NextDecade or the Project could result in delays in, or cancellation of, construction or closure of the Project.

A terrorist or military incident involving the Project may result in delays in, or cancellation of, construction of the Project, which would increase NextDecade’s costs and prevent NextDecade from obtaining cash flows. A terrorist incident may also result in temporary or permanent closure of the Project, which could increase costs and decrease cash flows, depending on the duration of the closure. Operations at the Project could also become subject to increased governmental scrutiny that may result in additional security measures at a significant incremental cost. In addition, the threat of terrorism and the impact of military campaigns may lead to continued volatility in prices for natural gas that could adversely affect NextDecade’s business and customers, including the ability of NextDecade’s suppliers or customers to satisfy their respective obligations under NextDecade’s commercial agreements. Instability in the financial markets as a result of terrorism, including cyberterrorism, or war could also materially adversely affect NextDecade’s ability to raise capital. The continuation of these developments may subject NextDecade’s construction and operations to increased risks, as well as increased costs, and, depending on their ultimate magnitude, could have a material adverse effect on NextDecade’s business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Changes in legislation and regulations relating to the LNG industry could have a material adverse impact on NextDecade’s business, results of operations, financial condition, liquidity and prospects.

Future legislation and regulations, such as those relating to the transportation and security of LNG exported from the proposed LNG facilities, could cause additional expenditures, restrictions and delays in connection with the proposed LNG facilities and their construction, the extent of which cannot be predicted and which may require NextDecade to limit substantially, delay or cease operations in some circumstances. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating costs and restrictions could have a material adverse effect on NextDecade’s business, results of operations, financial condition, liquidity and prospects.

NextDecade’s operations will be subject to a number of environmental laws and regulations that impose significant compliance costs, and existing and future environmental and similar laws and regulations could result in increased compliance costs or additional operating restrictions.

NextDecade’s business will be subject to extensive federal, state and local regulations and laws, including regulations and restrictions on discharges and releases to the air, land and water and the handling, storage and disposal of hazardous materials and wastes in connection with the development, construction and operation of its liquefaction facilities. These regulations and laws will require NextDecade to maintain permits, provide governmental authorities with access to its facilities for inspection and provide reports related to its compliance.

Violation of these laws and regulations could lead to substantial fines and penalties or to capital expenditures related to pollution control equipment that could have a material adverse effect on NextDecade’s business, results of operations, financial condition, liquidity and prospects. Federal and state laws impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As the owner and operator of the Project, NextDecade could be liable for the costs of cleaning up hazardous substances released into the environment and for damage to natural resources.

In addition, future federal, state and local legislation and regulations may impose unforeseen burdens and increased costs on NextDecade’s business that could have a material adverse effect on NextDecade’s financial results, such as regulations regarding greenhouse gas emissions and the transportation of LNG. As an international shipper of LNG, NextDecade’s operations could also be impacted by environmental laws applicable under international treaties or foreign jurisdictions.

The operation of the proposed Project may be subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities and losses that could have a material adverse effect on NextDecade’s business, results of operations, financial condition, liquidity and prospects.

The plan of operations for the Project is subject to the inherent risks associated with LNG operations, including explosions, pollution, release of toxic substances, fires, hurricanes and other adverse weather conditions, and other hazards, each of which could result in significant delays in commencement or interruptions of operations and/or result in damage to or destruction of the Project and assets or damage to persons and property.

NextDecade does not, nor does it intend to, maintain insurance against all of these risks and losses. NextDecade may not be able to maintain desired or required insurance in the future at rates that it considers reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on NextDecade’s business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Financial projections by NextDecade may not prove to be reflective of actual future results.

In connection with the Merger, NextDecade prepared and Harmony considered, among other things, internal financial forecasts for NextDecade. These financial projections include assumptions regarding future revenue, EBITDA, and pretax unlevered operating free cash flow. These financial projections speak only as of the date prepared and have not been, and will not be, updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. In addition, the failure to achieve projected results could have a material adverse effect on Harmony’s share price and financial position following the Merger. For additional information regarding these financial projections, see “The Merger Proposal — Projections Furnished by NextDecade to Harmony.”

NextDecade is dependent on a limited number of customers for the purchase of LNG.

The number of potential customers is limited. Some potential purchasers of the LNG to be produced from the Terminal are new to the LNG business and have limited experience in the industry. NextDecade will be reliant upon the ability for these customers to enter into satisfactory downstream arrangements in their home markets for the licenses to import and re-sell re-gasified LNG. Some of these jurisdictions are heavily regulated and dominated by state entities. In certain instances, customers may require credit enhancement measures in order to satisfy project-financing requirements.

NextDecade has not yet concluded negotiations for the Terminal site lease and has obtained right-of-way options for only part of the Pipeline route.

NextDecade’s strategy currently involves leasing or otherwise acquiring suitable sites for the construction of new facilities to transport gas to the Rio Grande LNG Terminal and to produce large quantities of LNG for delivery under tolling arrangements or sale. For the siting of the Rio Grande LNG Terminal, NextDecade has entered into a site option agreement for a 1,000 acre tract of land owned by the Brownsville Navigation District which operates the Port of Brownsville along the Brownsville Ship Channel. NextDecade’s option is valid until November 2019. If

NextDecade is unable to timely complete the lease negotiations or extend the lease option, NextDecade may not be able to site the Terminal and NextDecade’s business will be materially adversely affected.

NextDecade has commenced work on securing options for rights-of-way along the approximately 140-mile Rio Bravo Pipeline route. This involves direct negotiations with more than 125 landowners along the route, some of whom may not be familiar with oil and gas developments or negotiate terms in good faith. It is possible that as NextDecade progresses these negotiations, it may encounter recalcitrant land-owners or competitive projects offering more attractive terms which could result in additional time and cost in order to secure the Rio Bravo Pipeline route. Although the Rio Bravo Pipeline is being permitted under Section 7 of the Natural Gas Act, which provides permit holders rights of eminent domain, any recourse to eminent domain proceedings will increase the time and cost at which these rights-of-way will be secured. If the time or cost required to obtain these rights-of-way increases substantially or NextDecade is unable to obtain the rights-of-way, NextDecade’s business will be materially adversely affected.

NextDecade’s U.S. competitors have acquired significant property tax incentives, and NextDecade may not be able to acquire similar incentives from applicable taxing entities.

Due to the size of the Project’s capital investment, property taxes represent large operating costs for the Project. The principal taxing entities are the Point Isabel Independent School District (“PIISD”) and Cameron County (the “County”). Due to local opposition supported by national environmental interest groups, PIISD did not initially accept Rio Grande LNG’s application for a value limitation agreement pursuant to the State of Texas tax code provisions for economic development. NextDecade intends to resubmit Rio Grande LNG’s application for consideration, but there is no guaranty that it will be accepted and approved.

NextDecade is also in discussions with the County on behalf of Rio Grande LNG in support of its application for a tax abatement agreement, but there is no guaranty that (i) the application will be approved and (ii) the terms will be competitive with other Gulf Coast liquefaction projects.

Approval of these tax incentives is an important component of the Project’s competitiveness. Failure to gain approval on comparable terms with competitors could impact the Project.

Objections from local communities can delay the Project.

Some local communities could perceive the proposed construction and operation of the Project as negatively impacting the environment, wildlife, cultural heritage sites or the public health of residents. Objections from local communities could cause delays, damage to reputation and difficulties in obtaining or renewing permits.

The Project will be dependent on the availability of gas supply at the Agua Dulce Hub.

The Rio Grande Pipeline will collect and transport natural gas to the Rio Grande LNG Terminal. The pipeline route passes through Jim Wells, Kleberg, Kenedy, Willacy, and Cameron Counties in Texas. The header system at the upstream end of the Rio Grande Pipeline is intended to have multiple interconnects to the existing natural gas pipeline grid located in the Agua Dulce market area (the “Agua Dulce Hub”). The Agua Dulce Hub is located in Nueces County, Texas, and includes connections for the following pipelines: Houston Pipe Line Company Pipeline, Gulf South Pipeline, Kinder Morgan Texas Pipelines, Natural Gas Pipeline Co. of America, Transcontinental Gas Pipeline, Tennessee Gas Pipeline, TransTexas Gas, and EPGT Texas Pipeline. Because the proposed Rio Grande Pipeline system interconnects are relatively close to the Agua Dulce Hub, it is expected that gas will be available for purchase in large volumes at commercially acceptable prices. Nonetheless, disruptions in upstream supply sources or increased market demand could impact the availability of gas supply to the Rio Grande Pipeline header system, which would result in curtailments at the Terminal.

Each liquefaction train for the Terminal is expected to involve the transportation and liquefaction of approximately 0.75 Bcf/day of natural gas (for a total of 4.5 Bcf/day for six liquefaction trains at full build-out). Gas sales agreements for the supply of these volumes could entail negotiations with multiple parties for firm and interruptible gas supply and transportation services to the Rio Grande Pipeline header system, as well as pipeline interconnects and ancillary operational agreements in time for operational start-up in 2022. Delays caused by third parties in the course of negotiating agreements and constructing the required interconnects could delay the start of commercial operations for both Project.

NextDecade’s operations could be adversely impacted due to its proximity to the SpaceX launch site at Boca Chica Village.

In October 2016, FERC requested each of the three proposed LNG projects in Brownsville to conduct further studies relating to the potential impact, if any, of the proximity of their respective facilities to the SpaceX launch site.

NextDecade’s response to FERC, which was filed in March 2017, included the results of a safety analysis conducted by recognized subject matter expert in the evaluation of range safety hazards and risks from launch vehicle debris, blast and toxic gases. The analysis concluded that the risk (including likelihood and consequence) of a potential launch failure leading to an impact to the terminal boundary or BSC is insignificant.

In April 2017, following the implementation of a public procurement process conducted under FERC guidelines, the Rio Grande LNG project (“RGLNG”) executed an agreement with Millennium Engineering, a third-party contractor selected by FERC to independently verify the findings of the safety analysis.

Unethical conduct and non-compliance with applicable laws could have a significant adverse effect on NextDecade’s business.

Incidents of unethical behavior, fraudulent activity, corruption or non-compliance with applicable laws and regulations could be damaging to our operations and reputation and may subject us to criminal and civil penalties or loss of operating licenses. NextDecade has implemented an anti-corruption policy which applies to all employees and contractors without exception and is a member of TRACE International, an internationally recognized anti-bribery compliance provider. NextDecade’s legal team screens potential partners, agents and advisors in multiple data-bases to which it has access and regularly conducts due diligence interviews with potential counterparties. Due to the global nature of the LNG business and the diversity of jurisdictions in which our customers operate, it is possible that a prospective counterparty could be accused of behavior that falls short of NextDecade’s expectations in this regard, leading to reputational damage and potential legal liabilities, notwithstanding NextDecade’s best efforts to prevent such behaviors.

Risks Related to the Business Combination

Future resales of the Harmony Common Stock issued to the Members and the Blocker Owners may cause the market price of Harmony’s securities to drop significantly, even if NextDecade’s business is doing well.

Under the Agreement, the Members and the Blocker Owners will receive 97,866,510 shares of Harmony Common Stock (subject to an increase in connection with certain potential pre-closing investments by investors as described in the Agreement) upon the consummation of the business combination and could receive up to an additional 4,893,326 shares in four separate tranches each (up to 19,573,304 shares in the aggregate) if NextDecade achieves certain milestones as described in this proxy statement. Pursuant to the terms and subject to the conditions of the Agreement and certain lock-up agreements to be entered into at the closing, the Members and the Blocker Owners will not be able to sell any of the shares of Harmony Common Stock that they receive as a result of the business combination (subject to limited exceptions) until one hundred and eighty days after the consummation of the business combination. See the section entitled “The Merger Proposal — Sale Restriction” for more information.

Upon expiration of the applicable lock-up periods and subject to applicable securities laws, the Members and the Blocker Owners may sell large amounts of shares of Harmony Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Harmony’s stock price or putting significant downward pressure on the price of Harmony’s Common Stock.

If Harmony’s stockholders fail to properly demand conversion rights, they will not be entitled to convert their shares of Harmony Common Stock into a pro rata portion of the trust account.

Harmony stockholders holding public shares may demand that Harmony convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. To demand conversion rights, Harmony stockholders must deliver their shares (either physically or electronically) to Harmony’s transfer agent prior to the vote at the special meeting. Any Harmony stockholder who fails to properly demand conversion rights by delivering his stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Special Meeting of Harmony Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Public stockholders, together with any of their affiliates or any other person with whom they are acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the Merger Proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. Harmony cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of shares of Harmony Common Stock will exceed the per-share conversion price. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Harmony will require each public stockholder seeking to exercise conversion rights to certify to Harmony whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Harmony at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Harmony makes the above-referenced determination. Notwithstanding the foregoing, stockholders may challenge Harmony’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

Harmony’s ability to request indemnification from the Members and the Blocker Owners for damages arising out of the transactions are limited in certain instances to those claims where damages exceed $5,000,000 and is (subject to certain exceptions) limited to the shares held in escrow.

At the closing of the business combination, 3% of the shares of Harmony Common Stock to be issued to the Members and the Blocker Owners (excluding any additional shares of Harmony Common Stock attainable if the company achieves certain milestones (the “Contingent Shares”)) will be deposited in escrow to provide a fund for payment to Harmony with respect to its post-closing rights to indemnification under the Agreement for breaches of representations and warranties and covenants by NextDecade (and in certain cases, the Blocker Companies). Claims for indemnification will be reimbursable to the full extent of the damages in excess of a $5,000,000 deductible (but in no event in excess of the shares of Harmony Common Stock held in escrow). Accordingly, it is possible that Harmony will not be entitled to indemnification even if NextDecade (and in certain cases, the Blocker Companies) is found to have breached certain of its representations and warranties and covenants contained in the Agreement if such breaches would only result in damages to Harmony of less than $5,000,000. Also, the aggregate liability for damages is limited (subject to certain exceptions) to the shares of Harmony Common Stock placed in escrow.

Harmony’s current directors and executive officers and their affiliates own shares of Harmony Common Stock and warrants that will be worthless and may incur reimbursable expenses that may not be reimbursed or repaid if the transactions are not approved. Such interests may have influenced their decision to approve the business combination with NextDecade.

Harmony’s officers and directors and/or their affiliates beneficially own insider shares and private units that they purchased prior to, or simultaneously with, Harmony’s initial public offering. Harmony’s executive officers, directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the business combination with NextDecade or another business combination is not approved within the required time period, such securities will be worthless. Additionally, Harmony’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Harmony’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the business combination with NextDecade. However, if Harmony fails to consummate the business combination, they will not have any claim against the trust account for reimbursement. Accordingly, Harmony may not be able to reimburse these expenses if the transactions are not completed. As of      , 2017, Harmony’s officers, directors, initial stockholders and their affiliates had not incurred any unpaid reimbursable expenses but may do so prior to the special meeting. Furthermore, Harmony’s officers, directors and other initial stockholders have loaned Harmony an aggregate of $      as of      , 2017 for working capital purposes, which such amounts are payable at the closing of the business combination or, at the lenders’ option, convertible into additional private units. They have also loaned an aggregate of $1,210,500 to extend the time period in which Harmony has to consummate an initial business combination. These loans will be forgiven if Harmony does not complete the business combination. See the section entitled “The Merger Proposal — Interests of Harmony’s Directors, Officers and Others in the Business Combination.”

These financial interests may have influenced the decision of Harmony’s directors and officers to approve the business combination with NextDecade and to continue to pursue such business combination. In considering the recommendations of Harmony’s board of directors to vote for the Merger Proposal and other proposals, its stockholders should consider these interests.

Harmony’s Chairman of the Board and Chief Executive Officer is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced his decision to approve the business combination with NextDecade.

If the transactions or another business combination are not consummated by Harmony within the required time period, Eric S. Rosenfeld, Harmony’s Chairman of the Board and Chief Executive Officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Harmony for services rendered or contracted for or products sold to Harmony, but only if such a vendor or target business has not executed a waiver agreement. If Harmony consummates a business combination, on the other hand, Harmony will be liable for all such claims. Neither Harmony nor Mr. Rosenfeld has any reason to believe that Mr. Rosenfeld will not be able to fulfill his indemnity obligations to Harmony. See the section entitled “Other Information Related to Harmony — Liquidation if No Business Combination” for further information.

These personal obligations of Mr. Rosenfeld may have influenced Harmony’s board of director’s decision to approve the business combination with NextDecade and to continue to pursue such business combination. In considering the recommendations of Harmony’s board of directors to vote for the Merger Proposal and other proposals, Harmony’s stockholders should consider these interests.

The exercise of Harmony’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Harmony’s stockholders’ best interest.

In the period leading up to the closing of the business combination, events may occur that, pursuant to the Agreement, would require Harmony to agree to amend the Agreement, to consent to certain actions taken by NextDecade or to waive rights that Harmony is entitled to under the Agreement. Such events could arise because of changes in the course of NextDecade’s business, a request by NextDecade to undertake actions that would otherwise be prohibited by the terms of the Agreement or the occurrence of other events that would have a material adverse effect on NextDecade’s business and would entitle Harmony to terminate the Agreement. In any of such circumstances, it would be at Harmony’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Harmony and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Harmony does not believe there will be any changes or waivers that Harmony’s directors and officers would be likely to make after stockholder approval of the Merger Proposal has been obtained. While certain changes could be made without further stockholder approval, Harmony will circulate a new or amended proxy statement and resolicit Harmony’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Merger Proposal.

An investor may be subject to adverse U.S. federal income tax consequences in the event the Internal Revenue Service (“IRS”) were to disagree with the U.S. federal income tax consequences described herein.

Harmony has not sought a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the descriptions of U.S. federal income tax consequences contained herein, and its determination may be upheld by a court. Any such determination could subject an investor or Harmony to adverse U.S. federal income tax consequences that would be different than those described herein. Accordingly, each prospective investor is urged to consult a tax advisor with respect to the specific tax consequences of the acquisition, ownership and disposition of Harmony’s common shares, including the applicability and effect of state, local or non-U.S. tax laws, as well as U.S. federal tax laws.

The fact that NextDecade is a private company limits Harmony’s access to some information that may be relevant to the business combination. This may result in a business combination that is not as profitable as Harmony suspects.

By definition, very little public information exists about private companies, which required Harmony to make decisions on whether to pursue the business combination on the basis of limited information provided by NextDecade, which may result in the business combination being less profitable than Harmony suspected, if at all.

Harmony may not be able to realize the anticipated benefits from the business combination.

The successful completion of the business combination may not yield the anticipated benefits or the benefits may not occur in the anticipated time frame. Moreover, the ability to realize the benefits in the expected time frame may be materially adversely affected by a number of factors. The proposed business combination to date has placed, and future acquisitions could continue to place, significant demands on both NextDecade’s and Harmony’s administrative, operational and financial resources and may also result in the assumption of unexpected liabilities and may divert management’s attention from the operation of NextDecade’s legacy business. Additionally, strategic investments and partnerships with other companies expose NextDecade to the risk that it may not be able to control the operations of the investee or partnership, which could decrease the amount of benefits NextDecade realizes from a particular relationship. NextDecade is also exposed to the risk that its partners in strategic investments may encounter financial difficulties that could lead to disruption of investee or partnership activities, or impairment of assets acquired, which could materially adversely affect future reported results of operations and financial condition.

Nasdaq may delist Harmony’s securities from trading on its exchange, which could limit investors’ ability to make transactions in Harmony’s securities and subject us to additional trading restrictions.

Harmony’s securities are currently listed on Nasdaq. However, Harmony cannot assure that Harmony’s securities will continue to be listed on Nasdaq in the future or after the business combination. In order to continue listing Harmony’s securities on Nasdaq after the business combination, Harmony must maintain certain financial, distribution and stock price levels. Generally, Harmony must maintain a minimum amount in stockholders’ equity and a minimum number of holders of Harmony’s securities. Additionally, in connection with the business combination, Harmony will be required to comply with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to maintain the listing of Harmony’s securities on Nasdaq. Harmony cannot assure you that Harmony will be able to meet those initial listing requirements or obtain all the necessary approvals. Failure to obtain the necessary approvals will result in the failure of the business combination to be consummated. If Nasdaq delists Harmony’s securities from trading on its exchange and Harmony is not able to list its securities on another national securities exchange, Harmony expects its securities could be quoted on an over-the-counter market. If this were to occur, Harmony could face significant material adverse consequences, including:

•         a limited availability of market quotations for Harmony’s securities;

•         reduced liquidity for Harmony’s securities;

•         a determination that Harmony’s Common Stock is a “penny stock” which will require brokers trading in Harmony’s Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Harmony’s securities;

•         a limited amount of news and analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

The unaudited pro forma financial information included elsewhere in this proxy statement may not be indicative of the post-business combination company’s actual financial position or what results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated. The unaudited pro forma condensed combined financial information does not reflect any of the benefits that the combined companies may achieve as a result of the business combination or the costs to combine the operations of and NextDecade or the costs necessary to achieve these benefits. See “Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Statements”.

Following the consummation of the business combination, Harmony’s only significant asset will be ownership of 100% of NextDecade capital stock.

Following the consummation of the business combination, Harmony will have no direct operations and no significant assets other than the ownership of 100% of the issued and outstanding shares in the capital of NextDecade after Harmony contributes to NextDecade any remaining funds in the trust account (after conversions). Harmony will depend on NextDecade for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to Harmony’s Common Stock. Legal restrictions, as well as the financial condition and operating requirements of NextDecade, may limit Harmony’s ability to obtain cash from NextDecade. Any future dividend payments will be distributed at the discretion of Harmony’s board of directors and will depend on, among other things, Harmony’s results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that Harmony’s board of directors may deem relevant.

The future exercise of registration rights may adversely affect the market price of the Harmony Common Stock after the business combination.

Harmony’s Common Stock will be subject to a registration rights agreement. Sales of restricted securities pursuant to these agreements may substantially depress the market price of Harmony’s Common Stock. Harmony and stockholders of Harmony will enter into a registration rights agreement that provides for the registration of Harmony’s Common Stock that Harmony will issue to equityholders of NextDecade pursuant to the Merger Agreement. The combined company will also be obligated to register units issued prior to the consummation of Harmony’s initial public offering, or privately purchased simultaneously with Harmony’s initial public offering, which include one share of Harmony’s Common Stock and one warrant to purchase one share of Harmony’s Common Stock.

Risks Related to Harmony and the Nature of its Business

Risks Related to Harmony’s Liquidity and Capital Resources

As of March 31, 2017, Harmony had $196,517 in its operating bank account outside the trust account to fund its working capital requirements. Over the next three months Harmony will be using these funds to ensure it completes the proposed business combination with NextDecade. Harmony anticipates that in order to fund its working capital requirements, it will need to use all of the remaining funds not held in trust and the interest earned on the funds held in the trust account. Harmony may need to enter into contingent fee arrangements with its vendors or raise additional capital through loans or additional investments from its initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation to advance funds to, or invest in, Harmony. Accordingly, Harmony may not be able to obtain additional financing. If Harmony is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and controlling overhead expenses. Harmony cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Harmony has no present revenue, and Harmony’s cash and working capital as of March 31, 2017 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about Harmony’s ability to continue as a going concern.

If Harmony is unable to complete the business combination with NextDecade or another business combination by July 27, 2017 or such later date as may be approved by Harmony’s stockholders, Harmony will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Harmony and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than approximately $10.35 per share.

Under the terms of Harmony’s amended and restated certificate of incorporation, Harmony must complete the business combination with NextDecade or another business combination by July 27, 2017 or Harmony must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Harmony. Although Harmony has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Harmony’s public stockholders. If Harmony is unable to complete a business combination within the required time period, Eric S. Rosenfeld has agreed that he will be liable to Harmony if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below approximately $10.34 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Harmony’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Rosenfeld will not be responsible to the extent of any liability for such third party claims. Furthermore, he will not be personally liable to public stockholders and instead will only have liability to Harmony. Harmony has not independently verified whether Mr. Rosenfeld has sufficient funds to satisfy his indemnity obligations and, therefore, Mr. Rosenfeld may not be able to satisfy those obligations. Harmony has not asked Mr. Rosenfeld to reserve for such eventuality. Therefore, the per-share distribution from the trust account in such a situation may be less than approximately $10.35 plus interest, due to such claims.

Additionally, if Harmony is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Harmony otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Harmony may not be able to return to its public stockholders at least approximately $10.35.

The ability of Harmony’s stockholders to convert their shares for cash may affect Harmony’s ability to close the business combination.

NextDecade requires that Harmony have a minimum of $25,000,000 cash as a closing condition to the business combination. Therefore Harmony will need to reserve a portion of the cash in the trust account to meet such requirements, or, if such amounts are not available after taking into account all conversions, arrange for third party debt or equity financing. Raising additional third party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. If too many public stockholders exercise their conversion rights, Harmony would not be able to meet such closing condition and, as a result, would not be able to proceed with the business combination unless this condition is waived. Furthermore, in no event will Harmony convert public shares in an amount that would cause Harmony’s net tangible assets to be less than $5,000,001 upon the closing of the business combination (so that Harmony is not subject to the SEC’s “penny stock” rules). Consequently, if accepting all properly submitted redemption requests would cause Harmony’s net tangible assets to be less than $5,000,001, or such greater amount necessary to satisfy a closing condition as described above, Harmony would not proceed with such redemption and the related business combination and may instead search for an alternate business combination.

Harmony’s initial stockholders have agreed to vote in favor of the business combination, regardless of how Harmony’s public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, certain of Harmony’s initial stockholders have agreed to vote any Harmony shares owned by them in favor of the proposed business combination, including the Agreement and the Merger Proposal, and each of them agreed not to take any action to solicit, encourage, initiate, engage in or otherwise facilitate discussions or negotiations with, provide any information to, or enter into any agreement with any person (other than the parties to the Agreement) concerning any merger, sale of substantial assets or similar transaction involving Harmony or NextDecade prior to the closing of the business combination. As of the date hereof, Harmony’s existing stockholders and affiliates own shares equal to 24.2% of Harmony’s issued and outstanding common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if Harmony’s existing stockholders agreed to vote any Harmony shares owned by them in accordance with the majority of the votes cast by Harmony’s stockholders.

Harmony’s directors, executive officers, advisors and their affiliates may elect to purchase shares from existing stockholders prior to the consummation of the business combination, which may influence the vote on the proposed business combination and reduce the public “float” of Harmony’s Common Stock.

Harmony’s directors, executive officers, advisors or their affiliates may purchase Harmony shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Any such purchases may include an agreement with a selling stockholder that such stockholder, for so long as it remains the record holder of the shares in question, will vote in favor of the proposals and/or will not exercise its redemption rights with respect to the shares so purchased. In the event that Harmony’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Harmony shares.

The purpose of such share purchases and other transactions would be to increase the likelihood of obtaining stockholder approval of the business combination and related proposals. This may result in the completion of the business combination that may not otherwise have been possible. In addition, entering into any such arrangements may have a depressive effect on the market price of Harmony’s Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the general meeting. In addition, if such purchases are made, the public “float” of Harmony’s Common Stock and the number of beneficial holders of Harmony’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Harmony’s securities on a national securities exchange.

Harmony may be unable to obtain additional financing to fund its operations and growth of NextDecade.

Harmony may need to obtain additional financing in the future in order to fund the operations or growth of NextDecade. The failure to secure additional financing could have a material adverse impact on the continued development or growth of NextDecade. None of Harmony’s officers, directors or stockholders are required to provide any financing to Harmony in connection with or after the business combination.

Harmony’s stockholders may be held liable for claims by third parties against Harmony to the extent of distributions received by them.

If Harmony is unable to complete the business combination with NextDecade or another business combination within the required time period, Harmony will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Harmony cannot assure you that it will properly assess all claims that may be potentially brought against Harmony. As such, Harmony’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Harmony cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Harmony.

If Harmony is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Harmony’s stockholders. Furthermore, because Harmony intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Harmony’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Harmony cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Harmony stockholders to increase the likelihood of approval of the Merger Proposal and other proposals could have a depressive effect on Harmony’s Common Stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Harmony or its securities, Harmony’s initial stockholders, officers, directors, the Members, the Blocker Owners and/or their respective affiliates may purchase shares of Harmony Common Stock from institutional and other investors who indicate an intention to vote against the Merger Proposal, or any other persons, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Harmony Common Stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the outstanding shares of Harmony Common Stock on the record date approve the Merger Proposal vote in its favor and that Harmony have at least $5,000,001 of net tangible assets after taking into account holders of public shares demanding conversion of their public shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Harmony Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and Harmony is not otherwise authorized to consummate the business combination, Harmony’s board of directors will not have the ability to adjourn the special meeting to a later date, and, therefore, the business combination will not be approved.

Harmony’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, the officer presiding over the special meeting determines that it would be in the best interests of Harmony to adjourn the special meeting to give Harmony more time to consummate the business combination for whatever reason (such as if the Merger Proposal is not approved, Harmony has net tangible assets of less than $5,000,001 after taking into account the holders of public shares who properly elect to convert their public shares into cash or another condition to closing the business combination has not been satisfied). If the adjournment proposal is not approved, Harmony’s board of directors will not have the ability to adjourn the special meeting to a later date. In such event, the business combination would not be completed and, if another business combination is not consummated as permitted by Harmony’s stockholders, Harmony will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

FORWARD-LOOKING STATEMENTS

Harmony believes that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Harmony is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•         discuss future expectations;

•         contain projections of future results of operations or financial condition; or

•         state other “forward-looking” information.

Harmony believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Harmony is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Harmony or NextDecade in such forward-looking statements, including among other things:

•         the number and percentage of its public stockholders voting against the Merger Proposal and/or seeking conversion;

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement;

•         the ability to maintain the listing of Harmony’s common stock and warrants on Nasdaq or another securities exchange following the business combination;

•         changes adversely affecting the business in which NextDecade is engaged;

•         management of growth;

•         general economic conditions;

•         NextDecade’s development LNG liquefaction and export projects;

•         NextDecade’s ability to secure additional debt and equity financing in the future to complete the Project;

•         the accuracy of estimated costs for the Project;

•         the governmental approval of construction and operation of the Project;

•         the successful completion of the Project by third-party contractors;

•         NextDecade’s ability to generate cash;

•         the development risks, operational hazards, regulatory approvals applicable to Rio Grande LNG’s construction and operations activities;

•         NextDecade’s anticipated competitive advantage;

•         the global demand for and price of natural gas (versus the price of imported LNG);

•         the availability of LNG vessels worldwide;

•         legislation and regulations relating to the LNG industry;

•         negotiations for the Terminal site lease and right-of-way options for the Pipeline route;

•         compliance with environmental laws and regulations; and

•         the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of Harmony, NextDecade or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Harmony and NextDecade undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the Merger Proposal, Charter Proposals, Director Election Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Harmony and/or NextDecade.

SPECIAL MEETING OF HARMONY STOCKHOLDERS

General

Harmony is furnishing this proxy statement to Harmony’s stockholders as part of the solicitation of proxies by Harmony’s board of directors for use at the special meeting of Harmony stockholders to be held on     , 2017, and at any adjournment or postponement thereof. This proxy statement provides Harmony’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on     , 2017, at    :00 a.m., eastern time, at the offices of Graubard Miller, Harmony’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Purpose of the Harmony Special Meeting

At the special meeting, Harmony is asking holders of Harmony Common Stock to:

•         consider and vote upon a proposal to adopt the Agreement and approve the business combination contemplated by the Agreement (Merger Proposal);

•         consider and vote upon separate proposals to approve amendments to the amended and restated certificate of incorporation of Harmony, effective following the mergers, to (a) change the name of Harmony from “Harmony Merger Corp.” to “NextDecade Corporation”; (b) increase the number of authorized shares of Harmony Common Stock from 27,500,000 shares to      shares; (c) prohibit action of stockholders by written consent; (d) provide the Blocker Managers and certain of their affiliates with certain rights including Harmony’s renunciation of its interest or any expectancy Harmony may have in certain corporate opportunities; (e) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions; and (f) remove provisions that will no longer be applicable to Harmony after the business combination (Charter Proposals);

•         elect nine directors to Harmony’s board of directors to serve until their successors are elected and qualified (Director Election Proposal); and

•         consider and vote upon a proposal to adjourn the special meeting to a later date or dates if it is determined by the officer presiding over the special meeting that more time is necessary for Harmony to consummate the business combination (Adjournment Proposal).

Recommendation of Harmony Board of Directors

Harmony’s board of directors has determined that the Merger Proposal is fair to and in the best interests of Harmony and its stockholders; have approved the Merger Proposal; unanimously recommend that stockholders vote “FOR” the Merger Proposal; unanimously recommend that stockholders vote “FOR” each of the Charter Proposals; unanimously recommend that stockholders vote “FOR” the persons nominated by Harmony’s management for election as directors of Harmony and unanimously recommend that stockholders vote “FOR” an Adjournment Proposal if one is presented to the meeting.

Record Date; Who is Entitled to Vote

Harmony has fixed the close of business on     , 2017, as the “record date” for determining the Harmony stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on the record date, there were 14,589,415 shares of Harmony Common Stock outstanding and entitled to vote. Each share of Harmony Common Stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with Harmony, the 3,026,250 initial shares held by the initial stockholders, the shares included in the 558,500 private units held by the initial stockholders and Cantor Fitzgerald & Co., the representative of the underwriters in Harmony’s initial public offering, and any shares of common stock acquired by the initial stockholders in the aftermarket by such stockholders, will be voted in favor of the Merger Proposal. Additionally,

Eric S. Rosenfeld and David D. Sgro have agreed, and the other holders have indicated they intend, to vote their shares in favor of the other proposals presented at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Harmony but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Merger Proposal and the Charter Proposals.

Vote Required

The proposals presented at the special meeting will require the following votes:

•         The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock on the record date. There are currently 14,589,415 shares of Harmony Common Stock outstanding. The business combination will not be consummated if Harmony has less than $5,000,001 of net tangible assets after taking into account holders of public shares that have properly demanded conversion of their public shares into cash.

•         The approval of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock on the record date.

•         The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

•         The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting.

Abstentions and broker non-votes will have the same effect as a vote “against” the Merger Proposal and the Charter Proposals. With respect to the Adjournment Proposal, if presented, abstentions will have the same effect as a vote “against” such proposals while broker non-votes will have no effect on such proposals. With respect to the Director Election Proposal, abstentions and broker non-votes will have no effect on such proposal.

Under the Agreement, the approval of each of the Merger Proposal and the Charter Proposals is a condition to the consummation of the business combination.

Voting Your Shares

Each share of Harmony Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Harmony Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Harmony Common Stock at the special meeting:

•         You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Harmony’s board “FOR” the Merger Proposal, the Charter

Proposals, the persons nominated by Harmony’s management for election as directors of Harmony and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•         You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Harmony can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Harmony’s transfer agent in writing before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Harmony Common Stock, you may call David D. Sgro, Harmony’s chief operating officer, at (212) 319-7676.

Conversion Rights

Holders of public shares may seek to convert their shares, regardless of whether they vote for or against the Merger Proposal. Any stockholder holding public shares as of the record date who votes in favor of or against the Merger Proposal may demand that Harmony convert such shares into a full pro rata portion of the trust account (which is anticipated to be approximately $10.35 per share as of two business days prior to the anticipated consummation of the business combination). If a holder properly seeks conversion as described in this section and the business combination is consummated, Harmony will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the shares of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Harmony’s initial stockholders will not have conversion rights with respect to the initial shares and shares underlying the private units. Additionally, Harmony’s initial stockholders other than NPIC Limited, DKU 2013 LLC, The K2 Principal Fund L.P., Covalent Capital Partners Master Fund, L.P. and Halcyon Master Fund L.P. will not have conversion rights with respect to any public shares they may own, directly or indirectly. NPIC Limited, DKU 2013 LLC, The K2 Principal Fund L.P., Covalent Capital Partners Master Fund, L.P. and Halcyon Master Fund L.P. would be free to seek conversion with respect to any public shares they may purchase.

Harmony stockholders who seek to convert their public shares must affirmatively vote for or against the Merger Proposal. Harmony stockholders who do not vote with respect to the Merger Proposal, including as a result of an abstention or a broker non-vote, may not convert their shares into cash. Holders may demand conversion either by checking the box on their proxy card or by submitting their request in writing to Harmony’s transfer agent no later than the close of the vote on the Merger Proposal and delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Harmony’s transfer agent prior to the vote at the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the proposed transactions. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then Harmony’s stockholders who elected to exercise their conversion rights will not be entitled to convert their shares into a full pro rata portion of the trust account, as applicable. In such case, Harmony will promptly return any shares delivered by holders. Harmony will not be able to consummate the business combination if it has less than $5,000,001 of net tangible assets after taking into account the holders who have properly demand conversion of their shares.

The closing price of Harmony Common Stock on     , 2017 was $     . It is anticipated that the cash held in the trust account two business days prior to the consummation of the business combination will be approximately $113,866,204 (approximately $10.35 per public share). Prior to exercising conversion rights, stockholders should verify the market price of Harmony Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Harmony cannot assure its stockholders that they will be able to sell their shares of Harmony Common Stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Harmony Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote for or against the Merger Proposal and properly demand conversion no later than the close of the vote on the Merger Proposal by delivering your stock certificate (either physically or electronically) to Harmony’s transfer agent prior to the vote at the meeting, and the transactions are consummated.

Appraisal Rights

Neither stockholders nor warrant holders of Harmony have appraisal rights in connection the transactions under the DGCL.

Proxy Solicitation Costs

Harmony is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Harmony and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Harmony will bear the cost of the solicitation.

Harmony hired MacKenzie Partners Inc. to assist in the proxy solicitation process. Harmony will pay that firm a fee of $15,000 plus disbursements (which included work on Harmony’s prior annual meeting). Such fee will be paid with non-trust account funds.

Harmony will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Harmony will reimburse them for their reasonable expenses.

Harmony Initial Stockholders

As of the record date, Harmony’s initial stockholders beneficially owned and were entitled to vote an aggregate of 3,026,250 initial shares that were issued prior to Harmony’s initial public offering. The initial stockholders also purchased an aggregate of 508,500 private units simultaneously with the consummation of Harmony’s initial public offering. The shares held by the Harmony initial stockholders currently constitute approximately 24.2% of the outstanding shares of Harmony’s common stock. In connection with the initial public offering, the initial stockholders agreed to vote the initial shares, the shares included in the private units as well as any shares of common stock acquired in the aftermarket, in favor of the Merger Proposal. Eric S. Rosenfeld and David D. Sgro have agreed, and the other Harmony initial stockholders have indicated that they intend, to vote their shares in favor of all other proposals being presented at the meeting. The initial shares and private units have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Harmony. In connection with the initial public offering, the Harmony initial stockholders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until with respect to 50% of the initial shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of our common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of the initial shares, one year after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to the initial business combination, Harmony consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Harmony or its securities, the Harmony initial stockholders, officers, directors and the Members and the Blocker Owners and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Harmony’s common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the outstanding shares of Harmony Common Stock on the record date vote in its favor or to decrease the number of public shares that were being converted to cash. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Harmony initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Harmony Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Merger Proposal and other proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Harmony will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Merger Proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE MERGER PROPOSAL

The discussion in this proxy statement of the transactions and the principal terms of the Agreement is subject to, and is qualified in its entirety by reference to, the Agreement. A copy of the Agreement is attached as Annex A to this proxy statement.

Structure of the Transaction

Pursuant to the terms and subject to the conditions of the Agreement, among other things, each of the Blocker Companies will merge with and into Harmony, with Harmony being the surviving entity of the Blocker Mergers and, immediately thereafter Merger Sub will merge with and into NextDecade with NextDecade being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Harmony; provided, that Blocker Four may not be merged with and into Harmony unless certain conditions are met, and if such conditions are not met, Blocker Four will not be merged with and into Harmony and Blocker Four will receive shares of Harmony Common Stock in the Merger in respect of its NextDecade Membership Interests. If the conditions to the merger of Blocker Four are not met, all references in the Agreement and in this proxy statement to (A) the “Blocker Companies” will exclude Blocker Four, (B) the “Blocker Entities” will exclude Blocker Four, (C) the “Blocker Mergers” will exclude the Blocker Four Merger and (D) the “Blocker Owners” will exclude the Blocker Owners of Blocker Four.

Upon the consummation of the business combination, the Members and Blocker Owners, in exchange for all of their Blocker Membership Interests and NextDecade Membership Interests, will receive an aggregate of 97,866,510 shares of Harmony Common Stock (subject to an increase in connection with certain potential pre-closing investments by investors as described in the Agreement). Additionally, all issued NextDecade Membership Interests under the MIP that would otherwise be unvested immediately prior to the closing of the business combination will be automatically canceled and extinguished and converted into the right to receive an economically-equivalent number of Restricted Shares such that, following such issuance, the percentage of Harmony Common Stock held by each holder of Restricted Shares remains unchanged, in each case that are subject to transfer and forfeiture restrictions that are substantially similar to the transfer and forfeiture restrictions as were applicable to the exchanged unvested NextDecade Membership Interests.

In addition to the consideration described above, the holders of NextDecade Membership Interests and the owners of the Blocker Membership Interests shall, collectively, be entitled to receive four separate tranches of 4,893,326 shares of Harmony Common Stock each (up to 19,573,304 shares in the aggregate) upon the achievement of each of the following milestones:

•         NextDecade or one or more of its subsidiaries receiving a Final Environment Impact Statement issued by FERC by June 30, 2018;

•         The execution by NextDecade or one or more of its subsidiaries of a binding sale and purchase or tolling agreement (with customary conditions precedent) for the sale and purchase of, or the provision of tolling services with respect to, at least 1 million tons of LNG per annum by June 30, 2018;

•         The execution by NextDecade or one or more of its subsidiaries of an engineering procurement and construction contract (with customary conditions precedent) for the construction of the Rio Grande LNG export terminal by December 31, 2018; and

•         An affirmative vote of the board of directors of Harmony to make a final investment decision for the Rio Grande LNG or Rio Bravo Pipeline projects by June 30, 2019.

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Agreement:

•         the corporate headquarters and principal executive offices of Harmony will be those of NextDecade located at 3 Waterway Square Place, The Woodlands, Texas 77380; and

•         Harmony’s common stock and warrants will be traded on Nasdaq under the symbols “NEXT” and “NEXTW”, respectively.

Indemnification

To provide a fund for payment to Harmony with respect to its post-closing rights to indemnification under the Agreement for breaches of representations and warranties and covenants by NextDecade (and in certain cases, the Blocker Companies), there will be placed in escrow (with Continental Stock Transfer & Trust Company as escrow agent) an aggregate of 3% of the shares of Harmony Common Stock issuable to the Members and the Blocker Owners at closing. Claims for indemnification will be reimbursable to the full extent of the damages in excess of a $5,000,000 deductible (but in no event in excess of the shares of Harmony Common Stock held in escrow). The shares of Harmony Common Stock in escrow shall be released to the Members and the Blocker Owners, subject to reduction based on shares cancelled for claims ultimately resolved and those still pending resolution at the time of the release, on the first anniversary of the closing of the business combination.

In addition, to the extent such indemnification is insufficient, the Blocker Owners of the Blocker Companies merged into Harmony have agreed to indemnify Harmony for damages arising out of or resulting from the breach of representations, warranties or covenants with respect to, or from pre-closing activities of, each Blocker Company of which it is a Blocker Owner in an amount not to exceed the value of the shares of Harmony Common Stock received by such Blocker Owner as merger consideration.

Sale Restriction

Pursuant to the terms and subject to the conditions of the Agreement and certain lock-up agreements to be entered into at the closing, the Members and the Blocker Owners will not be able to sell any of the shares of Harmony Common Stock that they receive as a result of the transactions (subject to limited exceptions) until one hundred and eighty days after the consummation of the business combination. The restriction on sales will end earlier than such date with respect to 50% of such shares immediately if the closing price of Harmony Common Stock exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the consummation of the transactions. Each Member and Blocker Owner will be required to enter into a lock-up agreement to effect the foregoing as a condition to receiving Harmony Common Stock in connection with the transactions.

Background of the Business Combination

The terms of the Agreement are the result of arm’s-length negotiations between representatives of Harmony and NextDecade. The following is a brief discussion of the background of these negotiations, the Agreement and related transactions.

On March 27, 2015, Harmony consummated its initial public offering of 11,500,000 units, including 1,500,000 units that were subject to the underwriters’ over-allotment option. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $115,000,000. Simultaneously with the consummation of the initial public offering, Harmony consummated the private placement of 558,500 Units private placement units purchased by the initial stockholders and Cantor Fitzgerald & Co., the representative of the underwriters in the initial public offering, at a price of $10.00 per private placement unit, generating total proceeds of $5,585,000.

The following table sets forth the gross proceeds received from the public offering and private placement, the total expenses related thereto and the net proceeds received by Harmony:

Initial Public Offering Proceeds	$100,000,000
Proceeds from Exercise of Over-Allotment Option	$15,000,000
Total Proceeds From Public Offering	$115,000,000
Proceeds from Sale of Private Units	$5,585,000
Total Gross Proceeds	$120,585,000
Offering Expenses
Underwriter Discount	$2,000,000
Other Expenses of the Offering	$549,803
Total Expenses Related to the Offering	$2,549,803
Net Proceeds from Public Offering and Sale of Private Units	$118,035,197
Net Proceeds Placed in Trust	$117,300,000
Net Proceeds Held in Operating Account	$735,197

The $117,300,000 (or approximately $10.20 per share) placed in the trust account was held as cash, invested in United States treasuries having a maturity of 180 days or less, or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and that invest solely in U.S. treasuries. Harmony may disburse monies from the trust account only (a) to Harmony’s public stockholders in the event they elect to convert their shares into cash in accordance with Harmony’s charter documents and/or the liquidation of Harmony, (b) to Harmony to pay for its tax obligations or (c) to Harmony after, or concurrently with, the consummation of a business combination.

Promptly following Harmony’s initial public offering, Harmony’s officers and directors contacted several investment bankers, private equity firms, consulting firms, legal and accounting firms, as well as numerous other business relationships. Harmony also signed fifteen nonexclusive contingent-based finder fee agreements with independent third parties (“Finders”). These agreements stipulate that the Finder is operating as an independent contractor and does not have any authority to act for, represent or bind Harmony. Such agreements generally also contained confidentiality agreements and provisions limiting the Finders’ right to make any claim against Harmony’s trust account. Finally, the agreements provide for the payment of a fee equal to a percentage of the enterprise value of a company with which Harmony ultimately completes a business combination. In addition, Harmony signed a non-exclusive finder fee agreement with one investment banking firm that required an upfront fee of $15,000 in addition to a contingent fee based upon the completion of a merger with a target identified by said firm. Harmony also entered into an agreement with Canaccord Genuity Inc. (“Canaccord”) pursuant to which Canaccord provided Harmony with certain financial advisory services in connection with a preliminary review of potential merger and acquisition opportunities for a period of 18 months from the consummation of the initial public offering. In consideration of such services, Harmony paid Canaccord a fee of $135,000 in cash upon consummation of the offering. While these independent contractors presented Harmony with a number of potential acquisition candidates, Harmony did not sign a merger agreement with any of the targets presented by the Finders. As such, there is no fee payable upon the consummation of the business combination.

Through the Finders, Harmony’s Board’s and management’s personal relationships, Harmony identified and reviewed information with respect to over 110 private companies, from which it entered into substantial discussions with 25 companies. These included discussions regarding the type and amount of consideration to be provided relative to a potential transaction. Harmony ultimately issued 14 letters of intent. Of these, only three letters of intent were fully executed by Harmony and its potential merger partners.

Harmony signed its first letter of intent with a global designer and marketer of LED lighting solutions (“LED”). On April 30, 2015, Harmony was introduced to LED by one of its Finders. Over the next three months, Harmony reviewed financial and operational diligence material provided by LED and held detailed discussions with LED’s management team. Harmony and LED also had detailed discussions regarding the framework of a transaction, including total deal consideration. On July 31, 2015, Harmony and LED executed a non-binding letter of intent, which provided for a 60 day due diligence period. During the diligence period, it became clear that LED would be unlikely to meet its revenue projections for 2015 and discussions were put on hold indefinitely. Over the following 12 months, Harmony continued to engage in a dialogue with LED, but determined that pursuing other alternatives would likely create greater shareholder value.

Harmony signed its second letter of intent with MUNDOmedia (“Mundo”), a global leader in performance-based, data-driven customer acquisition and monetization. On August 29, 2016, David D. Sgro, Harmony’s Chief Operating Officer, received an email submission on Harmony’s website from a shareholder of Mundo. Following numerous discussions and the exchange of information, Harmony and Mundo entered into a letter of intent on November 4, 2016. Following confirmatory due diligence, Harmony and Mundo entered into an Agreement and Plan of Reorganization (the “Amalgamation Agreement”) on January 7, 2016. On February 23, 2017, Harmony received notice that Mundo had terminated the previously executed Amalgamation Agreement and Harmony issued a press release later that day indicating that it believed the termination to be ineffective. On March 13, 2017, Harmony announced that it had reached an amicable resolution of its dispute with Mundo and that the Amalgamation Agreement was terminated effective February 23, 2017.

Prior to engaging in discussions with Harmony on February 23, 2017, principals of the Investment Banking & Advisory (“IBA”) division of Height Securities, LLC (“Height”), financial advisor to NextDecade, had been conducting extensive research and due diligence of the special purpose acquisition company (“SPAC”) market to identify and pursue (on behalf of their client) prospective acquirers of NextDecade. Height had approached several candidates through the course of this process, and had also explored the prospect of (a) an initial public offering of NextDecade; and (b) a reverse merger with a publicly traded small-cap company. Multiple potential candidates executed non-disclosure agreements with NextDecade, and gained access to NextDecade’s virtual data room.

By virtue of their focus on the SPAC market in the preceding months, Height IBA professionals had taken immediate note of Harmony’s announcement of having received a termination notice from Mundo; a press release was issued slightly after 3:00 p.m. ET on February 23, 2017. Height assumed that, given Harmony’s apparent need to identify a new business combination target, as well as its impending deadline to complete an initial business combination (March 27, 2017), Harmony might be willing to and interested in speaking with Height regarding NextDecade.

Height had its first contact with Eric S. Rosenfeld and David D. Sgro on February 24, 2017. A productive 45-minute telephone conversation covering significant detail closed with Harmony inviting NextDecade to provide a non-disclosure agreement (“NDA”) to Harmony. Subsequent email correspondence led to execution of the NDA by Harmony and NextDecade, and a first meeting between Height and Harmony was held in the latter’s New York offices on February 27, 2017. The meeting lasted for approximately two hours and allowed Harmony management to garner significant additional information about NextDecade and its projects.

A follow-up meeting to discuss valuation and the NextDecade investment model was held at Harmony’s offices on February 28, 2017; several additional and substantive telephone calls occurred between Height and Harmony on February 28, 2017 and March 1, 2017. The calls covered topics ranging from NextDecade’s commercial, regulatory, engineering, and gas supply strategies and standing, as well as the SPAC’s business combination process, including the various elements of the review to be conducted by the U.S. Securities and Exchange Commission (“SEC”). Harmony drew extensive detail from its experience having successfully completed four prior SPAC transactions. The parties also shared numerous assorted documents regarding current capitalization and voting mechanics.

NextDecade board members conducted several calls with Height on March 2, 2017 to address, in particular, valuation of a proposed transaction.

It was during and after these conversations that NextDecade developed its views and expectations regarding the merger consideration. Valuation of the business was considered on an intrinsic and industry comparable basis. From a fundamental position, NextDecade considered what it believes is a conservative assumption with respect to planned capacity: a scenario in which the company takes a positive final investment decision on just two trains at RGLNG.

With analytical support from Height, NextDecade reviewed financial analyses which factored in anticipated ownership granted to project-level equity investors (an assumption based on NextDecade’s view of prevailing project finance market dynamics).

NextDecade also reviewed public information disclosed by Tellurian, Inc. (“Tellurian”) (NASDAQ: TELL) with respect to an equity investment by Total S.A. (“Total”) on December 20, 2016. For an approximately 23 percent stake in Tellurian, Total paid $207 million, implying a post-money valuation of approximately $900 million. Given the competitive advantages NextDecade perceived it had relative to Tellurian (e.g., anticipated EPC costs, regulatory status, etc.), NextDecade felt it should be valued slightly higher than Tellurian in its industry peer group.

Additionally, NextDecade had recently closed a common equity investment with GE Oil & Gas which as a result of the Framework Agreement and Investment Agreement with the original equipment manufacturer, implied enhanced prospects for project-level execution (especially with respect to the provision of gas turbine and compressor equipment for RGLNG).

On March 3, 2017, Harmony filed a preliminary proxy with the SEC, which announced that Harmony would be holding an annual meeting of stockholders for the sole purpose of voting upon a proposal to amend Harmony’s amended and restated certificate of incorporation to extend the date by which Harmony had to consummate a business combination and to elect one member of Harmony’s board of directors.

On March 3, 2017, Messrs. Rosenfeld and Sgro and Adam Semler, one of Harmony’s independent board members, met at the offices of Valinor Management, L.P. (“Valinor Management”) with representatives of Height Securities and the following members of NextDecade’s board of directors: Brian Belke, David Magid, William Vrattos, Matthew Bonanno, and Avinash Kripalani. At this meeting, the group discussed backgrounds of the individuals and entities involved in the transaction, Harmony’s structure and the potential deal process, NextDecade’s business prospects and the structure and terms of a deal between Harmony and NextDecade. In particular, the deal points discussed included timelines, lock-ups, valuation, minimum cash in trust requirements, contingent consideration, management option plan, board composition, and a carve out for strategic and financial investors to invest in NextDecade prior to the closing of the business combination. During this meeting, Harmony representatives encouraged NextDecade to consider a transaction value that would mitigate transaction execution risk. Ultimately, the parties agreed to a $1.0 billion deal price combined with $200 million in contingent consideration for NextDecade members upon the achievement of certain commercial and regulatory milestones. Later on March 3, 2017, Harmony delivered the first draft of a letter of intent to NextDecade. Further drafting and commenting by both parties ensued over the weekend (March 4th and 5th), focusing on key commercial points. On March 6, 2017, Harmony provided NextDecade with an analysis of the deal timeline and NextDecade provided Harmony with a marked up version of the letter of intent. This version of the letter of intent included more detail on the contingent consideration targets, removed escrow obligations, added registration rights for NextDecade shareholders, increased the size of the post-merger board from 8 to 9 and adjusted language regarding carve-out investments and the management incentive plan.

Representatives of Height and Harmony communicated via telephone and email on March 7, 2017 to further refine various items in the letter of intent, such as escrow, the management incentive plan and pre-merger carve out investments by management and strategic and financial investors. Later the same day, Harmony forwarded a further revised letter of intent to NextDecade, which modified the terms of the pre-merger carve-out investments and added back a slightly modified escrow provision. Harmony received a further revised letter of intent on the evening of March 7, 2017, which adjusted terms of the escrow provision and pre-merger carve-out investments and addressed issues regarding the contingent milestones, public disclosure and exclusivity/termination.

On March 8, 2017, Harmony held a meeting of its board of directors to provide the members with an update on the progress of the NextDecade transaction. The board members were provided with information on NextDecade as well as a summary of the likely deal terms. Harmony’s board advised the management team to proceed with the negotiation of the letter of intent and authorized the management team to enter into a non-binding letter of intent with NextDecade. Following the meeting and after making some minor adjustments to the letter, Harmony and NextDecade executed a letter of intent on March 8, 2017. Upon the signing of the letter of intent, Harmony engaged Graubard Miller to conduct legal due diligence and begin drafting the Agreement.

On March 9, 2017, Messrs. Rosenfeld and Sgro traveled to NextDecade’s headquarters in The Woodlands, Texas, to meet with its management team. Patrick Hughes and Isaac Shmulewitz represented Height in the meeting. The NextDecade management team present and available by phone for the meeting included Kathleen Eisbrenner, Chief Executive Officer; Ben Atkins, Chief Financial Officer; Rene van Vliet, Chief Operating Officer; Krysta De Lima, General Counsel; Shaun Davison, Development & Regulatory Affairs; and Alfonso Puga, Chief Commercial Officer. The due diligence meeting included an office tour and discussions of the backgrounds of each of the aforementioned members of NextDecade’s management team. Topics of discussion also included a corporate history, review of financials, budgets, engineering, construction, site selection, regulatory process, competitive environment, supply demand economics, project costs, developments in gas supply (particularly the Permian basin), commercial relationships, heads of agreements and prospects for binding contracts.

Over the next four days, Harmony, NextDecade and their respective advisors coordinated on a press release and presentation announcing the signing of the letter of intent and providing the market with additional information on NextDecade. These documents were filed with the SEC on March 13, 2017. On the same date, Harmony filed amended proxy materials with the SEC to provide additional information concerning the extension being sought by Harmony (from March 27, 2017 to July 27, 2017), noted the signing of the letter of intent with NextDecade and included a provision that if a definitive merger agreement was not executed by Harmony by April 27, 2017, Harmony would promptly file the necessary proxy materials with the SEC to seek stockholder approval to dissolve and liquidate or have holders agree to a further extension of time to complete an initial business combination.

On March 14, 2017, Harmony and NextDecade held a joint conference call for investors. Participants included Eric S. Rosenfeld (Harmony CEO), Kathleen Eisbrenner (NextDecade CEO), Rene van Vliet (NextDecade COO), Matthew Bonanno (NextDecade board member), Brian Belke (NextDecade board member, and Avinash Kripalani (NextDecade board member). Height also held a call in the afternoon with representatives of Cantor Fitzgerald & Co. to begin coordinating efforts for future roadshows involving Harmony and NextDecade management.

On March 15, 2017, Harmony retained Cassel Salpeter & Co., LLC, an independent investment banking firm, to determine if the consideration to be paid by Harmony in the business combination was fair, from a financial point of view to Harmony and whether NextDecade had a fair market value equal to at least 80% of the balance in the trust account.

On March 16, 2017, Harmony held a meeting of its board of directors to update the members on the progress of the transaction with NextDecade. On the same day, Harmony’s outside counsel forwarded the first draft of the Agreement to NextDecade and its representatives.

Between March 15 and March 17, 2017, NextDecade management held several conference calls with current Harmony stockholders to discuss the proposed transaction. Harmony and NextDecade management also held joint meetings with investors in New York from March 22 to March 24, 2017.

On March 20, 2017, Harmony filed a supplement to its proxy statement indicating that the initial stockholders and NextDecade had agreed that if the extension amendment was approved, they or their affiliates would contribute to Harmony as a loan $0.0275 for each public share that was not converted in connection with the stockholder vote to approve the extension, for each month (or a pro rata portion thereof if less than a month), that is needed by Harmony to complete an initial business combination from March 27, 2017 until the extended date. On March 27, 2017, Harmony held its annual meeting of stockholders and 14,579,664 of Harmony’s 15,084,750 shares were voted in favor of the extension and the holders of 495,335 public shares properly exercised their right to convert their shares into cash at a conversion price of approximately $10.22 per share.

On March 21, 2017, Harmony was provided with NextDecade’s recently completed 2016 audited financial statements and on March 22, 2017, Harmony was provided with NextDecade’s unaudited January 2017 financial statements. From March 20 through March 24, Messrs. Sgro, Hughes, Shmulewitz, Atkins and Ms. Eisbrenner met or spoke with existing Harmony investors, possible investors in Harmony/NextDecade and an investment bank which could be retained to assist Harmony in identifying possible investors. These meetings where held largely for the purpose of introducing the transaction to the investment community and gauging the interest of the market in the proposed transaction.

On March 22, 2017, NextDecade forwarded its first revised draft of the Agreement to Harmony and its representatives. Between March 22nd and April 17th, the principals of Harmony and NextDecade and their respective legal counsel continued to revise the wording of various provisions in the Agreement and other transaction documents as well as finalize the schedules to the Agreement, and such transaction documents were revised accordingly based on changes that were mutually agreed upon by the parties.

On March 30, 2017, NextDecade provided Harmony with a financial model for trains 4-6, which represent the full planned operating capacity of the Brownsville LNG facility. On April 4, 2017, NextDecade provided its February unaudited financial statements to Harmony.

On April 10, 2017, Harmony’s board of directors held another telephonic meeting. Eric S. Rosenfeld, Thomas Kobylarz, John Schauerman, Leonard Schlemm and Adam Semler, representing Harmony’s entire board of directors, were present at the meeting. In addition, the following invited individuals were also present: David D. Sgro, Joel Greenblatt (Harmony’s special advisor), representatives of Cassel Salpeter, and representatives of Graubard Miller.

Prior to the meeting, copies of the then most recent drafts of the significant transaction documents, internally prepared analyses, legal due diligence review and draft fairness opinion were delivered to the directors and Mr. Greenblatt. Eric S. Rosenfeld and David D. Sgro led a discussion of the search for a merger candidate and detailed the dynamics of the NextDecade transaction. At the request of the Harmony board, Cassel Salpeter then reviewed and discussed its financial analyses with respect to Harmony, NextDecade and the proposed business combination. Thereafter, Cassel Salpeter rendered its oral opinion to the Harmony board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of April 10, 2017, (i) the fairness, from a financial point of view, to Harmony of the merger consideration to be paid by Harmony in the business combination and (ii) whether NextDecade had a fair market value equal to at least 80% of the balance of funds in Harmony’s trust account. After considerable review and discussion, the Agreement and related documents were approved, subject to final negotiations and modifications, and the board determined to recommend the approval of the Agreement.

The Agreement was signed on April 17, 2017. Prior to the market open on April 18, 2017, Harmony issued a press release announcing the execution of the Agreement and some of the salient terms of the Agreement. On the same day, Harmony filed a Current Report on Form 8-K, which included the press release, the Agreement and related exhibits.

Harmony’s Board of Directors’ and Special Advisor’s Reasons for Approval of the Transactions

The consideration to be paid pursuant to the Agreement was determined by several factors. Harmony’s board of directors and special advisor reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the business combination was in the best interests of Harmony’s stockholders. The financial data reviewed included NextDecade’s historical and projected financial statements, comparable publicly traded company analyses prepared by Harmony’s management, an analysis of pro forma capital structure and trading multiples prepared by Harmony’s management and the financial analyses reviewed and discussed with Harmony’s board of directors by Cassel Salpeter.

Harmony conducted a due diligence review of NextDecade that included an industry analysis, an analysis of NextDecade’s existing business model, historical and projected financial results, and a valuation analysis in order to enable its board of directors and special advisor to ascertain the reasonableness of the consideration being paid. During its negotiations with NextDecade, Harmony did not receive services from any financial advisor to assist it in determining what consideration to offer to NextDecade because its officers and directors and special advisor believe that their experience and backgrounds were sufficient to enable them to make the necessary analyses and determinations.

Harmony’s management, including the members of its board of directors, has long and diverse experience in both operational management and investment and financial management and analysis and, in its opinion, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Harmony’s search for a merger partner. Eric S. Rosenfeld, Harmony’s Chairman of the Board and Chief Executive Officer, served as the Chairman and Chief Executive Officer of Arpeggio Acquisition Corp., Rhapsody Acquisition Corp., Trio Merger Corp. and Quartet Merger Corp., four special purpose acquisition companies that completed business combinations in June 2006, July 2008, June 2013 and October 2014, respectively. In addition, Mr. Rosenfeld has been a board member of 18 other public companies in a number of industries, in addition to having extensive experience in the investment industry and as a private investor. David D. Sgro, a former member of Harmony’s board of directors and its Chief Operating Officer, served as the Chief Financial Officer of Quartet Merger Corp., Trio Merger Corp. and Rhapsody Acquisition Corp. and as part of the deal team for Arpeggio Acquisition Corp. In addition, Mr. Sgro has extensive experience as a private company valuation analyst, an investment analyst, an investment banker and has served on a total of 11 public company boards in the United States and Canada. Mr. Schauerman has a background in investment banking and was the Chief Financial Officer and head of corporate development for Primoris Services Corporation, which went public through a merger with Rhapsody Acquisition Corp. Mr. Schauerman also served as a director of Quartet Merger Corp. Mr. Semler began his career as an accountant, specializing in the financial services industry and later moved into investment management. Mr. Semler spent the last 16 years of his career with an investment fund where he held numerous positions, including chief operating officer. Mr. Schlemm was a co-founder of 24 Hour Fitness, one of the world’s largest privately owned and operated fitness center chains. In addition, Mr. Schlemm served as a director for Arpeggio Acquisition Corp. and Rhapsody Acquisition Corp. Finally, Joel Greenblatt, Harmony’s special advisor, is the founder and a managing partner of Gotham Capital, a private investment partnership. He is a professor on the adjunct faculty of Columbia Business School, the former chairman of the board of a Fortune 500 company, the co-founder of the Value Investors Club website, and the author of You Can Be a Stock Market Genius, The Little Book That Beats the Market, The Little Book That Still Beats the Market and The Big Secret for the Small Investor. He was also previously the special advisor to Arpeggio Acquisition Corp., Rhapsody Acquisition Corp., Trio Merger Corp. and Quartet Merger Corp. Harmony’s management believes that this experience makes Harmony’s board and special advisor uniquely qualified to render an opinion on the merits of this transaction. More detailed descriptions of the experience of Harmony’s board of directors and special advisor are included in the section of this proxy statement/prospectus entitled “Other Information Related to Harmony — Directors, Executive Officers and Special Advisor.”

The Harmony board of directors and special advisor concluded that the Agreement with NextDecade was in the best interests of Harmony’s stockholders. The Harmony board of directors considered a wide variety of factors in connection with its evaluation of the transactions. In light of the complexity of those factors, the Harmony board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Harmony board may have given different weight to different factors.

In considering the business combination, the Harmony board of directors and special advisor gave considerable weight to the following factors:

Advanced Stage of Project Development

Harmony’s board of directors and special advisor considered the considerable progress that NextDecade has made in executing on its business strategy to create a portfolio of LNG related liquefaction and pipeline projects. NextDecade is well underway in its first two projects: 1) its LNG liquefaction facility in Brownsville, Texas; and 2) the related 137 mile long 42-inch wide natural gas Agua Dulce to Brownsville pipelines. NextDecade has locked-up the Brownsville facility site via lease options, completed engineering work, negotiated contracts for construction and significant operating equipment and maintenance, completed environmental studies and submitted required regulatory filings. In addition, NextDecade has met with all landowners along its planned pipeline route and adjusted the route for non-cooperative parties.

NextDecade filed its formal application with the FERC in May of 2016, following several years of engineering work and environmental analysis. NextDecade anticipates receipt of its draft environmental impact statement (“DEIS”) from the FERC in the first half of 2017 and is planning for final regulatory approval in the middle of 2018. To date, NextDecade has invested considerable time and financial resources in an effort to win regulatory approval; negotiate contracts for construction, equipment and maintenance; build a top tier management team; and establish customer relationships. The considerable amount of time and resources required to get this far through the development stage serves as a deterrent to entry and could be viewed as a significant competitive advantage. While risks remain (discussed in greater detail later herein), these first projects are advanced to a stage where there is significantly less risk and Harmony’s Board and Special Advisor believe that they have the potential to create significant value for Harmony’s shareholders.

High Free Cash Flow Potential

Harmony’s board of directors and special advisor considered NextDecade’s ability to generate free cash flow from its revenues and EBITDA. Harmony’s board considers free cash flow generation to be of paramount importance because the value of a company is the present value of future free cash flows. In addition, free cash flow is essential in order to pay down debt and pay dividends to shareholders. NextDecade has created a series of LNG related projects that have the potential to generate significant free cash flow due both to the immense scope of these projects and the way in which NextDecade intends to fund their development. In total, the six trains and related pipeline assets have the potential to generate well over $200 billion of revenue over their expected lives. Since NextDecade intends to fund construction of the liquefaction facility and related pipelines at the project level, with fixed returns to project-level debt and equity holders, NextDecade will be the beneficiary of the residual cash flow stream with relatively few operating expenses at the corporate level. NextDecade believes that it will be able to take advantage of industry standard project-level fixed rate equity and debt because of the way it intends to contract for the sale of LNG. In particular, NextDecade intends to sell its liquefaction capacity using (industry standard) 20 year take or pay contracts, where the customer agrees to pay a fixed tolling or processing fee. These long-term contracts with extremely highly predictable cash flows are very attractive to both project level debt and equity investors.

As demonstrated by the projections provided to Harmony, once fully operational the six trains in Brownsville and the pipeline assets could generate annual operating pretax cash flows exceeding $3.8 billion on an unlevered basis. For purposes of the NextDecade, LLC financial projections, pre-tax unlevered operating cash flows is a non-GAAP measurement defined as EBITDA less projected operating capital expenditures and does not include anticipated capital expenditures associated with the construction of NextDecade’s assets. Not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measures is available to NextDecade without unreasonable effort. The probable significance of providing such non-GAAP measures is that the corresponding GAAP financial measures may be materially different from the corresponding non-GAAP financial measures. NextDecade could take final investment decision (“FID”) with as few as two trains (out of six) and still generate significant positive free cash flows. Harmony’s board of directors and special advisor view this cash flow generating capacity, relative to the transaction value, as extremely attractive and believe that these cash flows have the potential to create significant value for Harmony’s shareholders.

High Potential Return on Invested Capital

Harmony’s board of directors and special advisor considers the ability to earn a return in excess of a company’s cost of capital an important factor in determining the fair value of a company because growth in excess of a company’s cost of capital adds value. As discussed in the previous section, NextDecade intends to finance the development and construction costs of it various LNG projects at the project, rather than the corporate, level. Any residual cash flow after the required distributions to both project level debt and equity holders would flow directly to NextDecade. Since the projects will be funded with outside capital at the project level, NextDecade will run an asset light business model with very little required capital investments. As such, NextDecade should be able to generate well above average returns on its invested capital. Harmony’s board of directors and special advisor view this high return on invested capital capacity to be a favorable business characteristic that has the potential to create value for Harmony’s shareholders.

Diversification

Harmony’s board of directors and special advisor considered NextDecade’s industry, customer and geographic diversification in order to determine the risk inherent in the company’s operations. The company is entirely dependent upon the natural gas industry as its pipeline and liquefaction projects all involve the transport or processing of natural gas. As such, NextDecade is subject to risks associated with that market, including changes in supply and demand, the price of oil, new natural gas discoveries, new technology, regulation, competition, and more. While the board of directors and special advisor view this industry risk as material, they noted that this type of risk was present in most of the alternative transactions reviewed by Harmony since very few of these companies were conglomerates with multiple lines of business.

Despite NextDecade’s focus on only one industry, it was noted that the company has put together a portfolio of projects within the natural gas industry. In addition to the 27 mtpa Brownsville facility and related pipeline projects, NextDecade has leased a 994 acre Texas City property and has plans to construct a LNG liquefaction facility with capacity of at least 13.5 mtpa (“Shoal Point”). While this facility is not yet under development, the company expects that much of the engineering and design work done for the Brownsville facility will help to advance the Shoal Point project. Harmony’s board and special advisor believe that this portfolio approach to project development helps to decrease the risk of an investment in NextDecade and provides the company with more avenues of possible growth.

The Experience of NextDecade’s Management

Another important factor to Harmony’s board of directors and special advisor in identifying an acquisition target was that the company have a seasoned management team with significant relevant industry experience. Harmony reviewed the credentials of NextDecade’s management team and found that the 4 C-Level executives had more than 100 years of experience in either LNG or oil and gas. In particular, Kathleen Eisbrenner, NextDecade’s founder and CEO, is a thought leader in the LNG industry and helped to pioneer the Floating, Storage Regasification Unit (“FSRU”) industry as the founder and CEO of Excelerate LNG. Ms. Eisbrenner was also an EVP at Royal Dutch Shell, where she was responsible for its global LNG portfolio and trading, a member of the board of Chesapeake Energy and is currently a member of the National Petroleum Council. Rene van Vliet, NextDecade’s COO, has spent 32 years in oil and gas space and most recently served as VP of Global LNG, Shell Gas & Power. Alfonso Puga, NextDecade’s Chief Commercial Officer, has spent more than 18 years in the natural gas and LNG industries, working at Gas Natural, Union Fenosa Gas, Essent Trading and most recently at Goldman Sachs. Ben Atkins, NextDecade’s CFO, is a CFA charterholder and CPA who spent 10 years in underwriting and portfolio management roles for thermal power and midstream equity investments with GE Capital. Overall, Harmony’s board of directors and special advisor concluded that NextDecade’s management team is uniquely qualified and give NextDecade a competitive advantage relative to other development stage companies in the LNG industry.

Favorable Financial Projections

Harmony’s board of directors and special advisor considered the financial models from NextDecade detailing projected financial operations of NextDecade. The projected financial operations included pro-forma operations of the Rio Grande LNG and Rio Bravo pipeline projects only and did not include anticipated operations from NextDecade’s proposed Shoal Point project. A summary of the projected financial operations of NextDecade are shown below.

Summary of NextDecade, LLC Financial Projections

($ Millions)	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Revenue(1)	$—	$—	$—	$—	$—	$593	$1,863	$2,630	$3,635	$4,654	$4,962
EBITDA(2)	$(44)	$(71)	$(90)	$(184)	$(320)	$150	$1,250	$1,905	$2,750	$3,626	$3,892
Pre-Tax Unlevered Operating Cash Flows(3)	$(44)	$(71)	$(90)	$(184)	$(320)	$147	$1,237	$1,886	$2,721	$3,587	$3,844

____________

(1)      For purposes of the NextDecade, LLC financial projections, revenue is assumed to comprise only the anticipated revenue associated with the liquefaction services NextDecade will conduct for its customers.

(2)      For purposes of the NextDecade, LLC financial projections, EBITDA is a non-GAAP measurement defined as net earnings before interest expense, taxes, depreciation and amortization.

(3)      For purposes of the NextDecade, LLC financial projections, pre-tax unlevered operating cash flows is a non-GAAP measurement defined as EBITDA (as defined in (2) above) less projected operating capital expenditures and does not include anticipated capital expenditures associated with the construction of NextDecade’s assets.

Favorable Industry Dynamics

Harmony’s board of directors and special advisor considered the industry within which NextDecade operates to assess the opportunities and threats to the company’s business model. Shell published its 2017 LNG Outlook and noted that demand growth from China, India and new entrants has absorbed 2016 supply growth and that global demand for LNG is set to rise at an annual rate of 4% to 5% through 2030. As a result, Shell believes that new investments will be required to meet growing LNG demand after 2020. Given that NextDecade’s first trains are expected to come online in 2022, the company’s timing relative to an expected supply demand imbalance positions it well to secure supply contracts. Harmony’s board of directors and special advisor viewed these favorable industry dynamics as a significant positive factor in its assessment of NextDecade.

Favorable Competitive Dynamics

Harmony’s board of directors and special advisor also reviewed NextDecade’s positioning relative to other existing producers or potential producers of LNG. Given the importance of being a low cost provider, the board focused on NextDecade’s expected cost structure. The fully delivered cost of LNG is determined by several key factors including: 1) the price of natural gas, 2) pipeline costs, 3) tolling/processing costs and 4) shipping costs. Each of these costs plays a role in determining the success of an LNG project because customers are seeking the lowest risk and lowest cost supply of LNG.

Gas & Pipeline Costs — NextDecade’s geographic location provides it with access to a significant supply of low cost natural gas. NextDecade’s Rio Grande facility will be optimally located close to key reserve basins (especially the Permian Basin and Eagle Ford Shale) and will access different pipeline networks than those available to other, competing projects located in Eastern Texas and Western Louisiana. Overall, the Permian Basin alone saw nearly $30 billion of M&A activity in 2016; drilling and completion spending is expected to increase in the coming years. These formations are expected to contain large quantities of associated gas, which must be produced as a byproduct of the underlying oil reserves. The State of Texas severely restricts the flaring of natural gas, so this associated gas is likely to reach Gulf Coast markets economically. Due to the production economics for the primary resource (oil), many Permian producers are expected to face sub-zero breakeven prices with respect to the price of the associated gas — in other words, producers can continue to economically produce oil even if they have to pay someone take the gas. NextDecade believes that large, stable sources of gas demand such as RGLNG are likely to be highly attractive to gas producers, and the scope for incremental domestic demand may be limited.

Construction Costs — Engineering, procurement and construction (“EPC”) costs for NextDecade’s Rio Grande LNG project are expected to be among the most competitive in the world due to NextDecade’s close collaboration with its EPC contractor, Chicago Bridge & Iron (“CB&I”), and key equipment providers such as GE Oil & Gas (“GE”). NextDecade has been diligent in minimizing project risk through the use of well-established design and proven technology such as Air Products C3MR™ liquefaction trains. Based on the progress of its detailed engineering and cost optimization exercises to date, NextDecade estimates construction costs for the first three liquefaction trains of the Rio Grande LNG project of approximately $478-502/ton before owners’ costs, financing costs, and contingencies. NextDecade estimates construction costs for a positive FID on just two trains would be $536-563/ton. CB&I and NextDecade have also identified a number of value improvement and enhancement proposals and the associated cost reduction potential associated with each. NextDecade believes that value improvements could achieve further potential EPC cost reduction to approximately $500-535/ton for two trains, with a target reduction to less than $450/ton in the three-train base case, through optimization efforts undertaken by NextDecade in conjunction with its EPC contractor, equipment suppliers, and other integrated system vendors. NextDecade is in the process of finalizing detailed negotiations for a lump-sum turnkey (“LSTK”) EPC contract that includes performance, time, and cost guarantees.

Shipping Costs — Finally shipping costs are a factor given the international nature of the LNG industry. While shipping costs for Rio Grande will be higher than certain international competitors (i.e. Australian producers shipping to China), NextDecade believes that its costs will be competitive with any of its Gulf Coast competitors and may actually be more attractive given that Rio Grande is not located in a congested shipping lane.

Harmony’s board of directors and special advisor believe that positive geographic and company specific cost advantages noted above position Rio Grande as a low cost competitor in the LNG industry and are probable to result in a higher likelihood of success relative to competing projects.

Costs Associated with Effecting the Business Combination

Harmony’s board and its special advisor determined that the costs associated with effecting the mergers with NextDecade would likely be higher than the costs of some of the other targets that Harmony reviewed, but that the difference in cost would not be material given the size of the transaction. Harmony’s board and its special advisor noted that NextDecade had financial statements that had been previously audited by a big four accounting firm. However, these financial statements would need to be reaudited to comply with U.S. public company standards. The cost of complying with this requirement will result in additional costs for NextDecade that would be in excess of costs to be incurred by a company that already had PCAOB compliant financial statements; however, these costs are likely lower than they would be for a company that had not previously undergone an audit of any kind. As a result of previous audit work, NextDecade has the systems, policies and procedures in place to handle these audits in a timely and efficient manner. NextDecade will also incur costs to prepare the documents required for disclosure in Harmony’s prospectus, including, but not limited to, a business description, risk factors and pro-forma financial statements. Harmony’s board and special advisor believe that the costs associated with the preparation of these disclosure items will be similar to those of most of the other potential merger partners under consideration by Harmony. Finally, Harmony’s board and special advisor recognized that no finders’ fee would be paid in conjunction with a transaction with NextDecade; while transactions with many of Harmony’s other potential merger partners would have resulted in a fee.

NextDecade’s Ability to Execute its Business Plan After the Business Combination Using its Own Available Cash Resources since Part of the Cash Held in Harmony’s Trust Account May be used to Pay Harmony’s Public Stockholders who Exercise their Conversion Rights

Harmony’s board of directors and special advisor considered the risk that the current public stockholders of Harmony would demand to convert their public shares for cash upon consummation of the mergers, thereby reducing the amount of cash available to Harmony following the mergers or cause a condition under the merger agreement not to be met. The board and the special advisor deemed this risk to be no worse with regard to NextDecade than it would be with regard to other target companies and believe that given the company’s strong free cash flow generation and its ability to fund its growth from internally generated funds, NextDecade will still be able to implement its business plan, even if the full amount of the funds deposited in the trust account is not available at closing.

Key Risks and Uncertainties

Harmony’s board of directors and special advisor also considered a variety of uncertainties, risks, and other potentially negative factors relevant to the business combination, including but not limited to the following:

•         Natural gas and LNG prices can be volatile, and a sustained decline in commodity prices could adversely affect NextDecade’s business, financial condition, and ability to secure firm customer commitments, among other factors.

•         The LNG industry is highly competitive and faces competition from alternative fuel sources.

•         NextDecade’s cost and revenue projections are based on assumptions made by the company without the benefit of operating history, and any material inaccuracies may adversely affect the present value of the combined entity.

•         The combined entity is not expected to achieve a positive cash flow until its projects are operational, which will be several years away and, accordingly, distributions to investors may be limited or delayed. Its business is difficult to evaluate because it has limited operating history, and it is susceptible to the potential difficulties associated with rapid growth and expansion.

•         NextDecade’s liquefaction and pipeline projects require substantial capital that it may be unable to obtain, or may not be able to secure on acceptable terms, which could lead to a decline in its ability to achieve commercial operations on schedule or in the manner anticipated as of the date of the business combination.

•         NextDecade’s projects are located in the State of Texas, making it vulnerable to risks associated with a concentration of operations in a single geographic area, or to risks that local communities may attempt to cause delays, damage to reputation, and difficulties to obtaining or renewing permits.

•         NextDecade’s operations and development projects are highly reliant upon regulatory approvals at the federal, state, and municipal levels; regulatory compliance can be burdensome and expensive and adversely affect the feasibility of conducting its operations.

•         The combined entity will continue to be majority owned — and its board of directors controlled — by funds managed by York Capital Management Global Advisors, LLC or its affiliates (“York Capital Management”), Valinor Management, and Halcyon Capital Management, and their interests (whether individually or collectively) may differ from current or prospective public shareholders.

•         Any failure by NextDecade to comply with applicable environmental laws and regulations could result in governmental authorities taking actions that adversely affect its operations and financial condition, whether before or during commercial operations.

•         NextDecade may depend upon several significant purchasers for the sale of most of its LNG, and the loss of one or more key prospective customers prior to execution of binding purchase agreements could adversely affect the timing and magnitude of its revenues.

•         NextDecade has not yet concluded negotiations for the terminal site lease in Brownsville, Texas, and has obtained right-of-way options for only a portion of its Rio Bravo Pipeline route.

•         NextDecade consists of several critical senior management and other key employees who may not remain with the combined entity following the closing. The company will face customary challenges of a competitive energy market to attract and retain human capital, and could be negatively impacted if certain key skilled professional and technical personnel were not available.

•         NextDecade may rely upon certain engineering and equipment providers, and may remain exposed to design and construction risks.

•         Arrangements involving “Carve-Out Investors” — whether strategic or financial sponsor in nature — could dilute Harmony interests before the merger is consummated and closed.

•         Natural disasters, terrorist attacks, or military campaigns may adversely impact NextDecade’s business; these and other risks and hazards may not be fully covered by insurance.

•         Unethical conduct and non-compliance with applicable laws could have a significant adverse effect on the combined entity and its business.

•         The business combination might not be consummated in a timely manner or the closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Harmony’s stockholders. The period remaining between now and July 27, 2017 may not be sufficient time for regulators to complete their review or Harmony stockholders to hold their vote on the underlying business combination.

However, Harmony’s board of directors and special advisor determined that the positive aspects of the business combination outweighed these potential negative aspects.

Valuation

Based on a discounted cash flow analysis a review of comparable publicly traded companies and the board’s significant transaction experience, Harmony’s board and the special advisor agreed upon and negotiated terms which they felt were in the best interest of Harmony’s stockholders. The board and special advisor used the analyses described below to estimate the likely range of values at which NextDecade could be expected to trade in the public market.

Projections Furnished by NextDecade to Harmony

NextDecade provided Harmony with its internally prepared projections for the full build out of its 27 mtpa liquefaction Rio Grande facility in Brownsville and the related pipeline assets. The revenue and cash flows in these projections extend through the first quarter of 2067. The projections assume that the construction of the projects are funded at the project level using a combination of debt and fixed-rate equity financing. Harmony has slightly modified these projections to account for costs to be incurred between the present and FID (which were not included in the project level models), to eliminate the concept of a dividend recap at the end of the first 20-year take or pay contracts and added an effective tax rate of 35%. The operating costs between present and FID were added because the projections provided modeled out the projects from their start dates and did not appropriately reflect costs that would be incurred leading up to FID. Harmony believes that the elimination of the dividend recaps, which could be viewed as more speculative because they make assumptions with regard to the financing environment beyond 20 years from present, is a more conservative approach and effectively lowers the present value of future cash flows. Finally, Harmony reduced the free cash flow projections using an effective tax rate of 35% in order to reflect the actual cash flows that will be available to an equity investor in NextDecade.

The projections were not prepared with a view to public disclosure or under GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the business combination, as the projections may be materially different than actual results.

The projections reflect numerous assumptions including assumptions with respect to tolling fees, debt and equity financing rates, leverage, construction costs, timeline of regulatory approvals and FID, production capacity, power costs, operating costs, overhead costs and various other factors, all of which are difficult to predict and many of which are beyond NextDecade’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The financial projections for revenue and costs are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond NextDecade’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that NextDecade or its representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections were requested by, and disclosed to, Harmony for use as a component in its overall evaluation of NextDecade, and are included in this proxy statement on that account. NextDecade has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Harmony. Neither NextDecade’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of NextDecade compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Harmony will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, NextDecade’s management. Marcum LLP, NextDecade’s auditor, has neither examined, compiled nor performed any other procedures with respect to the projections and, accordingly, Marcum does not express an opinion or any other form of assurance with respect thereto. The reports furnished by Marcum included in this proxy statement relate to historical financial information of NextDecade. They do not extend to the projections and should not be read as if they do.

The projections used by Harmony in its analysis of NextDecade are summarized below (in millions of dollars, except percentages):

Year	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Revenue	—	—	—	—	—	593.0	1,863.0	2,630.0	3,635.0	4,654.0	4,962.0
EBITDA	(44.0)	(71.0)	(90.0)	(184.0)	(320.0)	150.0	1,250.0	1,905.0	2,750.0	3,626.0	3,892.0
Pretax FCF to ND	(44.0)	(18.0)	—	(62.0)	(140.0)	(143.0)	914.0	706.0	1,136.0	1,719.0	1,751.0
Taxes	15.4	6.3	—	21.7	49.0	50.1	(319.9)	(247.1)	(397.6)	(601.7)	(612.9)

After Tax FCF to ND	(28.60)	(11.70)	—	(40.30)	(91.00)	(92.95)	594.10	458.90	738.40	1,117.35	1,138.15

Year	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Revenue	4,993.0	5,024.0	5,056.0	5,089.0	5,123.0	5,157.0	5,192.0	5,229.0	5,266.0	5,304.0	5,343.0
EBITDA	3,901.0	3,911.0	3,921.0	3,896.0	3,893.0	3,907.0	3,922.0	3,936.0	3,951.0	3,966.0	3,981.0
Pretax FCF to ND	1,750.0	1,752.0	1,754.0	1,724.0	1,716.0	1,721.0	1,729.0	1,672.0	1,381.0	1,319.0	1,330.0
Taxes	(612.5)	(613.2)	(613.9)	(603.4)	(600.6)	(602.4)	(605.2)	(585.2)	(483.4)	(461.7)	(465.5)

After Tax FCF to ND	1,137.50	1,138.80	1,140.10	1,120.60	1,115.40	1,118.65	1,123.85	1,086.80	897.65	857.35	864.50

Year	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049
Revenue	5,383.0	5,424.0	5,466.0	5,119.0	4,216.0	5,499.0	5,822.0	6,385.0	7,585.0	7,920.0	7,962.0
EBITDA	3,996.0	4,010.0	4,024.0	3,701.0	2,887.0	4,027.0	4,527.0	4,987.0	6,016.0	6,266.0	6,263.0
Pretax FCF to ND	2,044.0	2,749.0	2,242.0	1,760.0	1,773.0	2,383.0	2,233.0	2,731.0	3,879.0	4,287.0	4,282.0
Taxes	(715.4)	(962.2)	(784.7)	(616.0)	(620.6)	(834.1)	(781.6)	(955.9)	(1,357.7)	(1,500.5)	(1,498.7)

After Tax FCF to ND	1,328.60	1,786.85	1,457.30	1,144.00	1,152.45	1,548.95	1,451.45	1,775.15	2,521.35	2,786.55	2,783.30

Year	2050	2051	2052	2053	2054	2055	2056	2057	2058	2059	2060
Revenue	8,006.0	8,050.0	8,096.0	8,143.0	8,191.0	8,240.0	8,291.0	8,342.0	8,395.0	8,450.0	8,505.0
EBITDA	6,262.0	6,262.0	6,263.0	6,263.0	6,264.0	6,266.0	6,269.0	6,272.0	6,275.0	6,278.0	6,281.0
Pretax FCF to ND	4,276.0	4,271.0	4,267.0	4,266.0	4,264.0	4,263.0	4,261.0	4,259.0	4,304.0	4,377.0	5,166.0
Taxes	(1,496.6)	(1,494.9)	(1,493.5)	(1,493.1)	(1,492.4)	(1,492.1)	(1,491.4)	(1,490.7)	(1,506.4)	(1,532.0)	(1,808.1)

After Tax FCF to ND	2,779.40	2,776.15	2,773.55	2,772.90	2,771.60	2,770.95	2,769.65	2,768.35	2,797.60	2,845.05	3,357.90

Discounted Cash Flow Analysis

Harmony’s board of directors and special advisor reviewed a discounted cash flow analysis that was prepared by Harmony’s management team in order to determine the approximate price at which the combined company would trade in the public markets. A discounted cash flow analysis uses projected future free cash flows discounted back to the present using a risk adjusted rate in order to determine the value of an asset. Harmony’s management applied this valuation technique to assist the board of directors and special advisor in determining the present value of NextDecade’s operations, or enterprise value. Harmony used NextDecade’s internally generated projections through fiscal year 2060 (as shown above) as the basis for Harmony’s free cash flow assumptions.

NextDecade is structured as a holding company for numerous LNG related activities. Its initial development plans currently consist of the 27 mtpa Rio Grande liquefaction facility in Brownsville, Texas and the related pipelines that will serve that facility. In addition, the company has development plans for an additional liquefaction facility in Northeastern Texas and additional pipelines. These additional projects have not been modeled into the projections and should be viewed as upside to the valuation derived from these projections. It is important to note that the “projects” (trains and pipelines) will be financed by both debt and equity at the project level and the residual cash flow will accrue to NextDecade.

As discussed above, there are a number of key assumptions in these projections, and Harmony has generally relied on the assumptions provided by the management team. However, Harmony stress tested some of these key variables to assess their impact. As shown above, NextDecade will be cash flow negative until 2023, which is the first full year of LNG production (from Trains 1 and 2). NextDecade will need to raise debt and equity to fund construction, but these funds will be raised at the project rather than the company (NextDecade) level. Once the projects become operational, significant free cash flow begins to accrue to the company.

Harmony’s management used two separate approaches to discount these projected cash flows back to the present. These approaches and the resulting equity values are detailed below:

1)       Harmony took expected cash flows through 2060 and discounted them back at a required equity rate of return of 20%. Over the last 50 years, equity rates of return (as measured by the S&P 500) have averaged 11.5% or a premium of 6.6% over the risk free rate (as measured by U.S. Treasuries). Therefore the 20% rate used in this analysis is quite a bit higher than typical public company equity expected rates of return. However, Harmony has taken a more conservative approach because we believe that NextDecade’s stage of development represents a higher degree of risk than the typical S&P 500 company. As such, Harmony believes that an equity level investor would require a premium return in order to invest at present. The resulting present value of these cash flows is approximately $1.5 billion.

2)       Harmony took expected cash flows from the time the project becomes operational and begins to generate positive free cash flows (2023 through 2060) and discounted these cash flows back to 2022 at a required equity rate of return of 15%. This required rate of return is well below the rate used above because Harmony believes that investors would require a much lower rate of return after regulatory hurdles are passed, contracts are in place and construction is completed. This stream of cash flows was then discounted back from 2023 at a rate of 25% to reflect the higher risk during this pre-completion period. The resulting present value is also approximately $1.5 billion.

Comparable Company Analysis

Harmony’s board of directors and special advisor also assessed comparable publicly traded companies to determine the value that the public markets would likely ascribe to Harmony following a merger with NextDecade. While there are not many comparable publicly traded companies, there is one particular company that Harmony’s management believes is a very good comparable for NextDecade and one that is illustrative of where NextDecade could trade once its projects become operational.

Harmony’s management believes that Tellurian (NASDAQ:TELL) is the best possible comparable company. Tellurian was founded in 2015 by the former CEO of Cheniere, which is a successful publicly traded operating liquefaction company. In early February of this year, Tellurian went public via reverse merger with a small energy company which had little to no operations. Tellurian has a 26 mtpa liquefaction facility under development and recently filed its application for FERC approval. Tellurian has publicly stated that it anticipates FERC approval by mid-2018 and expects to be producing LNG in 2022. Tellurian received investments from GE ($25 million) and Total ($207 million) prior to the consummation of its reverse merger. At the completion of the reverse merger on February 10, 2017, Tellurian had a market capitalization of $2.3 billion. Subsequently, the stock has been somewhat volatile, trading as high as $4.0 billion and as low as $2.0 billion. At the time of the approval of the transaction, Tellurian had a market capitalization of $2.35 billion and trading in the stock had been quite active since the close of the merger. While Tellurian is very similar to NextDecade, Harmony believes that NextDecade has some significant competitive advantages relative to Tellurian. In particular, Tellurian began the FERC regulatory approval process a year later, Tellurian’s modular design is expected to cost more to construct than NextDecade’s more traditional (proven) design, and Tellurian’s facility in Louisiana is in a less favorable position relative to natural gas feedstocks. For these reasons, Harmony believes that NextDecade is a superior company and should trade at a premium valuation to Tellurian.

The best illustration of a company that has moved through the development stage and is now producing LNG is Cheniere Energy (NYSE:LNG). Cheniere received FERC approval for the first 2 trains of its Sabine Pass LNG facility in April of 2012, so it is approximately 6 years ahead of NextDecade, which anticipates receiving FERC approval in June of 2018. Cheniere has built out a number of its trains and in 2016 finally achieved positive EBITDA. The company currently has a market capitalization of over $11 billion and an enterprise value of nearly $35 billion. While it is challenging to compare a development stage company with an operating company, Harmony believes that discounting back Cheniere’s current market capitalization by 6 years provides a useful valuation data point. Given the risks inherent in a development stage company, Harmony believes that an equity investor would require a higher than usual annual rate of return. Using discount rates ranging from 25% to 30% per year, Harmony derived an equity valuation range of $2.3 billion to $2.9 billion for NextDecade using this comparable company approach.

Opinion of Financial Advisor

In making its determination with respect to the business combination, Harmony’s board of directors and special advisor also considered the financial analysis reviewed by Cassel Salpeter with the Harmony board, and the oral opinion of Cassel Salpeter to the Harmony board (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of April 10, 2017, (i) the fairness, from a financial point of view, to Harmony of the consideration to be paid by Harmony in the business combination pursuant to the Agreement and (ii) whether NextDecade had a fair market value equal to at least 80% of the balance of funds in Harmony’s trust account. See “— Opinion of Financial Advisor to the Board of Directors of Harmony.”

Satisfaction of 80% Test

It is a requirement under Harmony’s amended and restated certificate of incorporation that any business acquired by Harmony have a fair market value equal to at least 80% of the balance of the funds in the trust account (exclusive of deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of NextDecade generally used to approve the business combination described herein, the Harmony board of directors determined that this requirement was met. The board determined that consideration being paid in the business combination, which amount was negotiated at arms-length, was fair to and in the best interests of Harmony and its stockholders and appropriately reflected Harmony’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills as well as quantitative factors such as NextDecade’s historical growth rate and its potential for future growth in revenues and profits. Harmony’s board of directors believe that the financial skills and background of its members and special advisor qualify it to conclude that the acquisition of NextDecade met this requirement. In addition, the Harmony board of directors considered the financial analysis reviewed by Cassel Salpeter with the Harmony board, and the oral opinion of Cassel Salpeter to the Harmony board (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of April 10, 2017, whether NextDecade had a fair market value equal to at least 80% of the balance of funds in Harmony’s trust account.

Interests of Harmony’s Directors, Officers and Others in the Business Combination

In considering the recommendation of Harmony’s board of directors in favor of approval of the Merger Proposal, you should keep in mind that Harmony’s initial stockholders, including its directors and executive officers and special advisor, have interests in such proposal that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•         If the business combination with NextDecade or another business combination is not consummated by July 27, 2017 or such later date as approved by Harmony’s stockholders, Harmony will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 3,026,250 initial shares held by Harmony’s initial stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Harmony’s initial public offering, would be worthless because Harmony’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $      based upon the closing price of $      per share on Nasdaq on     , 2017.

•         The Harmony initial stockholders purchased an aggregate of 508,500 private units from Harmony for an aggregate purchase price of $5,085,000 (or $10.00 per unit). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Harmony received from these purchases were placed in the trust account. Such units had an aggregate market value of $      based upon the closing price of $      per unit on Nasdaq on     , 2017. The purchasers waived the right to participate in any redemption or liquidation distribution with respect to such private units. Accordingly, the private units and underlying securities will become worthless if Harmony does not consummate a business combination within the required time period.

•         The transactions contemplated by the Agreement provide that Eric S. Rosenfeld and David D. Sgro will be directors of Harmony following the business combination (assuming they are elected at this meeting). As such, in the future each may receive cash fees, stock options or stock awards that the Harmony board of directors determines to pay to its directors.

•         If Harmony is unable to complete a business combination within the required time period, Mr. Rosenfeld will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Harmony for services rendered or contracted for or products sold to Harmony, but only if such a vendor or target business has not executed a trust account waiver agreement.

•         Harmony’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Harmony’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Harmony fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Harmony may not be able to reimburse these expenses if the transactions, or another business combination, is not completed by the required date. As of     , 2017, Harmony’s officers, directors, initial stockholders and their affiliates had not incurred any unpaid reimbursable expenses but may do so prior to the special meeting.

•         Since its inception, Harmony’s officers, directors and special advisor have made loans from time to time to Harmony to fund working capital requirements (excluding loans made to extend the time period Harmony has to complete a business combination). As of the date of this proxy statement, an aggregate of approximately $223,600 principal amount of these loans is outstanding. These loans are evidenced by non-interest bearing notes, all of which are convertible at the lenders’ election upon the consummation of an initial business combination into units of Harmony, at a price of $10.00 per unit. If Harmony’s officers and directors converted the full amount of the notes into units, it would result in them being issued an aggregate of 22,360 shares of common stock and 22,360 warrants of Harmony. If the business combination is not consummated, the notes will not be repaid or converted and will be forgiven.

•         In connection with Harmony obtaining the extension of time to complete an initial business combination, the initial stockholders and NextDecade have loaned Harmony an aggregate of approximately $1,210,500 for the contributions necessary to secure such extension. These loans are evidenced by non-interest bearing notes. If the business combination is not consummated, the notes will not be repaid and will be forgiven.

•         If Harmony is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Mr. Rosenfeld has agreed to advance Harmony the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

Recommendation of Harmony’s Board of Directors

After careful consideration of the matters described above, particularly NextDecade’s stage of development, potential for free cash flow generation and above market returns on invested capital, favorable industry and geographic conditions, the experience of NextDecade’s management, as well as its attractive valuation relative to public competitors and Harmony’s DCF analyses, Harmony’s board of directors determined that each of the Merger Proposal, the Charter Proposals, the Director Election Proposal and the Adjournment Proposal, if presented, are fair to and in the best interest of Harmony’s stockholders and unanimously recommends that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Harmony board of directors and special advisor is not meant to be exhaustive, but includes the material information and factors considered by the Harmony board of directors and special advisor.

Opinion of Financial Advisor to the Board of Directors of Harmony

On April 10, 2017, Cassel Salpeter rendered its oral opinion to the Harmony board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), that, as of April 10, 2017, (i) the merger consideration to be issued by Harmony in the business combination pursuant to the Agreement was fair, from a financial point of view, to Harmony and (ii) NextDecade had a fair market value equal to at least 80% of the balance of funds in Harmony’s trust account.

The summary of Cassel Salpeter’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any of Harmony’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the transactions or otherwise.

The opinion was addressed to the Harmony board for the use and benefit of the members of the Harmony board (in their capacities as such) in connection with the Harmony board’s evaluation of the Transaction. Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to Harmony or any other party to the Agreement, any security holder of Harmony or such other party, any creditor of Harmony or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the Harmony board took into account in making its determination to approve the business combination, including those described elsewhere in this proxy statement.

The opinion only addressed whether, as of the date of the opinion, (i) the merger consideration to be issued in the business combination pursuant to the Agreement was fair, from a financial point of view, to Harmony and (ii) NextDecade had a fair market value equal to at least 80% of the balance of funds in Harmony’s trust account. It did not address any other terms, aspects, or implications of the business combination or the Agreement, including, without limitation, (i) any term or aspect of the business combination that was not susceptible to financial analysis, (ii) the fairness of the business combination, or all or any portion of the merger consideration, to any security holders of Harmony, NextDecade, any Blocker Company or any other person or any creditors or other constituencies of Harmony, NextDecade, any Blocker Company or any other person, (iii) the appropriate capital structure of Harmony or NextDecade, any Blocker Company or whether Harmony should be issuing debt or equity securities or a combination of both in the business combination, (iv) any capital raising or financing transaction contemplated Harmony, NextDecade or any Blocker Company, including, without limitation, whether Harmony, NextDecade or any Blocker Company should be issuing debt or equity securities or a combination of both therein, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the business combination, or any class of such persons, relative to the merger consideration in the business combination or otherwise. Cassel Salpeter did not express any opinion as to what the value of shares of Harmony Common Stock actually would be when issued in the business combination or the prices at which shares of Harmony Common Stock or Blocker membership interests or NextDecade membership interests may trade, be purchased or sold at any time, and Cassel Salpeter made no representation or warranty regarding the adequacy of its opinion or the analyses underlying its opinion for the purpose of Harmony’s compliance with the terms of its amended and restated certificate of incorporation, the rules of any securities exchange or any other general or particular purpose.

Cassel Salpeter’s opinion did not address the relative merits of the business combination as compared to any alternative transaction or business strategy that might exist for Harmony, or the merits of the underlying decision by the Harmony board or Harmony to engage in or consummate the business combination. The financial and other terms of the business combination were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. In addition, Cassel Salpeter was not authorized to, and Cassel Salpeter did not, solicit indications of interest from third parties regarding a potential transaction involving Harmony.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions, as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion to the Harmony board or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•         Reviewed a draft, dated April 7, 2017, of the Agreement.

•         Reviewed certain publicly available financial information and other data with respect to Harmony and NextDecade that Cassel Salpeter deemed relevant.

•         Reviewed certain other information and data with respect to Harmony and NextDecade made available to Cassel Salpeter by Harmony and NextDecade, including estimates and projections with respect to the future financial performance of NextDecade for the years ending December 31, 2017 through December 31, 2067, prepared by management of NextDecade (the “Projections”) and other internal financial information furnished to Cassel Salpeter by or on behalf of Harmony and NextDecade.

•         Compared the implied equity value reference ranges of NextDecade to the balance, as provided by Harmony management, of the funds in Harmony’s trust account.

•         Discussed the business, operations, and prospects of NextDecade and the proposed business combination with Harmony’s and NextDecade’s management and certain of Harmony’s and NextDecade’s representatives.

•         Conducted such other analyses and inquiries, and considered such other information and factors, as Cassel Salpeter deemed appropriate.

For purposes of its analysis and opinion Cassel Salpeter, with the Harmony board’s consent, evaluated whether, as of the date of the opinion, NextDecade had a fair market value equal to at least 80% of the balance of funds in Harmony’s trust account solely upon the basis of a comparison of the implied equity value reference range indicated by Cassel Salpeter’s financial analysis with the balance of the funds in Harmony’s trust account, which the Harmony board advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed $112,793,000. Cassel Salpeter in addition assumed, for purposes of its analysis and opinion, at the direction of Harmony’s management that the liquidation value per share of Harmony Common Stock was equal to $10.25 (the “Per Share Liquidation Value”) and was a reasonable basis upon which to evaluate the Harmony Common Stock and Harmony. In addition, for purposes of its analyses and opinion, at the direction of the Harmony board, Cassel Salpeter assumed that (i) there would be no investment in NextDecade by a Carve-Out Investor (as defined in the Agreement) on or after the execution of the Agreement and prior to the business combination and, accordingly, no additional shares would be issued in the business combination, (ii) 4,306,126 Restricted Shares (as defined in the Agreement) would be issued in the business combination, and (iii) the Blocker Companies had, and immediately prior to the Blocker Mergers would have, no liabilities.

In arriving at its opinion, Cassel Salpeter, with the Harmony board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Cassel Salpeter or available from public sources, and Cassel Salpeter further relied upon the assurances of Harmony’s and NextDecade’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter also relied upon, without independent verification, the assessments of the management of Harmony and NextDecade as to NextDecade’s existing and future technology, products, services and projects, and the validity and marketability of, and risks associated with, such technology, products, services and projects (including, without limitation, the development, testing, marketing and life of such technology, products, services and projects), and Cassel Salpeter assumed, at the Harmony board’s direction, that there would be no developments with respect to any such matters that would adversely affect its analyses or opinion. Cassel Salpeter is not a legal, tax, accounting, environmental, or regulatory advisor, and Cassel Salpeter did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to Harmony, merger sub, NextDecade, any Blocker Company, the business combination, or otherwise. Cassel Salpeter understood and assumed that Harmony had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

NextDecade advised Cassel Salpeter, and Cassel Salpeter assumed, that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NextDecade with respect to the future financial performance of NextDecade, and Cassel Salpeter assumed, at the Harmony board’s direction, that the Projections provided a reasonable basis upon which to analyze and evaluate NextDecade and form an opinion. Cassel Salpeter expressed no view with respect to the Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency of Harmony, merger sub, NextDecade, any Blocker Company or any other party to the Transaction, the fair value of Harmony, merger sub, NextDecade, any Blocker Company or any of their respective assets or liabilities, or whether Harmony, merger sub, NextDecade, any Blocker Entity or any other party to the business combination was paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Harmony, merger sub, NextDecade, any Blocker Entity or any other party to the business combination to pay its obligations when they come due. Cassel Salpeter did not physically inspect Harmony’s, merger sub’s, NextDecade’s or any Blocker Company’s properties or facilities and did not make or obtain any evaluations or appraisals of Harmony’s, merger sub’s, NextDecade’s or any Blocker Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Harmony, merger sub, NextDecade and the Blocker Companies have good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the Harmony board, Harmony, or any other party.

Cassel Salpeter assumed, with the Harmony board’s consent, that the business combination would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the business combination, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Harmony, merger sub, NextDecade, any Blocker Company or the business combination. Cassel Salpeter also assumed, with the Harmony board’s consent, that the final executed form of the Agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the business combination would be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to its analyses or opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Agreement. Cassel Salpeter offered no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the business combination set forth in the Agreement would be satisfied. Cassel Salpeter further assumed that for U.S. federal tax income purposes (i) each of the Blocker Mergers would constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and (ii) the Transaction would constitute a tax-free transaction pursuant to Section 351 of the Code.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the analyses underlying its opinion is readily susceptible to partial analysis or summary description.

The implied value reference range indicated by Cassel Salpeter’s analyses is not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

For purposes of its analyses, Cassel Salpeter considered the implied value of the merger consideration to be issued by Harmony in the business combination of $1,047,000,000 to $1,248,000,000, assuming the issuance of a number of contingent shares ranging from no contingent shares up to the maximum number of contingent shares issuable pursuant to the Agreement and based upon the liquidation value per share of Harmony Common Stock of $10.25, which Harmony advised Cassel Salpeter, and Cassel Salpeter with the consent of the Harmony board assumed, was a reasonable basis upon which to evaluate the Harmony Common Stock and Harmony.

The implied value of the merger consideration used by Cassel Salpeter for purposes of its analyses did not reflect or take into account the right of holders of Restricted Shares to receive Restricted Post-Closing Shares (as each term is defined in the Agreement) following the closing of the business combination, as this term was not reflected in the April 7, 2017 draft of the Agreement reviewed by Cassel Salpeter and was not otherwise brought to Cassel Salpeter’s attention until after the date of its opinion. As described above, (i) Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions, as they existed on, and could be evaluated as of, the date of the opinion, (ii) Cassel Salpeter assumed, with the Harmony’ board’s consent, that the final executed form of the Agreement would not differ in any material respect from the April 7, 2017 draft reviewed by Cassel Salpeter, and (iii) Cassel Salpeter did not assume any obligation to update, review, or reaffirm its opinion or otherwise to comment on or consider events occurring or coming to its attention after the date of the opinion.

Discounted Cash Flows Analysis

Cassel Salpeter performed a discounted cash flow analysis of NextDecade based on the Projections, which covered the years ending December 31, 2017 through December 31, 2067. In performing this analysis, Cassel Salpeter applied discount rates ranging from 19.0% to 24.0% and tax rates ranging from 33.0% to 37.0%. This analysis indicated an implied equity value reference range of $1,014,000,000 to $1,884,000,000 for NextDecade, as compared to the implied value of the merger consideration to be issued by Harmony in the business combination of $1,047,000,000 to $1,248,000,000.

Implied Value Reference Range of NextDecade Compared to Trust Account Balance

Cassel Salpeter also compared the implied equity value reference range indicated by its discounted cash flows analysis for NextDecade of $1,014,000,000 to $1,884,000,000 with the balance of the funds remaining in Harmony’s trust account, which Harmony advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed $112,793,000.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $75,000 for rendering its opinion, no portion of which was contingent upon the completion of the Transaction. In addition, Harmony agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. Cassel Salpeter in the past provided investment banking or other financial services to Harmony and its affiliates for which Cassel Salpeter received compensation, including, during the last two years, acting as the financial advisor to Harmony in connection with a potential acquisition, with a portion of the fee received by Cassel Salpeter for such services being credited against the fee payable to Cassel Salpeter for rendering its opinion, and as the financial advisor to a former affiliate of Harmony in connection with an acquisition. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee of Cassel Salpeter was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion.

Material Federal Income Tax Consequences of the Transactions to Harmony and its Securityholders

The following section is a summary of the opinion of Graubard Miller, counsel to Harmony, regarding material U.S. federal income tax consequences of the merger to holders of Harmony Common Stock. This discussion addresses only those Harmony security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•         financial institutions;

•         investors in pass-through entities;

•         tax-exempt organizations;

•         dealers in securities or currencies;

•         traders in securities that elect to use a mark to market method of accounting;

•         persons that hold Harmony Common Stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•         individuals who are not citizens or residents of the United States and corporations (or other entities taxable as a corporation for U.S. federal income tax purposes) created or organized outside the United States or under the laws of the United States, of any state thereof or the District of Columbia.

The Graubard Miller opinion is based upon the Internal Revenue Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date of its opinion, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither Harmony nor NextDecade intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the business combination.

It is the opinion of Graubard Miller that no gain or loss will be recognized by Harmony or by the stockholders of Harmony if their conversion rights are not exercised.

It is also the opinion of Graubard Miller that a stockholder of Harmony who exercises conversion rights and effects a termination of the stockholder’s interest in Harmony will be required to recognize gain or loss upon the exchange of that stockholder’s shares of Harmony Common Stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Harmony Common Stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of Harmony Common Stock is more than one year. The tax opinion issued to Harmony by Graubard Miller, its counsel, is attached to this proxy statement as Annex D. Graubard Miller has consented to the use of its opinion in this proxy statement.

This discussion is intended to provide only a summary of the material U.S. federal income tax consequences of the business combination. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the business combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the business combination.

Anticipated Accounting Treatment

The post-merger accounting will be determined by which entity is deemed the accounting acquirer. Harmony relied upon FASB ASC paragraphs 805-10-55-11 through 55-15 to make its determination of the acquirer for accounting purposes and believes NextDecade will be the accounting acquirer based on: (i) NextDecade owners’ preponderance of voting rights (at least 87%) in the combined entity after the business combination, (ii) the preponderance of representation of NextDecade board members on the combined entity’s board (7 of 9 total board members), (iii) the replacement of Harmony’s management team with NextDecade’s management team after the business combination, and (iv) NextDecade’s preponderance in relative size as evaluated by investment and valuation. Therefore, the mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction. Accordingly, the assets and liabilities and the historical operations that will be reflected in the combined company financial statements after the consummation of the mergers will be those of

NextDecade and will be recorded at the historical cost basis of NextDecade. Harmony’s assets, liabilities and results of operations will be consolidated with those of NextDecade upon the consummation of the business combination.

Regulatory Matters

The transactions contemplated by the Agreement are not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act (which filing has already been made and early termination of the required waiting period has been granted) and filings with the applicable state offices necessary to effectuate the Blocker Mergers and the Merger.

Required Vote

The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock on the record date. Additionally, the transactions will not be consummated if Harmony has less than $5,000,001 of net tangible assets after taking into account the holders public shares who properly demanded that Harmony convert their public shares into their pro rata share of the trust account.

The approval of the Merger Proposal is a condition to the consummation of the transactions. If the Merger Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

THE HARMONY BOARD OF DIRECTORS RECOMMENDS THAT THE HARMONY STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE AGREEMENT

For a discussion of the structure of the transactions, consideration and indemnification provisions of the Agreement, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the Agreement is qualified by reference to the complete text of the Agreement, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

Closing and Effective Time of the Business Combination

The closing of the business combination will take place on the third business day following the satisfaction or (to the extent permitted by applicable legal requirements) waiver of the conditions described below under the subsection entitled “— Conditions to Closing of the Business Combination,” unless Harmony and NextDecade agree in writing to another time, date and location. The business combination is expected to be consummated as soon as practicable after the special meeting of Harmony’s stockholders described in this proxy statement.

Representations and Warranties

Except as limited below, the Agreement contains representations and warranties of each of the Blocker Companies, NextDecade, Harmony and Merger Sub generally relating, among other things, to:

•         organization and qualification;

•         subsidiaries;

•         capitalization;

•         authority relative to the Agreement;

•         no conflict; required filings and consents;

•         compliance;

•         SEC reports and financial statements;

•         undisclosed liabilities;

•         absence of certain changes or events;

•         litigation;

•         employee benefit plans;

•         labor matters;

•         certain business activities;

•         title to property;

•         taxes;

•         environmental matters;

•         brokers;

•         intellectual property;

•         agreements, contracts and commitments;

•         insurance;

•         interested party transactions;

•         listing of Harmony’s securities;

•         Harmony’s trust account;

•         a prior settlement agreement involving Harmony; and

•         emerging growth company status of Harmony.

Covenants

Harmony, NextDecade and the Blocker Companies have each agreed to take such actions as are necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement. Each of them has also agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and not to take the following actions, among others, except as permitted by the agreement, without the prior written consent of the other party:

•         accelerate, amend or change the period of exercisability of options or restricted stock (or membership interest), or reprice options granted under any employee, consultant, director or other equity plans or authorize cash payments in exchange for any options granted under any of such plans;

•         grant outside of the ordinary course of business any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable legal requirements, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to Harmony, or adopt any new severance plan, or amend or modify or alter in any material manner any severance plan, agreement or arrangement existing on the date hereof;

•         transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future Intellectual Property, other than in the ordinary course of business consistent with past practices provided that in no event shall NextDecade license on an exclusive basis or sell any Intellectual Property;

•         declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or membership interest) or split, combine or reclassify any capital stock (or membership interest) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•         purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of NextDecade, its subsidiaries, Harmony or Merger Sub;

•         issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

•         amend its charter documents;

•         acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

•         sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of NextDecade;

•         except in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Harmony, Merger Sub, NextDecade or any of NextDecade’s subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•         except in the ordinary course of business, or pursuant to applicable legal requirements, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or pursuant to applicable legal requirements, a plan or written agreement entered into prior to the date of the Agreement;

•         pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or material litigation (whether or not commenced prior to the date of the Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, or liabilities recognized or disclosed in the Financial Statements or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Harmony, Merger Sub, NextDecade or any of its subsidiaries is a party or of which the Harmony, Merger Sub, NextDecade or any of its subsidiaries is a beneficiary;

•         except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

•         except as required by GAAP or as disclosed to the other party prior to signing the Agreement, revalue any of its assets or make any change in accounting methods, principles or practices;

•         except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $5,000,000 in the case of NextDecade or $50,000 in the case of Harmony in any 12 month period;

•         settle any material litigation where an officer, director or stockholder is a party or the consideration is other than monetary except in the ordinary course of business consistent with past practices;

•         make, change or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•         form or establish any subsidiary other than Merger Sub;

•         permit any person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•         make capital expenditures except in accordance with prudent business and operational practices;

•         make or omit to take any action which would be reasonably anticipated to have a material adverse effect;

•         enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of Harmony, advancement or reimbursement of expenses in connection with Harmony’s search for a business combination; or

•         agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The Agreement also contains additional covenants of the parties, including covenants providing for:

•         Harmony and NextDecade to prepare and file this proxy statement;

•         the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section entitled “— Confidentiality; Access to Information”;

•         the parties to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement, including obtaining all necessary approvals from governmental agencies and other third parties;

•         NextDecade and its affiliates to waive their rights to make claims against Harmony to collect from the trust account any monies that may be owed to them by Harmony (except in certain limited exceptions);

•         the parties to use commercially reasonable best efforts to obtain the listing for trading on the Nasdaq of the Harmony Common Stock issued in connection with the transactions;

•         the parties not to solicit or enter into discussions or transactions with any third party regarding any merger, sale of ownership interests or assets of the other party;

•         Harmony to maintain tail directors’ and officers’ liability insurance policies for a period of six years following the transactions and at a price not to exceed 300% of the amount per annum NextDecade paid in its last full fiscal year prior to the date of the Agreement;

•         the NextDecade insiders to repay any amounts owed by them to NextDecade, cause any guaranty made by NextDecade for the benefit of the NextDecade insiders to be terminated and cease to own any direct interest in any NextDecade subsidiary;

•         NextDecade to provide periodic financial information to Harmony through the closing;

•         Harmony to cause the trust account to be distributed immediately upon the consummation of the transactions and to pay all liabilities and obligations of Harmony due or incurred at or prior to the date of closing, including (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Harmony’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Harmony, and (iv) payment of transaction costs of Harmony;

•         from the signing of the Agreement through the closing of the business combination, Harmony shall be allowed to borrow up to $250,000 in the aggregate from its directors, officers and/or stockholders to meet its reasonable capital requirements with any such loans to be made only as reasonably required by the operation of Harmony in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at closing (or convertible into securities of Harmony as described in the Agreement);

•         at or prior to the closing of the business combination, each Member (including each participant in the MIP) and each Blocker Owner shall execute and deliver a Lock-Up Agreement;

•         at or prior to the closing of the business combination, Harmony shall execute and deliver a Registration Rights Agreement pursuant to which, among other things, Harmony will agree to register for resale under the Securities Act the shares of Harmony Common Stock to be issued to the Members and the Blocker Owners; and

•         each Blocker Owner will timely and properly file any tax return required to be filed at any time by or with respect to the applicable Blocker Company affiliated with such Blocker Owner that has not been filed as of the date of the Agreement and will provide to Harmony (a) a substantially final draft of any such tax return, for Harmony’s review and comment, and (b) a copy of such filed tax return after filing.

Conditions to Closing of the Business Combination

General Conditions

Both Harmony’s and NextDecade’s obligations to consummate the business combination contemplated by the Agreement are conditioned upon, among other things:

•         the Merger Proposal and the Charter Proposals having been duly approved and adopted by the Harmony stockholders by the requisite vote under the laws of Delaware and Harmony’s amended and restated certificate of incorporation;

•         Harmony having net tangible assets of at least $5,000,001 after taking into account holders of public shares that have exercised their right to convert their public shares into cash;

•         all specified waiting periods under the HSR Act having expired or been terminated and no governmental entity having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger; and

•         shares of Harmony Common Stock having been approved for listing upon the closing of the business combination on Nasdaq subject to the requirement to have a sufficient number of round lot holders.

In addition, each of Harmony’s and NextDecade’s obligations to consummate the transactions contemplated by the Agreement are conditioned upon, among other things:

•         Except to the extent it does not cause a material adverse effect, the representations and warranties of the other party and of the Blocker Entities being true and correct (without regard to any materiality or material adverse effect qualifier contained therein) as of the date of the Agreement and on and as of the closing and the other party having performed or complied with all agreements and covenants required by the Agreement to be performed or complied with on or prior to the closing, and each of Harmony and NextDecade having received a certificate with respect to the foregoing from the other party; and

•         all necessary consents, waivers and approvals required to be obtained by the other party in connection with the transactions having been received, other than consents, waivers and approvals the absence of which could not reasonably be expected to have a material adverse effect.

NextDecade’s Conditions to Closing

The obligations of NextDecade to consummate and effect the Merger are also subject to the satisfaction or waiver of various conditions, including, among other things:

•         there being no material adverse change affecting Harmony;

•         Harmony shall have been in compliance with the reporting requirements under the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended;

•         certain persons shall have resigned from all of their positions and offices with Harmony and Merger Sub;

•         the Registration Rights Agreement (described below) shall have been executed and delivered and shall be in full force and effect;

•         Harmony shall have arranged for funds remaining in the trust account to be dispersed to NextDecade and certain other parties upon the closing of the business combination;

•         no less than $25,000,000 remains in the trust account following the exercise by the holders of public shares of their right to convert their public shares held by them into a pro rata share of the trust account in accordance with Harmony’s charter documents; and

•         Harmony shall have terminated certain finder fee agreements.

Harmony’s and Merger Sub’s Conditions to Closing

The obligations of Harmony and Merger Sub to consummate the transactions contemplated by the Agreement also are conditioned upon each of the following, among other things:

•         there being no material adverse change affecting NextDecade;

•         the lock-up agreements shall have been executed and delivered by the parties thereto;

•         (i) all outstanding indebtedness owned by any insider of NextDecade shall have been repaid in full; (ii) all guaranteed or similar arrangements pursuant to which NextDecade has guaranteed the payment or performance of any obligations of any NextDecade insider to a third party shall have been terminated; and (iii) no NextDecade insider shall own any direct equity interests in any subsidiary of NextDecade or in any other entity that is controlled, directly or indirectly, by NextDecade that utilizes in its name “NextDecade” or any derivative thereof; and

•         Harmony having received at closing (x) a certificate on behalf of NextDecade, prepared in a manner consistent and in accordance with the requirements of Temporary Treasury Regulation Section 1.1445-11T(d) and certifying that 50% or more of the value of the gross assets of the company does not consist of “U.S. real property interests” or that 90% or more of the value of NextDecade’s gross assets does not consist of “U.S. real property interests” plus cash or cash equivalents and (y) a certificate on behalf of each Blocker Company, prepared in a manner consistent with and in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that no interest in such Blocker Company constitutes a “U.S. real property interest”.

Waiver

If permitted under applicable law, either NextDecade or Harmony may, in writing, waive any inaccuracies in the representations and warranties made to such party contained in the Agreement or in any document delivered pursuant to the Agreement, and waive compliance with any agreements or conditions for the benefit of itself contained in the Agreement or in any document delivered pursuant to the Agreement. The conditions applicable to both Harmony and NextDecade obligations may only be waived by mutual agreement of both parties. The condition that Harmony have at least $5,000,001 of net tangible assets after taking into account holders of public shares that have exercised their right to convert their public shares into a pro-rata portion of the trust account may not be waived. Harmony cannot assure you that all of the conditions will be satisfied or waived.

At any time prior to the closing, either NextDecade or Harmony may, in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the Agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Harmony and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Agreement may be terminated at any time prior to the closing, as follows:

•         by mutual written agreement of Harmony and NextDecade at any time;

•         by either Harmony or NextDecade in certain circumstances if the Merger is not consummated on or before July 27, 2017 or, with NextDecade’s prior consent, such later date as approved by Harmony’s stockholders, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act is a breach of the Agreement;

•         by either Harmony or NextDecade if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, judgment, ruling or other action is final and nonappealable;

•         by either Harmony or NextDecade if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•         by either Harmony or NextDecade if, at the special meeting (including any adjournments thereof), the Merger Proposal and the Charter Proposals are not duly approved and adopted by the stockholders of Harmony by the requisite vote under the DGCL and the Harmony charter documents;

•         by either Harmony or NextDecade if Harmony has less than $5,000,001 of net tangible assets after taking into account holders of public shares seeking conversion rights;

•         by NextDecade if less than $25,000,000 remains in Harmony’s trust account following the exercise by the holders of public shares of their right to convert their public shares into a pro rata share of the trust account in accordance with Harmony’s charter documents; or

•         by NextDecade if the board of directors of Harmony or any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to NextDecade), or propose to withdraw (or modify in a manner adverse to NextDecade), the Harmony board of directors’ recommendation that the holders of Harmony Common Stock vote in favor of the adoption of the Agreement and the approval of the Merger.

Effect of Termination

In the event of proper termination by either Harmony or NextDecade, the Agreement will be of no further force or effect (other than with respect to certain surviving obligations specified in the Agreement); provided, that nothing will relieve a party from liability for any breach of the Agreement, including a breach by a party electing to terminate the Agreement because of a failure to consummate the business combination by July 27, 2017 (or, with the prior written consent of NextDecade, such later date or date as set forth in an amendment or amendments to Harmony’s amended and restated certificate of incorporation) caused by an action or failure to act of such party which action or failure to act constituted the principal cause of, or resulting in the failure of, the Merger to occur on or before July 27, 2017.

Fees and Expenses

All fees and expenses incurred in connection with the Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the transactions are consummated. However, NextDecade has agreed to reimburse the legal fees of various parties incurred in connection with the Agreement and the transactions contemplated thereby.

Confidentiality; Access to Information

Harmony and NextDecade will afford to the other party and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. Harmony and NextDecade will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the Agreement.

Amendments

The Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Agreement is governed by and construed in accordance with the internal law of the State of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2017, and for the year ended December 31, 2016 combine the historical consolidated statements of operations of Harmony and the historical consolidated statements of operations of NextDecade, giving effect to the following transactions as if they had been consummated on January 1, 2016, the beginning of the earliest period presented, and the unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2017 combines the historical consolidated balance sheet of Harmony and the historical condensed consolidated balance sheet of NextDecade, giving effect to the following transactions as if they had been consummated on March 31, 2017:

•         the mergers of the Blocker Companies with and into Harmony, with Harmony being the surviving entity;

•         the merger of Merger Sub with and into NextDecade, with NextDecade being the surviving entity and becoming a wholly-owned subsidiary of Harmony;

•         all membership interests of NextDecade and all ownership interests in each of the Blocker Companies being canceled in exchange for the right to receive an aggregate of 97,866,510 shares of Harmony Common Stock, plus the right to receive an additional 4,893,326 shares (up to 19,573,304 shares in the aggregate) of Harmony Common Stock upon the achievement by NextDecade of each of four milestones described herein and in the Agreement; and

•         the disbursement of the trust account.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated combined financial statements to give pro forma effect to events that are: (1) directly attributable to the business combination; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on Harmony’s results following the completion of the business combination.

The unaudited pro forma condensed consolidated combined financial statements have been developed from and should be read in conjunction with:

•         the accompanying notes to the unaudited pro forma condensed consolidated combined financial statements;

•         the historical condensed unaudited financial statements of Harmony as of March 31, 2017, included elsewhere in this proxy statement;

•         the historical audited financial statements of Harmony as of December 31, 2016, included elsewhere in this proxy statement;

•         the historical consolidated audited financial statements of NextDecade as of and for the year ended December 31, 2016, included elsewhere in this proxy statement;

•         the historical condensed consolidated unaudited financial statements of NextDecade as of and for the three months ended March 31, 2017, included elsewhere in this proxy statement; and

•         other information relating to Harmony and NextDecade contained in this proxy statement.

Under Harmony’s amended and restated certificate of incorporation, public stockholders have the right to convert, upon the closing of the business combination, their public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (as of two business days prior to the closing of the business combination). For illustrative purposes, based on the fair value of marketable securities held in the trust account as of March 31, 2017 of approximately $112,865,059, the estimated per share redemption price would have been approximately $10.26.

The post-merger accounting will be determined by which entity is deemed the accounting acquirer. Harmony relied upon FASB ASC paragraphs 805-10-55-11 through 55-15 to make its determination of the acquirer for accounting purposes and believes NextDecade will be the accounting acquirer based on: (i) NextDecade owners’ preponderance of voting rights (at least 87%) in the combined entity after the business combination, (ii) the preponderance of representation of NextDecade board members on the combined entity’s board (7 of 9 total board members), (iii) the replacement of Harmony’s management team with NextDecade’s management team after the business combination, and (iv) NextDecade’s preponderance in relative size as evaluated by investment and valuation. Therefore, the mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction. Accordingly, the assets and liabilities and the historical operations that will be reflected in the combined company financial statements after the consummation of the mergers will be those of NextDecade and will be recorded at the historical cost basis of NextDecade. Harmony’s assets, liabilities and results of operations will be consolidated with those of NextDecade upon the consummation of the business combination.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed consolidated combined financial statements are described in the accompanying notes. The unaudited pro forma condensed consolidated combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the business combination and the other related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated combined financial statements do not purport to project the future operating results or financial position of Harmony following the completion of the business combination and the other related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed consolidated combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Harmony Merger Corp.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations

Year Ended December 31, 2016

(in thousands)

	(a) Harmony	(b) NextDecade	Adjustments for Merger and Maximum Conversions	Pro forma Unaudited, Combined (Assuming Maximum Conversions)	Adjustments for Conversions Needed to Avoid Termination	Pro forma, Unaudited Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments Assuming No Conversions	Pro forma, Unaudited, Combined Assuming No Conversions
Operating expenses
Selling, general and administrative	$540	$7,300	$—	$7,840	$—	$7,840	$—	$7,840
General and administrative – related party	150	—	—	150	—	150	—	150
Land option expenses	—	596	—	596	—	596	—	596
Depreciation and amortization	—	100	—	100	—	100	—	100
Impairment loss on capital projects	—	506	—	506	—	506	—	506
Total operating expenses	690	8,502	—	9,192	—	9,192	—	9,192
Total operating loss	(690)	(8,502)	—	(9,192)	—	(9,192)	—	(9,192)
Other income (expense)
Foreign exchange loss	—	(19)	—	(19)	—	(19)	—	(19)
Interest income (expense)	255	82	—	337	—	337	—	337
Total other income (expense)	255	63	—	318	—	318	—	318
Net income (loss)	$(435)	$(8,439)	$—	$(8,873)	$—	$(8,873)	$—	$(8,873)

Basic Share Count	14,589,415	—	87,828,493	102,417,908	1,466,945	103,884,853	8,571,072	112,455,925
Fully Diluted Share Count	14,589,415	—	87,828,493	102,417,908	1,466,945	103,884,853	8,571,072	112,455,925

Basic Earnings (Loss) per Share	$(0.03)	$—	$(0.06)	$(0.09)	$0.00	$(0.09)	$0.01	$(0.08)
Fully Diluted Earnings (Loss) per Share	$(0.03)	$—	$(0.06)	$(0.09)	$0.00	$(0.09)	$0.01	$(0.08)

Harmony Merger Corp.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations

Three Months Ended March 31, 2017

(in thousands)

	(a) Harmony	(b) NextDecade	Adjustments for Merger and Maximum Conversions	Pro forma Unaudited, Combined (Assuming Maximum Conversions)	Adjustments for Conversions Needed to Avoid Termination	Pro forma, Unaudited Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments Assuming No Conversions	Pro forma, Unaudited, Combined Assuming No Conversions
Operating expenses
Selling, general and administrative	$267	$2,155	$—	$2,422	$—	$2,422	$—	$2,422
General and administrative – related party	50	—	—	50	—	50	—	50
Land option expenses	—	236	—	236	—	236	—	236
Depreciation and amortization	—	26	—	26	—	26	—	26
Impairment loss on capital projects	—	—	—	—	—	—	—	—
Total operating expenses	317	2,417	—	2,734	—	2,734	—	2,734
Total operating loss	(317)	(2,417)	—	(2,734)	—	(2,734)	—	(2,734)
Other income (expense)
Foreign exchange loss	—	(8)	—	(8)	—	(8)	—	(8)
Interest income (expense)	135	37	—	172	—	172	—	172
Total other income (expense)	135	29	—	164	—	164	—	164
Net income (loss)	$(182)	$(2,388)	$—	$(2,570)	$—	$(2,570)	$—	$(2,570)

Basic Share Count	14,589,415	—	87,828,493	102,417,908	1,466,945	103,884,853	8,571,072	112,455,925

Fully Diluted Share Count	14,589,415	—	87,828,493	102,417,908	1,466,945	103,884,853	8,571,072	112,455,925

Basic Earnings (Loss) per Share	$(0.01)	$—	$(0.02)	$(0.03)	$0.01	$(0.02)	$—	$(0.02)
Fully Diluted Earnings (Loss) per Share	$(0.01)	$—	$(0.02)	$(0.03)	$0.01	$(0.02)	$—	$(0.02)

Harmony Merger Corp.

Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

As of March 31, 2017

(in thousands)

	(a) Harmony	(b) NextDecade	Adjustments for Merger and Maximum Conversions		Pro forma Unaudited, Combined (Assuming Maximum Conversions)	Adjustments for Conversions Needed to Avoid Termination	Pro forma, Unaudited Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments Assuming No Conversions	Pro forma, Unaudited, Combined Assuming No Conversions
ASSETS
Current assets
Cash and equivalents	$197	$5,794	$4,724	(c)	$10,715	$14,316	$25,031	$83,472	$108,503
Investments	—	5,018	—		5,018	—	5,018	—	5,018
Prepaid expenses and other current assets	59	3,140	—		3,199	—	3,199	—	3,199
Investment held in Trust Account	112,865	—	(112,865	)(d)	—	—	—	—	—
Total current assets	113,121	13,952	(108,141)		18,932	14,316	33,248	83,472	116,720
Noncurrent assets
Property, plant and equipment, net	—	59,367	—		59,367	—	59,367	—	59,367
Other assets	—	349	—		349	—	349	—	349
Total assets	$113,121	$73,668	$(108,141)		$78,648	$14,316	$92,964	$83,472	$176,436
LIABILITY AND EQUITY
Current liabilities
Accounts payable	$373	$952	$—		$1,325	$—	$1,325	$—	$1,325
Accrued liabilities and other current liabilities	—	3,885	—		3,885	—	3,885	—	3,885
Total current liabilities	373	4,837	—		5,210	—	5,210	—	5,210
Noncurrent liabilities
Deferred underwriters fee	4,325	—	(4,325	)(e)	—	—	—	—	—
Note payable to stockholder	633	—	(633)		—	—	—	—	—
Compensation liabilities	—	3,015	—		3,015	—	3,015	—	3,015
Total liabilities	5,331	7,852	(4,958)		8,225	—	8,225	—	8,225
Common Stock, subject to possible conversion; 10,573,050 shares at conversion value (at redemption value approximately $10.218/share)	102,790	—	(102,790	)(f)	—	—	—	—	—
MEMBERS’ EQUITY/STOCKHOLDERS’ EQUITY
Owners’ equity	—	88,517	(88,517	)(g)	—	—	—	—	—
Preferred stock, $.0001 par value, 1,000,000 authorized, 0 outstanding	—	—	—		—	—	—	—	—
Common stock, $.0001 par value; Authorized 27,500,000 shares, 4,511,700 issued and outstanding (excluding 10,573,050 that are shares subject to possible conversion)	—	—	—	(f)	—	—	—	—	—
			10	(g)	10	—	10	—	10
Additional paid-in capital	5,881	—	(393	)(f)	5,488	14,316	19,804	83,472	103,276
			88,507	(g)	88,507	—	88,507	—	88,507
Accumulated deficit	(881)	(22,679)	—		(23,560)	—	(23,560)	—	(23,560)
Accumulated other comprehensive loss	—	(22)	—		(22)	—	(22)	—	(22)
Total Equity	5,000	65,816	(393)		70,423	14,316	84,739	83,472	168,211
Total Liabilities and Equity	$113,121	$73,668	$(108,141)		$78,648	$14,316	$92,964	$83,472	$176,436

1. Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed consolidated combined financial statements have been prepared assuming  a reverse merger with a recapitalization. The pro forma adjustments for the unaudited pro forma condensed consolidated combined financial statements have been prepared as if the Merger and the other related transactions had taken place on March 31, 2017, in the case of the unaudited pro forma condensed consolidated combined balance sheet and on January 1, 2016, in the case of the unaudited pro forma condensed consolidated combined statements of operations.

The post-merger accounting will be determined by which entity is deemed the accounting acquirer. Harmony relied upon FASB ASC paragraphs 805-10-55-11 through 55-15 to make its determination of the acquirer for accounting purposes and believes NextDecade will be the accounting acquirer based on: (i) NextDecade owners’ preponderance of voting rights (at least 87%) in the combined entity after the business combination, (ii) the preponderance of representation of NextDecade board members on the combined entity’s board (7 of 9 total board members), (iii) the replacement of Harmony’s management team with NextDecade’s management team after the business combination, and (iv) NextDecade’s preponderance in relative size as evaluated by investment and valuation. Therefore, the mergers will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction. Accordingly, the assets and liabilities and the historical operations that will be reflected in the combined company financial statements after the consummation of the mergers will be those of NextDecade and will be recorded at the historical cost basis of NextDecade. Harmony’s assets, liabilities and results of operations will be consolidated with those of NextDecade upon the consummation of the business combination.

Transaction costs are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, recorded as a discount to the debt or capitalized at debt issuance cost. Transaction costs expected to be incurred as part of the Merger, include advisory, legal and accounting fees.

The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with (i) Harmony’s historical financial statements and related notes for the year ended December 31, 2016 and for the three months ended March 31, 2017, as well as “Other Information Related to Harmony — Harmony’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement, (ii) NextDecade’s historical consolidated financial statements and related notes for the year ended December 31, 2016 and for the three months ended March 31, 2017, as well as “NextDecade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed consolidated combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the business combination that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the business combination and the other related Transactions are not included in the unaudited pro forma condensed consolidated combined statements of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed consolidated combined balance sheet as a decrease to retained earnings and a decrease to cash.

Preliminary Estimated Purchase Price

The purchase consideration was preliminarily estimated as a value of $1,000,000,000 estimated as 97,866,510 shares worth $10.218/share.

2. Pro Forma Adjustments and Assumptions

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated combined financial statements to give pro forma effect to events that are: (1) directly attributable to the business combination; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on Harmony’s results following the completion of the business combination.

Pro Forma Adjustments to the Statement of Operations:

a.       Represents the Harmony historical statement of operations for the three months ended March 31, 2017 and for the year ended December 31, 2016.

b.       Represents the NextDecade historical statement of operations for the three months ended March 31, 2017 and for the year ended December 31, 2016.

Pro Forma Adjustments to the Balance Sheet:

a.       Represents the Harmony unaudited historical balance sheet as of March 31, 2017.

b.       Represents the NextDecade unaudited historical balance sheet as of March 31, 2017.

c.       Represents the net adjustment to cash associated with the business combination.

Pro forma net adjustment to cash associated with purchase adjustments (in thousands):

	Adjustments for Merger and Maximum Conversions		Adjustments for Conversions Needed to Avoid Termination	Adjustments Assuming No Conversions
Harmony cash previously held in Trust Account	$112,865	(1)	$112,865	$112,865
Conversions	(102,935	)(2)	(87,865)	—
Cash investment from GE Oil & Gas, Inc.	—	(3)	—	—
Repayment of Trust Loan	(633	)(4)	(633)	(633)
Payment of transaction costs	(4,574	)(5)	(5,327)	(9,720)
Net adjustments to cash	$4,724		$19,040	$102,512
Difference over last adjustment			14,316	83,472

____________

(1)      Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the business combination, assuming no conversions.

(2)      Represents conversions at the special meeting according to the applicable scenario: (i) maximum conversions to just satisfy the Harmony minimum conversion amount of $5,000,001 (after repayment of Harmony’s deferred underwriting costs and initial stockholder loans); (ii) maximum conversions to just satisfy the minimum conversion of $25.0 million pursuant to the Merger Agreement; and (iii) no conversions.

(3)      Represents cash received through NextDecade’s right to call investment funds from GE Oil & Gas, Inc. within approximately one month after closing an investment of at least $10 million. The unaudited pro forma condensed consolidated combined financial statements exclude these funds.

(4)      Represents repayment of loans to certain Harmony initial stockholders and NextDecade.

(5)      Reflects the impact of estimated transaction costs composed of (i) $4,325 of deferred underwriting compensation attributable to Harmony’s initial public offering and (ii) for each redemption scenario, $249; $1,002; and $5,395; respectively, of NextDecade placement fees. Placement fees are calculated as trust account less conversions less underwriting compensation less repayment of trust loan multiplied by the placement fee of 5%. The unaudited pro forma condensed consolidated combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in paid in capital.

d.       Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the business combination.

e.       Represents the payment of deferred underwriting costs of approximately $4.3 million.

f.        Represents an adjustment to reflect that at the time of issuance, certain of Harmony’s common stock was subject to possible conversion and, as such, an amount of $103.0 million was classified as redeemable equity in Harmony’s historical consolidated balance sheet as of March 31, 2017. Depending on the conversion scenario, a portion of the capital associated with stock subject to possible conversion is reclassified as common stock par value and paid-in capital.

g.       Represents an adjustment to eliminate NextDecade historical members’ equity in conjunction with the completion of the business combination, reallocating it between Harmony Common Stock par value and additional paid-in capitals.

THE CHARTER PROPOSALS

The Charter Proposals, if approved, will approve the following amendments to the amended and restated certificate of incorporation of Harmony, effective following the mergers:

(a)      change the name of Harmony from “Harmony Merger Corp.” to “NextDecade Corporation”;

(b)     increase the number of authorized shares of Harmony Common Stock from 27,500,000 to     ;

(c)      prohibit action of stockholders by written consent;

(d)     provide the Blocker Managers and certain of their affiliates with certain rights including Harmony’s renunciation of its interest or any expectancy Harmony may have in certain corporate opportunities;

(e)      designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions; and

(f)      remove the various provisions applicable only to special purpose acquisition corporations.

In the judgment of Harmony’s board of directors, the Charter Proposals are desirable for the following reasons:

•         The new name of Harmony is desirable to reflect the business combination with NextDecade and the combined company’s business going forward.

•         The greater number of authorized shares of common stock is desirable for Harmony to have sufficient shares to issue to the Members and the Blocker Owners to complete the business combination and have additional authorized shares for, among other things, financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

•         Under Delaware law, stockholder action may be taken by written consent in lieu of a meeting unless the existing charter expressly prohibits action by consent. As a blank check company formed in order to effect a business combination with one or more businesses or entities, Harmony’s amended and restated certificate of incorporation is currently silent as to stockholder action by written consent. Prohibiting action by written consent is expected to protect the company from unwarranted actions by stockholders so management can focus on the company’s operations after the business combination.

•         Permitting the Blocker Owners and members of the board of directors of Harmony affiliated with the Blocker Owners to engage in a business that is the same as or similar to, or do business with clients, competitors or customers of, Harmony and for Harmony to renounce Harmony’s interest or expectancy in any corporate opportunity offered to such directors unless such opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of Harmony after the business combination is desirable to incentivize such entities and individuals to remain affiliated with Harmony after the business combination.

•         Designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions is intended to assist Harmony in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter, to promote judicial fairness and avoid conflicting results, as well as make Harmony’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

•         The preamble and Article Sixth (other than Section H providing for a classified board) relate to the operation of Harmony as a blank check company prior to the consummation of its initial business combination and would not be applicable to Harmony after consummation of the transactions. Accordingly, they would serve no further purpose and will be removed. In addition, the present amended and restated certificate of incorporation provides that Harmony’s corporate existence will terminate if a business combination is not consummated, perpetual existence is the usual period of existence for corporations.

Moreover, as noted above, the provisions of Article Sixth of Harmony’s amended and restated certificate of incorporation are no longer applicable will be removed. The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the business combination that will be effected by the transactions:

•         Section A requires that Harmony submit such business combination to its stockholders for approval pursuant to the proxy rules promulgated under the Exchange Act.

•         Section B provides that Harmony may consummate a business combination that is submitted to its stockholders for approval only if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve such business combination are voted for the approval of such business combination.

•         Section C specifies the procedures for exercising conversion rights with respect to public shares.

•         Section D prohibits Harmony from consummating a business combination unless Harmony has net tangible assets of at least $5,000,001 upon consummation of such business combination.

•         Section E provides that, if a business combination is not consummated by July 27, 2017, Harmony will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of Harmony’s then stockholders and Harmony’s board of directors, dissolving and liquidating.

•         Section F provides when holders of public shares are entitled to receive distributions from the trust account.

•         Section G prohibits Harmony from issuing any shares of common stock, any securities convertible into common stock, or any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the trust account or which vote as a class with the common stock on a business combination, prior to the consummation of a business combination.

Notwithstanding the foregoing, authorized but unissued shares may enable Harmony’s board of directors to render it more difficult or to discourage an attempt to obtain control of Harmony and thereby protect continuity of or entrench its management, which may adversely affect the market price of Harmony’s common stock. If, in the due exercise of its fiduciary obligations, for example, Harmony’s board of directors were to determine that a takeover proposal were not in the best interests of Harmony, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Harmony to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Harmony currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

If the Merger Proposal is not approved, the Charter Proposals will not be presented at the special meeting.

The approval of each Charter Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Harmony Common Stock on the record date. Broker non-votes, abstentions or the failure to vote on any of the Charter Proposals will have the same effect as a vote “against” any such Charter Proposal.

Under the Agreement, the approval of the Charter Proposals is a condition to the consummation of the business combination.

A copy of Harmony’s charter documents, as they will be in effect assuming approval of all of the Charter Proposals and upon consummation of the business combination, is attached to this proxy statement as Annex C.

HARMONY’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

It is anticipated that Harmony will increase the size its board of directors from five to nine directors. Four incumbent directors of Harmony will not stand for election at the special meeting: Thomas Kobylarx, John P. Schauerman, Leonard B. Schlemm, and Adam J. Semler and one incumbent director will stand for election at the special meeting: Eric S. Rosenfeld. In addition, Harmony’s chief operating officer, David D. Sgro is also standing for election to the board of directors.

At the special meeting, nine directors are standing for election to Harmony’s board of directors effective upon consummation of the business combination, of whom three will be Class A directors serving until the annual meeting to be held in 2018, three will be Class B directors serving until the annual meeting to be held in 2019 and three will be Class C directors serving until the annual meeting to be held in 2020 and, in each case, until their successors are elected and qualified.

Upon consummation of the business combination, if management’s nominees are elected, the directors of Harmony will be as follows:

•         Class A to stand for reelection in 2018: David D. Sgro, Avinash Kripalani and William Vrattos;

•         Class B to stand for reelection in 2019: Kathleen Eisbrenner, Eric S. Rosenfeld and David Magid; and

•         Class C to stand for reelection in 2020: René van Vliet, Matthew Bonanno and Brian Belke.

The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the Merger Proposal is not approved or any of the Charter Proposals is not approved and the applicable condition in the Agreement is not waived, the Director Election Proposal will not be presented at the meeting.

HARMONY’S BOARD OF DIRECTORS RECOMMENDS THAT HARMONY STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

Information about Executive Officers, Directors and Nominees

At the effective time of the business combination, in accordance with the terms of the Agreement, and assuming the election of the nominees set forth in “The Director Election Proposal,” the board of directors and executive officers of Harmony will be as follows:

Name	Age	Position
Kathleen Eisbrenner	57	Chairperson and Chief Executive Officer
René van Vliet	62	Chief Operating Officer and Director
Alfonso Puga	46	Chief Commercial Officer
Ben Atkins	46	Chief Financial Officer
Shaun Davison	50	SVP, Development & Regulatory Affairs
Krysta De Lima	48	General Counsel
Brian Belke	33	Director
Matthew Bonanno	37	Director
Avinash Kripalani	33	Director
David Magid	31	Director
Eric S. Rosenfeld	59	Director
David D. Sgro	40	Director
William Vrattos	47	Director

Kathleen Eisbrenner founded NextDecade in 2010 and serves as Chairman and Chief Executive Officer. Ms. Eisbrenner oversees development and execution of NextDecade’s commercial, liquefaction, and pipeline strategies. Ms. Eisbrenner was formerly Executive Vice President at Royal Dutch Shell, where she was responsible for the management of the company’s global LNG portfolio and LNG trading business. Prior to Shell, Eisbrenner was the founder and Chief Executive Officer of Excelerate Energy, focused on developing the Floating Storage Regasification Unit (“FSRU”) vessel and industry. She also held various senior management positions at El Paso Energy. Eisbrenner is a member of the National Petroleum Council, American Bureau of Shipping, JERA’s Fuel Business Expert Advisory Board, and Junior Achievement of Southeast Texas, among others. She is a former member of the Board of Directors of Chesapeake Energy. Eisbrenner holds a Bachelor of Science degree in civil engineering from the University of Notre Dame.

The parties believe that Ms. Eisbrenner’s experience as a chief executive officer in the LNG industry and broader energy industries and vast knowledge of energy-related operations provide her with valuable and relevant experience in operations, company management, customer strategy and leadership of complex organizations, as well as extensive industry knowledge, and provides her with the qualifications and skills to serve as a director.

René van Vliet has served as NextDecade’s Chief Operating Officer since July 2015 and has worked with the company since January 2012 as Chief Project Officer. Mr. van Vliet is responsible for developing midstream LNG solutions at NextDecade. Prior to his work at NextDecade, Mr. van Vliet worked at Shell International for almost 32 years, most recently as Vice President of Global LNG, Shell Gas & Power. He has been involved in LNG project development since 1992, overseeing activities on four continents. During his time at Shell, he was responsible for a global LNG project portfolio, including land-based LNG, floating LNG, regasification, and small-scale LNG. Mr. van Vliet holds a Master of Science degree in civil engineering from the Technical University of Eindhoven.

The parties believe that Mr. van Vliet’s experience as a chief operating officer in the LNG and broader energy industries and vast knowledge of LNG operations provide him with valuable and relevant experience in LNG project development, operations and leadership of complex organizations, as well as extensive industry knowledge, and provides him with the qualifications and skills to serve as a director.

Alfonso Puga is NextDecade’s Chief Commercial Officer since August 2015 and has been with the company since April 2012. Mr. Puga oversees NextDecade’s efforts to sign long-term offtake contracts with its customers around the world. Mr. Puga has spent more than 18 years in the natural gas and LNG industries, initially at Gas Natural and then Union Fenosa Gas, where he managed a portfolio of 6 Bcm of LNG. Following his time at Union Fenosa, Mr. Puga worked at both Essent Trading (today RWE) and Goldman Sachs, where he formed the LNG trading desk. Mr. Puga holds a degree in Industrial Electrical Engineering from the Polytechnic University of Catalonia and earned an Executive MBA from the IMD-Lausanne.

Ben Atkins, CFA, CPA, has served as Chief Financial Officer of NextDecade since November 2015. Atkins is responsible for NextDecade’s financial strategy, reporting, controls, and budgeting. Before joining NextDecade, Mr. Atkins served as Senior Vice President at GE Capital, where he worked from 2005 to October 2015, where he undertook focusing on underwriting and portfolio management roles for thermal power and midstream equity investments. Mr. Atkins previously worked at McKinsey & Company and as a risk manager in State Street Corporation’s Securities Finance division. Mr. Atkins is a CFA® charterholder and a licensed Certified Public Accountant in Connecticut and Texas. He was valedictorian of his class at the United States Naval Academy, and served as a nuclear engineer in the United States Navy submarine fleet. He earned a Master of Arts degree in philosophy, politics, and economics from Oxford University.

Shaun Davison has served as Senior Vice President, Development & Regulatory Affairs of NextDecade since February 2013. Mr. Davison leads NextDecade’s commercial project development efforts in North America. Mr. Davison has spent more than 20 years in the energy industry including with Consolidated Natural Gas and Dominion Resources from January 2000 to August 2006, where he focused on business development, marketing, corporate strategy and major M&A transactions including Dominion’s purchase of the Cove Point LNG import terminal. Mr. Davison previously worked for Teekay Corporation (from September 2006 to December 2008) and Excelerate Energy (from September 2009 to January 2013), where he was involved with global project development for LNG regasification opportunities in nine countries and managed small-scale LNG projects in the Caribbean and Baltic regions. He holds a Bachelor of Science degree in management science and economics from West Virginia Wesleyan College and a Master of Business Administration from West Virginia University.

Krysta De Lima has served as General Counsel of NextDecade since November 2015. Ms. De Lima is responsible for all of NextDecade’s legal and contractual matters. From October 2013 to June 2015, Ms. De Lima worked in Bechtel’s Oil, Gas and Chemicals business unit where she advised on major global EPC contracts and transactions. Previously, from September 2001 to December 2012, Ms. De Lima served first as lead counsel, then as VP Legal and Chief of Staff of the Trinidad Asset within BG Group plc where she advised on upstream, midstream and downstream projects and investments, including on the development, commissioning and oversight of BG Group’s investments in all four operating LNG trains at Atlantic LNG in Trinidad. Prior to BG Group, Ms. De Lima worked in private practice at Arthur Andersen. Ms. De Lima holds a Bachelor of Laws from Kings College London and a DESS in European Law and Maîtrise in French Law from the Université of Paris I, Panthéon-Sorbonne. Ms. De Lima is qualified to practice law at the bars of the State of New York, France, England, the British Virgin Islands and Trinidad and Tobago.

Brian Belke has served as a Director of NextDecade since June 2015. Mr. Belke is a Partner at Valinor Management, the investment manager of an equity long-short hedge fund with over $3 billion in assets under management, where he has worked since June 2010. Prior to Valinor Management, Mr. Belke was an Equity Research Associate at Fidelity Investments. He is a CFA® charterholder and is a member of the CFA Institute and the New York Society of Securities Analysts. Mr. Belke earned a B.S. in Management with concentrations in Finance and Accounting, Summa Cum Laude, from Boston College, and a Master of Business Administration from Harvard Business School, where he graduated with High Distinction as a Baker Scholar.

The parties believe Mr. Belke’s experience as a partner of an investment firm and in other senior executive leadership roles, as well as extensive industry experience and experience overseeing investments in the LNG sector, provides him with the qualifications and skills to serve as a director.

Matthew Bonanno joined York Capital Management in July 2010 and is a Partner of the Firm. Mr. Bonanno joined York Capital Management from the Blackstone Group where he worked as an Associate focusing on restructuring, recapitalization and reorganization transactions.  Prior to joining the Blackstone Group, Mr. Bonanno worked on financing and strategic transactions at News Corporation and as an Investment Banker at JP Morgan and Goldman Sachs. Mr. Bonanno is currently a member of the Board, in his capacity as a York Capital Management employee, of Rever Offshore AS, and all entities incorporated pursuant to York Capital Management’s partnership with Costamare Inc. and Augustea Bunge Maritime, NextDecade and Vantage Drilling Co., Linn Energy Inc. and Samson Resources II, LLC. Mr. Bonanno received a B.A. in History from Georgetown University and an M.B.A in Finance from The Wharton School of the University of Pennsylvania.

The parties believe Mr. Bonanno’s experience as a private equity partner and in other senior executive leadership roles and relevant experience in corporate finance, mergers and acquisitions, and reorganizations, as well as extensive industry knowledge, provides him with the qualifications and skills to serve as a director.

Avinash Kripalani has served as a Director of NextDecade since April 2016. Mr. Kripalani is a Principal at Halcyon Capital Management, where he has worked since 2008. Prior to Halcyon, he was a Consultant at IBM. Mr. Kripalani earned a Bachelor of Arts in Economics, a Bachelor of Science in Systems and Information Engineering and Master of Science in Systems and Information Engineering from the University of Virginia.

The parties believe Mr. Kripalani’s experience as a private equity principal and in other senior executive leadership roles and relevant experience in private financing and strategic planning, as well as extensive industry knowledge, provides him with the qualifications and skills necessary to serve as a director.

David Magid joined York Capital Management in July 2013 and is a Vice President of the Firm. Prior to joining York Capital Management, he worked at Credit Suisse as an Analyst in Leveraged Finance, Origination, & Restructuring. Mr. Magid received an M.B.A. from Columbia Business School and a B.A. in Economics and Politics from Brandeis University.

The parties believe Mr. Magid’s experience as a private equity principal and in other senior executive leadership roles with his respective firms’ investments in a wide range of industries, including valuable and relevant experience in private financing, strategic investing and restructuring, provide him with the qualifications and skills to serve as a director.

Eric S. Rosenfeld has served as Harmony’s chairman of the board and chief executive officer since its inception. Mr. Rosenfeld served as Quartet Merger Corp.’s chairman of the board and chief executive officer from its inception in April 2013 until its merger with Pangea Logistics Solutions Ltd. in October 2014, and has served as a director of Pangaea since such time. Mr. Rosenfeld was chairman of the board and chief executive officer of Trio Merger Corp. from its inception in June 2011 until its merger with SAExploration Holdings Inc. in June 2013 and has served as a director of SAE since such time. Mr. Rosenfeld has been the president and chief executive officer of Crescendo Partners, L.P., a New York-based investment firm, since its formation in November 1998. He has also been the senior managing member of Crescendo Advisors II LLC, the entity providing Harmony with general and administrative services, since its formation in August 2000. From April 2006 until July 2008, Mr. Rosenfeld served as the chairman of the board, chief executive officer and president of Rhapsody Acquisition Corp., an OTCBB-listed blank check company. Rhapsody completed its business combination in July 2008 with Primoris Corporation and changed its name to Primoris Services Corporation and is now listed on the NASDAQ Stock Market. Mr. Rosenfeld served as a director of that company from the completion of its business combination in July 2008 until May 2014. From its inception in April 2004 until June 2006, he was the chairman of the board, chief executive officer and president of Arpeggio, an OTCBB-listed blank check company. Arpeggio completed its business combination in June 2006 with Hill International, now listed on the NYSE. Mr. Rosenfeld served as a director of Hill International from the time of the business combination until June 2010. Mr. Rosenfeld is currently chairman of the board of CPI Aerostructures, Inc. a NYSE MKT-listed company engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the U.S. armed forces. He became a director in April 2003 and chairman in January 2005. Mr. Rosenfeld has also served on the board of Cott Corporation, a NYSE-listed beverage company, since June 2008. Since December 2012, Mr. Rosenfeld has been a board member of Absolute Software Corporation, a Toronto Stock Exchange listed provider of security and management for computers and ultra-portable devices.

Prior to forming Crescendo Partners, Mr. Rosenfeld had been managing director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. since 1985. He was also chairman of the board of Spar Aerospace Limited, a company that provides repair and overhaul services for aircraft and helicopters used by governments and commercial airlines, from May 1999 through November 2001, until its sale to L-3 Communications. He served as a director of Hip Interactive, a Toronto Stock Exchange-listed company that distributed and developed electronic entertainment products, from November 2004 until July 2005. Mr. Rosenfeld also served as a director of AD OPT Technologies Inc., which was a Toronto Stock Exchange-listed company from April 2003 to November 2004, when it was acquired by Kronos Inc. Mr. Rosenfeld also served as a director and head of the special committee of Pivotal Corporation, a Canadian-based customer relations management software company that was sold to Chinadotcom in February 2004. He was a director of Sierra Systems Group, Inc., a Toronto Stock Exchange-listed information technology, management consulting and systems integration firm based in Canada from October 2003 until its sale in January 2007. From October 2005 through March 2006, Mr. Rosenfeld was a director of Geac Computer Corporation Limited, a Toronto Stock Exchange and NASDAQ-listed software company, which was acquired by Golden Gate Capital. He was also a director of Emergis Inc., a Toronto Stock Exchange-listed company that enables the electronic processing of transactions in the finance and healthcare industries, from July 2004 until its sale to Telus Corporation in January 2008. Mr. Rosenfeld also served on the board of Matrikon Inc. a Toronto Stock Exchange-listed provider of solutions for industrial intelligence, from July 2007 until its sale to Honeywell International, Inc. in June 2010. He was also a member of the board of Dalsa Corporation, a Toronto Stock Exchange-listed company that designs and manufactures digital imaging products, from February 2008 until its sale to Teledyne in February 2011. From October 2005 until its final liquidation in December 2012, he was the chairman of the board of Computer Horizons Corp., quoted on the OTCBB, that, before the sale of the last of its operating businesses in February 2007 (at which time it was NASDAQ-listed), provided information technology professional services with a concentration in sourcing and managed services.

Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a senior faculty member at the Director’s College. He has also been a regular guest host on CNBC. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School.

The parties believe Mr. Rosenfeld is well-qualified to serve as a member of the board of Harmony due to his public company experience, operational experience and his business contacts.

David D. Sgro, CFA, has served as Harmony’s chief operating officer and secretary since its inception and as a director from 2014 to 2016. Mr. Sgro served as Quartet’s chief financial officer, secretary and a member of its board of directors from April 2013 until its merger with Pangaea in October 2014 and has served as a director of

Pangaea since such time. Mr. Sgro served as Trio’s chief financial officer, secretary, and a member of its board of directors from its inception in June 2011, until its merger with SAE in June 2013 and served as a director of SAE from that time through July 2016. From April 2006 to July 2008, Mr. Sgro served as the chief financial officer of Rhapsody and from July 2008 to May 2011, Mr. Sgro served as a director of Primoris. Mr. Sgro has been a Senior Managing Director of Crescendo Partners, L.P. since December 2014, and has held numerous positions with Crescendo Partners since December 2005. Mr. Sgro also currently serves on the board of Imvescor Restaurant Group, a TSX listed restaurant franchisor; Hill International Inc., a NYSE listed construction project management firm; and BSM Technologies, Inc., a TSX listed GPS enabled fleet management service provider. Mr. Sgro served on the board of Bridgewater Systems, Inc., a TSX listed telecommunications software company, from June 2008 until its sale to Amdocs in August 2011. Mr. Sgro served on the board of directors of COM DEV International Ltd., a global designer and manufacturer of space hardware from April 2013 to February 2016. From August 2003 to May 2005, Mr. Sgro attended Columbia Business School. From June 1998 to May 2003, he worked as an analyst and then senior analyst at Management Planning, Inc., a firm engaged in the valuation of privately held companies. Simultaneously, Mr. Sgro worked as an associate with MPI Securities, Management Planning, Inc.’s boutique investment banking affiliate.

Mr. Sgro received a B.S. in Finance from The College of New Jersey and an M.B.A. from Columbia Business School. In 2001, he became a Chartered Financial Analyst (CFA) Charterholder. Mr. Sgro is a regular guest lecturer at The College of New Jersey and Columbia Business School.

The parties believe Mr. Sgro is well-qualified to serve as a member of the board of Harmony due to his public company experience and operational experience.

William Vrattos has served as a Director of NextDecade since June 2015. Mr. Vrattos York Capital Management in January 2002 and is a Partner of the Firm. Mr. Vrattos is a Co-Portfolio Manager of the York Credit Opportunities, York European Distressed Credit and York Global Credit Income funds and a member of the Firm’s Executive Committee. From 1997 to 2002, he worked at Georgica Advisors LLC as a Portfolio Manager specializing in media and communications equities and distressed securities. From 1995 to 1997, he rejoined Morgan Stanley & Co., Inc. as an investment banker, where he worked for two years prior to attending business school. Mr. Vrattos is currently a member of the Board of Directors or Advisory Board, as applicable and in his capacity as a York Capital Management employee, of (i) all entities related to Entropy Investments, (ii) all entities incorporated pursuant to York Capital Management’s partnerships with Costamare Inc. and Augustea Bunge Maritime, (iii) NextDecade LLC, and (iv) India 2020. In addition, he serves on the Board of Trustees of The Buckley School, the Board of Trustees of Groton School, the Board of the Museum of the City of New York and is a member of the Investment Committee of the Dartmouth College Endowment. Mr. Vrattos received a B.A. in English from Dartmouth College and an M.B.A. from Harvard Business School.

The parties believe Mr. Vrattos’ experience as a private equity principal and in other senior executive leadership roles with his respective firms’ investments in a wide range of industries, including valuable and relevant experience in private financing, strategic investing and restructuring, provide him with the qualifications and skills to serve as a director.

Controlled Company Exemption

Upon the consummation of the business combination,     ,      and together will beneficially own Harmony Common Stock representing more than 50% of the voting power of the Harmony Common Stock eligible to vote in the election of directors. As a result, Harmony will qualify as a “controlled company” under the Nasdaq listing rules. As a controlled company, Harmony will not be required to have a majority of independent directors on its board of directors, or have a compensation committee and a nominating committee composed of entirely independent directors. Accordingly, Harmony’s Nominating, Corporate Governance & Compensation Committee will not be composed of entirely independent directors.

Independence of Directors

Harmony adheres to the rules of Nasdaq in determining whether a director is independent. The board of directors of Harmony consults with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Harmony’s board of directors has determined that each of the following current directors is independent under the Nasdaq listing rules: Messrs. John P. Schauerman, Adam J. Semler and Leonard B. Schlemm. In accordance with the requirements of the Nasdaq listing rules, Harmony’s independent directors regularly hold executive sessions at which only independent directors are present.

Harmony’s board of directors has determined that, upon the consummation of the business combination, seven of the nine directors will be deemed to be independent: Brian Belke, Matthew Bonanno, Avinash Kripalani, David Magid, Eric S. Rosenfeld, David D. Sgro and William Vrattos. Kathleen Eisbrenner, NextDecade’s Chief Executive Officer, and René van Vliet, NextDecade’s Chief Operating Officer, are not independent as they will be employees of Harmony.

Meetings and Committees of the Board of Directors of Harmony

During the fiscal years ended December 31, 2016 and 2015, Harmony’s board of directors held seven and four meetings, respectively. Harmony expects its directors to attend all board and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Harmony’s current directors attended all of the meetings of the board and meetings of committees of which he was a member in fiscal year 2016 and 2015. Although Harmony does not have any formal policy regarding director attendance at stockholder meetings, Harmony will attempt to schedule its meetings so that all of its directors can attend.

Harmony has a separately standing audit committee, nominating committee and compensation committee.

Board Observer

Prior to the consummation of the business combination, GE Oil & Gas (“GE”) was a member of NextDecade LLC. In order to replace GE’s rights under the Limited Liability Company Agreement of NextDecade (as amended from time to time, the “NextDecade LLC Agreement”), which will terminate upon the consummation of the Merger, GE is entitled to designate one individual as a board observer to attend and participate in any meetings of Harmony’s Board of Directors after the consummation of the business consummation strictly as a non-voting member unless and until GE materially breaches the agreements or no longer holds $10 million in shares received in connection with the business combination. For a description of NextDecade’s commercial relationship with GE, see “NextDecade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Resources and Structure.”

Board Leadership Structure and Role in Risk Oversight

Currently, Eric S. Rosenfeld serves as Harmony’s Chairman of the Board and Chief Executive Officer. Harmony’s board of directors’ primary function is one of oversight. Its board of directors as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Its audit committee discusses with management Harmony’s major financial risk exposures and the committee reports findings to Harmony’s board of directors in connection with its risk oversight review. After the business combination, Kathleen Eisbrenner will serve as Harmony’s Chairperson and Chief Executive Officer.

Audit Committee Information

Effective March 23, 2015, Harmony established an audit committee of the board of directors, which consists of Messrs. John P. Schauerman, Adam J. Semler and Leonard B. Schlemm. Upon consummation of the business combination, the audit committee will consist of Messrs. Eric S. Rosenfeld, David D. Sgro and     , with Mr. Sgro serving as Chairman. Each member of the audit committee is independent under the applicable Nasdaq listing standards. The audit committee has a written charter. The purpose of the audit committee is to appoint, retain, set compensation of, and supervise the company’s independent accountants, review the results and scope of the audit and other accounting related services and review the company’s accounting practices and systems of internal accounting and disclosure controls.

The audit committee’s duties, which are specified in the audit committee charter, include, but are not limited to:

•         reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in the Form 10-K;

•         discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Harmony’s financial statements;

•         discussing with management major risk assessment and risk management policies;

•         monitoring the independence of Harmony’s independent auditor;

•         verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•         reviewing and approving all related-party transactions;

•         inquiring and discussing with management Harmony’s compliance with applicable laws and regulations;

•         pre-approving all audit services and permitted non-audit services to be performed by Harmony’s independent auditor, including the fees and terms of the services to be performed;

•         appointing or replacing the independent auditor;

•         determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•         establishing procedures for the receipt, retention and treatment of complaints received by Harmony regarding accounting, internal accounting controls or reports which raise material issues regarding Harmony’s financial statements or accounting policies; and

•         approving reimbursement of expenses incurred by Harmony’s management team in identifying potential target businesses.

During the fiscal years ended December 31, 2016 and 2015, Harmony’s audit committee held four and three meetings, respectively. Each of Harmony’s audit committee members attended all of the meetings of the audit committee in fiscal year 2016 and 2015.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Harmony must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Adam J. Semler satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert” as defined under rules and regulations of the SEC. The board of directors has determined that upon consummation of the business combination, David D. Sgro will satisfy Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert” as defined under rules and regulations of the SEC.

Nominating Committee Information

Effective March 23, 2015, Harmony established a nominating committee of the board of directors, which consists of Messrs. John P. Schauerman, Adam J. Semler and Leonard B. Schlemm. Upon consummation of the business combination, the nominating committee will consist of Kathleen Eisbrenner, Brian Belke, Eric S. Rosenfeld, Avinash Kripalani and Matthew Bonanno. Other than Ms. Eisbrenner, each of the members of the nominating committee is independent under the applicable Nasdaq listing standards. The nominating committee has a written charter. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Harmony’s board of directors. During the fiscal years ended December 31, 2016 and 2015, Harmony’s nominating committee did not meet. However, Harmony’s nominating committee met one time in 2017 to approve the nominees for election at this meeting.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•         should have demonstrated notable or significant achievements in business, education or public service;

•         should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•         should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Information

Effective as of March 23, 2015, Harmony established a compensation committee of the board of directors, which consists of Messrs. John P. Schauerman, Adam J. Semler and Leonard B. Schlemm. Upon consummation of the business combination, the compensation committee will consist of Kathleen Eisbrenner, Brian Belke, Eric S. Rosenfeld, Avinash Kripalani and Matthew Bonanno. Other than Ms. Eisbrenner, each of the members of the compensation committee is independent under the applicable Nasdaq listing standards. The compensation committee has a written charter. The compensation committee’s duties, which are specified in the compensation committee charter, include, but are not limited to:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to the company’s Chief Executive Officer’s compensation, evaluating Harmony’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Harmony’s Chief Executive Officer’s based on such evaluation;

•         reviewing and approving the compensation of all of Harmony’s other executive officers;

•         reviewing Harmony’s executive compensation policies and plans;

•         implementing and administering Harmony’s incentive compensation equity-based remuneration plans;

•         assisting management in complying with Harmony’s proxy statement and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Harmony’s executive officers and employees;

•         if required, producing a report on executive compensation to be included in Harmony’s annual proxy statement; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

EXECUTIVE COMPENSATION

No executive officer has received any cash compensation for services rendered to us. Commencing on the date of Harmony’s initial public offering through the consummation of a business combination, Harmony will pay Crescendo Advisors II, LLC, an entity controlled by Eric S. Rosenfeld, a fee of $12,500 per month for providing us with office space and certain office and administrative services. However, this arrangement is solely for Harmony’s benefit and is not intended to provide Mr. Rosenfeld compensation in lieu of a salary. Other than the $12,500 per month administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

NextDecade Executive Compensation

The following table sets forth the compensation paid by NextDecade and its subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2016, to the individuals who will serve as named executive officers of the combined company:

Name	Year	Salary	Bonus(1)	All Other Compensation	Total
Kathleen Eisbrenner(2)	2015	$541,667	$300,793	$—	$842,460
	2016	400,000	400,000	200,000	1,000,000
René van Vliet(3)	2015	440,309	285,335	—	725,644
	2016	371,655	279,145	138,806	789,606
Alfonso Puga(4)	2015	156,250	125,000	125,000	406,250
	2016	375,000	281,250	—	656,250
Benjamin Atkins(5)	2015	45,833	22,226	20,000	88,059
	2016	275,000	137,500	68,750	481,250
Shaun Davison(6)	2015	275,000	187,500	—	462,500
	2016	250,000	187,500	—	437,500

____________

(1)      Annual bonuses are paid in the first quarter following the applicable year of service.

(2)      Ms. Eisbrenner served as Chairman and Chief Executive Officer of NextDecade during the fiscal years ended December 31, 2015 and December 31, 2016. Ms. Eisbrenner is a co-employee of NextDecade (pursuant to the Eisbrenner Agreement and an unrelated professional employer organization with its principal place of business in the state of Texas (the “PEO”). Ms. Eisbrenner is compensated for her services to NextDecade per a client service agreement with the PEO effective January 1, 2013 (the “PEO Service Agreement”).

On June 15, 2015, she was granted a 20% allocation of the management incentive pool, which is entitled to approximately 5.50% of NextDecade distributions after return of capital to certain investors. On February 2, 2017 her allocation was increased to 38.50%.

For her performance in 2016, the NextDecade board of managers awarded Eisbrenner an incremental year-end bonus of $200,000, with payment contingent on certain investment-related milestones occurring in 2017.

(3)      Mr. van Vliet served as Chief Operating Officer of NextDecade during the fiscal years ended December 31, 2015 and December 31, 2016. Mr. van Vliet is compensated for his services to NextDecade pursuant a consulting agreement (the “van Vliet Consulting Agreement”) dated November 20, 2015, by and between NextDecade and René van Vliet Consultancy B.V., a limited liability company organized under the laws of the Netherlands (the “van Vliet Consultancy”).

The van Vliet Consulting Agreement provides that in exchange for certain services to be provided by the van Vliet Consultancy, NextDecade will provide the van Vliet Consultancy a monthly fee of €29,113 (the “van Vliet Monthly Service Fee”) (based on the applicable USD/Euro exchange rate contained in the agreement), an annual cash bonus (the “van Vliet Annual Bonus”) with a target of 75% of the twelve month sum of the van Vliet Monthly Service Fee and which is not to be less than €131,008, subject to certain discretion by the board of managers of NextDecade. In addition to the van Vliet Annual Bonus, the van Vliet Consultancy is also to be provided with a performance incentive bonus on terms to be agreed between NextDecade and the van Vliet Consultancy.

For his performance in 2016, the NextDecade board of managers awarded van Vliet an incremental year-end bonus of $138,806, with payment contingent on certain investment-related milestones occurring in 2017.

(4)      Mr. Puga served as Chief Commercial Officer of NextDecade during the fiscal years ended December 31, 2015 and December 31, 2016. In 2015 and 2016, Mr. Puga was compensated for his services to NextDecade pursuant to a consulting agreement (the “Lite LNG Consulting Agreement”) dated September 23, 2015, with effect as of August 1, 2015, by and between NextDecade and Lite LNG Consulting Ltd, a limited company organized under the laws of England and Wales (the “Lite LNG Consultancy”).

The Lite LNG Consulting Agreement provided that in exchange for certain services to be provided by the Lite LNG Consultancy, NextDecade will provide the Lite LNG Consultancy a monthly fee of $31,250 (the “Lite LNG Monthly Service Fee”), an engagement bonus of $125,000 paid in connection with the first invoice submitted by the Lite LNG Consultancy to NextDecade and a further bonus of $125,000 to be paid in connection with the invoice submitted by Lite LNG Consultancy on March 31, 2016 (to be paid in lieu of any annual cash bonus during 2016), commencing in 2017, an annual cash bonus (the “Lite LNG Annual Bonus”) with a target of 75% of the twelve month sum of the Lite LNG Monthly Service Fee and which is not to be less than $140,625, subject to certain discretion by the board of managers of NextDecade. In addition to the Lite LNG Annual Bonus, the Lite LNG Consultancy is also to be provided with a performance incentive bonus on terms to be agreed between NextDecade and the Lite LNG Consultancy. The Lite LNG Consulting Agreement was terminated effective December 31, 2016.

(5)      Mr. Atkins served as Chief Financial Officer of NextDecade during the fiscal years ended December 31, 2015 and December 31, 2016. Mr. Atkins is a co-employee of NextDecade and the PEO. Mr. Atkins is compensated for his services to NextDecade per the PEO Service Agreement. Mr. Atkins received a $20,000 signing bonus, paid in January 2016.

For his performance in 2016, the NextDecade board of managers awarded Mr. Atkins an incremental year-end bonus of $68,750, with payment contingent on certain investment-related milestones occurring in 2017.

(6)      Mr. Davison served as Senior Vice President, Development & Regulatory Affairs of NextDecade during the fiscal years ended December 31, 2015 and December 31, 2016. Mr. Davison is a co-employee of NextDecade and the PEO. Mr. Davison is compensated for his services to NextDecade per the PEO Service Agreement.

Outstanding Equity Awards at 2016 Fiscal Year-End

NextDecade’s named executive officers have received awards of “incentive units” (the “Management Incentive Units”) pursuant to the NextDecade Incentive Plan (the “Incentive Plan”) and the NextDecade LLC Agreement. The Management Incentive Units are intended to constitute “profits interests” and represent actual (non-voting) equity interests in NextDecade that have no liquidation value for U.S. federal income tax purposes on the date of grant but are designed to gain value only after the underlying assets have realized a certain level of growth and return to those persons who hold certain other classes of NextDecade’s equity.

We believe that, despite the fact that the Management Incentive Units do not require the payment of an exercise price, these awards are most similar economically to stock options and, as such, they are properly classified as “options” for purposes of the SEC’s executive compensation disclosure rules under the definition provided in Item 402(m)(5)(i) of Regulation S-K since these awards have “option-like features.”

The Management Incentive Units entitle the incentive unitholder to a percentage of NextDecade distributions after return of capital to certain company members. In the aggregate incentive unitholders are entitled to up to 5.50% of residual distributions. The following table reflects the allocations of such percentages as of March 31, 2017, for the named executive officers:

Name	Percentage
Kathleen Eisbrenner	38.50
René van Vliet	17.50
Alfonso Puga	10.00
Benjamin Atkins	9.75
Shaun Davison	14.00

See “— Management Incentive Units” below for additional information about these awards. As the incentive units are equity interests in NextDecade, the incentive units held by NextDecade’s named executive officers do not relate directly to NextDecade’s securities, and NextDecade is not responsible for making any payments, distributions or settlements to any award recipient relating to such incentive units. NextDecade is currently responsible for making all payments, distributions and settlements to all award recipients relating to the Management Incentive Units.

The Management Incentive Units which are vested immediately prior to the closing of the business combination or that vest as a result of the closing will automatically be cancelled and extinguished and be converted at closing into the right to receive shares of Harmony Common Stock subject to the terms and conditions of the Agreement. As with other NextDecade members, holders of Management Incentive Units may receive additional shares of Harmony Common Stock if the company achieves certain milestones (the “Contingent Shares”). The Management Incentive Units which are not vested on the closing date will automatically be cancelled and converted into a right to receive an economically-equivalent number of shares of Restricted Shares that are subject to transfer and forfeiture restrictions that are substantially similar to the transfer and forfeiture restrictions as were applicable to the exchanged unvested NextDecade Membership Interests. The Restricted Shares will be subject to substantially the same vesting conditions that are provided in the Incentive Plan immediately before the closing. The Incentive Plan will terminate at closing. The pro forma allocation of common stock and Restricted Shares for the named executives at closing of the business combination resulting from the treatment of the Incentive Plan described above is as follows:

Name	Shares Common Stock	Contingent Shares	Shares Restricted Stock	Total Shares
Kathleen Eisbrenner	365,742	405,116	2,080,994	2,851,852
René van Vliet	166,246	184,144	945,907	1,296,297
Alfonso Puga	94,998	105,225	540,518	740,741
Benjamin Atkins	92,623	102,594	527,005	722,222
Shaun Davison	132,997	147,315	756,725	1,037,037

Overview of Compensation for Kathleen Eisbrenner, Chairman and Chief Executive Officer

Ms. Eisbrenner currently serves as Chairman and Chief Executive Officer of NextDecade. On May 20, 2015 the NextDecade entered into an employment agreement with Ms. Eisbrenner, which agreement will be amended at Closing pursuant to a letter agreement, dated April 17, 2017, among Eisbrenner, NextDecade and certain funds managed by York Capital Management (as amended, the “Eisbrenner Agreement”). The Eisbrenner Agreement provides for a term through June 30, 2019, and will be automatically extended for an additional one year periods unless and until either the NextDecade or Ms. Eisbrenner gives to the other written notice at least one-hundred and eighty (180) days prior to the applicable renewal date of a decision not to renew for an additional year. Ms. Eisbrenner is compensated for her services to NextDecade per a client service agreement with the PEO effective January 1, 2013 (the “PEO Service Agreement”).

Under the Eisbrenner Agreement, effective no later than July 1, 2017, Ms. Eisbrenner’s annual base salary will be equal to $617,500 and Ms. Eisbrenner will be eligible for an annual bonus with a target of 100%, and a stretch of 160%, of her base salary based upon the achievement of performance targets established by Harmony’s board of directors from time to time. The Eisbrenner Agreement provides for a minimum annual bonus payment of $308,750 and a one-time cash bonus of $1.0 million upon the achievement of a Final Investment Decision for a Qualified Project (each as defined in the Eisbrenner Agreement).

Under the Eisbrenner Agreement, Ms. Eisbrenner is entitled to a grant of incentive NextDecade Membership Interests equal to at least 20% of the incentive allocation pool, which amount was increased to 38.5% by the Amended Grant. For a description of how and when the Management Incentive Units could become vested and when such awards could begin to receive payments, see “— Management Incentive Units.”

The Eisbrenner Agreement provides that within four weeks following the closing date of the business combination, NextDecade will engage a nationally-recognized compensation consultant to prepare a compensation survey and make recommendations regarding the compensation of Ms. Eisbrenner and certain other executive officers of NextDecade, including recommendations for new cash compensation packages. The parties will implement new cash compensation packages for senior executives effective January 1, 2018.

If NextDecade at any time terminates Ms. Eisbrenner’s employment without Cause, or if Ms. Eisbrenner voluntarily terminates the agreement with Good Reason, the agreement entitles her to (1) a cash payment equal to the sum of her then current base salary for a period of 18 months, (2) a pro-rata portion of her annual bonus for the fiscal year in which the termination occurs and (3) the full vesting of her Management Incentive Units.

The Eisbrenner Agreement provides that in the event that NextDecade appoints an individual other than Ms. Eisbrenner to the position of Chief Executive Officer or other officer position that reports directly to the board of directors and does not terminate Ms. Eisbrenner’s employment for Cause under the Eisbrenner Agreement (a “New Executive Event”), then such an appointment will not be considered a termination of the Eisbrenner Agreement without Cause under the Eisbrenner Agreement, subject to certain provisions. In the event of a termination in connection with a New Executive Event, (1) Ms. Eisbrenner shall be paid (in addition to any other amounts due in accordance with the terms of the Eisbrenner Agreement) a special bonus equal to the sum of her then current base salary for a period of 18 months in a single, lump sum payment (i.e., $926,250), (2) the board of managers of NextDecade shall consider in good faith the acceleration of Ms. Eisbrenner’s unvested equity to be effective as of her termination date and (3) to the extent that any shares of Harmony Common Stock issued to Ms. Eisbrenner are at such time subject to a lock-up agreement, NextDecade will release shares with an aggregate value of $25.0 million from any restriction on trading in the lock-up agreement that extends for more than six months. Ms. Eisbrenner’s role as Chairman of the board of directors of Harmony shall not be impacted by a New Executive Event during her initial employment term.

The Eisbrenner Agreement also provides that Ms. Eisbrenner is eligible for health insurance and disability insurance and other customary employee benefits. The Eisbrenner Agreement also contains customary non-competition and non-solicitation covenants and covenants regarding the treatment of confidential information.

Overview of Compensation for René van Vliet, Chief Operating Officer

Mr. van Vliet currently serves as Chief Operating Officer of NextDecade. On November 20, 2015, NextDecade entered into the van Vliet Consulting Agreement with the van Vliet Consultancy. Mr. van Vliet is a consultant of the van Vliet Consultancy.

As described above, the van Vliet Consulting Agreement provides that in exchange for certain services to be provided by the van Vliet Consultancy, NextDecade will pay the van Vliet Monthly Service Fee (based on the applicable USD/Euro exchange rate contained in the agreement), the van Vliet Annual Bonus with a target of 75% of the twelve month sum of the van Vliet Monthly Service Fee and which is not to be less than 131,008 Euro, subject to certain discretion by the board of managers of NextDecade. In addition to the van Vliet Annual Bonus, the van Vliet Consultancy is also to be provided with a performance incentive bonus on terms to be agreed between NextDecade and the van Vliet Consultancy.

The van Vliet Consulting Agreement contains a guaranteed term ending on July 31, 2018 and NextDecade may terminate the agreement immediately if Mr. van Vliet terminates his engagement with the van Vliet Consultancy.

Overview of Compensation for Alfonso Puga, Chief Commercial Officer

Mr. Puga serves as Chief Commercial Officer of NextDecade. Effective February 1, 2017, NextDecade entered into a consulting agreement (the “Altair Management Consulting Agreement”) with the Altair Management Consultants Corp, a Massachusetts company (the “Altair Management Consultancy”). Mr. Puga is a consultant of Altair Management Consultancy.

The Altair Management Consulting Agreement provides that in exchange for certain services to be provided by the Altair Management Consultancy, NextDecade will provide the Altair Management Consultancy a monthly fee of $31,250 (the “Altair Management Monthly Service Fee”), an engagement bonus in an amount to be agreed between NextDecade and the Altair Management Consultancy and to be paid in connection with the first invoice submitted by the Altair Management Consultancy to NextDecade, commencing in 2018, an annual cash bonus (the “Altair Management Annual Bonus”) with a target of 75% of the twelve month sum of the Altair Management Monthly Service Fee and which is not to be less than $140,625, subject to certain discretion by the board of managers of NextDecade. In addition to the Altair Management Annual Bonus, the Altair Management Consultancy is also to be provided with a performance incentive bonus on terms to be agreed between NextDecade and the Altair Management Consultancy.

The Altair Management Consulting Agreement contains a guaranteed term ending on July 31, 2018 and NextDecade may terminate the agreement immediately if Mr. Puga terminates his engagement with the Altair Management Consultancy.

Overview of Compensation for Benjamin Atkins, Chief Financial Officer

Mr. Atkins currently serves as Chief Financial Officer of NextDecade. On October 16, 2016 the company provided Mr. Atkins with an employment letter (the “Atkins Letter”). Mr. Atkin’s employment is “at will”.

The annual base salary set forth in the letter is $275,000. Mr. Atkins is eligible for an annual bonus with a target of 50% of his base salary based upon the achievement of performance targets established by the NextDecade’s board of managers from time to time, a minimum bonus payment of 25% of his base salary.

Mr. Atkins’ letter entitles him to a grant of incentive NextDecade Membership Interests equal to at least 4% of the incentive allocation pool. This was increased to 9.75% by the Amended Grant. For a description of how and when the Management Incentive Units could become vested and when such awards could begin to receive payments, see “— Management Incentive Units.”

The letter also provides that Mr. Atkins is eligible for health insurance and disability insurance and other customary employee benefits.

Overview of Compensation for Shaun Davison, Senior Vice President, Development & Regulatory Affairs

Mr. Davison currently serves as Senior Vice President, Development & Regulatory Affairs of NextDecade. On July 1, 2015 the company entered into an employment agreement with Mr. Davison (the “Davison Agreement”). The agreement provides for a term through July 1, 2018, and will be automatically extended for an additional one year periods unless and until either the company or Mr. Davison gives to the other written notice at least one-hundred and eighty (180) days prior to the applicable renewal date of a decision not to renew for an additional year.

The annual base salary set forth in the agreement is $250,000. Mr. Davison is eligible for an annual bonus with a target of 75% of his base salary based upon the achievement of performance targets established by the NextDecade’s board of managers from time to time. Mr. Davison’s minimum annual bonus is $93,750.

Mr. Davison’s Agreement entitles him to a grant of incentive in NextDecade Membership Interests equal to at least 8% of the incentive allocation pool. This was increased to 14% by the Amended Grant. For a description of how and when the Management Incentive Units could become vested and when such awards could begin to receive payments, see “— Management Incentive Units.”

The agreement also provides that Mr. Davison is eligible for health insurance and disability insurance and other customary employee benefits.

If the company at any time terminates Mr. Davison’s employment without Cause, or if Mr. Davison voluntarily terminates the agreement with Good Reason, the agreement entitles him to (1) a cash payment equal to the sum of his then current base salary for a period of 18 months, (2) a pro-rata portion of his annual bonus for the fiscal year in which the termination occurs and (3) the full vesting of his Management Incentive Units.

Mr. Davison’s Agreement also contains customary non-competition and non-solicitation covenants and covenants regarding the treatment of confidential information.

Pension/Retirement Benefits

NextDecade does not provide a qualified defined benefit pension plan or any non-qualified supplemental executive retirement benefits to any of its executive officers or directors. However, eligible executive officers and directors participate in a defined contribution retirement plan (the “401(k) Plan”) which allows them to contribute up to 100% of their compensation up to the IRS maximum. NextDecade does not make matching contributions. The 401(k) Plan is sponsored and maintained by the PEO.

Additional Benefit Programs

 Certain officers and directors are entitled to the following benefits: parking, health insurance, life insurance and accidental death and dismemberment and cell phone reimbursement. The health insurance, life insurance and accidental death and dismemberment benefit programs are sponsored and maintained by the PEO.

Management Incentive Units

In 2015, certain executive officers received an award of Management Incentive Units, or profits interests that represent actual (non-voting) equity interests in NextDecade under the Incentive Plan, in order to provide them with the ability to benefit from the growth in NextDecade’s operations and business. The Management Incentive Units are currently comprised of one tranche. A potential payout for the tranche will occur when a certain specified level of cumulative cash distributions have been received by the capital interest holding members of NextDecade. Management Incentive Units vest in (a) 5% upon execution by NextDecade of a final agreement with an engineering, procurement and construction (EPC) contractor for an LNG facility; (b) 10% upon submission of the formal filing to the Federal Energy Regulatory Commission (FERC) (a “Formal Filing”); (c) 10% upon an IPO of NextDecade; (d) to the extent a Formal Filing has been made, 20% upon the execution of one or more binding LNG sale and purchase or tolling agreements, with customary conditions precedent, providing for an aggregate of at least 3.825 million tons per annum and (e) 55% upon reaching final investment decision.

Subject to the terms of a named executive officer’s employment agreement, if any, and the applicable Incentive Grant Unit and Agreement to be Bound, all Management Incentive Units will lapse and be forfeited at the time a named executive officer’s employment is terminated for any reason. For purposes of the foregoing, a named executive officer’s termination of employment means the termination of such named executive officer’s employment with NextDecade and all of its affiliates.

NextDecade’s Operating Agreement was amended on February 2, 2017 to increase the allocated profits percentage of the Management Incentive Units and adjust certain grants (the “Amended Grant”).

The Management Incentive Units, in the aggregate, entitle unitholders to 5.50% of future distributions, only after all of the members that have made capital contributions to NextDecade have received cumulative cash distributions in respect of their membership interests equal to a certain factor times their cumulative capital contributions.

NextDecade will deem the business combination as satisfying the 10% vesting requirement for the Management Incentive Units contingent upon NextDecade’s IPO. The 10% vesting requirement for the Management Incentive Units contingent upon submission of the formal filing to the Federal Energy Regulatory Commission (FERC) was satisfied prior to the business combination. Eighty percent (80%) of the Management Incentive Units will remain unvested following the business combination subject to the remaining vesting conditions.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Harmony’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates if the officer presiding over the special meeting determines that it would be in the best interests of Harmony to adjourn the special meeting to give Harmony more time to consummate the business combination for whatever reason (such as if the Merger Proposal is not approved, Harmony has net tangible assets of less than $5,000,001 after taking into account the holders of public shares who properly elect to convert their public shares into cash or another condition to closing the business combination has not been satisfied). In no event will Harmony solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the Adjournment Proposal is to provide more time for Harmony to complete the business combination, such as providing it more time to solicit additional proxies to vote in favor of the Merger Proposal, to meet the requirement that Harmony have net tangible assets of at least $5,000,001 after taking into account holders of public shares who have exercised their right to convert their public shares into a pro rata portion of the trust account or to satisfy any other closing condition.

In addition to an adjournment of the special meeting upon approval of an Adjournment Proposal, the board of directors of Harmony is empowered under Delaware law to postpone the special meeting at any time prior to the special meeting being called to order. In such event, Harmony will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an Adjournment Proposal is presented to the special meeting and is not approved by the stockholders, Harmony’s board of directors may not be able to adjourn the special meeting to a later date if necessary. In such event, the business combination would not be completed.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Harmony’s Common Stock represented in person or by proxy at the special meeting and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE HARMONY BOARD OF DIRECTORS RECOMMENDS THAT HARMONY STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO HARMONY

Introduction

Harmony was incorporated in the State of Delaware on May 21, 2014 for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Agreement with NextDecade, Harmony’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering

On March 27, 2015, Harmony consummated its initial public offering of 11,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. The units were sold at an offering price of $10.00 per unit generating gross proceeds of $115,000,000 and net proceeds of $112,605,665 after deducting $2,394,335 of transaction costs paid at closing. Up to an additional $4,325,000 of deferred underwriting expenses may be paid upon the completion of a business combination. Cantor Fitzgerald & Co. acted as underwriter for the initial public offering.

Simultaneously with the consummation of the initial public offering, Harmony consummated the private placement of 558,500 units purchased by Harmony’s initial stockholders and Cantor Fitzgerald at a price of $10.00 per private placement unit, generating total proceeds of $5,585,000. The private placement units were identical to the units sold in the initial public offering except the warrants included in the private placement units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. In addition, for as long as any of the warrants underlying the private placement units are held by Cantor Fitzgerald or its designees or affiliates, they may not be exercised after March 23, 2020. Additionally, because the warrants underlying the private placement units were issued in a private transaction, the holders and their transferees will be allowed to exercise such warrants for cash even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective and receive unregistered shares. Furthermore, the initial stockholders agreed to vote the shares of common stock underlying the private placement units in favor of any proposed business combination. All the purchasers of the private placement units have also agreed (A) not to convert any private shares for cash from the trust account in connection with a stockholder vote to approve a proposed initial business combination or a vote to amend the provisions of the Harmony’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity and (B) that the private shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the private placement units or underlying securities (except to certain permitted transferees in limited situations) until the completion of an initial business combination.

On March 27, 2017, Harmony received stockholder approval to extend the date by which it must complete an initial business combination from March 27, 2017 to July 27, 2017. In connection with such extension, holders of 495,335 public shares exercised their right to convert their shares into a pro rata portion of the cash held in Harmony’s trust account.

Offering Proceeds Held in Trust

On March 27, 2015, an amount of $117,300,000, or $10.20 per share sold to the public in the initial public offering, was placed in a trust account and invested in U.S. treasuries or United States bonds having a maturity of 180 days or less or money market funds meeting the applicable conditions of Rule 2a-7 under the Investment Company Act of 1940, as amended. As of the record date, Harmony held approximately $     in the trust account.

Except as described in the prospectus for Harmony’s initial public offering and in the section entitled “— Harmony’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” below, these proceeds will not be released until the earlier of the completion of an initial business combination and Harmony’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Harmony acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (exclusive of deferred underwriting discounts and taxes payable) at the time of the execution of a definitive agreement for its initial business combination. As described elsewhere in this proxy statement, Harmony’s board of directors determined that this test was met in connection with the proposed business combination with NextDecade.

Stockholder Approval of Business Combination

Under Harmony’s amended and restated certificate of incorporation, in connection with any proposed business combination, Harmony must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their public shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Harmony’s initial public offering. Accordingly, in connection with the business combination with NextDecade, public stockholders may seek to convert their public shares in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Merger Proposal, all of Harmony’s initial stockholders, as well as all of its officers and directors, have agreed to vote the initial shares, shares included in the private units as well as any shares of common stock acquired in the aftermarket in favor of such proposed business combination.

None of Harmony’s officers, directors, initial stockholders or their affiliates has purchased any shares of common stock in the open market or in private transactions. However, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Harmony or its securities, the Harmony initial stockholders, NextDecade, the Members or the Blocker Owners and/or their respective affiliates may purchase shares from institutional and other investors who indicate an intention to vote against the Merger Proposal, or any other persons, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Harmony’s common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the outstanding shares of Harmony Common Stock on the record date to approve the Merger Proposal vote in its favor and that Harmony have at least $5,000,001 of net tangible assets after taking into account holders of public shares that have demanded conversion of their public shares into cash, where it appears that such requirements would otherwise not be met. All shares repurchased by Harmony’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Business Combination

Under Harmony’s amended and restated certificate of incorporation, if Harmony does not complete the business combination with NextDecade or another initial business combination by July 27, 2017 (or such later date as may be approved by Harmony’s stockholders), Harmony shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the public shares for cash for a redemption price per share, as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Harmony’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the board of directors pursuant to Section 275(a) of the DGCL finding the dissolution of Harmony advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Harmony’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per-share redemption price shall be equal to a pro rata share of the trust account plus (a) any pro rata interest earned on the funds held in the trust account and not previously released to Harmony to pay its taxes and (b) the balance of Harmony’s net assets outside of the trust account at such time, divided by the total number of public shares then outstanding.

Each of Harmony’s initial stockholders has agreed to waive its rights to participate in any distribution from Harmony’s trust account or other assets with respect to the initial shares and shares underlying the private units. There will be no distribution from the trust account with respect to Harmony’s warrants, which will expire worthless if Harmony is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Harmony’s creditors which would be prior to the claims of its public stockholders. Although Harmony has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Harmony has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Harmony will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements.

Eric S. Rosenfeld has agreed that he will be liable to Harmony if and to the extent any claims by a vendor for services rendered or products sold to Harmony, or a prospective target business with which Harmony has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below $10.20 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Harmony’s indemnity of the underwriters of Harmony’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Rosenfeld will not be responsible to the extent of any liability for such third party claims. Furthermore, he will not be personally liable to Harmony’s public stockholders and instead will only have liability to Harmony. There is no assurance that Mr. Rosenfeld will be able to satisfy his indemnification obligations if he is required to so as Harmony has not required Mr. Rosenfeld to retain any assets to provide for his indemnification obligations, nor has Harmony taken any further steps to ensure that he will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be reduced due to claims of creditors. Additionally, if Harmony is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Harmony’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Harmony’s stockholders.

Harmony’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods, if the stockholders seek to have Harmony convert their respective shares for cash upon a business combination which is actually completed by Harmony or if Harmony seeks certain amendments to its amended and restated certificate of incorporation prior to Harmony’s consummation of a business combination or its liquidation. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Harmony’s trust account distributed to its public stockholders upon the redemption of 100% of its outstanding public shares in the event Harmony does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Harmony’s trust account distributed to its public stockholders upon the redemption of 100% of its public shares in the event Harmony does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Harmony is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Harmony’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Harmony’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Harmony does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Harmony’s stockholders’ liability with respect to liquidating distributions as described above. As such, Harmony’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Harmony’s stockholders may extend well beyond the third anniversary of such date.

Because Harmony will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Harmony to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Harmony is a blank check company, rather than an operating company, and Harmony’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Harmony will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Mr. Rosenfeld has agreed to pay the funds necessary to complete such liquidation and has agreed not to seek repayment for such expenses.

Facilities

Harmony maintains its principal executive offices at 777 Third Avenue, 37th Floor, New York, New York 10017. This space is being provided to Harmony by Crescendo Advisors II, LLC, an entity controlled by Mr. Rosenfeld, for $12,500 per month. The cost of this space also includes general and administrative services which Harmony believes, based on rents and fees for similar services in New York, New York, that the fee charged by Crescendo Advisors II, LLC is at least as favorable as Harmony could obtain from an unaffiliated person. Harmony considers its current office space adequate for its current operations.

Employees

Harmony has three executive officers, none of whom are employees of Harmony. These individuals are not obligated to devote any specific number of hours to Harmony’s matters and intend to devote only as much time as they deem necessary to its affairs. Harmony does not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings

There are no legal proceedings pending against Harmony.

Periodic Reporting and Audited Financial Statements

Harmony has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Harmony’s annual reports contain financial statements audited and reported on by Harmony’s independent registered public accounting firm. Harmony has filed with the SEC its Annual Reports on Form 10-K covering the fiscal years ended December 31, 2016 and 2015 and its Quarterly Reports on Form 10-Q covering the fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016.

Harmony’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Harmony’s financial condition and results of operations should be read in conjunction with Harmony’s consolidated financial statements and notes to those statements included in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement.

Results of Operations

Harmony’s entire activity since inception up to the closing of the initial public offering on March 23, 2015 was in preparation for that event. Since the offering, Harmony’s activity has been limited to the evaluation of business combination candidates, and Harmony will not be generating any operating revenues until the closing and completion of an initial business combination. Harmony expects to generate small amounts of non-operating income in the form of interest income on cash, cash equivalents and securities. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities).

For the year ended December 31, 2016, Harmony had net losses of $434,698, which consisted primarily of $150,000 in administrative fees to Crescendo Advisors II, LLC, an affiliate of Eric S. Rosenfeld, professional fees of $183,530, franchise tax expenses of $138,900, investment banking fees of $55,670, public company costs of $56,640, trust account administration costs of $29,630, insurance costs of $28,660, research costs of $28,510, travel expenses related to finding a target of $10,610, and retainer fees of $5,000 which were offset by interest income of $254,870.

As of December 31, 2016, Harmony had cash in the trust account of $117,507,609. Interest earned in the trust account may be released to Harmony to pay Harmony’s tax obligations. Through December 31, 2016, Harmony withdrew $122,016 of the $329,625 in interest earned in the trust account to pay franchise taxes.

For the year ended December 31, 2015, Harmony had net losses of $263,187, which consisted primarily of $116,129 in administrative fees to Crescendo Advisors II, LLC, an affiliate of Eric S. Rosenfeld, investment banking fees of $68,852, public company costs of $46,275, professional fees of $35,814, retainer fees of $15,000, insurance costs of $22,187, research costs of $19,894 and trust account administration costs of $11,192, which were offset by interest income of $75,344.

As of December 31, 2015, Harmony had cash and securities held in the trust account of $117,374,895 (including $32,879 of accrued interest income) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest earned in the trust account may be released to Harmony to pay Harmony’s tax obligations. Through December 31, 2015, Harmony did not withdraw any funds from the interest earned on the trust account.

For the three months ended March 31, 2017, Harmony had net losses of $182,212, which consisted primarily of $50,000 in administrative fees to Crescendo Advisors II, LLC, $29,500 in Delaware franchise taxes, public company costs of approximately $36,200, investment banking fees of approximately $10,500, $159,400 in professional fees, insurance costs of approximately $7,200, research costs of approximately $8,600, media related expenses of approximately $5,850, trust fund administration costs of approximately $4,500 and travel costs of approximately $4,100 which were offset by interest income of approximately $135,100.

At March 31, 2017, substantially all of the assets in the trust account were held as cash in an interest-bearing money market account valued at $112,865,059. Since inception, the trust earned approximately $464,719 in interest, of which $138,908 has been withdrawn for the payment of taxes. This account is classified as restricted.

For the three months ended March 31, 2016, Harmony had net losses of $156,205, which consisted primarily of $60,900 in Delaware franchise taxes, $41,600 in professional fees, $37,500 in administrative fees to Crescendo Advisors II, LLC, investment banking fees of approximately $21,800, public company costs of approximately $13,700, trust fund administration costs of approximately $11,100, insurance costs of approximately $7,200, and research costs of approximately $6,800 which were offset by interest income of approximately $46,100.

Liquidity and Capital Resources

As of March 31, 2017, Harmony had $196,517 in its operating bank account outside the trust account to fund its working capital requirements.

Over the next three months Harmony will be using these funds to ensure it completes the proposed business combination with NextDecade.  Harmony anticipates that in order to fund its working capital requirements, it will need to use all of the remaining funds not held in trust and the interest earned on the funds held in the trust account. Harmony may need to enter into contingent fee arrangements with its vendors or raise additional capital through loans or additional investments from its initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation to advance funds to, or invest in, Harmony. Accordingly, Harmony may not be able to obtain additional financing. If Harmony is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and controlling overhead expenses. Harmony cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Harmony has no present revenue, and Harmony’s cash and working capital as of March 31, 2017 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about Harmony’s ability to continue as a going concern.

Critical Accounting Policies

For a detailed discussion of the Critical Accounting Policies used by Harmony, please see Note 2 to Harmony’s consolidated financial statements included elsewhere in this proxy statement.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. Harmony has adopted the methodologies prescribed by ASU 2014-15 the adoption of ASU 2014-15 had no material effect on its financial position or results of operations. However, since operations of Harmony do not generate revenue that will fund the operating account, Eric S. Rosenfeld has contributed and will continue to contribute funds, in the form of a loan in return for convertible promissory notes, to maintain the business activities of Harmony.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on Harmony’s financial statements.

Off-Balance Sheet Arrangements

Harmony did not have any off-balance sheet arrangements as of December 31, 2016.

Independent Auditors’ Fees

Marcum LLP is engaged as Harmony’s independent registered public accounting firm.

Audit Fees

During the fiscal years ended December 31, 2016 and 2015, audit fees for our independent registered public accounting firm were $52,182 and $93,325, respectively.

Audit-Related Fees

During the fiscal years ended December 31, 2016 and 2015, audit-related fees for our independent registered public accounting firm were $0 and $0, respectively.

Tax Fees

During the fiscal years ended December 31, 2016 and 2015, fees for tax services for our independent registered public accounting firm were $1,236 and $2,060, respectively.

All Other Fees

During the fiscal years ended December 31, 2016 and 2015, fees for other services were $0 and $0, respectively.

Audit Committee Pre-Approval Policies and Procedures

Since Harmony’s audit committee was not formed until March 2015, the audit committee did not pre-approve the foregoing services prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by the committee following its formation. The audit committee pre-approved all the foregoing services subsequent to such date. In accordance with Section 10A(i) of the Exchange Act, before Harmony engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Audit Committee Report

Harmony’s Audit Committee has reviewed Harmony’s audited financial statements for the year ended December 31, 2016, and has discussed these financial statements with management and Harmony’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, Harmony’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

Harmony’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and Harmony, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Harmony. Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Harmony board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by:
Audit Committee of the Board of Directors, John P. Schauerman Adam J. Semler Leonard B. Schlemm

Code of Ethics

On March 23, 2015, Harmony’s board of directors adopted a code of ethics that applies to its executive officers, directors and employees. The code of ethics codifies the business and ethical principles that governs aspects of our business. Harmony will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Harmony’s code of ethics should be sent in writing to Harmony Merger Corp., 777 Third Avenue, 37th Floor, New York, NY 10017.

BUSINESS OF NEXTDECADE

GLOBAL LNG OVERVIEW

LNG was first produced for large-scale export in 1964 in Algeria and has since captured a steadily increasing share of the global energy market. Traditional suppliers, such as Qatar, Malaysia, Trinidad, and Nigeria, have historically sold LNG to the world’s largest buyers — namely, Japan and South Korea — under long-term, take-or-pay, fixed-destination contracts whose price was largely linked to an oil index. However, an array of factors has altered the traditional LNG landscape, prompting new buyers and sellers to enter the market, in some cases disrupting longstanding LNG project engineering and commercial norms.

Rising Global Demand

LNG demand is expected to rise over the coming years, driven by widespread interest in cleaner-burning, higher-yielding fuels, increased coal plant retirements, geopolitical considerations, and the desire for market access from new buyers. As the LNG market expands and more countries explore import options, aided by FSRUs, NextDecade believes a wide variety of importers will emerge, influencing pricing and contract dynamics. Further, the company believes traditional LNG buyers are seeking to diversify away from oil-linked contracts and are looking to increase destination flexibility. As a result, low-cost U.S. LNG is poised to capture market share, supported by the United States’ abundant gas supply, existing pipeline infrastructure, political stability, and a competitive project development environment. NextDecade plans to commence RGLNG commercial operations in time for a global supply shortfall expected in 5-7 years.

While currently oversupplied, the LNG market is expected to enter a prolonged period of shortage in the early 2020s according to various energy industry consultants. The firm predicts that global LNG trade could grow at an annual rate of 5.5-7.5 percent through 2024, potentially exceeding 500 mtpa by 2025. In its LNG Outlook released in February 2017, Shell estimated that global demand for gas would increase by 2 percent per year between 2015 and 2030, and that LNG demand would rise by a rate of 4-5 percent. According to the International Gas Union, since 2014, ten countries have constructed almost 50 mtpa of regasification capacity, with a further 60 mtpa already under construction and expected to be operational by the end of 2017. BP’s 2016 Statistical Review projected that LNG trade as a percentage of total energy consumption will rise from 10 percent in 2014 to 15 percent in 2035, outpacing both natural gas demand growth and global energy demand growth.

Contract Roll-Off

In March 2017, a memorandum of understanding among three of the world’s largest LNG buyers — JERA (Japan), KOGAS (Korea), and CNOOC (China) — was aimed at lowering prices and re-evaluating long-held contract tenets such as destination clauses. According to a research paper published by the Oxford Institute for Energy Studies (OIES) and the King Abdullah Petroleum Studies and Research Center (KAPSARC), 135 mtpa of existing contract volume is expected to roll off (from historical providers of LNG) between 2015 and 2025, with Japan, South Korea, and China accounting for about 48 percent of the roll-off volume. Furthermore, while demand in Japan and South Korea was somewhat sluggish in 2016 amidst nuclear plant restarts and a mild winter, China and India (the third- and fourth- largest importers by volume) posted solid demand growth of about 37 percent and 30 percent, respectively. According to the 2017 Annual Report of the International Group of Liquefied Natural Gas Importers (“GIIGNL”), 190 mtpa of demand through 2030 is expected to free up as legacy contracts expire. Customers around the world may increasingly look to U.S. LNG providers for access to cost-competitive LNG, and NextDecade believes it is well-positioned to be the beneficiary of a portion of these anticipated roll-off volumes.

Emerging Market Growth

A significant portion of LNG demand growth is projected to come from countries that do not currently import LNG, with emerging Asian economies set to increase their volumes on account of a number of factors. Low electrification rates continue to drive the need for energy, while multinational agreements such as the Paris Climate Accord discourage the use of high-carbon energy sources such as coal. In 2015, Egypt, Jordan, and Pakistan all imported LNG for the first time, and in 2016 demand among the three countries grew by 145 percent, to 13.5 MT from 5.5 MT; meanwhile, Colombia, Jamaica, and Poland were added to the importing country roster in 2016. Many new importers have chosen to employ FSRUs as a “stepping stone” to greater land-based capacity. In the last three years, nine FSRUs have been deployed, with a further six ordered for 2017, according to GIIGNL’s 2017 Annual

Report. This emerging demand growth, coupled with contract roll-off and strong demand from China and India, strongly suggests LNG demand is set to rise markedly over the next decade. Shell notes that the “Chinese government has set a target for gas to make up 15 percent of the country’s energy mix by 2030, up from 5 percent in 2015 … An additional 100 mtpa of LNG demand from China would be equal to an increase of more than 20 percent in total global LNG demand in 2030.” According to a May 11, 2017 press release from the U.S. Department of Commerce, LNG features prominently in the 100-day action plan for U.S.-China economic cooperation, stating that “...Companies from China may proceed at any time to negotiate all types of contractual arrangement with U.S. LNG exporters, including long-term contracts, subject to the commercial considerations of the parties.”

Shifting Market Dynamics

LNG market dynamics are shifting towards new markets, with burgeoning sector opportunities — such as LNG-to-power, FSRU-based imports, and emerging market buyers — adding to global LNG demand. Diminishing resources in some of the world’s historically abundant LNG markets, as well as expiring contracts (not necessarily re-contracting with existing providers) in several jurisdictions, further increase the desire among LNG buyers and importers to diversify their supply with reliable and cost-effective solutions, including those from new sources along the U.S. Gulf Coast.

Australia Coal Seam Gas Challenges

Australia is often viewed as another rising LNG export market (alongside the U.S.). As a result of increased development and liquefaction of its coal seam gas reserves, Australia overtook Malaysia as the second largest LNG exporter in 2015 (behind Qatar) with almost 30 million tons exported. However, multiple Australian projects have experienced significant cost overruns, delays, and unexpected shutdowns, while increased scrutiny has been placed on the regulatory and taxation aspects of these projects, particularly as the domestic gas market continues to face shortages. In March 2017, the Australian Energy Market Operator (“AEMO”) recently concluded that “declining gas production may result in insufficient gas to meet projected demand [for electricity]” as soon as 2018.

In April 2017, the Turnbull government announced its intention to impose export controls during periods of shortages in the domestic market, acting on the advice of an AEMO study. While details of how the control mechanism will work are unclear, the move was criticized by gas producers and exporter terminal operators, which have annual contractual commitments of more than 25 million metric tons. Gas producers continue to insist that the solution to the projected gas shortage on Australia’s eastern seaboard is not more regulation or controls, but rather more investment in gas production, while two east coast exporters, Australia Pacific LNG and Queensland Curtis LNG, highlighted their recent commitment to being a net supplier to the domestic market as an argument against the controls.

Today’s LNG Market

According to GIIGNL, in 2016, a total of 263.6 million tons of LNG traded hands, representing a 7.5 percent increase over 2015 levels after an average annual growth rate of just 0.5 percent over the previous four years (average annual growth of approximately 6 percent since 2000). There are now 39 LNG importing countries, up from 10 in 2000. European imports were lower than expected, disrupting the expectation that Europe would be a market of last resort amidst a growing LNG supply glut. Instead, the market appeared to be well-supplied in 2016 despite lower than expected supply due to several Australian projects encountering delays or unexpected production shutdowns. Elsewhere, reserve depletion concerns and political uncertainty caused traditional suppliers to slow production; re-export volumes also remained flat. These trends could indicate a well-supplied market, and one that Shell, among others, believes will experience significant supply and demand growth in the coming years (with demand growth outpacing supply growth in the 2020s). Furthermore, as experienced in recent winter months, basic seasonality trends can often enhance U.S. market arbitrage, a dynamic that is expected to continue for the foreseeable future as U.S. natural gas prices remain persistently low.

NEXTDECADE BUSINESS OVERVIEW

NextDecade is an LNG development company founded in 2010 and focused on LNG export projects and associated pipelines in the State of Texas. NextDecade’s first proposed LNG export facility, the RGLNG located in Brownsville, Texas, along with the associated Rio Bravo pipeline originating in the Agua Dulce market area, is well-positioned among the second wave of U.S. LNG projects. NextDecade believes it maintains key competitive advantages involving engineering, commercial, regulatory, and gas supply considerations. NextDecade submitted its pre-filing request for RGLNG to the FERC in March 2015 and filed its formal application in May 2016. The company has robust commercial offtake and gas supply strategies in place, and has signed significant non-binding customer commitments to date, indicating strong market interest.

Management of NextDecade is comprised of a team of industry leaders with extensive experience in negotiating major global LNG off-take deals and developing and managing LNG, floating liquefaction, and FSRU projects, together with associated natural gas and electricity infrastructure.

NextDecade’s current principal equity holders include funds managed by York Capital Management, Valinor Management, and Halcyon Capital Management, who together own a majority interest in NextDecade. Additionally, the company’s founder, Kathleen Eisbrenner, owns a significant equity interest in the company. Assuming no conversions by Harmony public stockholders, current Harmony stockholders will own approximately 13.0% of the Harmony Common Stock immediately following the consummation of the business combination.

The Rio Grande LNG project, located in Brownsville, Texas, along with the associated Rio Bravo Pipeline originating in the Agua Dulce market area, is well-positioned among the second wave of U.S. LNG projects. The proposed project is engineered to have liquefaction capacity of 27 million tons of LNG per annum (“mtpa”). It is optimally situated to monetize gas reserves of West and South Texas, benefiting from recent discoveries in the Permian Basin and Eagle Ford Shale. NextDecade plans to own, develop, and operate the project, located on a 984-acre site in the Port of Brownsville. The company has an option for a long-term lease of the site through November 5, 2019.

The proposed RGLNG project will include up to six liquefaction trains (each with a nominal capacity of 4.5 mtpa/train), four LNG storage tanks (each with a capacity of 180,000 cubic meters), two marine jetties for ocean-going LNG vessels, one turning basin, and six truck loading bays for LNG and natural gas liquids. The Rio Bravo Pipeline is expected to be comprised of twin, 137-mile-long, 42-inch-outside diameter, natural gas pipelines, three 180,000-horsepower compressor stations, two 30,000-horsepower interconnect booster stations, six mainline valve sites, four metering sites, and various ancillary facilities. The twin pipelines are expected to be rated to a maximum allowable operating pressure of 1,480 pounds per square inch and total deliverability of up to 4.5 Bcf/d. The company is exploring design enhancements to increase both liquefaction and transport capacity for the terminal and pipelines, respectively.

NextDecade has selected Air Products’ C3MR™ technology, which is used in a wide array of LNG projects around the world, including in several projects under construction in the U.S. With global expertise in LNG engineering, procurement, and construction (“EPC”) projects, CB&I provided NextDecade’s front-end engineering and design (“FEED”) work for the Rio Grande LNG project. NextDecade is currently progressing design, regulatory, engineering, and commercial activities, and is in the process of finalizing detailed negotiations for a lump-sum turnkey EPC contract that includes performance, time, and cost guarantees.

Based on the progress of its detailed engineering and cost optimization exercises to date, in conjunction with CB&I’s own work with General Electric (RGLNG’s rotating equipment provider), NextDecade estimates construction costs for the first three liquefaction trains of the Rio Grande LNG project of $478-502/ton before owners’ costs, financing costs, and contingencies, with a target EPC cost reduction to less than $450/ton (see below). The company’s FERC applications contemplate the project’s entire six trains of production. NextDecade’s base case is to start with three trains at RGLNG, though the company can take an initial positive final investment decision (“FID”) on as few as two trains. NextDecade expects to begin construction of RGLNG in 2018, and commercial operations are anticipated to commence in 2022.

NextDecade filed its formal application with FERC on May 5, 2016, and anticipates receiving a DEIS in the second half of 2017. Final authorization of RGLNG under Section 3(a) of the Natural Gas Act, and of Rio Bravo Pipeline under Section 7(c) of the Natural Gas Act, is expected in the first half of 2018. On September 7, 2016, NextDecade received its authorization from the DOE to export LNG to FTA countries on its own behalf and as agent for others, for a term of 30 years. A non-FTA authorization is expected shortly after completion of the FERC National Environmental Policy Act (“NEPA”) review process.

NextDecade has leased a second 994-acre site on the Houston Ship Channel in Texas City for its Shoal Point project, which is expected to have two or three trains with at least 13.5 mtpa capacity. The company believes development costs should be lower than a typical greenfield site, since it intends to use similar design and engineering as RGLNG since NextDecade retains rights to the design specifications and intellectual property associated with RGLNG. NextDecade has had preliminary discussions with potential joint venture partners related to the Shoal Point project.

The company’s principal offices are located at 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380 U.S.A. The telephone number is + 1 (713) 574-1880. It maintains a website at http://www.next-decade.com. The information contained in, or that can be accessed through, NextDecade’s website is not part of these proxy materials.

Capital Cost, Liquefaction Technology, and Engineering

NextDecade’s expected EPC contractor, CB&I, has vast experience in the LNG industry. CB&I is one of the world’s premier EPC firms, specializing in oil and gas infrastructure projects. Founded in 1889, CB&I has been involved with LNG projects for more than 50 years, including construction of the first double-walled storage tank (1958) and the first marine distribution terminal (1970). Additionally, CB&I has an extraordinary record with workplace safety; the company won the National Safety Council’s Green Cross for Safety in 2015.

CB&I has conducted front-end engineering and design (“FEED”) work on behalf of numerous LNG export projects globally, and served as EPC contractor for Peru LNG — which commenced operations in 2010 and has successfully delivered more than 390 cargoes — as well as two LNG export projects currently under construction in the U.S. (the Cameron and Freeport projects). NextDecade’s RGLNG is of substantially similar design to the Peru LNG project that CB&I completed several years ago. During the construction of Peru LNG, CB&I experienced a lost time incident rate of only 0.01 and successfully trained and hired thousands of local workers. Additionally, hundreds of workers from the Rio Grande Valley have been hired and trained by CB&I in recent years to work on other U.S. LNG project developments in Texas and Louisiana. NextDecade believes a well-trained workforce will be prepared to return to the Rio Grande Valley upon successful completion of those projects.

NextDecade executives have collaborated with CB&I for nearly 20 years. In the 2000s, Ms. Eisbrenner worked with CB&I to expand Elba Island for Qatar Gas volumes. Mr. van Vliet worked with CB&I on multiple projects during his tenure with Shell, as well as on floating LNG liquefaction development activities for projects in the Mediterranean and on the U.S. Gulf Coast.

NextDecade has selected Air Products’ C3MR™ liquefaction technology, which is used in a wide array of LNG projects around the world, including in several LNG projects under construction in the U.S. With global expertise in LNG EPC projects, CB&I performed NextDecade’s FEED work for RGLNG. NextDecade is currently progressing design, regulatory, engineering, and commercial activities, and is in the process of finalizing detailed negotiations for a lump-sum turnkey EPC contract that includes performance, time, and cost guarantees. The combination of proven technology with one of the foremost LNG EPC contractors significantly mitigates design, construction, and execution risk and is expected to be viewed favorably by prospective customers and to facilitate attractively priced project financing.

The company’s FERC applications contemplate the project’s entire six trains of production. NextDecade’s base case is to start with three trains at RGLNG, though the company can take an initial positive final investment decision (“FID”) on as few as two trains. NextDecade expects to begin construction of RGLNG in 2018, and commercial operations are anticipated to commence in 2022. NextDecade remains committed to using proven technology to provide customers around the world with flexible solutions for low-cost, reliable LNG.

Based on the progress of detailed engineering and cost optimization exercises to date, in conjunction with CB&I’s own work with GE Oil & Gas (RGLNG’s gas turbine and compressor equipment supplier, as well as a NextDecade common equity unitholder), NextDecade estimates construction costs for the first three liquefaction trains of the Rio Grande LNG project of approximately $478-502/ton before owners’ costs, financing costs, and contingencies. NextDecade estimates construction costs for a positive FID on just two trains would be $536-563/ton. CB&I and NextDecade have also identified a number of value improvement and enhancement proposals and the associated cost reduction potential associated with each. NextDecade believes that value improvements could achieve further potential EPC cost reduction to approximately $500-535/ton for two trains, with a target reduction to less than $450/ton in the three-train base case, through optimization efforts undertaken by NextDecade in conjunction with its EPC contractor, equipment suppliers, and other integrated system vendors. As noted above, NextDecade is in the process of finalizing detailed negotiations for a LSTK EPC contract that includes performance, time, and cost guarantees.

Commercial

NextDecade has executed non-binding Heads of Agreement (“HOA”s) for a significant amount of capacity from its Rio Grande LNG project in Brownsville, Texas. The HOAs — each of which feature volume and pricing details — have been signed with a wide array of commercial counterparties spanning multiple geographies and continents. NextDecade is also continuing commercial negotiations with a variety of other parties ranging from large utilities and state-sponsored enterprises to portfolio and multinational commodity interests, and expects to sign long-term binding offtake commitments prior to FID, leveraging the global relationships and extensive experience of its management team.

NextDecade believes its project location will provide international customers with access to low-cost natural gas from the Permian Basin and Eagle Ford Shale, potentially affording its customers access to gas at a discount to Henry Hub prices. Importantly, NextDecade has offered customers a choice of flexible offtake contracting models such as tolling, free on board or delivered ex-ship. NextDecade is also deploying creative strategies to facilitate customers’ capturing the “full” LNG value chain through collaboration with upstream producers.

Additionally, management believes its prior experience developing and overseeing the operations of FSRUs provides the company an advantage in discussions with prospective commercial counterparties for whom FSRUs are integral to their import strategy. Members of NextDecade’s management team have been involved in developing some of the most prestigious projects across the LNG value chain, bringing expertise in the technical, commercial, financial, regulatory, and legal aspects of its projects.

NextDecade believes traditional LNG buyers are seeking to diversify away from oil-linked contracts and are looking to increase destination flexibility. As a result, low-cost U.S. LNG is poised to capture market share, supported by the country’s abundant gas supply, existing pipeline infrastructure, political stability, and a competitive project execution environment.

Regulatory

The U.S. shale revolution reversed the country’s status as a net importer of natural gas and prompted several sponsors of terminals initially envisioned as import and regasification facilities to reconfigure to accommodate exports. As of March 2017, six projects representing over 100 mtpa of liquefaction capacity are currently fully permitted and/or under construction; three trains at Cheniere Energy’s Sabine Pass facility in Louisiana commenced operations within the last 12 months. An incremental 175+ mtpa has either entered the formal FERC application process or is in the pre-filing stages. However, many of these projects may fail to secure project financing for a myriad of reasons, including insufficient commercial or regulatory progress, gas supply issues, or unproven technologies or partners.

Since August 2014, when the DOE clarified its procedures for handling applications to export LNG from the continental United States, the regulatory constructs governing LNG exports have become more widely understood by project sponsors, investors, customers, contractors, and other stakeholders. Today, DOE considers non-FTA applications only for projects that have committed sufficient resources to complete a rigorous FERC review required by the NEPA. This has had the effect of naturally culling projects with — as DOE states — “little prospect of proceeding,” thus suggesting that the cumulative volume technically “on file” for review by U.S. regulators is likely materially higher than what may be reasonably expected to advance.

In partnership with highly capable regulatory advisors currently practicing at Orrick, Herrington & Sutcliffe, NextDecade filed formal applications on behalf of its affiliates, RGLNG and RBPL, with the FERC on May 5, 2016. The company anticipates receiving its DEIS in the second half of 2017. Final authorization of RGLNG under Section 3(a) of the Natural Gas Act, and of Rio Bravo Pipeline under Section 7(c) of the Natural Gas Act, is expected in mid-2018.

On September 7, 2016, RGLNG received its authorization from DOE to export LNG from the U.S. to countries with which the U.S. has executed free trade agreements, on its own behalf and as agent for others, for a term of 30 years. A non-FTA authorization is expected shortly after completion of the NEPA review process with FERC.

For more than two years, NextDecade has engaged openly and efficiently with federal, state, and local regulators and other stakeholders. Although there can be no assurance that each required step in the regulatory process will be achieved in accordance with its expected timeline, NextDecade anticipates its continued activities in these areas will yield favorable results over the next 12 months while important strategies in other areas — namely, engineering, commercial, and gas supply — advance in parallel.

Gas Supply

NextDecade’s RGLNG project is optimally located in Brownsville, Texas, in close proximity to the Permian Basin and Eagle Ford shale. NextDecade expects to realize material benefits from the ability to provide its customers with access to low-cost associated gas derived from Texas resource basins. Independent shale producers have created extraordinary efficiencies and improvements, including in well recoveries through extended lateral lengths and hydraulic fracturing technology, rig productivity, and operating and lifecycle costs. However, demand has not risen proportionally with the growth in recoverable reserves.

For example, whereas U.S. demand for natural gas has generally increased modestly year-over-year over the past few decades, the level of new discoveries and production have been remarkable: U.S. domestic demand for natural gas has increased from ~ 20 Tcf per year in 1980 to ~ 27 Tcf in 2015 (a 35 percent increase), but proved reserves of natural gas have increased by around 200 Tcf over a similar time period (a 100 percent increase). On account of technological advancements, almost all U.S. reserve basins are able to produce gas for a break-even of less than $3.00/MMBtu, which is the approximate price implied by gas forward curves for at least the next ten (10) years.

The development of the Marcellus Shale and Utica Shale figures in the strategic importance of the Permian Basin and Eagle Ford Shale. In 2010, Marcellus production totaled about 2 Bcf/d; by the end of 2016, this number exceeded 18 Bcf/d. Currently, Marcellus production is greater than any individual country in the world except for Russia. This has caused northeast regional gas imports to fall from about 8 Bcf/d in 2010 to -1.5 Bcf/d in 2016, as the region became a net exporter of gas for the first time in 2015. An increase in takeaway capacity for the region — a total of 38.7 Bcf/d of capacity has been proposed — is expected to further facilitate outward flows. This indicates that Texas production is increasingly less likely to flow towards northeast markets, and will instead need to be consumed in or exported from the southwest or Gulf of Mexico regions.

Recent activity highlights strong interest in the Permian. Some highlights with potentially significant implications for NextDecade’s RGLNG and RBPL projects include a working interest acquisition by Blackstone Energy Partners and Sanchez Energy (with a position in the dry gas window of the Western Eagle Ford), as well as increased capital budgets and acreage accumulation by leading return-oriented producers (e.g., Pioneer Natural Resources, EOG Resources). Furthermore, Apache Corporation recently confirmed the discovery of a significant new resource play, the “Alpine High,” in the southern portion of the Delaware Basin (Reeves County, Texas) with 75 Tcf of rich gas in place. Overall, the Permian Basin saw nearly $30 billion of M&A activity in 2016; drilling and completion spending is expected to increase in the coming years.

In addition to these developments, the Permian Basin and Eagle Ford Shale are expected to produce large quantities of associated gas, the production of which occurs as a byproduct with oil production. The State of Texas severely restricts the flaring of natural gas, so infrastructure will need to be put in place to transport this associated gas to Gulf Coast markets economically. Due to the production economics for the primary resource (oil), many Permian producers are expected to face sub-zero breakeven prices with respect to the price of the associated gas — in other words, producers can economically produce oil even if they have to pay someone take the gas. NextDecade believes that the scope for incremental domestic demand may be limited, making large, stable sources of gas demand such as RGLNG highly attractive to gas producers.

According to the U.S. Energy Information Administration (the “EIA”), current natural gas production in the Permian Basin has risen to more than 8.1 Mcf/d from May 2016 levels of approximately 6.9 Mcf/d. Current oil production in the Permian has risen to more than 2.3 MMbbl/d from 1.9 MMbbl/d in May 2016. These comprise 17.0% and 18.8% year-over-year increases, respectively, and both capital spending and production are expected to continue rising precipitously in the coming years. Significant gas production relative to anticipated takeaway capacity constraints (despite expected capacity growth), could lead to negative basis to Henry Hub that could benefit NextDecade’s projects relative to other second-wave U.S. LNG projects.

NextDecade believes that its Rio Bravo Pipeline, projected to have eight interconnects with a combined 6.7 Bcf/d of capacity, will have supply flexibility and be price competitive. Eastward takeaway capacity is already expanding in the region, with high-profile plans over the next 12-18 months among key sponsors such as Enterprise Products Partners, Energy Transfer Partners, Kinder Morgan and others. The combination of increased production and expanding takeaway capacity indicates that the Agua Dulce hub, from which the Rio Bravo Pipeline is proposed to be routed, is expected to become increasingly liquid and remain competitively priced to Henry Hub. NextDecade believes its proximity to two premier gas reserves basins, increasing takeaway capacity in the area, a significant influx of investment over the last 12-18 months, as well as its existing contacts and discussions with some of the largest regional operators, represent key elements of a compelling feedgas strategy for partners and customers alike. NextDecade is continuing to advance substantive negotiations in these areas.

NEXTDECADE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of NextDecade included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Overview

NextDecade, LLC is a liquefied natural gas development company focused on LNG export projects and associated pipelines in the State of Texas. NextDecade’s first proposed LNG export facility, the Rio Grande LNG project (“RGLNG”) located in Brownsville, Texas, along with the associated Rio Bravo pipeline originating in the Agua Dulce market area, is well-positioned among the second wave of U.S. LNG projects. NextDecade believes it maintains key competitive advantages involving engineering, commercial, regulatory, and gas supply considerations. NextDecade submitted its pre-filing request for RGLNG to the FERC in March 2015 and filed its formal application in May 2016. The company has robust commercial offtake and gas supply strategies in place, and has signed significant non-binding customer commitments to date, indicating strong market interest.

Results of Operations for the three months ended March 31, 2017, compared to the three months ended March 31, 2016 (in thousands)

Development Activities. The following table provides NextDecade’s spend for key development activities for the periods indicated:

	For the Three Months Ended March 31,
(in thousands)	2017	2016	Change	% Change
Rio Grande LNG
Engineering and design	$2,110	$2,788	$(678)	(24.3)%
Regulatory and legal	535	1,312	(777)	(59.2)
	2,645	4,100	(1,455)	(35.5)
Rio Bravo Pipeline
Engineering and design	$242	$745	$(503)	(67.5)%
Regulatory and legal	272	758	(486)	(64.1)
	514	1,503	(989)	(65.8)
Total both projects	$3,159	$5,603	$(2,444)	(43.6)%

The three months ended March 31, 2016, included significant development costs for NextDecade, driven by the company’s activities related to completing its RGLNG front-end engineering and design work with CB&I and to preparing its application with FERC for authorization to site, construct, and operate the projects (filed in May 2016). Development spend fell 43.6 percent in the three months ended March 31, 2017, compared to the same period in the prior year.  In 2017 the company was focused on (i) with RGLNG, engineering optimization activities with CB&I to reduce construction cost and increase throughput and (ii) with Rio Bravo, design activities with Wood Group Mustang, Inc., and acquisition of pipeline route easement options.

Operating expenses. The following table summarizes NextDecade operating expenses for the periods indicated:

	For the Three Months Ended March 31,
(in thousands)	2017	2016	Change	% Change
Operating Expenses
Selling, general & administrative expenses	$2,155	$1,631	$524	32.1%
Land option and lease payments	236	146	90	61.6
Depreciation and amortization	26	22	4	18.2
Impairment loss on capital projects	—	506	(506)	(100.0)
	2,417	2,305	112	4.9%
Total excluding impairment	$2,417	$1,799	$618	34.4%

Selling, general & administrative expenses (“SG&A”). SG&A increased 32.1% largely due to the addition of two employees and increased commercial activities (conference fees and travel). Key components of SG&A for the three months ended March 31, 2017, and 2016, are: (i) salaries and contract staff costs, which were $1,390 and $960, respectively; (ii) professional fees for legal, financial advisors, and market consultants, which were $611 and $599, respectively; (iii) travel expenses of $167 and $137, respectively; (iv) office rent of $58 for both periods; and (v) miscellaneous expenses of $191 and $45.

Land option and lease payments. In the three months ended March 31, 2017, land option payments increased 61.6% over the first quarter of 2016. In the three months ended March 31, 2017, and 2016, NextDecade incurred $146 (for each period) in expense related to payments to the Brownsville Navigation District pursuant to a site option agreement for a 984-acre site in the Port of Brownsville.  In mid-2016 NextDecade commenced entering into option agreements to acquire easements for its Rio Bravo Pipeline; for the three months ended March 31, 2017, and 2016, the company incurred $11 and $0 in expenses related to these option agreements.

Effective January 1, 2017, the company entered into surface lease agreements with the City of Texas City and the State of Texas for an approximately 1,000-acre site for a potential LNG liquefaction project.  The company recognized $75 in expenses related to these leases in the three months ended March 31, 2017.

On March 8, 2017, the company entered into a lease agreement with the Brownsville Navigation District for a 10-acre tract subsumed within its site for the Terminal.  The company recognized $4 in expense related to it for the three months ended March 31, 2017.

Depreciation and amortization. Depreciation expense increased 18.2% in 2017 versus 2016. NextDecade recognizes depreciation expense related to computers and office equipment, furniture and fixtures, and leasehold improvements. Depreciation of office leasehold improvements is the largest component of depreciation expense: $15 and $14 for the three months ended March 31, 2017, and 2016, respectively.

Impairment loss on capital projects. In 2016 NextDecade wrote off $506, when the company decided to abandon several earlier stage, non-core projects to focus on development of RGLNG and the Rio Bravo Pipeline.

Other Income and Expenses. The following table summarizes NextDecade’s other income and expenses for the periods indicated:

	For the Three Months Ended March 31,
(in thousands)	2017	2016	Change	% Change
Other income (expense):
Foreign exchange	$(8)	$(5)	$(3)	60.0%
Interest earned	37	7	30	428.6
	$29	$2	$27	1350.0%

Foreign exchange. NextDecade’s expense related to foreign exchange losses increased 60.0% in 2017 versus 2016. The company realizes foreign exchange losses primarily due to its contracts with CB&I (paid in British Pound Sterling) and with various engineering contractors (paid in Euros and British Pound Sterling).

Interest earned. NextDecade earns interest on a money market account with JPMorgan Chase and, for the three months ended March 31, 2017, on short-term, fixed income fund investments with Vanguard Marketing Corporation. The company realized an increase in interest income of 428.6% in 2017 versus 2016 primarily due to shifting holdings to higher yielding accounts.

Results of Operations for the year ended December 31, 2016 compared to the year ended December 31, 2015 (in thousands)

Development Activities. The following table provides NextDecade’s spend for key development activities for the periods indicated:

	Year Ended December 31,
(in thousands)	2016	2015	Change	% Change
Rio Grande LNG
Engineering and design	$15,353	$25,330	$(9,977)	(39.4)%
Regulatory and legal	4,095	6,527	(2,432)	(37.3)
	19,448	31,857	(12,409)	(39.0)
Rio Bravo Pipeline
Engineering and design	$1,998	$2,822	$(824)	(29.2)%
Regulatory and legal	2,466	582	1,884	324.0
	4,464	3,404	1,060	31.1
Total both projects	$23,912	$35,261	$(11,349)	(32.2)%

As reflected in the table above, the year ended December 31, 2015, included significant development costs for NextDecade, where the company: (i) engaged Chicago Bridge & Iron to complete a basis of design and to commence front-end engineering and design for RGLNG, (ii) performed preliminary design engineering for the Rio Bravo Pipeline, and (iii) undertook regulatory activities to prepare its application with the FERC for authorization to site, construct, and operate the projects. Total project spend decreased 32.2% in 2016 versus 2015 with NextDecade focused on optimization engineering for the liquefaction terminal and ongoing engagement with FERC and other governmental agencies for the regulatory process.

Operating expenses. The following table summarizes NextDecade operating expenses for the periods indicated:

	Year Ended December 31,
(in thousands)	2016	2015	Change	% Change
Operating Expenses
Selling, general & administrative expenses	$7,300	$7,109	$191	2.7%
Land option payments	596	584	12	2.1
Depreciation and amortization	100	80	20	25.0
Impairment loss on capital projects	506	—	506	—
	$8,502	$7,773	$729	9.4%

Selling, general & administrative expenses (“SG&A”). SG&A was stable between 2015 and 2016 with only a 2.7% increase. Key components of SG&A for the years ending December 31, 2016 and 2015 are: (i) salaries and contract staff costs, which were $4,438 and $4,797, respectively; (ii) professional fees for legal, financial advisors, and market consultants, which were $1,185 and $982, respectively; (iii) travel expenses of $651 and $547, respectively; and (iv) office rent of $232 for both years.

Land option payments. In both years ending December 31, 2016 and 2015, NextDecade incurred $584 in expense related to payments to the Brownsville Navigation District pursuant to a site option agreement for a 984-acre site in the Port of Brownsville. In 2016 NextDecade commenced entering into option agreements to acquire easements for its Rio Bravo Pipeline; the company incurred $12 in expense for such option agreements for the year ending December 31, 2016.

Depreciation and amortization. Depreciation expense increased 24.9% in 2016 versus 2015. NextDecade recognizes depreciation expense related to computers and office equipment, furniture and fixtures, and leasehold improvements. Depreciation of office leasehold improvements is the largest component of depreciation expense: $60 and $54 for the years ending December 31, 2016 and 2015, respectively.

Impairment loss on capital projects. In 2016 NextDecade wrote off $506, when the company decided to abandon several earlier stage projects to focus on development of RGLNG.

Other Income and Expenses. The following table summarizes NextDecade’s other income and expenses for the periods indicated:

	Year Ended December 31,
(in thousands)	2016	2015	Change	% Change
Other income (expense):
Foreign exchange	$(19)	$(15)	$(4)	26.7%
Interest earned	82	24	58	241.7
	$63	$9	$54	600.0%

Foreign exchange. NextDecade’s expense related to foreign exchange losses increased 26.7% in 2016 versus 2015. The company realizes foreign exchange losses primarily due to its contracts with CB&I (paid in British Pound Sterling) and with various engineering contractors (paid in Euros and British Pound Sterling).

Interest earned. NextDecade earns interest on a money market account with JPMorgan Chase and, for 2016, short-term, fixed income fund investments with Vanguard Marketing Corporation. The company realized an increase in interest income of 241.7% in 2016 versus 2015 primarily due to shifting holdings to higher yielding accounts.

Capital Resources and Structure

NextDecade’s current capital resources consist of proceeds from issuances of common stock. Ms. Eisbrenner founded NextDecade in 2010 following a distinguished career in the natural gas and LNG business. Primarily through her leadership at Royal Dutch Shell, Excelerate Energy, and El Paso Energy, Ms. Eisbrenner has demonstrated a commitment to building strong customer partnerships through the advancement of cost-effective solutions. Ms. Eisbrenner was the primary source of capital for the company from its inception until late 2014.

The company utilizes equity capital from investments by: (i) its founder Kathleen Eisbrenner (in 2014 and prior years), (ii) investment funds managed by York Capital Management (in 2014 and 2015), (iii) investment funds managed by Valinor Management and Halcyon Capital Management (in 2015), and (iv) GE Oil & Gas, Inc. (“GE Oil & Gas,” in 2017). This capital has been used to fund project costs related to RGLNG and the Rio Bravo Pipeline and overhead to support commercial and corporate activities. The company has no debt and does not anticipate incurring debt prior to FID.

In October 2014, certain funds managed by York Capital Management invested in NextDecade to support early-stage development activities associated with the RGLNG. In June 2015, funds managed by York Capital Management, Valinor Management, and Halcyon Capital Management contributed an additional $85 million to NextDecade; this second round of institutional capital was intended to support design, engineering, regulatory, and commercial activities. NextDecade’s existing shareholders will not be reducing their interests in the company through this transaction and cash proceeds will be used exclusively to advance the corporate and commercial interests of the combined entity, including NextDecade’s RGLNG and RBPL projects. None of the proceeds from this transaction will be distributed to existing NextDecade shareholders, and each will be subject to customary lock-up conditions, described below.

In February 2017, NextDecade entered into a partnership with a major equipment supplier, GE Oil & Gas, which committed to make a common equity investment in NextDecade up to $25.0 million ($15.0 million of which has been invested to date). NextDecade has the right to call the remaining $10 million within 15 business days of closing a capital raise of at least identical size (including this proposed Merger), provided that such call cannot be issued prior to July 7, 2017. Upon consummation of this proposed Merger, GE Oil & Gas will hold shares of the same class as Harmony stockholders. GE Oil & Gas has also provided NextDecade with a non-binding term sheet for $150.0 million of pre-FID “bridge loan financing,” and has been granted a right to provide up to $1.0 billion of project capital at market terms and pricing; this “FID capital” right (half project debt, half project equity) may be reduced by up to 55 percent, if necessary to support an efficient, orderly syndication process.

As part of the proposed Merger, NextDecade expects to obtain equity capital contributions that it believes will ensure sufficient capital resources on-hand to reach a positive final investment decision (“FID”) for RGLNG and the Rio Bravo Pipeline, including contingency funds to support unforeseen delays caused by macroeconomic or other factors beyond NextDecade’s control.

The company has engaged SG Americas Securities, LLC (a business unit of Societe Generale) and Macquarie Capital (USA) Inc. to advise and assist NextDecade in raising capital for development and construction activities post-FID.  NextDecade believes it can receive adequate funding through bank loans and capital markets to support these activities through loans and investments at the company’s project-level subsidiaries.

NextDecade intends to use all of the funds held in the Trust Account to fund initiatives described in the “Sources and Uses of Funds for the Business Combination” section of these proxy materials.

Off-Balance Sheet Arrangements

NextDecade does not have any off-balance sheet arrangements as of March 31, 2017.

Contractual Obligations

A summary of NextDecade’s contractual obligations as of March 31, 2017 is provided in the following table:

(in thousands)	2017 (remaining)	2018	2019	2020
Office lease	$174	$155	$—	$—
Auto lease	9	10	—	—
Apartment	12	—	—	—
	$195	$165	$—	$—

Capital Requirements and Sources of Liquidity

NextDecade’s liquefaction and pipeline projects will require significant additional capital to support further project development, engineering, regulatory approvals and compliance, and commercial activities in advance of a final investment decision (“FID”) made to finance and construct the RGLNG project and the Rio Bravo pipeline project.

Assuming NextDecade takes a positive FID, NextDecade intends to utilize project financing for construction of the RGLNG and Rio Bravo pipeline projects. NextDecade plans to structure its contractual arrangements to facilitate this source of capital, including bank debt and institutional equity.

Development Stage: Capital Requirements and Sources of Liquidity

During the development stage of the RGLNG project and the Rio Bravo pipeline project the majority of these development costs will be expended on (i) further engineering to support the regulatory and cost-optimization processes, (ii) professional fees for legal, financial and technical advisors to support commercial contract development and project financing activities and (iii) building out the company’s organizational capacity to support delivery of a FID by the target date.

In 2014 and 2015, NextDecade raised $90 million in development capital from funds managed by York Capital Management, Valinor Management, and Halcyon Capital Management. Additionally, in 2017, NextDecade raised $15 million in development capital from GE Oil & Gas, Inc. with a further commitment of $10 million. Of the total $105 million in development capital raised, NextDecade has spent $84 million on development activities to date.

Following consummation of the Merger with Harmony, NextDecade estimates that it will require an additional $53.3 million (including 15% contingency) to complete the development stage of the projects and take a positive FID on the RGLNG and Rio Bravo pipeline projects. Development spending is expected to be less than prior periods spending due to completion of intensive activities related to (i) RGLNG’s front-end engineering and design and (ii) the May 2016 submission of the filing with FERC for approval to build and operate the projects. Notably, the company has significant flexibility in the timing of development activities (and associated spending) with its largest contractors, CB&I (RGLNG) and Wood Group Mustang, Inc. (Rio Bravo pipeline). Additionally, NextDecade and GE Oil & Gas have negotiated a non-binding term sheet for $150.0 million of pre-FID “bridge loan financing” which, subject to the achievement of certain development milestones, may be utilized to fund certain pre-FID development activities.

NextDecade intends to use the cash on hand following consummation of the Merger to fund the remainder of its development stage capital requirements. The company is deliberately raising excess funds to ensure resilience in the event that FID occurs after the target date of June 30, 2018. Assuming a cash burn rate of $2.0 million/month and no redemptions by Harmony stockholders (i.e., retention of 100 percent of cash in the Trust Account), funds from the Merger are expected to provide sufficient support for NextDecade to postpone FID for up to three years beyond the target date. For further details, please read, “Sources and Uses of Funds for the Business Combination” included elsewhere in this proxy statement.

Post-Development Stage: Capital Requirements and Sources of Liquidity

Assuming NextDecade takes a positive FID, NextDecade intends to utilize project financing for construction of the RGLNG and Rio Bravo pipeline projects. NextDecade plans to structure its contractual arrangements to facilitate this source of capital, including bank debt and institutional equity. NextDecade anticipates that the capital required (excluding financing costs) to complete the full six-train, two-pipeline project will be approximately $17.3 billion, with approximately $15.7 billion allocated to the RGLNG project and $1.6 billion allocated to the Rio Bravo pipeline project. NextDecade’s FERC applications contemplate the project’s entire six trains of production. NextDecade’s base case is to start with three trains at RGLNG (and one of two Rio Bravo pipelines), though NextDecade can take a positive FID based on only two trains.

The company has engaged SG Americas Securities, LLC (a business unit of Société Générale) and Macquarie Capital (USA) Inc. to advise and assist NextDecade in raising capital for post-FID development and construction activities. NextDecade believes it can receive adequate funding through bank loans and capital markets to support these activities through loans and investments at the company’s project-level subsidiaries. NextDecade expects to begin construction of RGLNG in 2018; commercial operations are anticipated to commence in 2022.

For a discussion of the risk associated with procuring construction financing, please read, “Risk Factors — Risks Related to NextDecade’s Business and Operations Following the Business Combination” — NextDecade will be required to seek additional debt and equity financing in the future to complete the Project, and may not be able to secure such financing on acceptable terms, or at all” included elsewhere in this proxy statement, and “Risk Factors — Risks Related to NextDecade’s Business and Operations Following the Business Combination” — NextDecade’s estimated costs for the Project may not be accurate and are subject to change due to various factors” included elsewhere in this proxy statement.

Working Capital

NextDecade’s working capital, which it defines as current assets minus current liabilities, totaled $14.3 and $41.0 million as of December 31, 2016 and 2015, respectively, and $9.1 million at March 31, 2017. As the company focuses on project development activities, it does not have receivables in its ordinary course of business. The primary components of NextDecade’s working capital (in thousands) are, for years ended December 31, 2016 and 2015: (i) cash, restricted cash, and short-term investments, which together amounted to $17,521 and $44,130, respectively; (ii) ordinary course prepaid expenses and other current assets of $1,674 and $888, respectively; (iii) ordinary course accounts payable of $1,167 and $1,292; (iv) accrued liabilities for annual employee bonuses of $2,365 and $1,443, respectively; and (v) accrued liabilities for unbilled services and miscellaneous expenses of $1,402 and $1,297, respectively.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during periods reported. Actual results could materially differ from those estimates.

Cash Flows

The following table summarizes NextDecade’s cash flows for the periods indicated:

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014
Cash Flow Data:	(unaudited )	(unaudited )
Net cash used in operating activities	$(3,317)	$(2,416)	$(7,196)	$(6,230)	$(2,201)
Net cash used in investing activities	(3,513)	(4,798)	(7,407)	(50,213)	(392)
Net cash provided by financing activities	100	—	—	83,214	2,934

Analysis of Cash Flow Changes Between the Three Months Ended March 31, 2017 and 2016

Operating Activities. Net cash used in operating activities is primarily driven by NextDecade’s staffing levels through payroll, G&A, and transaction expenses. The increase from 2016 to 2017 reflects (i) $0.6 million in transaction fees related to an investment by GE Oil & Gas, LLC, and preliminary activities related to the Harmony merger and (ii) $0.4 million in added payroll and SG&A due to the addition of two additional employees between the two periods.

Investing Activities. Net cash used in investing activities is primarily comprised of project costs to develop NextDecade’s RGLNG and Rio Bravo Pipeline projects. See the discussion above (Results of Operations, Development Activities) for a discussion of key components of these project costs.  The three months ended March 31, 2017, also includes $115 loaned to Harmony to increase the cash held in the Trust Account.

Financing Activities. Net cash provided by financing activities reflects a $0.1 million investment by GE Oil & Gas, Inc., in February 2017.

Analysis of Cash Flow Changes Between the Years Ended December 31, 2016 and 2015

Operating Activities. Net cash used in operating activities is primarily driven by NextDecade’s staffing levels through payroll, G&A, and travel expenses. The increase from 2015 to 2016 reflects the addition of six additional employees and contract staff in the second half of 2015 and another six in 2016.

Investing Activities. Net cash used in investing activities is primarily comprised of project costs to develop NextDecade’s RGLNG and Rio Bravo Pipeline projects. See the discussion above (Results of Operations, Development Activities) for a discussion of key components of these project costs. Note: the Statement of Cash Flow includes a shift of $17.0 million from cash to restricted cash in 2015 and vice versa in 2016.

Financing Activities. Net cash provided by financing activities is primarily driven by equity contributions, which consisted of $87.0 million in 2015 less $2.7 million in issuance costs. Additionally, there was a $1.0 million distribution to the company’s founder in 2015.

Analysis of Cash Flow Changes Between the Years Ended December 31, 2015 and 2014

Operating Activities. Net cash used in operating activities is primarily driven by NextDecade’s staffing levels through payroll, G&A, and travel expenses. Prior to October 2014, the company was primarily funded by the founder, and the company’s staff was limited to a small team of 4 to 6 employees. Following the investment in June 2015, SG&A increased through the addition of six additional employees and contract staff.

Investing Activities. Net cash used in investing activities is primarily comprised of project costs, and, prior to the June 2015 investment, there was limited capital to support substantial project investment.

Financing Activities. Net cash provided used by financing activities in 2014 is primarily driven by equity contributions from the founder and, in October, by funds managed by York Capital Management. York Capital Management invested $3.0 million, which was offset by $55 thousand in issuance costs.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements — Going Concern” (“ASU 2014-15”), which requires management to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The standard defines substantial doubt as when it is probable (i.e., likely) that the entity will be unable to meet its obligations as they become due within one year of the date the financial statements are issued. The ASU is effective for the annual period ending December 31, 2016 and interim periods thereafter. Early application is permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The company has adopted this standard and its impact on its consolidated financial statements and related disclosures was immaterial.

The FASB issued ASU No. 2016-02, “Leases” (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The adoption of this standard is not expected to have a material impact on the company’s consolidated financial position and results of operations.

In May 2015, the FASB issued ASU No. 2015-07, “Fair Value Measurement”, to remove the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. The company has adopted this standard and its impact on its consolidated financial statements and related disclosures was immaterial.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230),” Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 is intended to address how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The company has evaluated the ASU 2016-15 and does not believe this ASU will have a material impact on its consolidated financial statements.

In December 2016, the FASB issued ASU No. 2016-18 “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force,” which clarifies the presentation requirements of restricted cash within the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. When cash, cash equivalents, restricted cash or restricted cash equivalents are presented in more than one line item within the statement of financial position, an entity shall calculate a total cash amount in a narrative or tabular format that agrees to the amount shown on the statement of cash flows. Details on the nature and amounts of restricted cash should also be disclosed. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The company does not expect this new guidance to have a material impact on its consolidated financial position or results of operations.

In January 2017, the FASB issued ASU No. 2017-01 “Business Combinations (Topic 805): Clarifying the Definition of a Business,” which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The company does not expect this new guidance to have a material impact on its financial position, results of operations or financial statement disclosures

SOURCES AND USES OF FUNDS FOR THE BUSINESS COMBINATION

The following table summarizes the sources and uses for funding the business combination and achieving final investment decision for the Rio Grande LNG and Rio Bravo Pipeline projects:

Sources of Funds		Uses
(in thousands)
Harmony Trust Account(1)	$113,961	Engineering(3)	$19,554
GE O&G(2)	10,000	Regulatory and permitting activities(4)	4,086
Existing Cash	15,808	Professional Fees(5)	5,763
Harmony cash outside Trust Account	184	General and administrative(6)	15,390
Strategic Investors(3)	—	Development(7)	1,544
		Fees(8)	12,612
		Harmony Sponsor Loan	1,211
		Contingency(9)	6,950
		Total before delay reserve	67,110
		Additional Cushion for Delay(10)	72,843
	$139,953		$139,953

____________

(1)      As of March 31, 2017, the fair market value of marketable securities held in the Trust Account was $112,865,059, the initial stockholders are expected to contribute $907,884 in cash through three monthly contributions, and the Trust Account is expected to earn $188,108 in interest (0.50%) through closing of the business combination.

(2)      Through an Investment Agreement signed February 4, 2017, amended April 17, 2017, NextDecade has the right to call investment funds of $10.0 million from GE Oil & Gas, Inc. following the contribution of additional capital.

(3)      Reflects activities directed by NextDecade for continued engineering and design work for the Rio Grande LNG and Rio Bravo Pipeline projects.

(4)      Reflects NextDecade’s ongoing regulatory activities for the Rio Grande LNG and Rio Bravo Pipeline projects (e.g., approval from the FERC, the Texas Commission on Environmental Quality, the U.S. Army Corps of Engineers).

(5)      Includes corporate expenses for legal, accounting, tax, consulting, public/government relations, community outreach.

(6)      Includes employee compensation and benefits, office rent, travel, and advertising.

(7)      Includes option costs to maintain control of project sites and early stage costs for additional liquefaction and regasification projects.

(8)      Includes $4.3 million in deferred underwriting costs for Harmony’s initial public offering and $8.3 million of banking, legal and accounting fees related to the business combination.

(9)      Represents a 15% contingency for project costs (none for transaction fees).

(10)   Represents surplus funds to be reserved in the event that FID is delayed.

TOTAL COMPANY SHARES TO BE ISSUED IN THE BUSINESS COMBINATION

It is anticipated that, upon completion of the business combination, the ownership of Harmony will be as follows:

•         the public stockholders (other than the private investors) will own 11,004,665 shares of Harmony Common Stock, representing 9.79% of the outstanding common stock;

•         the NextDecade investors will own 97,866,510 shares of Harmony Common Stock, representing 87.03% of the outstanding common stock; and

•         the holders of the initial shares and private units, including Harmony’s initial stockholders and directors, will own 3,584,750 shares of Harmony Common Stock, representing 3.19% of the outstanding common stock.

The number of shares set forth above assume that (i) no public stockholders elect to have their public shares converted, (ii) none of the foregoing purchase shares of Harmony Common Stock in the open market and (iii) there are no other issuances of equity interests of Harmony. As a result of the business combination, the voting interest of Harmony’s existing stockholders will decrease from 100% to 12.97%, and NextDecade affiliates, including one of which that is affiliated with Eric S. Rosenfeld and another director of Harmony, will hold a majority of the combined voting power of all classes of Harmony’s outstanding voting stock. You should read “Summary of the Proxy Statement — Interests of Harmony’s Directors, Officers and Others in the Business Combination” and “Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for further information.

These ownership percentages with respect to Harmony following the business combination do not take into account warrants to purchase Harmony Common Stock that will remain outstanding immediately following the business combination. If the actual facts are different than these assumptions, the percentage ownership retained by Harmony’s existing stockholders in Harmony following the business combination will be different.

If all outstanding 11,500,000 public warrants and 558,500 private placement warrants elected, post the completion of the business combination, to exercise their warrants at a price of $17.50 — the maximum permitted price of the warrants at which point they are redeemable by Harmony — then the ownership of Harmony would be as follows:

•         The holders of public warrants will own 3,942,857 shares of common stock, representing 3.38% of the outstanding common stock;

•         The holders of private placement warrants will own 191,486 shares of common stock, representing 0.16% of the outstanding common stock;

•         The public stockholders (other than the private investors) will own 11,004,665 shares of common stock, representing 9.44% of the outstanding common stock;

•         The NextDecade Investors will own 97,866,510 shares of common stock, representing 83.94% of the outstanding common stock; and

•         The holders of initial shares and private units, including the initial stockholders and independent directors, will own 3,584,750 shares of common stock, representing 3.07% of the outstanding common stock.

The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation.

You should read “Selected Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for further information.

*The outstanding public and private placement warrants of Harmony have an exercise price of $11.50 per warrant and are callable by Harmony at a price of $17.50. Additionally, if Harmony calls the warrants for redemption, it has the right to require all holders to exercise their warrants on a cashless basis. As a result, in the hypothetical scenario referenced above where 100% of the outstanding public and private placement warrants were either exercised by the warrant holder or redeemed by Harmony at the maximum price of $17.50 per share and exercised on a cashless basis, Harmony would issue a total number of shares of its common stock equal to the product of the number of warrants exercised and the quotient of the difference between the redemption price and exercise price and the redemption price. For clarification purposes the below formula was utilized to ascertain the number of shares of Harmony Common Stock to be issued in the event that all outstanding public and private placement warrants were exercised:

(Number of Warrants Exercised* ((Redemption Price — Exercise Price) / Redemption Price))

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Harmony

The following table sets forth information known to Harmony regarding (i) the actual beneficial ownership of the Harmony Common Stock as of the record date (prior to the business combination) and (ii) the expected beneficial ownership of Harmony Common Stock immediately following the consummation of the business combination, assuming that no public shares of Harmony are converted, by:

•         each person who is the beneficial owner of more than 5% of the outstanding shares of Harmony Common Stock as of the record date;

•         each person who is expected to be beneficial owner of more than 5% of the outstanding shares of Harmony Common Stock following the business combination;

•         each of Harmony’s current named executive officers and directors;

•         each person who is expected to become a named executive officer or director of Harmony following the consummation of the business combination;

•         all current executive officers and directors of Harmony, as a group; and

•         all executive officers and directors of Harmony following consummation of the business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of Harmony Common Stock immediately following consummation of the business combination and assumes that no public stockholder has exercised its conversion rights to receive cash from the trust account in exchange for its public shares and none of the individuals or entities set forth in the table below has purchased or purchases shares of Harmony Common Stock in the open market.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

	Beneficial Ownership on Record Date(1)			Beneficial Ownership Upon Consummation of the Business Combination(2)
Name and Address of Beneficial Owner(3)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership
Kathleen Eisbrenner(4)	—		—	8,714,132		7.75%
René van Vliet	—		—	166,246		*
Alfonso Puga	—		—	94,998		*
Benjamin Atkins	—		—	92,623		*
Shaun Davison	—		—	132,997		*
Avinash Kripalani(5)	—		—	—		—
William Vrattos(6)	—		—	—		—
David Magid(7)	—		—	—		—
Matthew Bonanno(8)	—		—	—		—
Brian Belke(9)	—		—	—		—
Eric S. Rosenfeld	1,711,275	(10)	11.73%	1,711,275	(10)	1.52%
David D. Sgro	313,494		2.15%	313,494		*
Thomas Kobylarz	60,827		*	60,827		*
John P. Schauerman	22,500		*	22,500		*
Adam J. Semler	22,500		*	22,500		*
Leonard B. Schlemm	179,700		1.23%	179,700		*
Polar Securities Inc.(11)	1,507,975	(12)	10.34%	1,507,975	(12)	1.34%
Davidson Kempner Capital Management LP(13)	925,000		6.34%	925,000		*
The K2 Principal Fund, L.P.(14)	1,540,000		10.56%	1,540,000		1.37%
Karpus Management, Inc.(15)	800,300		5.49%	800,300		*
Yakira Capital Management, Inc.(16)	853,000		5.85%	853,000		*
York Entities(17)	—		—	57,781,121		51.38%
Valinor Entities(18)	—		—	19,520,068		17.36%
Halcyon Entities(19)	325,165		2.23%	9,434,530		8.39%
GE Oil & Gas, Inc.	—		—	2,186,087		1.94%

All directors and executive officers as a group (Pre-business combination) (6 persons)	2,310,296		15.84%	2,310,296		2.05%
All directors and executive officers as a group (Post-business combination (13 persons)	2,024,769		13.87%	11,294,638		10.04%

____________

*         Less than one percent.

(1)      The percentage of beneficial ownership on the record date is calculated based on 14,589,415 outstanding shares of Harmony Common Stock as of such date. Does not reflect any shares of common stock issuable upon exercise of warrants as they may not be exercisable within 60 days.

(2)      The expected beneficial ownership of Harmony Common Stock following consummation of the business combination has been determined based on the following: (i) 14,589,415 shares held by the Harmony stockholders as of the record date, not reflecting (a) any shares of Harmony Common Stock issuable upon exercise of warrants, which become exercisable 30 days after the consummation of the business combination but may be redeemed by Harmony and (b) any securities that may be acquired in connection with the conversion of the promissory notes, (ii) no Harmony stockholder has exercised conversion rights, and (iii) 97,866,510 shares of Harmony Common Stock are issued to the Members and the Blocker Owners as consideration in the transactions (and not taking into account any contingent shares being earned).

(3)      Unless otherwise indicated, the business address of each of the entities, directors, and executives in this table prior to the consummation of the business combination is 777 Third Ave., 37th Floor, New York, New York 10017, and the business address of each of the entities, directors, and executives in this table following the consummation of the business combination is 3 Waterway Square Place, The Woodlands, Texas 77380.

(4)      Includes 28,499 shares that Raymond Eisbrenner, Ms. Eisbrenner’s husband, is expected to receive in exchange for his vested management units.

(5)      Mr. Kripalani is a principal at Halcyon Capital Management, and as such, may also be deemed the beneficial owner of shares held by the Halcyon Entities. Mr. Kripalani disclaims beneficial ownership over any securities owned by the Halcyon Entities (except to the extent of any pecuniary interest therein).

(6)      Mr. Vrattos is a partner at York Capital Management, and as such may also be deemed the beneficial owner of shares held by the York Entities. Mr. Vrattos disclaims beneficial ownership over any securities owned by the York Entities (except to the extent of any pecuniary interest therein).

(7)      Mr. Magid is a vice president at York Capital Management, and as such may also be deemed the beneficial owner of shares held by the York Entities. Mr. Magid disclaims beneficial ownership over any securities owned by the York Entities (except to the extent of any pecuniary interest therein).

(8)      Mr. Bonanno is a partner at York Capital Management, and as such may also be deemed the beneficial owner of shares held by the York Entities. Mr. Bonanno disclaims beneficial ownership over any securities owned by the York Entities (except to the extent of any pecuniary interest therein).

(9)      Mr. Belke is a partner at Valinor Management, and as such may also be deemed the beneficial owner of shares held by the Valinor Entities. Mr. Belke disclaims beneficial ownership over any securities owned by the Valinor Entities (except to the extent of any pecuniary interest therein).

(10)   Includes 90,000 shares held by the Rosenfeld Children’s Successor Trust, a trust established for Mr. Rosenfeld’s children.

(11)   The business address of Polar Securities Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Information derived from a Form 4 filed on March 17, 2016.

(12)   Includes shares of common stock held by North Pole Capital Master Fund, for which Polar Securities Inc. serves as investment manager.

(13)   The business address of Davidson Kempner Capital Management LP is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022. Information derived from a Schedule 13G filed on April 2, 2015.

(14)   The business address of The K2 Principal Fund, L.P. is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2. Information derived from a Schedule 13G filed on April 23, 2015.

(15)   The business address of Karpus Management, Inc. is 183 Sully’s Trail, Pittsford, New York 14534. Information derived from a Schedule 13G filed on March 10, 2017.

(16)   The business address of Yakira Capital Management, Inc. is 991 Post Road East, 2nd Floor, Westport, CT 06880. Information derived from a Schedule 13G filed on April 4, 2017.

(17)   The business address of the York Entities is 767 Fifth Avenue New York, NY 10153. Consists of 32,834,930 shares held by York Global Finance 43, LCC; 11,970,751 shares held by York Credit Opportunities Fund, L.P.; 9,094,864 shares held by York Capital Management, L.P.; and 3,880,576 shares held by York Select, L.P.

(18)   The business address of the Valinor Entities is 510 Madison Avenue, 25th Floor, New York, NY 10022. Consists of 10,384,966 shares held by Valinor Capital Partners SPV XXI, LLC; 4,813,805 shares held by VND Partners, L.P.; 3,824,542 shares held by Valinor Capital Partners SPV XIX, LLC; and 496,755 shares held by Valinor Capital Partners SPV XXII, LLC.

(19)   The business address of the Halcyon Entities is 477 Madison Avenue, 8th Floor, New York, NY 10022. Prior to the consummation of the business combination, consists of 325,165 shares held by Halcyon Master Fund L.P. Information derived from the Schedule 13G/A filed on February 14, 2017. Following the consummation of the business combination, consists of an additional 4,075,530 shares held by Halcyon Energy, Power, and Infrastructure Capital Fund Offshore LLC; 2,649,914 shares held by Halcyon Mount Bonnell Fund LP; and 2,383,921 shares held by Halcyon Energy, Power, and Infrastructure Capital Holdings LLC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Harmony Related Person Policy

Harmony’s Code of Ethics requires Harmony to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Harmony or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Harmony Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Harmony’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Harmony enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Harmony requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Harmony Related Person Transactions

Insider Shares

In May 2014, Harmony’s initial stockholders purchased an aggregate of 2,875,000 shares of Harmony Common Stock for an aggregate purchase price of $25,000, or approximately $0.01 per share. On November 7, 2014, Harmony effected a stock dividend of approximately 0.05 shares of Harmony Common Stock for each outstanding share of common stock, resulting in the initial stockholders owning an aggregate of 3,026,250 insider shares. In November and December 2014 and January and March 2015, Harmony’s initial stockholders transferred shares amongst themselves, all for the same effective purchase price that the transferees paid for such shares, to effectuate economic arrangements between the parties.

The insider shares are identical to the shares of Harmony Common Stock included in the unit sold in the initial public offering. However, the initial stockholders have agreed (A) to vote their insider shares (as well as any shares acquired after the initial public offering) in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to the amended and restated memorandum and articles of association with respect to pre-business combination activities prior to the consummation of such a business combination unless Harmony provides dissenting public stockholders with the opportunity to convert their public shares into the right to receive cash from the trust account in connection with any such vote, (C) not to convert any insider shares (as well as any other shares acquired after the initial public offering in the case of certain holders of insider shares) into the right to receive cash from the trust account in connection with a stockholder vote to approve a proposed initial business combination (or sell any shares they hold to Harmony in a tender offer in connection with a proposed initial business combination) or a vote to amend the provisions of the amended and restated memorandum and articles of association relating to stockholders’ rights or pre-business combination activity and (D) that the insider shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. Additionally, the insider shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the insider shares, the earlier of one year after the date of the consummation of initial business combination and the date on which the closing price of shares of Harmony Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after initial business combination and (2) with respect to the remaining 50% of the insider shares, one year after the date of the consummation of initial business combination, or earlier, in either case, if, subsequent to initial business combination, the Harmony consummates a liquidation, merger, stock exchange or other similar transaction which results in all of stockholders having the right to exchange their shares of Harmony Common Stock for cash, securities or other property.

Private Units

Simultaneous with the consummation of the initial public offering, Harmony consummated the private placement of 558,500 private placement units at a price of $10.00 per private placement unit, generating total proceeds of $5,585,000. The private placement units were purchased by the initial Stockholders and Cantor Fitzgerald.

Harmony has agreed with each of DKU 2013 LLC, Halcyon Master Fund L.P., Covalent Capital Partners Master Fund, L.P., Jeff Hastings and Leonard Schlemm, each a purchaser of private placement units, not to enter into, without the prior consent of 2/3 in value of such holders, prior to the consummation of an initial business combination, any letter or similar agreement with any other investor or prospective investor that has the direct or indirect effect of establishing terms, rights, or benefits for such new investor (or any affiliate or associate thereof) in a manner more favorable to such new investor than the terms, rights, and benefits established in favor of the foregoing purchasers. If Harmony receives approval from the above-referenced purchasers of the private units as described in the immediately preceding sentence, Harmony will first offer each of them the right to assume all, or participate in part, of the obligations pursuant to such more favorable arrangement, pro rata with the other purchasers, on the same terms as we offer such new investor. If any of the above-referenced purchasers does not indicate its intention to assume all, or participate in part, of the obligations of such more favorable arrangement within three business days, Harmony shall be free to offer such more favorable arrangement to any new investor we wish.

The holders of the private placement units have also agreed that if, in order to consummate any initial business combination, the holders of insider shares or private placement units are required to contribute back to Harmony’s capital a portion of any such securities for cancellation, they will do so in accordance with the terms of the subscription agreements entered into to purchase the private placement units.

10b5-1 Plan

Eric S. Rosenfeld has agreed to enter into an agreement in accordance with the guidelines of Rule 10b5-1 of the Exchange Act, pursuant to which he will place limit orders for an aggregate of up to $500,000 of Harmony Common Stock commencing two business days after Harmony files a Form 8-K disclosing all material information relating to the business combination with NextDecade and ending on the record date for this stockholder meeting. These limit orders will require Mr. Rosenfeld to purchase any shares of our common stock offered for sale (and not purchased by another investor) at or below a price equal to the per-share amount held in our trust account as reported in such Form 8-K, until the earlier of (1) the expiration of the buyback period or (2) the date such purchases reach $500,000 in total. Harmony will provide at least twenty business days between the beginning of the buyback period and the record date for the stockholder meeting for such initial business combination. It is intended that the purchases will satisfy the conditions of Rule 10b-18(b) under the Exchange Act to the extent possible and the broker’s purchase obligation will otherwise be subject to applicable law, including Regulation M under the Exchange Act, which may prohibit or limit purchases pursuant to the limit order agreement in certain circumstances. Any buyback shares purchased by Mr. Rosenfeld pursuant to this arrangement will be voted in favor of the proposed business combination. Additionally, Mr. Rosenfeld has agreed not to convert any buyback shares into the right to receive a pro rata portion of the funds held in the trust account or transfer, assign or sell any buyback shares (except to the same permitted transferees as the insider shares and provided the transferees agree to the same transfer restrictions) until (A) the earlier of one year after the completion of Harmony’s initial business combination and the date on which the closing price of our common stock exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the completion of Harmony’s initial business combination with respect to 50% of the buyback shares and (B) one year after the completion of Harmony’s initial business combination with respect to the remaining 50% of the buyback shares.

Promissory Notes

Harmony issued a $50,000 principal amount unsecured promissory note to Eric S. Rosenfeld, Harmony’s Chief Executive Officer and an initial stockholder, on May 30, 2014. The note was non-interest bearing and payable on the earlier of (i) May 31, 2015, (ii) the consummation of the initial public offering or (iii) the date on which Harmony determined not to proceed with the initial public offering. This loan became payable upon the consummation of the initial public offering and was paid to Mr. Rosenfeld in April 2015.

In order to meet our working capital needs, our initial stockholders, officers and directors and their respective affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon the consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon the consummation of our business combination into additional private units at a price of $10.00 per unit. If we do not complete a business combination, the loans would not be repaid.

On each of November 21, 2016, February 6, 2017 and March 1, 2017, we issued a $60,000 convertible promissory note to Eric S. Rosenfeld to evidence a loan made by him to us on such dates. Additionally, on March 27, 2017, we issued $150,000 aggregate principal amount of convertible promissory notes to our initial stockholders to evidence loans made by them to us on such date. The loans are unsecured, non-interest bearing and are payable at the consummation of our business combination. Upon the consummation of a business combination, the principal balance of the notes may be converted, at the holders’ option, into private placement units at a price of $10.00 per unit. The terms of the units will be identical to the private placement units, except the warrants included in such units will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the lenders or their permitted transferees. If the lenders convert the entire principal balance of the convertible promissory notes, they would receive an aggregate of 33,000 units. If a business combination is not consummated, the notes will not be repaid by Harmony and all amounts owed thereunder by Harmony will be forgiven except to the extent that Harmony has funds available to it outside of its trust account established in connection with the initial public offering.

The initial stockholders and NextDecade also agreed that they or their affiliates would contribute to Harmony as a loan (each loan being referred to herein as a “Contribution”) $0.0275 for each public share that was not converted in connection with the stockholder vote to approve the extension of time for Harmony to complete an initial business combination from March 27, 2017 to July 27, 2017, for each month (or a pro rata portion thereof if less than a month), that is needed by Harmony to complete an initial business combination. Accordingly, if Harmony takes until July 27, 2017 to complete an initial business combination, which would represent four months of time, the initial stockholders and NextDecade would make aggregate Contributions of approximately $1,210,500. Each Contribution will be deposited in the trust account prior to the beginning of the extended period which such Contribution is for. The Contribution(s) will not bear any interest and will be repayable by Harmony to the lenders upon the consummation of an initial business combination. The loans will be forgiven if Harmony is unable to consummate an initial business combination. Harmony’s board of directors will have the sole discretion whether to continue extending for additional months and if the board of directors determines not to continue extending for additional months, the initial stockholders’ and NextDecade’s obligation to make additional Contributions will terminate. If this occurs, Harmony would wind up and redeem 100% of the outstanding public shares in accordance with the procedures set forth in Harmony’s amended and restated certificate of incorporation.

Registration Rights

The holders of the insider shares, as well as the holders of the private placement units (and all underlying securities) and any securities the initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to Harmony, are entitled to registration rights pursuant to an agreement signed in connection with the initial public offering. The holders of a majority of these securities are entitled to make up to two demands that Harmony register such securities. In addition, Cantor Fitzgerald & Co. is entitled to make up to one demand that Harmony register securities held by Cantor. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Harmony Common Stock are to be released from escrow. The holders of a majority of the private placement units and Cantor, or holders of securities issued in payment of working capital loans can elect to exercise these registration rights at any time after Harmony consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. Harmony will bear the expenses incurred in connection with the filing of any such registration statements.

Financial Advisory Services

In connection with the initial public offering, Harmony engaged Canaccord Genuity Inc. to provide Harmony with certain financial advisory services in connection with a preliminary review of potential merger and acquisition opportunities. In consideration of such services, Harmony paid Canaccord Genuity a fee of $135,000 in cash upon the consummation of the initial public offering. Eric S. Rosenfeld’s son is an employee of Canaccord Genuity.

Administrative Service Fee

Harmony presently occupies office space provided by Crescendo Advisors II, LLC, an entity controlled by Eric S. Rosenfeld. Such entity has agreed that until the earlier of Harmony’s consummation of a business combination or the liquidation of the trust account, it will make such office space, as well as general and administrative services including utilities and administrative support, available to Harmony as may be required by us from time to time. Harmony pays an aggregate of $12,500 per month for such services. During fiscal 2015 and 2016, a total of $116,129 and $150,000 in fees, respectively, was paid by Harmony for such services.

NextDecade Related Person Transactions

Ray Eisbrenner (“Mr. Eisbrenner”), the spouse of Kathleen Eisbrenner, currently serves as Vice-President and Chief Administrative Officer of NextDecade.  Under an employment agreement that expires December 31, 2017, Mr. Eisbrenner will receive a base salary of $300,000, a bonus for 2017 equal to $150,000. The agreement provides for a severance payment of $150,000 upon the expiration thereof. In connection with his services to NextDecade, Mr. Eisbrenner was also awarded Management Incentive Units under the Incentive Plan. Please read, “Executive Compensation — Outstanding Equity Awards at 2016 Fiscal Year-End” included elsewhere in this proxy statement. At the Closing, it is expected that Mr. Eisbrenner will receive 28,499 shares of Harmony Common Stock in exchange for his vested Management Incentive Units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Harmony directors, officers and persons owning more than 10% of Harmony Common Stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Harmony, or representations from certain reporting persons that no other reports were required, Harmony believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2016.

PRICE RANGE OF HARMONY SECURITIES AND DIVIDENDS

Market Price of Units, Common Stock and Warrants

Harmony’s units, Common Stock and warrants are traded on The Nasdaq Capital Market under the symbols HRMNU, HRMN and HRMNW, respectively. The following table sets forth the high and low sales prices for Harmony’s units, Common Stock and warrants for the periods indicated since the units began public trading on March 24, 2015 and Harmony’s common stock and warrants began separate public trading on April 10, 2015 and April 16, 2015, respectively.

The closing price Harmony’s units, common stock and warrants on April 13, 2017, the last trading day before announcement of the execution of the Agreement, was $10.8499, $10.2374 and $0.4899, respectively. As of the record date, the closing price for each unit, share of common stock and warrants of Harmony was $    , $     and $    , respectively.

	Units				Common Stock				Warrants
	High		Low		High		Low		High		Low
Fiscal 2017
Second Quarter*	$		$		$		$		$		$
First Quarter		$10.975		$10.40		$10.26		$10.12		$0.9999		$0.2311

Fiscal 2016							$
Fourth Quarter		$10.90		$10.15		$10.3015		$9.977		$0.50		$0.25
Third Quarter		$10.20		9.72		$10.211		$9.98		$0.45		$0.19
Second Quarter		$10.25		$10.10		$10.5		$9.83		$0.34		$0.17
First Quarter		$10.25		$9.86		$10.00		$9.82		$0.40		$0.20

Fiscal 2015:
Fourth Quarter		$10.34		$9.81		$10.03		$9.69		$0.39		$0.2113
Third Quarter		$10.329		$10.05		$10.10		$9.85		$0.45		$0.27
Second Quarter		$11.06		$9.965		$15.00		$9.75		$0.50		$0.14
First Quarter		$10.08		$10.00		$—		$—		$—		$—

____________

*         Through         , 2017

Holders of Harmony units, common stock and warrants should obtain current market quotations for their securities. The market price of Harmony’s securities could vary at any time before the business combination.

Holders

As of            , 2017, there were      holders of record of Harmony’s units,      holders of record of Harmony’s      Common Stock and      holder of record of Harmony’s warrants. Harmony’s management believes it has in excess of 300 beneficial holders of its securities.

APPRAISAL RIGHTS

Neither Harmony stockholders nor Harmony warrant holders have appraisal rights under the DGCL in connection with the business combination.

STOCKHOLDER PROPOSALS

The Harmony 2018 annual meeting of stockholders will be held on or about       , 2018 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2018 annual meeting, you need to provide it to Harmony by no later than v, 2018. You should direct any proposals to Harmony’s secretary at its principal office which will be in The Woodlands, Texas. If you are a stockholder and you want to present a matter of business to be considered at the year 2018 annual meeting, under Harmony’s charter documents, you must give timely notice of the matter, in writing, to Harmony’s secretary. To be timely, the notice has to be given between       , 2018 and       , 2018.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Harmony’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board of directors or committee chairperson in care of Harmony Merger Corp., 777 Third Ave., 37th Floor, New York, New York 10017. Following the business combination, such communications should be sent in care of Harmony, at 3 Waterway Square Place, The Woodlands, Texas 77380. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

INDEPENDENT AUDITORS

The consolidated financial statements of Harmony Merger Corp. and its subsidiary at December 31, 2016 and 2015 appearing in this proxy statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein.

Representatives of Marcum will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Harmony and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Harmony’s annual report to stockholders and Harmony’s proxy statement. Upon written or oral request, Harmony will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Harmony deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Harmony deliver single copies of such documents in the future. Stockholders may notify Harmony of their requests by calling or writing Harmony at its principal executive offices at 777 Third Ave., 37th Floor, New York, New York 10017 or (212) 319-7676. Following the business combination, such requests should be made by calling or writing Harmony at 3 Waterway Square Place, The Woodlands, Texas 77380 or (832) 403-1874.

WHERE YOU CAN FIND MORE INFORMATION

Harmony files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Harmony with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Harmony at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

This proxy statement incorporates important business and financial information about the parties that is not included in or delivered with the proxy statement. Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement forms a part.

All information contained in this document relating to Harmony has been supplied by Harmony, and all such information relating to NextDecade has been supplied by NextDecade. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Mr. David D. Sgro
Harmony Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017
Tel. (212) 319-7676
Fax: (212) 319-0760

INDEX TO FINANCIAL STATEMENTS

Harmony Merger Corp.

Page
Unaudited Financial Statements

Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Operations	F-3
Condensed Consolidated Statements of Cash Flows	F-4
Notes to Unaudited Condensed Financial Statements	F-5 – F-15

Audited Financial Statements

NextDecade, LLC
Consolidated Financial Statements

March 31, 2017 (unaudited) and December 31, 2016

Balance Sheets	F-33
Statements of Operations and Comprehensive Loss	F-34
Statements of Cash Flows	F-35
Notes to Consolidated Financial Statements	F-36 – F-41

Consolidated Financial Statements
December 31, 2016, 2015, and 2014

Harmony Merger Corp.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$196,517	$23,865
Prepaid expenses	58,984	20,415
Total current assets:	255,501	44,280

Cash, cash equivalents and securities held in Trust	112,865,059	117,507,609
Total assets:	$113,120,560	$117,551,889

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$372,495	$130,900
Total current liabilities:	372,495	130,900
Deferred Underwriters Fee	4,325,000	4,325,000
Note payable	110,047	—
Notes payable to stockholders	522,572	60,000
Total liabilities	5,330,114	4,515,900

Commitments
Common Stock, subject to possible conversion (10,022,361 and 10,573,050 shares at conversion value) as of March 31, 2017 and December 31, 2016 respectively.	102,790,445	108,035,987
Stockholders’ equity
Preferred stock, $.0001 par value, 1,000,000 authorized, 0 outstanding	—	—
Common stock, $.0001 par value; Authorized 27,500,000 shares, 4,567,054 issued and outstanding at March 31, 2017 and 4,511,700 at December 31, 2016 (excluding 10,022,361 and 10,573,050 respectively that are shares subject to possible conversion at March 31, 2017 and December 31, 2016).	457	451
Additional paid-in capital	5,880,964	5,698,759
Accumulated deficit	(881,420)	(699,208)
Total stockholders’ equity	5,000,001	5,000,002

Total liabilities and stockholders’ equity	$113,120,560	$117,551,889

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Harmony Merger Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Period Ending March 31,
	2017	2016
General and administrative costs	$267,306	$164,801
General and administrative costs – related party	50,000	37,500
Operating loss	(317,306)	(202,301)
Interest income	135,094	46,096
Net Loss	$(182,212)	$(156,205)
Weighted average shares outstanding	4,454,370	4,498,966
Basic and diluted net loss per share	$(0.04)	$(0.03)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Harmony Merger Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(182,212)	$(156,205)
Adjustments to reconcile Net Loss to net cash provided by operations:
Interest earned on cash and securities in trust	(135,094)	(46,047)
Changes in operating assets and liabilities:
Prepaid expenses	(38,569)	(1,251)
Accounts payable	241,595	35,934
Net cash used in Operating Activities	(114,280)	(167,569)
CASH FLOWS FROM INVESTING ACTIVITIES
Addition to principal in the Trust Account	(302,628)
Cash withdrawn from Trust Account	5,080,272	—
Net cash provided by Investing Activities	4,777,644	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable and notes payable to stockholders	572,619	—
Redemption of common stock	(5,063,331)	—
Net cash used in Financing Activities	(4,490,712)	—

Net increase (decrease) in cash and cash equivalents	172,652	(167,569)
Cash and cash equivalents at beginning of period	23,865	324,991
Cash and cash equivalents at end of period	$196,517	$157,422

Supplemental disclosure of non-cash investing and financing activities
Change in value of common stock subject to possible conversion	$(182,212)	$(7,951)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Harmony Merger Corp.

Notes to Condensed Financial Statements

Note 1 — Organization and Plan of Business Operations

Harmony Merger Corp. (the “Company” or “Harmony”) was incorporated in Delaware on May 21, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through March 31, 2017 relates to the Company’s formation, initial public offering and identifying suitable candidates for a Business Combination.

The registration statement for the Company’s initial public offering was declared effective on March 23, 2015. The Company consummated a public offering of 11,500,000 units (“Units”) on March 27, 2015 (the “Offering”), including the exercise of the over-allotment option (“Overallotment”) of 1,500,000 Units, generating gross proceeds of $115,000,000 and net proceeds of $112,605,665 after deducting $2,394,335 of transaction costs (up to an additional $4,325,000 of deferred underwriting expenses may be paid upon the completion of a business combination), which is discussed in Note 3. In addition, the Company generated gross and net proceeds of $5,585,000 from a private placement (the “Private Placement”) of units (“Private Units”) to certain of the Initial Stockholders (defined below) and Cantor Fitzgerald & Co., the representative of the underwriters in the Offering (“Cantor”), which is described in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s securities are listed on the Nasdaq Capital Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the trust account at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effect a Business Combination successfully.

Following the closing of the Offering and the Private Placement on March 27, 2015, an amount of $117,300,000 (or $10.20 per share sold to the public in the Offering included in the Units (“Public Shares”)) from the sale of the Units and Private Units is being held in a trust account (“Trust Account”) and may be invested in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and that invest solely in U.S. Treasuries or United States bonds, treasuries or notes having a maturity of 180 days or less. The $117,300,000 placed into the Trust Account may not be released until the earlier of (i) the consummation of the Company’s initial Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

The Company, after signing a definitive merger agreement for a Business Combination, is required to provide stockholders who acquired Public Shares in the Offering (“Public Stockholders”) with the opportunity to convert their Public Shares for a pro rata share of the Trust Account. In the event that stockholders owning approximately 91.1% or more of the Public Shares exercise their conversion rights described below, the Business Combination will not be consummated. The actual percentages, however, will only be able to be determined once a target business is located and the Company can assess all of the assets and liabilities of the combined company upon consummation of the proposed Business Combination, subject to the requirement that the Company must have at least $5,000,001 of net tangible assets upon close of such Business Combination. As a result, the actual percentage of shares that can be converted may be significantly lower than the above estimates. The stockholders of the Company prior to the

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

Offering (the “Initial Stockholders”) have agreed to vote any shares they then hold in favor of any proposed Business Combination and will waive any conversion rights with respect to these shares and the shares included in the Private Units pursuant to letter agreements executed in connection with the Offering.

In connection with any proposed Business Combination, the Company will seek stockholder approval of an initial Business Combination at a meeting called for such purpose at which Public Stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval of an initial Business Combination, any Public Stockholder voting either for or against such proposed Business Combination will be entitled to demand that his Public Shares be converted into a full pro rata portion of the amount then in the Trust Account. Holders of warrants sold as part of the Units will not be entitled to vote on the proposed Business Combination and will have no conversion or liquidation rights with respect to their shares of common stock underlying such warrants.

The Company will consummate a Business Combination only if holders of less than approximately 91.1% of the Public Shares, subject to adjustment as described above, elect to convert their shares to a pro-rata portion of the amount held in the Trust Account and a majority of the outstanding shares of common stock voted, are voted in favor of the Business Combination. Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation of the Company provides that a Public Stockholder, together with any affiliate or other person with whom such Public Stockholder is acting in concert or as a “group” (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from seeking conversion rights with respect to an aggregate of more than 20% of the Public Shares (but only with respect to the amount over 20% of the Public Shares). A “group” will be deemed to exist if Public Stockholders (i) file a Schedule 13D or 13G indicating the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company is unable to complete its initial Business Combination by July 27, 2017, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the Company’s board of directors, dissolve and liquidate. If the Company is unable to consummate an initial Business Combination and is forced to redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not released to the Company to pay any of its taxes. Holders of warrants will receive no proceeds in connection with the liquidation. The Initial Stockholders and the holders of Private Units will not participate in any redemption distribution with respect to their initial shares and Private Units, including the common stock included in the Private Units.

On January 7, 2017, Harmony entered into an Agreement and Plan of Reorganization (“Amalgamation Agreement”) with Customer Acquisition Network (Canada) Inc. (“Mundo”). On February 23, 2017, Harmony received notice that Mundo had terminated the previously executed Amalgamation Agreement and Harmony issued a press release later that day indicating that it believed the termination to be ineffective. On March 13, 2017, Harmony announced that it had reached an amicable resolution of its dispute with Mundo and that the Amalgamation Agreement was terminated effective February 23, 2017.

On March 27, 2017, the Company held an annual meeting of its stockholders (the “Meeting”). At the Meeting, the Company’s stockholders considered two proposals.

The first proposal was approved by shareholders to adopt and approve an amendment to the Company’s amended and restated certificate of incorporation (the “charter”) to extend the date that the Company has to consummate a business combination (the “Extension”) to July 27, 2017 (the “Extended Date”).

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

In connection with this vote, the holders of 495,335 shares of the Company’s common stock properly exercised their right to convert their shares into cash at a conversion price of approximately $10.22 per share, for an aggregate conversion amount of approximately $5,063,330, in connection with the Extension.

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds of the Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the initial per-share redemption price for common stock will be $10.32 assuming the Company does not liquidate prior to July 27, 2017. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s stockholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common stockholders. Therefore, the actual per-share redemption price may be less than $10.32 assuming the Company does not liquidate prior to July 27, 2017.

Eric S. Rosenfeld, the Company’s Chief Executive Officer, has agreed that he will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Rosenfeld will not be responsible to the extent of any liability for such third party claims. Furthermore, he will not be personally liable to Public Stockholders and instead will only have liability to the Company. The Company has not independently verified whether Mr. Rosenfeld has sufficient funds to satisfy his indemnity obligations and, therefore, Mr. Rosenfeld may not be able to satisfy those obligations. The Company has not asked Mr. Rosenfeld to reserve for such eventuality. Accordingly, if the Company liquidates, the per-share distribution from the trust account could be reduced due to claims or potential claims of creditors.

Mr. Rosenfeld has also agreed to enter into an agreement in accordance with the guidelines of Rule 10b5-1of the Exchange Act, pursuant to which he will place limit orders for an aggregate of up to $500,000 of common stock of the Company commencing on the later of (1) two business days after a Form 8-K disclosing all material information relating to an initial Business Combination, and (2) 60 days after the termination of the “restricted period” in connection with Offering under Regulation M of the Exchange Act, and ending on the record date for the shareholder meeting at which such initial Business Combination is to be approved, or earlier in certain circumstances as described in the limit order agreement, which is referred to as the buyback period. These limit orders will require Mr. Rosenfeld to purchase any shares of common stock of the Company offered for sale (and not purchased by another investor) at or below a price equal to the per-share amount held in the Trust Account as reported in such Form 8-K, until the earlier of (1) the expiration of the buyback period or (2) the date such purchases reach $500,000 in total. The Company will provide at least 20 business days between the beginning of the buyback period and the record date for the shareholder meeting for such initial Business Combination. It is intended that the purchases will satisfy the conditions of Rule 10b-18(b) under the Exchange Act to the extent possible and the concern broker’s purchase obligation will otherwise be subject to applicable law, including Regulation M under the Exchange Act, which may prohibit or limit purchases pursuant to the limit order agreement in certain circumstances. Any shares purchased by Mr. Rosenfeld pursuant to this arrangement will be voted in favor of the proposed Business Combination. Additionally, Mr. Rosenfeld has agreed not to convert any buyback shares into the right to receive a pro rata portion of the funds held in the Trust Account or to transfer, assign or sell any buyback shares (except to the same permitted transferees as the insider shares and provided the transferees agree to the same transfer restrictions) until (A) the earlier of one year after the completion of an Initial Business combination and the date on which the closing price of common stock of the Company exceeds $12.50 for any 20 trading days within a 30-trading day

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 1 — Organization and Plan of Business Operations (cont.)

period following the completion of an Initial Business combination with respect to 50% of the buyback shares and (B) one year after the completion of an Initial Business combination with respect to the remaining 50% of the buyback shares.

On April 10, 2017, the Company formed Harmony Merger Sub, LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), solely for the purpose of effectuating a future business combination with NextDecade, LLC (“NextDecade”). Merger Sub was incorporated under the laws of Delaware. Merger Sub owns no material assets and does not operate any business.

On April 17, 2017, the Company entered into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Harmony Merger Sub, LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), NextDecade, York Credit Opportunities Investments Master Fund, L.P, York Multi-Strategy Master Fund, L.P., York Select Master Fund, L.P., York Global Finance 43, LLC, Valinor Management, L.P., Valinor Capital Partners SPV XXI, LLC, Halcyon Capital Management L.P. (Halcyon Capital Management L.P., together with Valinor Management L.P., are referred to as a “Blocker Manager” and, together, the “Blocker Managers”), Halcyon Energy, Power, and Infrastructure Capital Fund Offshore, LLC, Halcyon Energy, Power, and Infrastructure Capital Holdings Offshore LLC, and Halcyon Energy, Power, and Infrastructure Capital Fund LP. Subject to the Agreement, each of the Blocker Companies will subject to certain exceptions described in the Agreement, merge with and into the Company (each a “Blocker Merger” and, together, the “Blocker Mergers”), with the Company being the surviving entity of the Blocker Mergers and, immediately thereafter Merger Sub will merge with and into NextDecade (the “Merger”) with NextDecade being the surviving entity of the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of the Company. See Note 8 — Subsequent Events for a discussion of the Agreement entered into on April 17, 2017.

Going Concern

The Company anticipates that in order to fund its working capital requirements, the Company will need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account, as well as enter into contingent fee arrangements with its vendors.  The Company may need to enter into contingent fee arrangements with vendors or raise additional capital through loans or additional investments from initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation to advance funds to, or invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and controlling overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company has no present revenue, and the Company’s cash and working capital, as of March 31, 2017, are not sufficient to complete its planned activities through July 27, 2017, the date the Company is required to liquidate if it has not completed a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared for interim financial information and the instructions to Form 10-Q.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.  The Company has evaluated subsequent events through the issuance of this Form 10-Q.  Operating results for the quarter ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017 or any other period. The accompanying condensed consolidated financial statements should be read in conjunction with the Company’s financial statements

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 2 — Significant Accounting Policies (cont.)

and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 10, 2017.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Cash, cash equivalents and securities held in Trust Account

At March 31, 2017, substantially all of the assets in the Trust Account were held as cash in an interest-bearing money market account valued at $112,865,059. Since inception, the trust earned approximately $464,719 in interest, of which $138,908 has been withdrawn for the payment of taxes. This account is classified as restricted.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Net loss per common share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of (i) warrants sold in the Initial Public Offering to purchase 11,500,000 shares of the Company and (ii) warrants sold in the Private Units to purchase 558,500 shares of the Company, in the calculation of diluted loss per share, since the exercise of the warrants is contingent on the occurrence of future events. 10,585,784 shares of common stock were subject to possible conversion at March 31, 2016, were also excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. 10,022,361 shares of common stock subject to possible conversion at March 31, 2017, were also excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. At March 31, 2017, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Common stock subject to possible conversion

The Company accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”.   Common stock subject to mandatory conversion is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2017 and December 31, 2016,

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 2 — Significant Accounting Policies (cont.)

the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on May 21, 2014, the evaluation was performed for the 2014, 2015 and 2016 tax years, which would be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the three months ended March 31, 2017. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the Jobs Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 2 — Significant Accounting Policies (cont.)

had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 3 — Initial Public Offering

On March 27, 2015, the Company sold 11,500,000 Units at a price of $10.00 per unit in the Offering. Each Unit consists of one share of common stock and one warrant (“Warrant”) to purchase one share of common stock at a price of $11.50 per share. The Warrants are exercisable commencing on the later of 30 days after the Company’s completion of a Business Combination or March 23, 2016 and expire five years from the completion of a Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $17.50 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, it will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold in the Offering, the Company is only required to use its best efforts to file the registration statement covering the shares underlying the Warrants within 15 days after the closing of the Business Combination and to maintain the effectiveness of such registration statement. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis. If the Company is unable to consummate a Business Combination, the Company will redeem 100% of the Public Shares using the funds in the Trust Account as described in Note 1. In such event, the Warrants will be worthless. In no event will the Company be required to net cash settle the Warrants.

Note 4 — Private Units

Simultaneously with the Offering, certain of the Initial Stockholders of the Company and Cantor purchased an aggregate of 558,500 Private Units at $10.00 per Private Unit (for an aggregate purchase price of $5,585,000) from the Company. All of the proceeds received from these purchases were placed in the Trust Account.

The Private Units are identical to the Units sold in the Offering, except the Warrants included in the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. In addition, for as long as any of the warrants underlying the Private Units are held by Cantor or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement relating to the Offering. Additionally, the initial stockholders have agreed to vote the shares of common stock included therein in favor of any proposed Business Combination. All of the purchasers of the Private Units have agreed (i) not to convert any shares of common stock included therein into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination and (ii) that the shares of common stock included therein shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. Additionally, the holders have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees) until the completion of the initial Business Combination.

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 5 — Notes Payable and Advance from Stockholders

The Company issued a $50,000 principal amount unsecured promissory note to Eric S. Rosenfeld, the Company’s Chief Executive Officer and an Initial Stockholder, on May 30, 2014. The note was non-interest bearing and payable on the earlier of (i) May 31, 2015, (ii) the consummation of the Offering or (iii) the date on which the Company determined not to proceed with the Offering. This loan became payable upon the consummation of the Offering and was paid to Mr. Rosenfeld in April 2015.

On November 21, 2016, we issued a $60,000 convertible promissory note to Eric S. Rosenfeld to evidence a loan made by him to us. The loan is unsecured, non-interest bearing and is payable at the consummation of our business combination. Upon consummation of a business combination, the principal balance of the note may be converted, at Mr. Rosenfeld’s option, to Private Placement Units at a price of $10.00 per unit. If Mr. Rosenfeld converts the entire principal balance of the convertible promissory note, he would receive 6,000 units. If a business combination is not consummated, the note will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account.

On January 10, 2017, Eric Rosenfeld made an advance of $25,000 to the Company. The advance is unsecured, non-interest bearing and is payable at the consummation of our business combination, or at anytime sooner. If a business combination is not consummated, the note will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account. On March 31, 2017 this advance made by Eric Rosenfeld was repaid to him in full.

On February 6, 2017 we issued a $60,000 convertible promissory note to Eric S. Rosenfeld to evidence a loan made by him to us. The loan is unsecured, non-interest bearing and is payable at the consummation of our business combination. Upon consummation of a business combination, the principal balance of the note may be converted, at Mr. Rosenfeld’s option, to Private Placement Units at a price of $10.00 per unit. If Mr. Rosenfeld converts the entire principal balance of the convertible promissory note, he would receive 6,000 units. If a business combination is not consummated, the note will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account.

On March 1, 2017, we issued a $60,000 convertible promissory note to Eric S. Rosenfeld to evidence a loan made by him to us. The loan is unsecured, non-interest bearing and is payable at the consummation of our business combination. Upon consummation of a business combination, the principal balance of the note may be converted, at Mr. Rosenfeld’s option, to Private Placement Units at a price of $10.00 per unit. If Mr. Rosenfeld converts the entire principal balance of the convertible promissory note, he would receive 6,000 units. If a business combination is not consummated, the note will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account.

On March 27, 2017, the Company’s stockholders prior to the Company’s initial public offering that participated in the simultaneous private placement of units (the “insiders”) and NextDecade loaned the Company $0.0275 for each public share that was not converted, for an aggregate of approximately $302,628, in connection with the stockholder vote to approve the Extension, for each month (or a pro rata portion thereof if less than a month), that is needed by the Company to complete an initial Business Combination from March 27, 2017 until the Extended Date. Accordingly, if the Company takes until the Extended Date to complete an initial Business Combination, the insiders and NextDecade would make aggregate loans of approximately $1,210,500. Each Contribution will be deposited in the trust account established in connection with the Company’s initial public offering prior to the beginning of the extended period which such Contribution is for. Accordingly, if the Company takes the full time through the Extended Date to complete an initial Business Combination, the conversion amount per share at the meeting for such Business Combination or the Company’s subsequent liquidation will be approximately $10.32 per share. The loans will not bear any interest and will be repayable by the Company to the insiders or their affiliates and NextDecade upon consummation of an initial Business Combination. The loans will be forgiven if the Company is unable to consummate an initial Business Combination. The Company’s board of directors will have the sole discretion whether to continue extending for additional months until the Extended Date and if the board determines not to continue extending for additional months, the insiders’ and NextDecade’s obligation to make additional loans will

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 5 — Notes Payable and Advance from Stockholders (cont.)

terminate. If this occurs, the Company would wind up the Company’s affairs and redeem 100% of the outstanding public shares in accordance with the procedures set forth in the Company’s amended and restated certificate of incorporation.

The insiders also loaned the Company an aggregate of $150,000 for the Company’s working capital requirements. The loans are evidenced by promissory notes which are unsecured, non-interest bearing and payable at the consummation by the Company of an initial Business Combination. Upon consummation of a Business Combination, the principal balance of the notes may be converted, at the holders’ option, to units at a price of $10.00 per unit. The terms of the units are identical to the units issued by the Company in its initial public offering, except the warrants included in such units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the insiders or their permitted transferees. If the insiders convert the entire principal balance of the convertible promissory notes, they would receive 15,000 units. If a Business Combination is not consummated, the notes will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven.

Note 6 — Commitments

The Company has entered into an agreement with the underwriters of the Offering (“Underwriting Agreement”) that required the Company to pay an underwriting discount of 2.0% of the gross proceeds of the Offering as an underwriting discount (excluding proceeds received from the exercise of the over-allotment option, on which the Company will not pay any upfront underwriting discount) and a deferred underwriting discount of up to 3.5% (or up to 5.5% on any proceeds received from the exercise of the over-allotment option) for an aggregate underwriting discount of up to 5.5% of the gross proceeds of the Offering. The Underwriting Agreement provides that up to $926,786 of the deferred underwriting discount may be payable to certain parties who are instrumental in advising the Company in connection with the closing of the Business Combination on either a contingent or non-contingent basis; provided, however that any portion of the deferred underwriting commission relating to an allocation made on a contingent basis where the contingency is not met shall not be paid to any party. The Underwriting Agreement provides that the deferred underwriting discount will only be payable if the Company successfully completes its initial Business Combination.

The Company has entered into an agreement with Canaccord Genuity Inc. (“Canaccord Genuity”) pursuant to which Canaccord Genuity will provide the Company with certain financial advisory services in connection with a preliminary review of potential merger and acquisition opportunities, or other services as reasonably requested by the Company and mutually agreeable by Canaccord Genuity, for a period of 18 months from the consummation of the Offering. In consideration of such services, the Company paid Canaccord Genuity a fee of $135,000 in cash upon consummation of the Offering. Such amount was paid in April 2015. The son of the Company’s Chief Executive Officer is an employee of Canaccord Genuity. As of September 27, 2016 this agreement expired.

The Company presently occupies office space provided by an entity controlled by the Company’s Chairman and Chief Executive Officer. Such entity has agreed that until the earlier of Company’s consummation of a Business Combination or the liquidation of the Trust Account, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company pays an aggregate of $12,500 per month for such services.

The Initial Stockholders and the holders of the Private Units (or underlying securities) will be entitled to registration rights with respect to the founding shares and the Private Units (or underlying securities) pursuant to a registration rights agreement signed in connection with the Offering. The holders of the majority of the Initial Shares (defined below) are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Units (or underlying securities) and Cantor are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Private Units (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of March 31, 2017, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 27,500,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, a total of 2,875,000 shares of the Company’s shares of common stock were sold to the Initial Stockholders at a price of approximately $0.01 per share for an aggregate of $25,000. Effective November 7, 2014, the Company’s Board of Directors authorized a stock dividend of approximately 0.05 shares of common stock for each outstanding share of common stock.

The Initial Stockholders’ 3,026,250 shares (“Initial Shares”) were placed into an escrow account on the closing of the Offering. Subject to certain limited exceptions, these shares will not be released from escrow until with respect to 50% of the shares, the earlier of one year after the date of the consummation of an initial Business Combination and the date on which the closing price of the common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination and, with respect to the remaining 50% of the shares, one year after the date of the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Pursuant to letter agreements executed with the Company and the underwriter, the Initial Stockholders have waived their right to receive distributions with respect to their Initial Shares upon the Company’s redemption of 100% of the outstanding public shares held by the Public Stockholders. As of March 31, 2017, 4,567,053 shares of common stock were issued and outstanding which excludes 10,022,361 shares subject to possible conversion.

On March 27, 2017, the holders of 495,335 shares of the Company’s common stock exercised their right to convert their shares into cash at a conversion price of approximately $10.22 per share, for an aggregate conversion amount of approximately $5,063,330, in connection with the Extension.

Note 8 – Subsequent Events

Agreement and Plan of Reorganization

On April 17, 2017, Harmony entered into the Agreement by and among Harmony, Merger Sub, NextDecade, York Credit Opportunities Investments Master Fund, L.P, York Multi-Strategy Master Fund, L.P., York Select Master Fund, L.P., York Global Finance 43, LLC, Valinor Management, L.P., Valinor Capital Partners SPV XXI, LLC, Halcyon Capital Management L.P., Halcyon Energy, Power, and Infrastructure Capital Fund Offshore, LLC, Halcyon Energy, Power, and Infrastructure Capital Holdings Offshore LLC, and Halcyon Energy, Power, and Infrastructure Capital Fund LP. Subject to the Agreement, each of the Blocker Companies will, subject to certain exceptions described in the Agreement, merge with and into Harmony, with Harmony being the surviving entity of the Blocker Mergers and, immediately thereafter Merger Sub will merge with and into NextDecade with NextDecade being the Surviving Company and becoming a wholly-owned subsidiary of Harmony. As a result of the Blocker Mergers and the Merger, among other things, all outstanding limited liability company interests or limited partnership interests, as applicable, in each of the Blocker Companies (each such interest in a Blocker Company a “Blocker Membership Interest” and, collectively, the “Blocker Membership Interests”) and all existing membership interests of NextDecade (the “NextDecade Membership Interests”) will be canceled in exchange for the right to receive the consideration described herein and in the Agreement.

Harmony Merger Corp.
Notes to Condensed Financial Statements

Note 8 — Subsequent Events (cont.)

Upon consummation of the Blocker Mergers and the Merger, all of the Blocker Membership Interests and NextDecade Membership Interests outstanding immediately prior to the effective time of the transactions will be automatically cancelled and extinguished and converted, collectively, into the right to receive an aggregate of 97,866,510 shares of common stock, par value $0.0001 per share, of Harmony that will result in the former Blocker Membership Interest and NextDecade Membership Interest holders owning approximately 87.0% of the issued and outstanding Harmony Common Stock following the Merger and the current Harmony stockholders owning approximately 13.0% of the issued and outstanding Harmony Common Stock following the Merger (assuming no holder of Public Shares exercises their conversion rights provided in Harmony’s charter documents); provided, that such ownership percentage may subject to certain adjustments prior to Closing as is set forth in the Agreement.

In addition to the consideration described above, the holders of NextDecade Membership Interests and the owners of the Blocker Membership Interests shall be entitled to receive an additional 4,893,326 shares (up to 19,573,304 shares in the aggregate) of Harmony common stock upon the achievement by NextDecade of each of the following milestones:

•         NextDecade or one or more subsidiaries of the foregoing receiving the Final Environment Impact Statement issued by the Federal Energy Regulatory Commission by June 30, 2018;

•         The execution by NextDecade or one or more subsidiaries of the foregoing of a binding sale and purchase or tolling agreement (with customary conditions precedent) for the sale and purchase of, or the provision of tolling services with respect to, at least 1 million tons of liquefied natural gas per annum by June 30, 2018;

•         The execution by NextDecade or one or more subsidiaries of the foregoing of an engineering procurement and construction contract (with customary conditions precedent) for the construction of the Rio Grande LNG export terminal by December 31, 2018; and

•         An affirmative vote of the board of directors of Harmony to make a final investment decision for the Rio Grande LNG or Rio Bravo Pipeline projects by June 30, 2019.

To provide a fund for payment to Harmony with respect to its post-closing rights to indemnification under the Agreement for breaches of representations and warranties and covenants by NextDecade and its Blocker Membership and NextDecade Membership Interest Holders, there will be placed in escrow (with an independent escrow agent) an aggregate of 3.0% of the common shares of Harmony issuable to the Blocker Membership and NextDecade Membership Interest Holders at closing. The aggregate liability for indemnification will generally not exceed the shares held in escrow.

Harmony and NextDecade plan to complete the transactions promptly after the Harmony special meeting, subject to the closing conditions set forth in the Agreement.

NextDecade is a liquefied natural gas (“LNG”) development company focused on LNG export projects and associated pipelines in the State of Texas. NextDecade’s first proposed LNG export facility, the Rio Grande LNG project located in Brownsville, Texas, along with the associated Rio Bravo pipeline originating in the Agua Dulce market area, is well-positioned among the second wave of U.S. LNG projects. NextDecade submitted its pre-filing request to the Federal Energy Regulatory Commission (“FERC”) in March 2015 and filed its formal application for Rio Grande LNG (FERC docket # CP16-454-000) and the associated Rio Bravo Pipeline (FERC docket # CP16-455-000) in May 2016. NextDecade anticipates receiving its draft environmental impact statement from FERC in mid-2017. NextDecade has robust commercial offtake and gas supply strategies in place, as well as non-binding customer commitments indicating strong market interest.

The transaction is expected to be consummated in the third quarter of 2017, after the required approval by the stockholders of the Company and the fulfillment of certain other conditions. There can be no assurance that the transactions will be consummated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Harmony Merger Corp.

We have audited the accompanying balance sheets of Harmony Merger Corp. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2016 and 2015, and the period from May 21, 2014 (inception) through December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harmony Merger Corp., as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years ended December 31, 2016 and 2015, and the period from May 21, 2014 (inception) through December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2016 are not sufficient to complete its planned activities through March 27, 2017, the date the Company is required to liquidate if it has not completed a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 10, 2017

Harmony Merger Corp.

Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$23,865	$324,991
Prepaid expenses	20,415	46,687
Total current assets:	44,280	371,678

Cash, cash equivalents and securities held in Trust	117,507,609	117,374,895
Prepaid expenses – long term	—	66,373
Total assets:	$117,551,889	$117,812,946

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$130,900	$17,259
Total current liabilities:	130,900	17,259
Deferred Underwriters Fee	4,325,000	4,325,000
Note payable to stockholder	60,000	—
Total liabilities	4,515,900	4,342,259

Commitments
Common Stock, subject to possible conversion (10,573,050 and 10,585,784 shares at conversion value) as of December 31, 2016 and December 31, 2015 respectively.	108,035,987	108,043,938
Stockholders’ equity
Preferred stock, $.0001 par value, 1,000,000 authorized, 0 outstanding	—	—
Common stock, $.0001 par value; Authorized 27,500,000 shares, 4,511,700 issued and outstanding at December 31, 2016 and 4,498,966 at December 31, 2015 (excluding 10,573,050 and 10,585,784 respectively that are shares subject to possible conversion at December 31, 2016 and December 31, 2015).	451	450
Additional paid-in capital	5,698,759	5,690,809
Accumulated deficit	(699,208)	(264,510)
Total stockholders’ equity	5,000,002	5,426,749

Total liabilities and stockholders’ equity	$117,551,889	$117,812,946

The accompanying notes are an integral part of these financial statements.

Harmony Merger Corp.

Statements of Operations

	For the Year Ended December 31,		For the Period from May 21, 2014 (inception) to December 31,
	2016	2015	2014
General and administrative costs	$539,568	$222,402	$1,324.00
General and administrative costs – related party	150,000	116,129	—
Operating loss	(689,568)	(338,531)	(1,324)
Interest income	254,870	75,344	1
Net Loss	$(434,698)	$(263,187)	$(1,323.00)
Weighted average shares outstanding	4,499,001	4,061,847	2,643,750
Basic and diluted net loss per share	$(0.10)	$(0.06)	$(0.00)

The accompanying notes are an integral part of these financial statements.

Statement of Changes in Stockholders’ Equity

For the period May 21, 2014 (Inception) through December 31, 2016

	Common Stock		Additional Paid-in	Deficit	Stockholder’s
	Shares	Amount	Capital	Accumulated	Equity
Balance at May 21, 2014	—	—	—	—	—
Common shares issued to initial stockholders	3,026,250	$303	$24,697	$—	$25,000
Net loss	—	—	—	(1,323)	(1,323)
Balance at December 31, 2014	3,026,250	$303	$24,697	$(1,323)	$23,677
Sale of 11,500,000 units	11,500,000	1,150	114,998,850	—	115,000,000
Underwriters discount and offering expenses	—	—	(6,874,803)	—	(6,874,803)
Sale of 558,500 private units	558,500	56	5,584,944	—	5,585,000
Net proceeds subject to possible conversion	(10,585,784)	(1,059)	(108,042,879)	—	(108,043,938)
Net loss	—	—	—	(263,187)	(263,187)
Balance at December 31, 2015	4,498,966	$450	$5,690,809	$(264,510)	$5,426,749
Change in common stock subject to possible conversion	12,734	1	7,950	—	7,951
Net loss	—	—	—	(434,698)	(434,698)
Balance at December 31, 2016	4,511,700	$451	$5,698,759	$(699,208)	$5,000,002

The accompanying notes are an integral part of these financial statements.

Harmony Merger Corp.

Statements of Cash Flows

	For the Year Ended December 31,		For the Period from May 21, 2014 (inception) to December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(434,698)	$(263,187)	$(1,323)
Adjustments to reconcile Net Loss to net cash provided by operations:
Interest earned on cash and securities in trust	(254,730)	(74,895)	—
Changes in operating assets and liabilities:
Prepaid expenses	92,645	(113,060)	—
Accounts payable	113,641	17,259	—
Net cash used in Operating Activities	(483,142)	(433,883)	(1,323)
CASH FLOWS FROM INVESTING ACTIVITIES
Withdrawal of Trust funds to pay taxes	122,016	—	—
Investment in cash, cash equivalents and securities in Trust Account	—	(117,300,000)	—
Net cash provided by (used in) Investing Activities	122,016	(117,300,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of offering costs	—	(82,906)	—
Payment of deferred offering costs associated with initial public offering	—	—	(72,562)
Note payable to stockholder	60,000	(50,000)	50,000
Proceeds from sale of shares of common stock to initial stockholders	—	—	25,000
Proceeds from Public Offering, net of offering costs	—	112,605,665	—
Proceeds from Insider Units	—	5,585,000	—
Net cash provided by Financing Activities	60,000	118,057,759	2,438

Net increase (decrease) in cash and cash equivalents	(301,126)	323,876	1,115

Cash and cash equivalents at beginning of period	324,991	1,115	—
Cash and cash equivalents at end of period	$23,865	$324,991	$1,115
Supplemental disclosure of non-cash investing and financing activities
Accrual of deferred underwriting fee	$—	$4,325,000	$—
Accrual of deferred offering costs	$—	$—	$43,208
Change in value of ordinary shares subject to possible conversion	$(7,951)	$—	$—

The accompanying notes are an integral part of these financial statements.

Harmony Merger Corp.
Notes to Financial Statements

Note 1 — Organization and Plan of Business Operations and Going Concern Consideration

Harmony Merger Corp. (the “Company”) was incorporated in Delaware on May 21, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through December 31, 2016 relates to the Company’s formation, initial public offering and identifying suitable candidates for a Business Combination.

The registration statement for the Company’s initial public offering was declared effective on March 23, 2015. The Company consummated a public offering of 11,500,000 units (“Units”) on March 27, 2015 (the “Offering”), including the exercise of the over-allotment option (“Overallotment”) of 1,500,000 Units, generating gross proceeds of $115,000,000 and net proceeds of $112,605,665 after deducting $2,394,335 of transaction costs paid at closing (up to an additional $4,325,000 of deferred underwriting expenses may be paid upon the completion of a business combination), which is discussed in Note 3. In addition, the Company generated gross and net proceeds of $5,585,000 from a private placement (the “Private Placement”) of units (“Private Units”) to certain of the Initial Stockholders (defined below) and Cantor Fitzgerald & Co., the representative of the underwriters in the Offering (“Cantor”), which is described in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s securities are listed on the Nasdaq Capital Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the trust account at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effect a Business Combination successfully.

Following the closing of the Offering and the Private Placement on March 27, 2015, an amount of $117,300,000 (or $10.20 per share sold to the public in the Offering included in the Units (“Public Shares”)) from the sale of the Units and Private Units is being held in a trust account (“Trust Account”) and may be invested in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and that invest solely in U.S. treasuries or United States bonds, treasuries or notes having a maturity of 180 days or less. The $117,300,000 placed into the Trust Account may not be released until the earlier of (i) the consummation of the Company’s initial Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements.

The Company, after signing a Business Combination, is required to provide stockholders who acquired Public Shares in the Offering (“Public Stockholders”) with the opportunity to convert their Public Shares for a pro rata share of the Trust Account. In the event that stockholders owning approximately 91.9% or more of the Public Shares exercise their conversion rights described below, the Business Combination will not be consummated. The actual percentages, however, will only be able to be determined once a target business is located and the Company can assess all of the assets and liabilities of the combined company upon consummation of the proposed Business Combination, subject to the requirement that the Company must have at least $5,000,001 of net tangible assets upon close of such Business Combination. As a result, the actual percentage of shares that can be converted may

Harmony Merger Corp.
Notes to Financial Statements

Note 1 — Organization and Plan of Business Operations and Going Concern Consideration (cont.)

be significantly lower than the above estimates. The stockholders of the Company prior to the Offering (the “Initial Stockholders”) have agreed to vote any shares they then hold in favor of any proposed Business Combination and will waive any conversion rights with respect to these shares and the shares included in the Private Units pursuant to letter agreements executed in connection with the Offering.

In connection with any proposed Business Combination, the Company will seek stockholder approval of an initial Business Combination at a meeting called for such purpose at which Public Stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval of an initial Business Combination, any Public Stockholder voting either for or against such proposed Business Combination will be entitled to demand that his Public Shares be converted into a full pro rata portion of the amount then in the Trust Account (initially $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not released to the Company to pay its taxes). Holders of warrants sold as part of the Units will not be entitled to vote on the proposed Business Combination and will have no conversion or liquidation rights with respect to their shares of common stock underlying such warrants.

The Company will consummate a Business Combination only if holders of less than approximately 91.9% of the Public Shares, subject to adjustment as described above, elect to convert their shares to a pro-rata portion of the amount held in the Trust Account and a majority of the outstanding shares of common stock voted, are voted in favor of the Business Combination. Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation of the Company provides that a Public Stockholder, together with any affiliate or other person with whom such Public Stockholder is acting in concert or as a “group” (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from seeking conversion rights with respect to an aggregate of more than 20% of the Public Shares (but only with respect to the amount over 20% of the Public Shares). A “group” will be deemed to exist if Public Stockholders (i) file a Schedule 13D or 13G indicating the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company is unable to complete its initial Business Combination by March 27, 2017, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the Company’s board of directors, dissolve and liquidate. If the Company is unable to consummate an initial Business Combination and is forced to redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not released to the Company to pay any of its taxes. Holders of warrants will receive no proceeds in connection with the liquidation. The Initial Stockholders and the holders of Private Units will not participate in any redemption distribution with respect to their initial shares and Private Units, including the common stock included in the Private Units.

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds of the Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the initial per-share redemption price for common stock will be $10.20. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s stockholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common stockholders. Therefore, the actual per-share redemption price may be less than $10.20.

Eric S. Rosenfeld, the Company’s Chief Executive Officer, has agreed that he will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.20 per public share, except as to any claims by a third party who executed

Harmony Merger Corp.
Notes to Financial Statements

Note 1 — Organization and Plan of Business Operations and Going Concern Consideration (cont.)

a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Rosenfeld will not be responsible to the extent of any liability for such third-party claims. Furthermore, he will not be personally liable to Public Stockholders and instead will only have liability to the Company. The Company has not independently verified whether Mr. Rosenfeld has sufficient funds to satisfy his indemnity obligations and, therefore, Mr. Rosenfeld may not be able to satisfy those obligations. The Company has not asked Mr. Rosenfeld to reserve for such eventuality. Accordingly, if the Company liquidates, the per-share distribution from the trust account could be less than $10.20 due to claims or potential claims of creditors.

Mr. Rosenfeld has also agreed to enter into an agreement in accordance with the guidelines of Rule 10b5-1of the Exchange Act, pursuant to which he will place limit orders for an aggregate of up to $500,000 of common stock of the Company commencing on the later of (1) two business days after a Form 8-K disclosing all material information relating to an initial Business Combination, and (2) 60 days after the termination of the “restricted period” in connection with Offering under Regulation M of the Exchange Act, and ending on the record date for the shareholder meeting at which such initial Business Combination is to be approved, or earlier in certain circumstances as described in the limit order agreement, which is referred to as the buyback period. These limit orders will require Mr. Rosenfeld to purchase any shares of common stock of the Company offered for sale (and not purchased by another investor) at or below a price equal to the per-share amount held in the Trust Account as reported in such Form 8-K, until the earlier of (1) the expiration of the buyback period or (2) the date such purchases reach $500,000 in total. The Company will provide at least 20 business days between the beginning of the buyback period and the record date for the shareholder meeting for such initial Business Combination. It is intended that the purchases will satisfy the conditions of Rule 10b-18(b) under the Exchange Act to the extent possible and the concernbroker’s purchase obligation will otherwise be subject to applicable law, including Regulation M under the Exchange Act, which may prohibit or limit purchases pursuant to the limit order agreement in certain circumstances. Any shares purchased by Mr. Rosenfeld pursuant to this arrangement will be voted in favor of the proposed Business Combination. Additionally, Mr. Rosenfeld has agreed not to convert any buyback shares into the right to receive a pro rata portion of the funds held in the Trust Account or to transfer, assign or sell any buyback shares (except to the same permitted transferees as the insider shares and provided the transferees agree to the same transfer restrictions) until (A) the earlier of one year after the completion of an Initial Business combination and the date on which the closing price of common stock of the Company exceeds $12.50 for any 20 trading days within a 30-trading day period following the completion of an Initial Business combination with respect to 50% of the buyback shares and (B) one year after the completion of an Initial Business combination with respect to the remaining 50% of the buyback shares.

Going Concern

The Company anticipates that in order to fund its working capital requirements, the Company will need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account, as well as enter into contingent fee arrangements with its vendors. The Company may need to enter into contingent fee arrangements with vendors or raise additional capital through loans or additional investments from initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation to advance funds to, or invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and controlling overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company has no present revenue, and the Company’s cash and working capital, as of December 31, 2016, are not sufficient to complete its planned activities through March 27, 2017, the date the company is required to liquidate if it has not completed a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Harmony Merger Corp.
Notes to Financial Statements

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Cash, cash equivalents and securities held in Trust Account

As of December 31, 2016, we had cash in the trust account of $117,507,609. Interest earned in the trust account may be released to the Company to pay the Company’s tax obligations. Through December 31, 2016, approximately $122,016 of approximately $329,625 in interest earned in the trust account was withdrawn to pay franchise taxes. Of the $122,016 withdrawn from the trust account, $109,503 was used to pay franchise taxes and $12,514 is segregated as restricted cash in the operating account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Net loss per common share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of (i) warrants sold in the Initial Public Offering to purchase 11,500,000 shares of the Company and (ii) warrants sold as part of the Private Units to purchase 558,500 shares of the Company, in the calculation of diluted loss per share, since the exercise of the warrants is contingent on the occurrence of future events. 10,573,050 and 10,585,784 shares of common stock subject to possible conversion at December 31, 2016 and 2015 respectively, were also excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. At December 31, 2016, 2015 and 2014, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period.

As of December 31, 2014, 3,026,250 shares of common stock were issued and outstanding, of which 382,500 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full so that the Company’s Initial Stockholders will own 20% of the issued and outstanding common shares after the Proposed Public Offering, including shares of common stock included in the Private Units. At December 31, 2014, earnings per share were (0.00) as the company was a development stage company with minimal operating history.

Common stock subject to possible conversion

The Company accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion is

Harmony Merger Corp.
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2016 and 2015, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the years ending December 31, 2016, 2015 or as of December 31, 2014 and for the period from May 21, 2014 (inception) through December 31, 2014. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account at a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are

Harmony Merger Corp.
Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15 the adoption of ASU 2014-15 had no material effect on its financial position or results of operations. However, since operations of the Company do not generate revenue that will fund the operating account, Eric Rosenfeld has contributed and will continue to contribute funds, in the form of a loan in return for convertible promissory notes, to maintain the business activities of the Company.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On March 27, 2015, the Company sold 11,500,000 Units at a price of $10.00 per unit in the Offering. Each Unit consists of one share of common stock and one warrant (“Warrant”) to purchase one share of common stock at a price of $11.50 per share. The Warrants are exercisable commencing on the later of 30 days after the Company’s completion of a Business Combination or March 23, 2016 and expire five years from the completion of a Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $17.50 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, it will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.” In accordance with the warrant agreement relating to the Warrants sold in the Offering, the Company is only required to use its best efforts to file the registration statement covering the shares underlying the Warrants within 15 days after the closing of the Business Combination and to maintain the effectiveness of such registration statement. If a registration statement is not effective within 90 days following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis. If the Company is unable to consummate a Business Combination, the Company will redeem 100% of the Public Shares using the funds in the Trust Account as described in Note 1. In such event, the Warrants will be worthless. In no event will the Company be required to net cash settle the Warrants.

Note 4 — Private Units

Simultaneously with the Offering, certain of the Initial Stockholders of the Company and Cantor purchased an aggregate of 558,500 Private Units at $10.00 per Private Unit (for an aggregate purchase price of $5,585,000) from the Company. All of the proceeds received from these purchases were placed in the Trust Account.

The Private Units are identical to the Units sold in the Offering, except the Warrants included in the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. In addition, for as long as any of the warrants underlying the Private Units are held by Cantor or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement relating to the Offering. Additionally, the initial stockholders have agreed to vote the shares of common stock included therein in favor of any proposed Business Combination. All of the purchasers of the Private Units have agreed (i) not to convert any shares of common stock included therein into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination and (ii) that the shares of common stock included therein shall not participate in any liquidating distribution upon winding up if a Business Combination is not consummated. Additionally, the holders have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees) until the completion of the initial Business Combination.

Harmony Merger Corp.
Notes to Financial Statements

Note 5 — Notes Payable and Advance From Stockholders

The Company issued a $50,000 principal amount unsecured promissory note to Eric S. Rosenfeld, the Company’s Chief Executive Officer and an Initial Stockholder, on May 30, 2014. The note was non-interest bearing and payable on the earlier of (i) May 31, 2015, (ii) the consummation of the Offering or (iii) the date on which the Company determined not to proceed with the Offering. This loan became payable upon the consummation of the Offering and was paid to Mr. Rosenfeld in April 2015.

On November 21, 2016, we issued a $60,000 convertible promissory note to Eric S. Rosenfeld to evidence a loan made by him to us. The loan is unsecured, non-interest bearing and is payable at the consummation of our business combination. Upon consummation of a business combination, the principal balance of the note may be converted, at Mr. Rosenfeld’s option, to Private Placement Units at a price of $10.00 per unit. If Mr. Rosenfeld converts the entire principal balance of the convertible promissory note, he would receive 6,000 units. If a business combination is not consummated, the note will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account.

On January 10, 2017, Eric Rosenfeld advanced $25,000 to the Company. The advance is unsecured, non-interest bearing and is payable at the consummation of our business combination or earlier if the Company chooses to do so. If not repaid prior to a business combination and if a business combination is not consummated, the advance will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account.

On February 6, 2017 we issued a $60,000 convertible promissory note to Eric S. Rosenfeld to evidence a loan made by him to us. The loan is unsecured, non-interest bearing and is payable at the consummation of our business combination. Upon consummation of a business combination, the principal balance of the note may be converted, at Mr. Rosenfeld’s option, to Private Placement Units at a price of $10.00 per unit. If Mr. Rosenfeld converts the entire principal balance of the convertible promissory note, he would receive 6,000 units. If a business combination is not consummated, the note will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account.

On March 1, 2017, we issued a $60,000 convertible promissory note to Eric S. Rosenfeld to evidence a loan made by him to us. The loan is unsecured, non-interest bearing and is payable at the consummation of our business combination. Upon consummation of a business combination, the principal balance of the note may be converted, at Mr. Rosenfeld’s option, to Private Placement Units at a price of $10.00 per unit. If Mr. Rosenfeld converts the entire principal balance of the convertible promissory note, he would receive 6,000 units. If a business combination is not consummated, the note will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account.

Note 6 — Commitments

The Company has entered into an agreement with the underwriters of the Offering (“Underwriting Agreement”) that required the Company to pay an underwriting discount of 2.0% of the gross proceeds of the Offering as an underwriting discount (excluding proceeds received from the exercise of the over-allotment option, on which the Company will not pay any upfront underwriting discount) and a deferred underwriting discount of up to 3.5% (or up to 5.5% on any proceeds received from the exercise of the over-allotment option) for an aggregate underwriting discount of up to 5.5% of the gross proceeds of the Offering. The Underwriting Agreement provides that up to $926,786 of the deferred underwriting discount may be payable to certain parties who are instrumental in advising the Company in connection with the closing of the Business Combination on either a contingent or non-contingent basis; provided, however that any portion of the deferred underwriting commission relating to an allocation made on a contingent basis where the contingency is not met shall not be paid to any party. The Underwriting Agreement provides that the deferred underwriting discount will only be payable if the Company successfully completes its initial Business Combination.

Harmony Merger Corp.
Notes to Financial Statements

Note 6 — Commitments (cont.)

The Company entered into an agreement with Canaccord Genuity Inc. (“Canaccord Genuity”) pursuant to which Canaccord Genuity provided the Company with certain financial advisory services in connection with a preliminary review of potential merger and acquisition opportunities, or other services as reasonably requested by the Company and mutually agreeable by Canaccord Genuity, for a period of 18 months from the consummation of the Offering. In consideration of such services, the Company paid Canaccord Genuity a fee of $135,000 in cash upon consummation of the Offering. Such amount was paid in April 2015. The son of the Company’s Chief Executive Officer is an employee of Canaccord Genuity.

The Company presently occupies office space provided by an entity controlled by the Company’s Chairman and Chief Executive Officer. Such entity has agreed that until the earlier of Company’s consummation of a Business Combination or the liquidation of the Trust Account, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company pays an aggregate of $12,500 per month for such services. As of December 31, 2016, $12,500 representing December’s payment was booked to accounts payable.

The Initial Stockholders and the holders of the Private Units (or underlying securities) will be entitled to registration rights with respect to the founding shares and the Private Units (or underlying securities) pursuant to a registration rights agreement signed in connection with the Offering. The holders of the majority of the Initial Shares (defined below) are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Private Units (or underlying securities) and Cantor are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Private Units (or underlying securities) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of December 31, 2016, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 27,500,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, a total of 2,875,000 shares of the Company’s shares of common stock were sold to the Initial Stockholders at a price of approximately $0.01 per share for an aggregate of $25,000. Effective November 7, 2014, the Company’s Board of Directors authorized a stock dividend of approximately 0.05 shares of common stock for each outstanding share of common stock.

The Initial Stockholders’ 3,026,250 shares (“Initial Shares”) were placed into an escrow account on the closing of the Offering. Subject to certain limited exceptions, these shares will not be released from escrow until with respect to 50% of the shares, the earlier of one year after the date of the consummation of an initial Business Combination and the date on which the closing price of the common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination and, with respect to the remaining 50% of the shares, one year after the date of the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Pursuant to letter

Harmony Merger Corp.
Notes to Financial Statements

Note 7 — Stockholders’ Equity (cont.)

agreements executed with the Company and the underwriter, the Initial Stockholders have waived their right to receive distributions with respect to their Initial Shares upon the Company’s redemption of 100% of the outstanding public shares held by the Public Stockholders.

As of December 31, 2016, 4,511,700 shares of common stock were issued and outstanding which excludes 10,573,050 shares subject to possible conversion.

Note 8 — Income Tax

The Company’s deferred tax assets are as follows:

	12/31/2016	12/31/2015	12/31/2014
Deferred tax asset
Net operating loss carryforward	$297,723	$105,804	$529
Unrealized loss on securities	—	—	—
Business combination expenses	—	—	—
Total deferred tax assets	297,723	105,804	529
Valuation Allowance	(297,723)	(105,804)	(529)
Deferred tax asset, net of allowance	$—	$—	$—

The income tax provision (benefit) consists of the following:

	Year Ended 12/31/16	Year Ended 12/31/15	Year Ended 12/31/14
Federal
Current	$—	$—	$—
Deferred	(147,797)	(89,484)	(450)
State and Local
Current	—	—	—
Deferred	(44,121)	(15,791)	(79)
Change in valuation allowance	191,918	105,275	529
Income tax provision (benefit)	$—	$—	$—

The Company has a net operating loss (“NOL”) of approximately $699,208. These NOLs expire beginning in 2034. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company and may be limited in any one period by applicable tax rules. Although management believes that the Company will have sufficient future taxable income to absorb the net loss carryovers before the expiration of the carryover period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that full valuation allowances of the deferred tax asset are appropriate as of December 31, 2016.

Internal Revenue Code Section 382 imposes limitations on the use of NOL carryovers when the stock ownership of one or more 5% shareholders (shareholders owning more than 5% of the Company’s outstanding capital stock) has increased on a cumulative basis more than 50 percentage points within a period of two years. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company considers New York to be a significant state tax jurisdiction. The Company’s federal, state and local income taxes for the year beginning in 2014 remains subject to examination.

Harmony Merger Corp.
Notes to Financial Statements

Note 8 — Income Tax (cont.)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2016, the change in the valuation allowance was approximately $192,000.

A reconciliation of the statutory tax rate to the Company’s effective tax rates as of December 31, 2016 is as follows:

	Year Ended 12/31/16	Year Ended 12/31/15	Year Ended 12/31/14
Statutory federal income tax rate	-34.0%	-34.0%	-34.0%
State taxes, net of federal tax benefit	-8.6%	-6.0%	-6.0%
Change in valuation allowance	42.6%	40.0%	40.0%
Income tax provision (benefit)	0.0%	0.0%	0.0%

Note 9 — Selected Quarterly Information

The following table presents summarized quarterly financial data for each of the four quarters in the year ended December 31, 2016, December 31, 2015 and for the period from May 21, 2014 (inception) through December 31, 2014. The data has been derived from our financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Financial Statements and Notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2016
Operating costs	$202,301	$121,410	$125,641	$240,216
Interest income	$46,096	$56,292	$71,155	$81,327
Net loss	$(156,205)	$(65,118)	$(54,486)	$(158,889)
Basic and diluted loss per share	$(0.03)	$(0.01)	$(0.01)	$(0.01)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2015
Operating costs	$8,217	$109,511	$112,316	$108,487
Interest income	$24	$17,127	$22,574	$35,618
Net loss	$(8,193)	$(92,384)	$(89,741)	$(72,870)
Basic and diluted loss per share	$(0.00)	$(0.02)	$(0.02)	$(0.02)

	Second Quarter	Third Quarter	Fourth Quarter

Period from May 21, 2014 (inception) through December 31, 2014
Operating costs	$542	$574	$208
Net loss	$(542)	$(574)	$(208)

Harmony Merger Corp.
Notes to Financial Statements

Note 10 — Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements are filed for potential recognition or disclosure. On January 7, 2017, the Company entered into an Agreement and Plan of Reorganization (the “Amalgamation Agreement”) with Mundo Media Ltd. (“Mundo”). Subsequent to that on February 23, 2017 Mundo terminated the merger agreement with the Company.

On January 10, 2017, Eric Rosenfeld advanced $25,000 to the Company. The advance is unsecured, non-interest bearing and is payable at the consummation of our business combination or earlier if the Company chooses to do so. If not repaid prior to a business combination and if a business combination is not consummated, the advance will not be repaid by us and all amounts owed thereunder by us will be forgiven except to the extent that we have funds available outside of the trust account.

The company issued additional convertible promissory notes to Eric Rosenfeld on, February 6, 2017 for $60,000 and March 1, 2017 for another $60,000 in evidence to loans made by him to Harmony Merger Corp.

NextDecade, LLC

Condensed Consolidated Financial Statements

March 31, 2017

NextDecade, LLC

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2017	December 31, 2016
	(Unaudited)
Assets

Current assets
Cash	$5,794	$12,524
Investments	5,018	4,997
Prepaid expenses and other current assets	3,140	1,674
Total current assets	13,952	19,195

Property, plant and equipment, net	59,367	56,233
Other assets	349	349

Total assets	$73,668	$75,777

Liabilities and Members’ Equity

Current liabilities
Accounts payable	$952	$1,167
Accrued expenses and other current liabilities	3,885	3,767
Total current liabilities	4,837	4,934

Non-current compensation liabilities	3,015	2,745

Total liabilities	7,852	7,679

Commitments and contingencies (see Note 9)

Members’ Equity
Total capital	65,838	68,125
Accumulated other comprehensive loss	(22)	(27)

Total members’ equity	65,816	68,098

Total Liabilities and Members’ Equity	$73,668	$75,777

The accompanying notes are an integral part of these condensed consolidated financial statements.

NextDecade, LLC

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)	For the Three Months Ended March 31,
	2017	2016
OPERATIONS
Operating expenses
Selling, general and administrative	$2,155	$1,631
Land option and lease expenses	236	146
Depreciation and amortization	26	22
Impairment loss on capital projects	—	506

Total operating expenses	2,417	2,305

Total operating loss	(2,417)	(2,305)

Other income (expense)
Foreign exchange transaction loss	(8)	(5)
Interest income, net	37	7

Total other income	29	2

Net loss	$(2,388)	$(2,303)

COMPREHENSIVE LOSS
Comprehensive loss
Net loss	$(2,388)	$(2,303)
Other comprehensive loss:
Change in fair value of investments	5	—

Comprehensive loss	$(2,383)	$(2,303)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NextDecade, LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)	For the Three Months Ended March 31,
	2017	2016
Operating activities:
Net loss	$(2,388)	$(2,303)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	26	22
Interest earned on restricted cash	—	(3)
Impairment loss on capital projects	—	506
Changes in operating assets and liabilities
Prepaid expenses and other currents assets	(1,351)	94
Accounts payable	235	(34)
Accrued expenses and other liabilities	161	(698)

Net cash used in operating activities	(3,317)	(2,416)

Investing activities:
Acquisition of property, plant and equipment	(3,382)	(4,798)
Harmony loan (Note 1)	(115)
Investments	(16)	—

Net cash used in investing activities	(3,513)	(4,798)

Net cash provided by financing activities:
Gross proceeds from Class B Member contributions	100	—

Net decrease in cash	(6,730)	(7,214)
Cash – Beginning of the period	12,524	27,127

Cash – End of the period	$5,794	$19,913

Non-cash investing and financing activities:
Accounts payable for acquisition of property, plant and equipment.	$352	$1,863
Accrued liabilities for acquisition of property, plant and equipment.	3,182	2,232
Accrued liability for deferred financing cost	891	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NextDecade, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except number of units)

1. Business and Organization

NextDecade, LLC (the “Company”) is a Delaware limited liability company formed on June 4, 2010. The Company engages in development activities related to the liquefaction and sale of liquefied natural gas (“LNG”) in international markets. Since mid-2014 it has focused its development activities on a site at the Port of Brownsville in southern Texas (the “Terminal”) and an associated 137-mile pipeline to supply gas to the Terminal (the “Pipeline” together with the Terminal, the “Project”). The Company anticipates the Project will commence commercial operations in 2022.

On February 24, 2017, the Company formed a wholly-owned subsidiary, El Dorado Pipeline, LLC, to explore potential development of an intrastate pipeline in Texas. On March 3, 2017, the Company renamed a dormant, wholly-owned subsidiary from Brownsville LNG, LLC, to El Dorado Pipeline Marketing, LLC, to support the potential marketing of transport capacity on the new intrastate pipeline.

On March 13, 2017, the Company executed a non-binding letter of intent with Harmony Merger Corp. (NASDAQ: HRMN, HRMNU, and HRMNW) (“Harmony”) for a business combination (the “Merger”), which would result in NextDecade becoming a publicly listed company. Harmony is a publicly traded special purpose acquisition company whose objective is to take a company public via reverse merger. On March 27, 2017 (the “Extension Date”), Harmony shareholders voted to extend the date by which Harmony must close the Merger from the Extension Date to July 27, 2017. Following the extension, Harmony had approximately $112,900 in its trust account.

On the Extension Date the Company and certain Harmony investors agreed to contribute an aggregate $0.0275/share to Harmony’s trust account for each month (or pro rata portion thereof) after the Extension Date that is required for Harmony to complete a business combination. On the Extension Date NextDecade loaned its contribution ($115) and received from Harmony a non-interest bearing promissory note for that amount; the note is to be repaid upon consummation of a business combination. The note shall be forgiven, if Harmony fails to consummate a business combination by July 27, 2017.

2. Significant Accounting Policies

Basis of Presentation

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of March 31, 2017, and for the three months ended March 31, 2017, and 2016. The results of operations for the three months ended March 31, 2017, are not necessarily indicative of the operating results for the full year. It is suggested that these unaudited condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report for the year ended December 31, 2016 (included in Harmony’s updated proxy statement filed on or around June 13, 2017). The consolidated balance sheet as of December 31, 2016, has been derived from the Company’s audited consolidated financial statements.

Land option expense

For the three months ended March 31, 2017 and 2016, the Company recognized land option expense of $146 (in each period) related to payments to the Brownsville Navigation District for the right to enter into a ground lease for the Terminal site; such option expires November 5, 2019. In 2016, the Company commenced entering into

NextDecade, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except number of units)

2. Significant Accounting Policies (cont.)

options to acquire right-of-ways for the Pipeline; such options are generally for three years. Land option expense for the Pipeline for the three months ending March 31, 2017 and 2016, totaled $11 and $0, respectively. See Note 9 for expenses related to short-term ground leases.

Accounting Standards

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles — Goodwill and Other (Topic 350). The amendments in this update simplify the test for goodwill impairment by eliminating Step 2 from the impairment test, which required the entity to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining fair value of assets acquired and liabilities assumed in a business combination. The amendments in this update are effective for public companies for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is evaluating the impact of adopting this guidance on its condensed consolidated financial statements.

3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	March 31, 2017	December 31, 2016
Deferred costs for equity issuance (GE O&G)	$806	$578
Deferred costs for equity issuance (Harmony)	957	—
Rio Grande LNG site option	349	495
Short-term security deposits	364	349
Shoal Point lease	225	—
Note receivable (Note 1)	115	—
Other	324	252
	$3,140	$1,674

4. Investment Securities

The Company maintains cash reserves in two mutual funds managed by The Vanguard Group, Inc: (1) Ultra-Short-Term Bond Fund and (2) Short-Term Bond Index Fund. The target allocation between the investments is 75% and 25%, respectively. The former fund has an average maturity of approximately one year, and approximately half of the fund’s holdings are AAA-rated (0.6% are rated non-investment grade). The latter fund has an average maturity of approximately three years, and 70% of the holdings are AAA-rated (0.0% are non-investment grade). Investment securities are classified as available for sale and consisted of the following as of March 31, 2017, and December 31, 2016:

	As of March 31, 2017		As of December 31, 2016
	Fair value	Cost	Fair value	Cost
Ultra-Short-Term Bond Fund	$3,775	$3,778	$3,760	$3,767
Short-Term Bond Index Fund	1,243	1,262	1,237	1,257
Total investment	$5,018	$5,040	$4,997	$5,024

For the three months ended March 31, 2017, the Company reported an increase in the fair value of investments of a $5, which is reported as a reduction in the comprehensive loss on securities available-for-sale as a component of members’ equity.

NextDecade, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except number of units)

5. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	March 31, 2017	December 31, 2016
Non-Project Assets
Computers	$43	$42
Furniture, fixtures, and equipment	232	232
Leasehold improvements	264	264
Total non-project assets	539	538

Less: accumulated depreciation	(291)	(265)
Total non-project assets	248	273

Project Assets (not placed in service)
Rio Grande	50,732	48,087
Rio Bravo	8,387	7,873
Other	—	—
Total project assets	59,119	55,960
Total property, plant and equipment, net	$59,367	$56,233

Depreciation expense for the three months ended March 31, 2017, and 2016 totaled $26, and $22, respectively.

6. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2017	December 31, 2016
Employee compensation	$1,051	$2,365
Unbilled services (CB&I)	1,404	543
Unbilled services (legal)	945	358
Unbilled services (other contractors)	378	450
Unreimbursed travel and other expense	107	51
	$3,885	$3,767

a.       The Company has agreed to pay its members’ legal fees related to the Merger upon closing of the Merger; this liability is $248 and is reported within the Unbilled services (legal) amount in the table above.

b.       Certain employee contracts provide for target cash bonuses at FID (subject to Board approval). At March 31, 2017, and December 31, 2016, non-current compensation liabilities related to engineering staff were $1,145, and these were recognized as additions to project capital accounts. Certain executive staff are entitled to cash FID bonuses: (i) the consolidated balance sheets reflect a contingent liability of $1,870 and $1,600 for March 31, 2017, and December 31, 2016, respectively; (ii) bonus expense of $270 and $0 was recognized in the three months ended March 31, 2017 and 2016, respectively.

7. Members’ Equity

On February 4, 2017, the Company entered into several agreements with GE Oil & Gas, Inc. (“GE O&G”):

a.       A Framework Agreement, which commits the Company to procure certain equipment from GE O&G for the first three trains at the Terminal to the extent that a final investment decision is made in relation to those facilities. Additionally, the Framework Agreement grants GE O&G certain rights with respect to procurement of equipment for other aspects of the Project and other projects.

NextDecade, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except number of units)

7. Members’ Equity (cont.)

b.       An Investment Agreement, which admits GE O&G as a Member in the Company. The Investment Agreement, as amended April 17, 2017, provides for aggregate investments in the Company of $25,000; with (i) $100 invested on February 6, 2017, (ii) $14,900 invested on April 7, 2017; and (iii) $10,000 (callable by the Company) upon investment of at least an equal amount by other investors, but GE O&G’s matching investment is not callable prior to July 7, 2017. As of March 31, 2017, there were $806 of equity issuance costs associated with GE O&G’s investment (reported as current assets); $742 of these costs had been paid as of such date.

Upon the admission of GE O&G as a Member, NextDecade’s limited liability company agreement was amended. Prior to the amendment, with respect to distributions of excess cash and liquidation proceeds and allocations of profits for partnership tax purposes, the Class A Units were subordinated to the Class B Units. Any distributions were made first to the Class B Members until each Member received an aggregate amount equal to its capital contributions. Next, distributions were to be made to the Class A Members until the aggregate amount equaled a defined amount, representing the Members’ paid-in capital.

An amendment of the Company’s limited liability company agreement on February 6, 2017, eliminated Class B Members’ preference, providing for (i) initially, pro rata allocations of excess cash, distributions upon liquidation, and allocation of profits for partnership tax purposes to the Class A and Class B Members in accordance with units held by each Member and, after aggregate distributions reach a certain amount, (ii) distribution of a percentage allocation to management incentive units and pro rata to the Class A and Class B Members.

At March 31, 2017, the Company’s ownership capital was as follows:

	A Units		B Units
	Units	Capital*	Units	Capital*
K Eisbrenner	132,797.0000	$919	—	$—
York	562,658.0000	5,245	410,000.0000	39,675
Valinor	—	—	300,000.0000	29,031
Halcyon	—	—	140,000.0000	13,548
GE O&G	—	—	237.7623	100
Total	695,455.0000	$6,164	850,237.7623	$82,354

____________

*         Net of equity issuance costs

As of March 31, 2017, 100% of the authorized management incentive units had been allocated.

In the three months ended March 31, 2017 and 2016, the Company made no distributions to any of its Members.

8. Related Party Transactions

For the three months ended March 31, 2017 and 2016, the Company had no related party transactions except as relates to employment contracts of its Chief Executive Officer and Chief Administrative Officer.

9. Commitments and Contingencies

An office lease provides occupancy through September 21, 2018. The Company also leases property in The Woodlands, TX, to defray its travel expenses: (i) an automobile lease with Lease Plan U.S.A, Inc., which expires in October 2018 and (ii) a corporate apartment and furniture, expiring September and August 2017, respectively.

NextDecade, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except number of units)

9. Commitments and Contingencies (cont.)

The Company entered into surface lease agreements with the City of Texas City and the State of Texas for an approximately 1,000-acre site for a potential LNG liquefaction project (the “Shoal Point Leases”). The leases were effective January 1, 2017, and the Company prepaid the first year’s lease payment. Each agreement is for 36 months, and the Company has the right to: (i) extend the site leases by 12 months and (ii) terminate the agreements at no cost after the first 12 months. The Company recognized $75 in expenses related to the Shoal Point Leases in the three months ended March 31, 2017. The Company has no future lease obligations related to the Shoal Point Leases, if it exercises its right to terminate the lease agreements after the first 12-month term.

On March 8, 2017, the Company entered into a lease agreement with the Brownsville Navigation District for a 10-acre tract subsumed within its site for the Terminal (“Brownsville 10-Acre Lease”). The lease agreement has an 8-month primary term with the option to renew the lease agreement for six additional six-month terms. The Company prepaid the entire amount for the Brownsville 10-Acre Lease’s primary term, and recognized $4 in expense related to it for the three months ended March 31, 2017. The Company has no future lease obligations related to the Brownsville 10-Acre Lease, if it does not exercise a renewal option.

Future lease obligations (excluding related expenses such as utilities, insurance, and fuel) are as follows:

	2017	2018	2019	2020
	(remaining)
Office Lease	$174	$155	$—	$—
Auto lease	9	10	—	—
Apartment	12	—	—	—
	$195	$165	$—	$—

For the three months ending March 31, 2017 and March 31, 2016, the Company incurred expenses relating to its office, auto, and apartment operating leases of $95 in each period. (These numbers exclude utilities related to the office and apartment.)

Certain of the Company’s employment and consultant contracts provide minimum employment periods or severance provisions in the event of early termination. Such provisions represent liabilities of the Company of $2,691 and $2,831 as of March 31, 2017, and December 31, 2016, respectively.

From time to time the Company may be subject to various claims and legal proceedings, which arise in the normal course of business. Management is not aware of any legal matters that are likely to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

10. Liquidity and Management

The Company has not commenced its principal operations. After the Board declares FID, the Company will have an extended period of construction activities, requiring substantial amounts of new capital.

At March 31, 2017, the Company had cash of approximately $5,800, working capital of approximately $9,100, and accumulated deficit of approximately $22,700. The Company is currently at the stage of developing its projects and has incurred significant losses since its inception. In 2017 (through April 7, 2017), the Company received investments of $15,000 from a new investor (see Note 7).

During the years ended December 31, 2016 and December 31, 2015, the Company averaged a monthly cash burn rate of approximately $2,250 and $3,200, respectively; for the three months ended March 31, 2017, the monthly cash burn was approximately $2,200. Payments to a third-party engineering, procurement, and construction firm for the Terminal front end engineering and design and open book estimation process were the largest budget item, and these activities were substantially complete by December 31, 2016. The second largest budget item was activities to support the Project’s FERC filing. While the Company will have ongoing obligations to progress the regulatory progress, it expects these costs to be substantially reduced going forward.

NextDecade, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollars in thousands, except number of units)

10. Liquidity and Management (cont.)

From March 31, 2017, the Company forecasts $68,500 required to reach FID on a target date of June 30, 2018, including (i) approximately $8,600 of investment transaction costs related to the Merger and (ii) 15% contingency on other costs. A large portion of these costs can be deferred to in response to potential delays in new funding.

Starting in the 3rd quarter 2016, the Company has been preparing to raise additional capital to fund activities required to reach FID. Based on recent market transactions, input from its financial advisor, management discussions with prospective investors, the recent investment of $15,000 by GE O&G (see Note 7), and the ongoing process related to the Merger, the Company believes it can raise the funds required to sustain operations to FID. However, the Company cannot assure that such funding will be available on a timely basis, in needed quantities, or on favorable terms, if at all.

In the event that external events limit the Company’s access to capital markets, two factors mitigate its going concern risk. First, as noted above, most of the Company’s costs are discretionary. For example, it has full discretion to slow or pause development work for the Pipeline, and it will not materially expand staff levels prior to receiving new funding. The Company believes, if required, it can reduce the monthly cash burn rate to as low as $1,100, which should allow it to sustain minimum required activities through year-end 2018. As described in Subsequent Events, below, the Company believes it can access the capital markets in the near-term, and an investment of $10,000 by any party triggers a matching investment from GE Oil & Gas, Inc.

11. Subsequent Events

a.       On April 7, 2017, GE O&G funded its second of three investment tranches in the amount of $14,900. With the funding of this tranche, the Company recognized $806 in equity issuance costs related to the GE O&G investment. Ownership interests following its investment were as follows:

	A Units		B Units
	Units	Capital*	Units	Capital*
K Eisbrenner	132,797.0000	$919	—	$—
York	562,658.0000	5,245	410,000.0000	39,675
Valinor	—	—	300,000.0000	29,031
Halcyon	—	—	140,000.0000	13,548
GE O&G	—	—	35,664.3461	14,194
Total	695,455.0000	$6,164	885,664.3461	$96,448

____________

*         Net of equity issuance costs

b.       On April 17, 2017, the Company signed a definitive merger agreement with Harmony, and on May 9, 2017, Harmony filed a draft proxy statement disclosing details related to the Merger.

NextDecade, LLC

Consolidated Financial Statements

December 31, 2016, 2015, and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

NextDecade, LLC

We have audited the accompanying consolidated balance sheets of NextDecade, LLC and Subsidiaries (the “Company”) as of December 31, 2016, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NextDecade, LLC and Subsidiaries, as of December 31, 2016, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 9, 2017

The accompanying notes are an integral part of these consolidated financial statements.

NextDecade, LLC
Consolidated Balance Sheets
December 31, 2016, 2015 and 2014

(in thousands)	2016	2015	2014
Assets

Current assets
Cash	$12,524	$27,127	$356
Restricted cash	—	17,003	—
Investments	4,997	—	—
Accounts receivable	—	—	40
Prepaid expenses and other current assets	1,674	888	373
Total current assets	19,195	45,018	769

Property, plant and equipment, net	56,233	36,879	1,369
Other assets	349	699	27

Total assets	$75,777	$82,596	$2,165

Liabilities and Members’ Equity

Current liabilities
Accounts payable	$1,167	$1,292	$218
Accrued expenses and other current liabilities	3,767	2,740	833
Total current liabilities	4,934	4,032	1,051

Non-current compensation liabilities	2,745	2,000	—

Total liabilities	7,679	6,032	1,051

Commitments and contingencies (see Note 12)

Members’ Equity
Total capital	68,125	76,564	1,114
Accumulated other comprehensive loss	(27)	—	—

Total members’ equity	68,098	76,564	1,114

Total Liabilities and Members’ Equity	$75,777	$82,596	$2,165

The accompanying notes are an integral part of these consolidated financial statements.

NextDecade, LLC
Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2016, 2015, and 2014

(in thousands)	2016	2015	2014
OPERATIONS
Operating expenses
Selling, general and administrative	$7,300	$7,109	$2,475
Land option expenses	596	584	337
Depreciation and amortization	100	80	74
Impairment loss on capital projects	506	—	—

Total operating expenses	8,502	7,773	2,886

Total operating loss	(8,502)	(7,773)	(2,886)

Other income (expense)
Foreign exchange transaction loss	(19)	(15)	—
Loss on asset disposition	—	—	(1)
Interest income (expense)	82	24	(1)

Total other income (expense)	63	9	(2)

Net loss	$(8,439)	$(7,764)	$(2,888)

COMPREHENSIVE LOSS
Comprehensive loss
Net loss	$(8,439)	$(7,764)	$(2,888)
Other comprehensive loss:
Change in fair value of investments	(27)	—	—

Comprehensive loss	$($8,466)	$(7,764)	$(2,888)
The accompanying notes are an integral part of these consolidated financial statements.

NextDecade, LLC
Consolidated Statements of Members’ Equity
Years Ended December 31, 2016, 2015, and 2014

(in thousands)	Class A Unit	Class B Unit	Total Capital	Accumulated Other Comprehensive Loss	Total Members’ Equity
Balance at January 1, 2014	$381	$—	$381	$—	$381
Contributions, net	3,671	—	3,671	—	3,671
Non-cash contribution	333	—	333	—	333
Contribution – Deferred compensation	687	—	687	—	687
Distribution	(1,070)	—	(1,070)	—	(1,070)
Net loss	(2,888)	—	(2,888)	—	(2,888)

Balance at December 31, 2014	1,114	—	1,114	—	1,114

Contributions, net	2,000	82,254	84,254	—	84,254
Distributions	(1,040)	—	(1,040)	—	(1,040)
Net loss	(7,764)	—	(7,764)	—	(7,764)

Balance at December 31, 2015	(5,690)	82,254	76,564	—	76,564

Net loss	(3,945)	(4,494)	(8,439)	—	(8,439)
Other comprehensive loss	—	—	—	(27)	(27)

Balance at December 31, 2016	$(9,635)	$77,760	$68,125	$(27)	$68,098

The accompanying notes are an integral part of these consolidated financial statements.

NextDecade, LLC
Consolidated Statements of Cash Flows
Years Ended December 31, 2016, 2015 and 2014

(in thousands)	2016	2015	2014
Operating activities:
Net loss	$(8,439)	$(7,764)	$(2,888)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	100	80	74
Interest earned on restricted cash	(6)	(3)	—
Loss on asset disposal	—	—	1
Impairment loss on capital projects	506	—	—
Equity based deferred compensation	—	—	687
Changes in operating assets and liabilities
Accounts receivable	—	40	(40)
Prepaid expenses and other currents assets	(785)	(515)	(262)
Other assets	350	(672)	7
Accounts payable	273	39	52
Accrued expenses and other liabilities	806	2,565	168

Net cash used in operating activities	(7,196)	(6,230)	(2,201)

Investing activities:
Acquisition of property, plant and equipment	(19,392)	(33,213)	(392)
Change in restricted cash	17,009	(17,000)	—
Investments	(5,024)	—	—

Net cash used in investing activities	(7,407)	(50,213)	(392)

Financing activities:
Gross proceeds from contribution of Class A Unit	—	2,000	4,059
Gross proceeds from contribution of Class B Unit	—	85,000	—
Payment of unit issuance costs	—	(2,746)	(55)
Distribution to members	—	(1,040)	(1,070)

Net cash provided by financing activities	—	83,214	2,934

Net (decrease) increase in cash	(14,603)	26,771	341
Cash – Beginning of the year	27,127	356	15

Cash – End of the year	$12,524	$27,127	$356

Supplemental disclosure of cash flows information:
Cash paid for:
Interest	$—	$—	$1

Non-cash investing and financing activities:
Accounts payable for acquisition of property, plant and equipment.	$802	$1,200	$165
Accrued liabilities for acquisition of property, plant and equipment.	$2,955	$1,989	$647
Accrued liability for deferred financing cost	$340	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

1. Business and Organization

NextDecade, LLC (the “Company”) is a Delaware Limited Liability Company formed on June 4, 2010. The Company engages in development activities related to the liquefaction and sale of natural gas (“LNG”) in international markets. Since mid-2014 it has focused its development activities on a 500-acre greenfield site at the Port of Brownsville in southern Texas (expanded to approximately 1,000 acres in March 2015, the “Terminal”). The Company anticipates the Terminal will commence commercial operations in 2022. The Terminal has capacity for six liquefaction trains with nominal production of 27 million tons of LNG per annum. In conjunction with developing the Terminal, the Company is developing a 137-mile pipeline to supply feedgas to the Terminal (the “Pipeline,” together with the Terminal, the “Project”).

The Company is focused on development activities such as filings with federal entities (e.g., the Federal Energy Regulatory Commission, “FERC,” and the Department of Energy) as well as state agencies such as the Texas Commission on Environmental Quality. Additionally, the Company has completed initial engineering and design work and preliminary cost estimation with its engineering, procurement, and construction contractor.

In anticipation of project financing, the Company has formed a number of subsidiaries (Figure 1):

•         Rio Grande, LLC (“Rio Grande”), will be the operating company for the Terminal;

•         Rio Bravo Pipeline Company, LLC (“Rio Bravo”), will be the operating company for the Pipeline, providing gas transportation from the Agua Dulce hub in Nueces County, Texas to the Terminal;

•         BlueOcean LNG, LLC, is intended to manage shipping for delivery of LNG to overseas customers;

•         ND Global Solutions, LLC, offers consulting services, for example, for developing and managing gas sourcing, transportation logistics, and regasification capabilities;

•         Pelican Island, LLC (“Pelican Island”), supports a parallel, earlier stage liquefaction development effort at a site in Texas City, TX (relocated from Galveston, TX in 2016);

•         RioGas Marketing, LLC (“RioGas”) is intended to serve as the primary interface for customers, who contract for the purchase of LNG from Rio Grande - RioGas will manage upstream feed gas supplies, gas transportation via Rio Bravo, and tolling with Rio Grande).

In April 2016 the Company dissolved Pangea LNG (North America) Holdings, LLC, a legacy entity related to the Company’s prior development activities for floating LNG liquefaction in the eastern Mediterranean and Corpus Christi, TX, in 2012 and 2013.

With the exception of RioGas all of the subsidiaries were formed in 2014 and 2015 and have had no business activities (except Rio Grande and Rio Bravo are the applicant entities for approval from FERC to construct and operate the Project), capitalization, or employees. RioGas was formed in February 2016. In 2016, the Company wrote off the capital costs associated with the original Pelican Island site (see Note 7 below).

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

1. Business and Organization (cont.)

Figure 1. Corporate Structure

In addition to ownership interests held by its founder, Kathleen Eisbrenner, the Company is owned by various investment funds managed by York Capital Management Global Advisors, LLC or its affiliates (“York”); Valinor Management, L.P. (“Valinor”); and Halcyon Capital Management LLC (“Halcyon”). Certain members of management have ownership interests through a management incentive plan. Refer to Note 9, Member’s Equity.

2. Significant Accounting Policies

Basis of Presentation

Principles of Consolidation

The consolidated financial statements represent the consolidation of the accounts of the Company and its subsidiaries in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. These estimates and assumptions primarily relate to estimated useful lives of depreciable and amortizable assets and estimating fair value of long-lived assets to assess whether impairment charges may apply. Actual results could differ from those estimates.

Concentrations of Credit Risk

Cash is a financial instrument that potentially subjects the Company to concentrations of credit risk. For all periods presented, substantially all of the Company’s cash was deposited in an account at a single financial institution that management believes is creditworthy. The Company is exposed to credit risk in the event of default

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

2. Significant Accounting Policies (cont.)

by these financial institutions for amounts in excess of the Federal Deposit Insurance Corporation insured limits. The Company maintains its cash at a high quality financial institution and has not incurred any losses to date.

Cash Equivalents

Cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal and have been presented separately from cash on the consolidated balance sheets.

Investment Securities

The Company defines investment securities as securities that can be readily converted into cash. Currently the Company classifies all investment equity securities as available-for-sale. Available-for-sale investments are initially recorded at cost and periodically adjusted to fair value and the changes are reflected in comprehensive income. The Company determines the appropriate classification of securities at the time of purchase and reevaluates such classification as of each balance sheet date. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are included in earnings. In accordance with this method, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased. The investments in securities are considered a Level 1 financial asset and valued based on the quoted price of the securities in the active market.

Property, Plant and Equipment

Generally, the Company begins capitalizing the costs of its development projects once construction of the individual project is probable. This assessment includes the following criteria:

(1)      funding for design and permitting has been identified and is expected in the near-term;

(2)      key vendors for development activities have been identified, and the Company expects to engage them at commercially reasonably terms;

(3)      the Company has committed to commencing development activities;

(4)      regulatory approval is probable;

(5)      construction financing is expected to be available at the final investment decision (“FID”);

(6)      prospective customers have been identified and the FID is probable; and

(7)      receipt of customary local tax incentives, as needed for project viability, is probable.

Prior to meeting these criteria, the costs associated with a project are expensed as incurred. Expenditures for normal repairs and maintenance are expensed as incurred.

When assets are retired or disposed, the cost and the accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in the income statement.

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

2. Significant Accounting Policies (cont.)

Fixed assets other than plant facilities and buildings are carried at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Computer equipment	3 Years
Furniture and fixtures	7 Years
Office equipment	7 Years

Leasehold improvements are depreciated at the lesser of economic life of leasehold improvement or through the life of the lease without regard to extension/renewal rights.

For the years ending December 31, 2016, 2015, and 2014, the Company recognized land options expense of $584, $584, and $337, respectively, to the Brownsville Navigation District for the right to enter into a ground lease for the Terminal site; such option expires November 5, 2019. In 2016, the Company commenced entering into options to acquire right-of-ways for the Pipeline; such options are generally for three years. Land option payments expense for the Pipeline for the years ended December 31, 2016, 2015, and 2014 totaled $12, $0, and $0, respectively.

Impairment of Long-lived Assets

Recoverability of investments in property, plant and equipment is evaluated periodically. Reductions in the carrying value of the Company’s investment are only recorded if the undiscounted cash flows are less than the Company’s book basis in its assets. Impairment losses are recognized based on the extent that the remaining investment exceeds the fair value, which is determined based upon the estimated future discounted net cash flows to be generated by the property, plant and equipment and mineral rights.

Management’s estimates of prices and operating and capital costs are subject to certain risks and uncertainties, which may affect the recoverability of the Company’s investments in property, plant and equipment. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flows expected to be generated from its operating property.

Fair Value of Financial Instruments

The amounts reported in the consolidated balance sheets as current assets or liabilities, including accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments.

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Financial Accounting Standards Board (“FASB”) Accounting Standards Code (“ASC”) Topic 820, “Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments, and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

2. Significant Accounting Policies (cont.)

Level 2 — Valuations based on quoted prices for similar assets or liabilities in markets that are not active, or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Foreign Currency Translation

A substantial portion of the Company’s costs are incurred in U.S. dollars. Company management has determined that the U.S. dollar is the currency of the primary economic environment in which it operates.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) No. 830, Foreign Currency Matters (“ASC No. 830”). All transaction gains and losses from the re-measurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

Income taxes

The Company is a pass-through entity and is not considered a taxable entity for federal tax purposes and therefore there is no provision for income taxes in the accompanying consolidated financial statements. In addition, the Company has nexus in the State of Texas which does not require an LLC to pay income taxes in Texas. The Company’s net income or loss is allocated to the members in accordance with the limited liability company agreement. The members are taxed individually on their share of the Company’s earnings. At December 31, 2016, 2015, and 2014 the Company did not have any uncertain tax position liability or gross unrecognized tax benefit.

Recent Accounting Standards

In August 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements — Going Concern” (“ASU 2014-15”), which requires management to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The standard defines substantial doubt as when it is probable (i.e., likely) that the entity will be unable to meet its obligations as they become due within one year of the date the financial statements are issued. The ASU is effective for the annual period ending December 31, 2016 and interim periods thereafter. Early application is permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company has adopted this standard and its impact on its consolidated financial statements and related disclosures was immaterial.

The FASB issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

2. Significant Accounting Policies (cont.)

ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In May 2015, the FASB issued ASU No. 2015-07, “Fair Value Measurement”, to remove the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. The Company has adopted this standard and its impact on its consolidated financial statements and related disclosures was immaterial.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 is intended to address how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company has evaluated the ASU 2016-15 and does not believe this ASU will have a material impact on its consolidated financial statements.

In December 2016, the FASB issued ASU No. 2016-18 “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force),” which clarifies the presentation requirements of restricted cash within the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. When cash, cash equivalents, restricted cash or restricted cash equivalents are presented in more than one line item within the statement of financial position, an entity shall calculate a total cash amount in a narrative or tabular format that agrees to the amount shown on the statement of cash flows. Details on the nature and amounts of restricted cash should also be disclosed. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company does not expect this new guidance to have a material impact on its consolidated financial position or results of operations.

In January 2017, the FASB issued ASU No. 2017-01 “Business Combinations (Topic 805): Clarifying the Definition of a Business,” which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The standard introduces a screen for determining when assets acquired are not a business and clarifies that a business must include, at a minimum, an input and a substantive process that contribute to an output to be considered a business. This standard is effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period. The Company does not expect this new guidance to have a material impact on its financial position, results of operations or financial statement disclosures.

3. Restricted Cash

An escrow account was established to hold a portion of funds invested on June 15, 2015 ($17,000). SunTrust Bank acted as escrow agent pursuant to an escrow agreement dated June 15, 2015. On May 16, 2016, the escrow funds were released to the Company, when it received confirmation by FERC of the Company’s submission of applications under Sections 3 and 7 of the Natural Gas Act.

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

4. Prepaid Expenses and Other Current Assets

At December 31, 2016, 2015, and 2014, prepaid expenses and other current assets consisted of the following:

	2016	2015	2014
Deferred financing costs for equity issuance	$578	$—	$—
Rio Grande LNG site option	495	495	203
Short-term office security deposit	349	350	—
Employee compensation	—	—	125
Other	252	43	45

	$1,674	$888	$373

5. Investment Securities

In 2016 the Company invested in two Vanguard mutual funds: (1) Ultra-Short-Term Bond Fund and (2) Short-Term Bond Index Fund. The target allocation between the investments is 75% and 25%, respectively. The former fund has an average maturity of approximately one year, and approximately half of the fund’s holdings are AAA-rated (0.6% are rated non-investment grade). The latter fund has an average maturity of approximately three years, and 70% of the holdings are AAA-rated (0.0% are non-investment grade). Investment securities are classified as available for sale and consisted of the following as of December 31, 2016:

	As of December 31, 2016
	Fair value	Cost
Ultra-Short-Term Bond Fund	$3,760	$3,767
Short-term Bond Index Fund	1,237	1,257

Total investment	$4,997	$5,024

At December 31, 2016, the Company reported an unrealized loss of $27 on securities available-for-sale as a component of members’ equity.

6. Other Assets

In April 2012 the Company entered into a lease agreement for its main office at 3 Waterway Square Place, Suite 400, The Woodlands, TX (the “Office Lease”). The Office Lease required personal guarantees from Kathleen and Ray Eisbrenner (the “Lease Guarantees”). In order to release the Lease Guarantees, the Company entered into an amendment to the Office Lease in November 2015, which required the Company to increase the funds held in a security deposit from $27 to $1,020. As provided by the amended lease agreement, the lessor released $349 from the deposit account to the Company. Subject to certain conditions, the Company may cause additional releases of the same amount within 30 days of written requests made after September 30, 2017 and September 30, 2018. Security deposit recorded in other assets for office lease as of December 31, 2016, 2015 and 2014 is as follows:

	2016	2015	2014
Total Security deposit for Office Lease	$698	$1,048	$27
Less: Short-term security deposit included with prepaid expenses and other assets	(349)	(350)	—

Long-term portion of security deposits	$349	$698	$27

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

7. Property, Plant and Equipment

At December 31, 2016, 2015, and 2014 property, plant and equipment consisted of the following:

	2016	2015	2014
Non-Project Assets
Computers	$42	$32	$13
Furniture, fixtures, and equipment	232	173	122
Leasehold improvements	264	251	251
Total non-project assets	538	456	386

Less: accumulated depreciation	(265)	(166)	(86)
Total non-project assets	273	290	300

Project Assets (not placed in service)
Rio Grande	48,087	32,734	877
Rio Bravo	7,873	3,410	6
Pelican Island	—	347	182
Other	—	98	4
Total project assets	55,960	36,589	1,069
Total property, plant and equipment, net	$56,233	$36,879	$1,369

Depreciation expense for the years ended December 31, 2016, 2015, and 2014 totaled $100, $80, and $74 respectively.

In 2016, the Company recognized impairment charges of $506 for costs associated with development activities related to the original Pelican Island site ($360) and other noncore projects ($146). These costs constituted engineering, design, and regulatory activities. The Company decided to focus on its Brownsville Terminal, the associated Pipeline, and its Shoal Point site (the “new Pelican Island site”), abandoning development activities at other sites due to less favorable site characteristics. It continues to evaluate other sites, but these costs are expensed.

8. Accrued expenses and other current liabilities

At December 31, 2016, 2015, and 2014, accrued expenses and other current liabilities consisted of the following:

	2016	2015	2014
Employee compensation	$2,365	$1,443	$—
Unbilled services (CB&I)	543	59	445
Unbilled services (legal)	358	480	142
Unbilled services (other contractors)	450	627	141
Unreimbursed travel and other expense	51	131	105
	$3,767	$2,740	$833

Certain employee contracts provide for target cash bonuses at FID (subject to Board approval). At December 31, 2016, 2015, and 2014, non-current compensation liabilities related to engineering staff were $1,145; $400; and $0, respectively, and these were recognized as additions to project capital accounts. Certain executive staff are entitled to cash FID bonuses: (i) the consolidated balance sheets reflect a contingent liability of $1,600 for years ending December 31, 2016 and 2015; (ii) salary expense of $1,600 was recognized in year ended December 31, 2015; and (iii) this contingent liability was $2,850 at December 31, 2014, but is not reported on the balance sheet, since payment was not considered to be probable.

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

9. Members’ Equity

The Company is authorized to issue Class A and B Units as it deems appropriate. As of December 31, 2013, the Company had two members: Kathleen Eisbrenner (founder) and Ambrose Energy, LLC (“Ambrose,” an affiliate of Poten & Partners, a shipping broker and consultant).

On October 1, 2014, York invested $3,000 in Class A Units in the Company for a 25% interest. Jefferies LLC (“Jefferies”) served as the Company’s financial advisor for this investment; in lieu of receiving a cash placement fee, Jefferies received a 5% interest in the Company’s Class A Units (such interest was valued at $333 at the time). The Company also incurred $55 in equity issuance legal costs.

On February 13, 2015, York invested an additional $2,000 in Class A Units, increasing its interest to 75%. On June 11 and June 12, 2015, respectively, York purchased the Ambrose and Jefferies interests of $300 and $333, respectively.

With respect to distributions of excess cash, distributions upon liquidation and allocations of profits for partnership tax purposes, the Class A Units are subordinated to the Class B Units. Any distributions are made first to the Class B Members until each Member has received an aggregate amount equal to its capital contributions. Next, distributions are made to the Class A Members until the aggregate amount equals a defined amount, representing the Members’ paid-in capital. Remaining distributions are then apportioned in defined percentages between (i) management incentive interests, (ii) Class A Units, and (iii) Class B Units. In the years ending December 31, 2016, 2015, and 2014, the Company distributed $0; $1,040; and $1,070, respectively, to members.

On June 15, 2015, York, Valinor, and Halcyon invested an aggregate amount of $85,000 in the Company in the form of newly created Class B Units; the prior capital was allocated to Class A Units. The Company incurred $2,746 in equity issuance costs. At the time of this investment, the Company created a management incentive plan, authorized to issue profit interests to individuals, entitling them up to an aggregate 5.50% of cash distributions after return of capital to the Class A and B members. As at year-end 2015 and 2016, 49% of the management incentive plan interests had been allocated to management team members.

Ownership interests as of December 31, 2016 were as follows:

	A Units		B Units
	Units	Capital	Units	Capital
K Eisbrenner	132,797.0000	$919	—	$—
York	562,658.0000	5,245	410,000.0000	39,675
Valinor	—	—	300,000.0000	29,031
Halcyon	—	—	140,000.0000	13,548
Total	695,455.0000	$6,164	850,000.0000	$82,254

10. Equity Compensation Expense

In 2014 two executives of the Company periodically forewent salary ($687 in aggregate), as provided in their employment contracts. This amount is reported in the consolidated financial statements as an equity contribution by Kathleen Eisbrenner.

11. Related Party Transactions

Since its inception, the Company engaged Eisbrenner Public Relations to provide communications services. The brother of Ray Eisbrenner, the Company’s Chief Administrative Officer, is a co-owner of this firm. In September 2015 the Company switched its communications outsourcing to an unrelated third party. The Company paid the related party $0, $26, and $7 in 2016, 2015, and 2014, respectively.

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

12. Commitments and Contingencies

a.       The Office Lease (Note 6) provides occupancy through September 21, 2018. On October 30, 2015, the Company entered into a 3-year automobile lease with Lease Plan U.S.A, Inc. Future lease obligations are as follows:

	2017	2018	2019	2020
Office Lease	$232	$155	$—	$—
Auto lease	13	10	—	—
	$245	$165	$—	$—

For the years ending December 31, 2016, 2015, and 2014, the Company incurred expenses relating to its office and auto operating leases of $245, $234, and 232, respectively.

b.       On August 14, 2014, the Company engaged Jefferies to raise equity capital for the Company. A replacement engagement letter was executed on March 13, 2015, as amended on July 29, 2015, granting Jefferies the right for 36 months from an equity investment (i.e., until June 15, 2018) to provide equity arranging and merger & acquisition advisory services. On August 29, 2016, Jefferies waived its rights for one year to provide equity arranging services for amounts of $100,000 or less. On December 21, 2016, the March 2015 engagement letter was further amended to eliminate Jefferies’ rights to provide equity placement and advisory services; the letter may be terminated at any time without further obligations for the Company. On July 15, 2015, the Company engaged Sumitomo Mitsui Banking Corporation (“SMBC”) to serve as a financial advisor for the project financing of the Project. On June 24, 2016, the Company terminated the engagement letter (effective July 24, 2016), and the Company has no further obligations except, if it achieves FID on the Project no later than January 24, 2018, then it must pay SMBC $5,000.

From time to time the Company may be subject to various claims and legal proceedings, which arise in the normal course of business. Management is not aware of any legal matters that are likely to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Certain of Company’s employment and consultant contracts provide minimum employment periods or severance provisions in the event of early termination. Such provisions represent liabilities of the Company of $2,831, $3,581, and 5,700 as of December 31, 2016, 2015, and 2014, respectively.

13. Liquidity and Management Plans

The Company has not commenced its principal operations. After the Board declares FID, the Company will have an extended period of construction activities, requiring substantial amounts of new capital.

At December 31, 2016, the Company had cash of approximately $12,500, working capital of approximately $14,300, and accumulated deficit of approximately $20,300. The Company is currently at the stage of developing its projects and has incurred significant losses since its inception. In 2017 (through April 7, 2017), the Company received investments of $15,000 from a new investor (see Note 14).

In 2016 and 2015, the Company averaged a monthly cash burn rate of approximately $2,250 and $3,200, respectively. Payments to a third-party engineering, procurement, and construction firm for the Terminal front end engineering and design and open book estimation process were the largest budget item, and these activities are substantially complete. The second largest budget item was activities to support the Project’s FERC filing. While the Company will have ongoing obligations to progress the regulatory progress, it expects these costs to be substantially reduced going forward.

The Company forecasts $68,500 required to reach FID on a target date of June 30, 2018 (including investment transaction costs and a 15% contingency), but a large portion of these costs can be deferred.

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

13. Liquidity and Management Plans (cont.)

Starting in the 3rd quarter 2016, the Company has been preparing to raise additional capital to fund activities required to reach FID. Based on recent market transactions, input from its financial advisor, management discussions with prospective investors, the recent investment of $15,000 by GE O&G (see Note 14), and the ongoing process to merge with a public company (see Note 14), the Company believes it can raise the funds required to sustain operations to FID. However, the Company cannot assure that such funding will be available on a timely basis, in needed quantities, or on favorable terms, if at all.

In the event that external events limit the Company’s access to capital markets, two factors mitigate its going concern risk. First, as noted above, most of the Company’s costs are discretionary. For example, it has full discretion to slow or pause development work for the Pipeline, and it will not materially expand staff levels prior to receiving new funding. The Company believes, if required, it can reduce the monthly cash burn rate to as low as $1,100, which should allow it to sustain minimum required activities through year-end 2018. As described in Subsequent Events, below, the Company is confident in accessing capital markets, and an investment of $10,000 triggers a matching investment from GE Oil & Gas, Inc.

14. Subsequent Events

a.       On February 2, 2017, the Company issued all remaining management incentive plan interests among existing holders of incentive interests.

b.       On February 4, 2017, the Company entered several agreements with GE Oil & Gas, Inc. “GE O&G”).

i.        A Framework Agreement, which commits the Company to procure certain equipment from GE O&G for the first three trains at the Terminal to the extent that a final investment decision is made in relation to those facilities. Additionally, the Framework Agreement grants GE O&G certain rights with respect to procurement of equipment for the remaining trains at the Terminal, the Pipeline, and additional projects.

ii.       An Investment Agreement, as amended on April 17, 2017, which obligates GE O&G to invest $15,000 into the Company for Class B Units and gives the Company the right to call an additional $10,000 in equity investments after the Company has received $10,000 in additional capital, provided that GE O&G’s investment may not be called before July 7, 2017. The Company’s ownership capital as of the second investment tranche (of three), on April 7, 2017, is as follows:

	A Units		B Units
	Units	Capital	Units	Capital
K Eisbrenner	132,797.0000	$919	—	$—
York	562,658.0000	5,245	410,000.0000	39,675
Valinor	—	—	300,000.0000	29,031
Halcyon	—	—	140,000.0000	13,548
GE O&G	—	—	35,664.3461	14,194
Total	695,455.0000	$6,164	885,664.3461	$96,448

c.       On February 24, 2017, the Company created a new, wholly owned subsidiary, El Dorado Pipeline, LLC, and on March 7, 2017, it renamed a dormant entity El Dorado Pipeline Marketing, LLC. The Company has conducted preliminary, desktop activities to explore development of an intrastate pipeline from the Permian basin to the Pipeline. The new entities are intended to support potential filings for this pipeline.

d.       On March 13, 2017, the Company executed a non-binding letter of intent with Harmony Merger Corp. (NASDAQ: HRMN, HRMNU, and HRMNW) (“Harmony”) for a business combination transaction (“Merger”), which would result in NextDecade becoming a publicly listed company. Harmony is a

NextDecade, LLC
Notes to Consolidated Financial Statements
(Dollars in thousands, except number of units)
December 31, 2016, 2015, and 2014

14. Subsequent Events (cont.)

publicly traded special purpose acquisition company (“SPAC”) whose objective is to take a company public via reverse merger. On March 27, 2017, Harmony shareholders voted to extend the date by which Harmony must close a Merger to July 27, 2017. Following the extension, Harmony had $112,800 in its trust account. On April 18, 2017, the parties executed a definitive merger agreement.

The proposed all-stock transaction is expected to yield a combined entity with a pro forma enterprise value exceeding $1,000,000 at closing, with additional stock consideration to be paid to NextDecade shareholders upon the achievement of certain milestones. Assuming no redemptions by Harmony stockholders, current Harmony stockholders will own approximately 13.0% of the combined company immediately following the Merger.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HARMONY MERGER CORP.,

HARMONY MERGER SUB, LLC,

YORK CREDIT OPPORTUNITIES INVESTMENTS MASTER FUND, L.P.,

YORK MULTI-STRATEGY MASTER FUND, L.P.,

YORK SELECT MASTER FUND, L.P.,

YORK GLOBAL FINANCE 43, LLC,

VALINOR MANAGEMENT, L.P.,

VALINOR CAPITAL PARTNERS SPV XXI, LLC,

HALCYON CAPITAL MANAGEMENT LP,

HALCYON ENERGY, POWER, AND INFRASTRUCTURE CAPITAL FUND OFFSHORE LLC,

HALCYON ENERGY, POWER, AND INFRASTRUCTURE CAPITAL HOLDINGS OFFSHORE LLC,

HALCYON ENERGY, POWER, AND INFRASTRUCTURE

CAPITAL FUND LP

and

NEXTDECADE, LLC

DATED AS OF APRIL 17, 2017

TABLE OF CONTENTS

Article I BLOCKER RESTRUCTURING AND MERGERS	A-2

1.1 Indirect Blocker Restructuring	A-2
1.2 Blocker Mergers	A-2
1.3 Blocker Effective Time	A-2
1.4 Effect of the Blocker Mergers	A-2
1.5 Governing Documents	A-2
1.6 Directors and Officers	A-3
1.7 Effect on Securities	A-3
1.8 Issuance of Parent Common Stock	A-3
1.9 Tax Consequences	A-3
1.10 Taking of Necessary Action; Further Action	A-3
1.11 Blocker Four Merger Condition	A-3

Article II THE MERGER	A-4

2.1 The Merger	A-4
2.2 Effective Time; Closing	A-4
2.3 Effect of the Merger	A-4
2.4 Governing Documents	A-4
2.5 Effect on Securities	A-4
2.6 Issuance of Parent Common Stock	A-5
2.7 Taking of Necessary Action; Further Action	A-5
2.8 Escrow	A-5
2.9 Committee and Representative.	A-6
2.10 Company Management Incentive Pool. At the Effective Time, the MIP shall be terminated.	A-6
2.11 Contingent Consideration.	A-6

Article III REPRESENTATIONS AND WARRANTIES REGARDING THE BLOCKER ENTITIES	A-7

3.1 Organization and Qualification	A-7
3.2 Past Operations; Liabilities	A-7
3.3 Capitalization	A-7
3.4 Authority Relative to this Agreement	A-7
3.5 No Conflict; Required Filings and Consents	A-8
3.6 Ownership of Company Membership Interests	A-8
3.7 Compliance	A-8
3.8 Litigation	A-8
3.9 Brokers; Third Party Expenses	A-8
3.10 Agreements, Contracts and Commitments	A-8
3.11 Taxes	A-9

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	A-10

4.1 Organization and Qualification.	A-10
4.2 Company Subsidiaries.	A-10
4.3 Capitalization.	A-11
4.4 Authority Relative to this Agreement	A-11
4.5 No Conflict; Required Filings and Consents.	A-12
4.6 Compliance	A-12
4.7 Financial Statements.	A-12
4.8 No Undisclosed Liabilities	A-13

A-i

4.9 Absence of Certain Changes or Events	A-13
4.10 Litigation	A-13
4.11 Employee Benefit Plans.	A-13
4.12 Labor Matters.	A-14
4.13 Restrictions on Business Activities	A-14
4.14 Title to Property.	A-15
4.15 Taxes.	A-15
4.16 Environmental Matters.	A-16
4.17 Brokers; Third Party Expenses	A-16
4.18 Intellectual Property.	A-16
4.19 Agreements, Contracts and Commitments.	A-17
4.20 Insurance	A-18
4.21 Interested Party Transactions	A-18
4.22 Governmental Actions/Filings	A-18
4.23 Certain Provided Information.	A-18
4.24 Board Approval	A-18
4.25 Survival of Representations and Warranties	A-18
4.26 Disclaimer of Other Warranties	A-19

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-19

5.1 Organization and Qualification.	A-19
5.2 Parent Subsidiaries	A-20
5.3 Capitalization.	A-20
5.4 Authority Relative to this Agreement	A-21
5.5 No Conflict; Required Filings and Consents.	A-21
5.6 Compliance	A-21
5.7 Parent SEC Reports and Financial Statements.	A-22
5.8 No Undisclosed Liabilities	A-23
5.9 Absence of Certain Changes or Events	A-23
5.10 Litigation	A-23
5.11 Employee Benefit Plans	A-23
5.12 Labor Matters	A-23
5.13 Business Activities	A-23
5.14 Title to Property	A-24
5.15 Taxes.	A-24
5.16 Environmental Matters.	A-24
5.17 Brokers	A-25
5.18 Intellectual Property	A-25
5.19 Agreements, Contracts and Commitments.	A-25
5.20 Insurance	A-25
5.21 Interested Party Transactions	A-25
5.22 Parent Listing	A-25
5.23 Board Approval	A-25
5.24 Trust Fund.	A-26
5.25 Settlement Agreement	A-26
5.26 Investment Company Act	A-26
5.27 Emerging Growth Company	A-26
5.28 Status of Parent Common Stock	A-26
5.29 Certain Provided Information.	A-27
5.30 Disclaimer of Other Warranties.	A-27
5.31 Survival of Representations and Warranties	A-28

A-ii

Article VI CONDUCT PRIOR TO THE CLOSING DATE	A-28

6.1 Conduct of Business by the Company and the Company Subsidiaries	A-28
6.2 Conduct of Business by Parent and its Subsidiaries	A-30
6.3 Conduct of Business by the Blocker Companies	A-32

Article VII ADDITIONAL AGREEMENTS	A-32

7.1 Proxy Statement; Special Meeting.	A-32
7.2 HSR Act	A-34
7.3 Other Actions.	A-34
7.4 Required Information.	A-34
7.5 Confidentiality; Access to Information.	A-35
7.6 Commercially Reasonable Efforts	A-36
7.7 No Parent Securities Transactions	A-36
7.8 No Claim Against Trust Fund	A-36
7.9 Disclosure of Certain Matters	A-37
7.10 Securities Listing	A-37
7.11 No Solicitation	A-37
7.12 Trust Fund	A-38
7.13 Charter Protections; Directors’ and Officers’ Liability Insurance.	A-38
7.14 Insider Loans; Equity Ownership in Company Subsidiaries	A-39
7.15 Certain Financial Information	A-39
7.16 Access to Financial Information	A-39
7.17 Parent Borrowings	A-40
7.18 Section 16 Matters	A-40
7.19 Qualification as an Emerging Growth Company	A-40
7.20 Trust Fund Disbursement	A-40
7.21 Lock-Up Agreements	A-40
7.22 Registration Rights Agreement	A-40
7.23 Taxes and Tax Returns of Blocker Companies	A-40

Article VIII CONDITIONS TO THE TRANSACTION	A-41

8.1 Conditions to Obligations of Each Party to Effect the Merger	A-41
8.2 Additional Conditions to Obligations of the Company	A-41
8.3 Additional Conditions to the Obligations of Parent and Merger Sub	A-42

Article IX INDEMNIFICATION	A-43

9.1 Indemnification of Parent Indemnitees.	A-43
9.2 Indemnification of Third Party Claims	A-44
9.3 Insurance and Contractual Rights to Indemnification	A-45
9.4 Limitations on Indemnification	A-46
9.5 Exclusive Remedy	A-46
9.6 Adjustment to Merger Consideration	A-47
9.7 Representative Capacities; Application of Escrow	A-47
9.8 Mitigation	A-47

Article X TERMINATION	A-47

10.1 Termination	A-47
10.2 Notice of Termination; Effect of Termination.	A-48
10.3 Fees and Expenses	A-48

A-iii

Article XI GENERAL PROVISIONS	A-49

11.1 Notices	A-49
11.2 Interpretation	A-50
11.3 Counterparts; Electronic Delivery	A-50
11.4 Entire Agreement; Third Party Beneficiaries	A-50
11.5 Severability	A-50
11.6 Other Remedies; Specific Performance	A-50
11.7 Governing Law	A-51
11.8 Consent to Jurisdiction; Waiver of Jury Trial	A-51
11.9 Rules of Construction	A-51
11.10 Assignment	A-51
11.11 Amendment	A-51
11.12 Extension; Waiver	A-51
11.13 Currency	A-51
11.14 No Recourse	A-51
11.15 Release	A-52
11.16 Public Announcements	A-52
11.17 Conflicts; Privilege.	A-52

EXHIBITS
Exhibit A	Voting Agreement
Exhibit B	Member Support Agreement
Exhibit C	OEM Assumption Agreement
Exhibit D	Parent Second Amended and Restated Certificate of Incorporation
Exhibit E	Parent Amended and Restated Bylaws
Exhibit F	Form of Member/Blocker Owner Acknowledgment Agreement
Exhibit G	Form of Surviving Company Operating Agreement
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Continental Termination Letter
Exhibit J	Forms of Lock-Up Agreement
Exhibit K	Form of Registration Rights Agreement

SCHEDULES

Schedule A	Defined Terms
Schedule B	Indirect Blocker Restructuring
Schedule B-1	Alternative Indirect Blocker Restructuring

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of April 17, 2017, by and among Harmony Merger Corp., a Delaware corporation (“Parent”), Harmony Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), York Credit Opportunities Investments Master Fund, L.P., an exempted limited partnership registered in the Cayman Islands (“York Credit Opportunities”), York Multi-Strategy Master Fund, L.P., an exempted limited partnership registered in the Cayman Islands (York Multi-Strategy”), York Select Master Fund, L.P., an exempted limited partnership registered in the Cayman Islands (“York Select”), York Global Finance 43, LLC, a Delaware limited liability company (“Blocker One”), Valinor Management, L.P., a Delaware limited partnership (the “Valinor Blocker Manager”), Valinor Capital Partners SPV XXI, LLC, a Delaware limited liability company (“Blocker Two”), Halcyon Capital Management LP, a Delaware limited partnership (the “Halcyon Blocker Manager” which, together with the Valinor Blocker Manager, are referred to herein each as a “Blocker Manager” and, together, the “Blocker Managers”), Halcyon Energy, Power, and Infrastructure Capital Fund Offshore, LLC, a Delaware limited liability company (“Blocker Three”), Halcyon Energy, Power, and Infrastructure Capital Holdings Offshore LLC, a Delaware limited liability company (“Blocker Four”), Halcyon Energy, Power, and Infrastructure Capital Fund LP, a Delaware limited partnership (“Blocker Five”) and, together with Blocker One, Blocker Two, Blocker Three and Blocker Four, each, a “Blocker Company” and collectively, the “Blocker Companies”) and NextDecade, LLC, a Delaware limited liability company (the “Company”). Each of the Company, Parent, Merger Sub, York Credit Opportunities, York Multi-Strategy, York Select, the Valinor Blocker Manager, the Halcyon Blocker Manager, Blocker One, Blocker Two, Blocker Three, Blocker Four and Blocker Five shall individually be referred to herein as a “Party” and, collectively, the “Parties”; provided, that York Credit Opportunities, York Multi-Strategy, York Select, the Blocker Managers and the Blocker Companies (each, a “Blocker Entity” and, collectively, the “Blocker Entities”) are each a Party solely for the limited purposes of those provisions in Articles I, II, III, VI, Section 7.8, Section 7.9, Section 7.23, IX and XI that relate to a Blocker Entity or the Blocker Mergers (defined below). Each of the York Blocker Owners, the Valinor Blocker Owner and the Halcyon Blocker Owners, each defined below, shall be referred to herein as a “Blocker Owner” and, collectively, the “Blocker Owners.” The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Blocker Disclosure Letter, the Company Disclosure Letter and the Parent Disclosure Letter, as defined in the preambles to Articles III, IV and V hereof, respectively). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

A.      Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the Delaware General Corporation Law (the “DGCL”), the Delaware Revised Uniform Partnership Act (“DRUPA”) and other applicable Legal Requirements (the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which each of Blocker One, Blocker Two, Blocker Three, Blocker Four and Blocker Five will merge with and into Parent (each a “Blocker Merger” and, together, the “Blocker Mergers”), with Parent being the surviving entity of the Blocker Mergers and, immediately thereafter Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity of the Merger (the “Surviving Company”).

B.      As a result of the Blocker Mergers and the Merger, among other things, all outstanding limited liability company or limited partnership interests, as applicable, in each of the Blocker Companies (each such interest in a Blocker Company a “Blocker Membership Interest” and, collectively, the “Blocker Membership Interests”) and all existing membership interests of the Company (the “Company Membership Interests”) will be canceled in exchange for the right to receive the Merger Consideration, as further provided by this Agreement.

C.      To the extent required by Applicable Legal Requirements, each Blocker Owner, in its capacity as a member of one or more of the Blocker Companies and a holder of Blocker Membership Interests or the applicable Blocker Manager has (i) consented to entering into this Agreement and (ii) approved and authorized its respective Blocker Company to merge with and into Parent, with its limited liability company or limited partnership existence, as applicable, thereafter ceasing, as a result of such Blocker Company’s respective Blocker Merger.

D.      The boards of directors or managers of each of Parent, Merger Sub and the Company, as applicable, have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders and members.

E.      Concurrently with the execution and delivery of this Agreement, the Company has entered into the Voting Agreement (the “Voting Agreement”) attached hereto as Exhibit A with certain holders of Parent Common Stock and Parent has entered into the Member Support Agreement (the “Member Support Agreement”) attached hereto as Exhibit B with certain Members of the Company.

F.       Concurrently with the execution and delivery of this Agreement, the Company, Parent and the other signatory thereto have entered into an Assumption Agreement (the “OEM Assumption Agreement”) attached hereto as Exhibit C.

G.      The Members of the Company, in their capacity as members of the Company and holders of Company Membership Interests, have (i) consented to the Company entering into this Agreement and consummating the Transactions and (ii) voted to adopt and approve this Agreement and the Transactions, in each case, in accordance with that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 6, 2017 (the “Company Operating Agreement”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

BLOCKER RESTRUCTURING AND MERGERS

1.1     Indirect Blocker Restructuring. Prior to the Blocker Effective Time (as defined below) the Halcyon Blocker Manager and the general partner of Blocker Five shall have caused the Indirect Blocker Restructuring, as defined on Schedule B attached hereto, to have been completed.

1.2     Blocker Mergers. At the Blocker Effective Time, and subject to and upon the terms and conditions of this Agreement, and subject to the applicable provisions of the DGCL, the DLLCA and the DRUPA, each Blocker Company shall be merged with and into Parent, the separate limited liability company or limited partnership existence, as applicable, of each Blocker Company shall cease and Parent shall be the surviving corporation in each such Blocker Merger. Parent as the surviving corporation after the Blocker Mergers is hereinafter in this Article I also referred to as the “Blocker Surviving Corporation.”

1.3     Blocker Effective Time. Subject to the conditions of this Agreement, on the Closing Date, the Parties hereto shall cause the Blocker Mergers to be consummated by filing a certificate of merger (the “Blocker Companies Certificate of Merger”) in respect of the Blocker Mergers with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, the DLLCA and the DRUPA (the time of such filing, or such later time as specified in the Blocker Companies Certificate of Merger in respect of the Blocker Mergers being the “Blocker Effective Time”).

1.4     Effect of the Blocker Mergers. At the Blocker Effective Time, Parent shall continue in existence as the Blocker Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of each Blocker Company, and all of the assets and property of whatever kind and character of each Blocker Company shall vest in Parent, as the Blocker Surviving Corporation, without further deed; thereafter, Parent, as the Blocker Surviving Corporation, shall be liable for all of the liabilities and obligations of each of the Blocker Companies, and any claim or judgment against any of the respective Blocker Companies may be enforced against Parent as the Blocker Surviving Corporation in accordance with Section 259 of the DGCL.

1.5     Governing Documents. From and after the Blocker Effective Time, (i) the Certificate of Incorporation of Parent shall be amended and restated in the form attached hereto as Exhibit D and (ii) the Bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit E.

1.6     Directors and Officers. From and after the Blocker Effective Time, the officers and directors of the Blocker Surviving Corporation shall be as set forth on Schedule 7.1(e) of the Company Disclosure Letter.

1.7     Effect on Securities. Subject to the terms and conditions of this Agreement, at the Blocker Effective Time, by virtue of the Blocker Mergers and this Agreement and without any further action on the part of Parent, the Blocker Owners or the holders of any of the securities of Parent, the following shall occur:

(a)      Conversion of Blocker Membership Interests.

(i)       All of the outstanding Blocker Membership Interests immediately prior to the Blocker Effective Time, will be automatically cancelled and extinguished and be converted, collectively, into the right to receive (A) at Closing, subject to Section 2.8, the Blocker Shares, and (B) the Blocker Contingent Shares.

(ii)      The Blocker Shares and the Blocker Contingent Shares shall be paid to the Blocker Owners in the respective proportions set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

(b)     No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Blocker Mergers or the Transactions, and each Blocker Owner who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Blocker Owner) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(c)      Adjustments to Merger Consideration. The number of shares of Parent Common Stock that each Blocker Owner is entitled to receive as a result of the Blocker Mergers and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof until the Blocker Effective Time.

(d)     Transfer of Ownership. All securities issued upon the surrender of securities of a Blocker Company in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

1.8     Issuance of Parent Common Stock. At the Blocker Effective Time, upon delivery of a Member/Blocker Owner Acknowledgment Agreement substantially in the form attached hereto as Exhibit F, Parent shall issue, or cause to be issued, to each Blocker Owner the number of Blocker Shares to which such holder is entitled as set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter, in book-entry form (to the extent possible), for which their Blocker Membership Interests are exchangeable at the Blocker Effective Time, as adjusted pursuant to Section 1.7(b) and Section 1.7(c), less such Blocker Owner’s proportionate share of the shares of Parent Common Stock subject to the escrow as provided in Section 2.8 below.

1.9     Tax Consequences. It is intended by the Parties hereto that (i) each of the Blocker Mergers shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and the regulations thereunder and (ii) the Merger together with the Blocker Mergers shall constitute a tax-free transaction pursuant to Section 351(a) of the Code and the regulations thereunder, and in each case none of the Parties hereto shall take any position to the contrary on any Tax return.

1.10  Taking of Necessary Action; Further Action. If, at any time after the Blocker Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of each of the Blocker Companies, each of the Blocker Owners or the Blocker Managers, as applicable, is fully authorized in the name of its respective Blocker Company or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11  Blocker Four Merger Condition.

(a)      Notwithstanding anything else herein to the contrary, the merger of Blocker Four with and into Parent (the “Blocker Four Merger”) shall only occur if, no less than five (5) Business Days prior to Closing, the Halcyon Blocker Manager delivers to Parent a joinder to the Blocker Side Letter executed by each of the Blocker Four Owners (the “Blocker Four Merger Condition”).

(b)     So long as the Blocker Four Merger Condition has not been satisfied:

(i)       all references in this Agreement to (A) the “Blocker Companies” shall exclude Blocker Four, (B) the “Blocker Entities” shall exclude Blocker Four, (C) the “Blocker Mergers” shall exclude the Blocker Four Merger and (D) the “Blocker Owners” shall exclude the Blocker Owners of Blocker Four listed on Schedule 3.3 of the Blocker Disclosure Schedule; and

(ii)      the Indirect Blocker Restructuring shall be as set forth on Schedule B-1 attached hereto.

(c)      For the avoidance of doubt, if the Blocker Four Merger Condition is not satisfied, as of immediately prior to the Closing, the Blocker Aggregator will be a Member and will be treated as a Member for all purposes under this Agreement.

Article II

THE MERGER

2.1     The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA and the DGCL, the Company shall be merged with Merger Sub, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a wholly-owned subsidiary of Parent.

2.2     Effective Time; Closing. Subject to the conditions of this Agreement, on the Closing Date and promptly following the filing of the Blocker Companies Certificate of Merger, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Company Certificate of Merger” and, together with the Blocker Companies Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Company Certificate of Merger being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 10.1, the consummation of the Blocker Mergers and the Merger (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified in writing by the Parties, which shall be no later than the third (3rd) business day after the satisfaction or (to the extent permitted by Applicable Legal Requirements) waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Legal Requirements) waiver of those conditions), or at such other time, date and location as the Parties hereto agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by facsimile or by email pdf files.

2.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA and Applicable Legal Requirements. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of Surviving Company.

2.4     Governing Documents. At the Effective Time, the Operating Agreement of Merger Sub in substantially the form attached hereto as Exhibit G shall become the Operating Agreement of the Surviving Company (the “Surviving Company Operating Agreement”), except that the name of the Surviving Company shall be “NextDecade, LLC.”

2.5     Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Parent, Merger Sub or the Company or the holders of any of the securities of Parent or the Company Membership Interests, the following shall occur:

(a)      Conversion of the Company Membership Interests.

(i)       All of the Company Membership Interests issued, outstanding and vested immediately prior to the Effective Time or issued and outstanding Company Membership Interests that vest as a result of the Closing will be automatically cancelled and extinguished and be converted, collectively, into the right to receive (A) at Closing, subject to Section 2.8, the Company Shares, and (B) the Company Contingent Shares.

(ii)      All issued Company Membership Interests under the Company’s Incentive Plan (“MIP”) that, absent this Section 2.5(a)(ii), would otherwise be unvested immediately following the Effective Time, will be automatically cancelled and extinguished and be converted into the right to receive (A) at Closing, an economically-equivalent number of shares of Parent Common Stock (the “Restricted Closing Shares”) and (B) following the Closing and continuing for so long as any Restricted Shares remain subject to the transfer and forfeiture restrictions set forth below and subject to applicable securities laws and stock exchange rules, in the event that any additional shares of Parent Common Stock are issued, an additional number of shares of Parent Common Stock (the “Restricted Post-Closing Shares”, and together with the Restricted Closing Shares, the “Restricted Shares”; the Restricted Shares, together with the Closing Shares and the Contingent Shares, the “Merger Consideration”) such that, following such issuance, the percentage of Parent Common Stock held by each holder of Restricted Shares pursuant to this Section 2.5(a)(ii) remains unchanged, in each case that are subject to transfer and forfeiture restrictions that are substantially similar to the transfer and forfeiture restrictions as were applicable to the exchanged unvested Company Membership Interests.

(iii)     The Restricted Shares, Company Shares and Company Contingent Shares shall be paid to the Members in the respective proportions set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

(b)     No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the Transactions, and each Member of the Company who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Member) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(c)      Adjustments to Merger Consideration. The numbers of shares of Parent Common Stock that the Members are entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof until the Closing.

2.6     Issuance of Parent Common Stock. At the Closing, upon delivery of a Member/Blocker Owner Acknowledgment Agreement substantially in the form attached hereto as Exhibit F, Parent shall issue, or cause to be issued, to each holder of the Company Membership Interests the number of Company Shares and Restricted Closing Shares to which such holder is entitled as set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter, in book-entry form (to the extent possible), for which their Company Membership Interests are exchangeable at the Closing, as adjusted pursuant to Section 2.5(b) and Section 2.5(c), less such holder’s proportionate share of the shares of Parent Common Stock subject to the escrow as provided in Section 2.8 below. Any Restricted Post-Closing Shares to be issued pursuant to Section 2.5(a)(ii) shall be (i) issued within five (5) business days of a holder of Restricted Shares becoming entitled thereto, with no additional authorization required after the Closing from the board of directors of Parent and (ii) allocated among the holders of Restricted Shares in the respective proportions set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

2.7     Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

2.8     Escrow. At the Closing, Parent shall deposit in escrow an aggregate number of shares of Parent Common Stock equal to three percent (3%) of the Closing Shares (the “Escrow Shares”) in accordance with the terms and conditions of an Escrow Agreement (the “Escrow Agreement”) by and among Parent, the Representative appointed pursuant to Section 2.9(a) and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, which Escrow Agreement shall be entered into at the Closing in substantially the form attached hereto as Exhibit H. The Escrow Agreement shall provide that, on the first anniversary of the Closing Date (the “Escrow Termination Date”), the Escrow Agent shall release the Escrow Shares, less any Escrow Shares applied in satisfaction of, or reserved with respect to, indemnification claims made prior to such date, to the Members and the Blocker Owners in the same proportions as are set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter, in accordance with the terms of this Agreement and the Escrow Agreement; provided, that, to the extent a claim for indemnification relating to (i) the inaccuracy or breach of any representation or warranty of a Blocker

Entity contained in Article III hereof or (ii) the non-fulfillment or breach of any covenant or agreement contained in Section 6.3 or Section 7.23 hereof has been made and Escrow Shares allocable to the Blocker Owner or Blocker Owners Affiliated with such Blocker Entity have been released in satisfaction thereof, then the proportionate share of the Blocker Owner or the Blocker Owners Affiliated with such Blocker Entity shall be reduced accordingly. Any Escrow Shares held in the escrow account following the Escrow Termination Date in respect of an unresolved claim for indemnification, if not applied as indemnification with respect to such claim upon its resolution, shall be delivered to such Members and Blocker Owners as promptly as practicable following such resolution in the same proportions as are set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter; provided, that, to the extent a claim for indemnification relating to (A) the inaccuracy or breach of any representation or warranty of a Blocker Entity contained in Article III hereof or (B) the non-fulfillment or breach of any covenant or agreement contained in Section 6.3 or Section 7.23 hereof has been made and Escrow Shares allocable to the Blocker Owner or Blocker Owners Affiliated with such Blocker Entity have been released in satisfaction thereof, then the proportionate share of the Blocker Owner or the Blocker Owners Affiliated with such Blocker Entity shall be reduced accordingly. Notwithstanding anything to the contrary herein, following the Closing, the Escrow Shares shall be the sole remedy of Parent, its Affiliates and all Parent Indemnitees for the indemnity obligations set forth in Article IX. For purposes of Article IX, the Escrow Shares shall be deemed to have a value of $10.218 per share.

2.9     Committee and Representative.

(a)      Parent Committee. Prior to the Closing, the board of directors of Parent shall appoint a committee (the “Committee”) consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement on behalf of Parent in respect of Parent’s right to indemnification pursuant to Article IX hereof. In the event of a vacancy on the Committee, the board of directors of Parent or, after the consummation of the Merger, a majority of those Persons who served on Parent’s board of directors immediately prior to the Closing Date, shall appoint as a successor member of the Committee some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing.

(b)     Representative. Contemporaneously with the execution and delivery of this Agreement, the Members and Blocker Owners have designated York Credit Opportunities Fund, L.P. (the “Representative”) to represent the interests of the Members and the Blocker Owners for purposes of taking such actions as are contemplated by the Escrow Agreement and making those determinations hereunder that are specifically reserved to the Representative by the terms hereof. If such Person ceases to serve in such capacity, for any reason, those members of the board of directors of Parent who were members of the board of managers of the Company prior to the Closing shall appoint another Person as successor.

2.10  Company Management Incentive Pool. At the Effective Time, the MIP shall be terminated.

2.11  Contingent Consideration.

(a)      The Members and the Blocker Owners shall be entitled to receive an additional 4,893,326 shares (up to 19,573,304 shares in the aggregate) of Parent Common Stock (“Contingent Shares”) upon the achievement by the Company of each of the following milestones (each a “Contingent Milestone”) after the date hereof:

(i)       The execution by the Company, the Surviving Company or one or more Subsidiaries of the foregoing of a binding sale and purchase or tolling agreement (with customary conditions precedent) for the sale and purchase of, or the provision of tolling services with respect to, at least 1 million tons of liquefied natural gas per annum by June 30, 2018;

(ii)      The Company, the Surviving Company or one or more Subsidiaries of the foregoing receiving the Final Environment Impact Statement issued by the Federal Energy Regulatory Commission by June 30, 2018;

(iii)     The execution by the Company, the Surviving Company or one or more Subsidiaries of the foregoing of an engineering procurement and construction contract (with customary conditions precedent) for the construction of the Rio Grande LNG export terminal by December 31, 2018; and

(iv)     An affirmative vote of the board of directors of Parent to make a final investment decision for the Rio Grande LNG or Rio Bravo Pipeline projects by June 30, 2019.

(b)     Any Contingent Shares to be issued pursuant to this Section 2.11 shall be (i) issued within five (5) business days after the achievement of such Contingent Milestone, with no additional authorization required after the Closing from the board of directors of Parent and (ii) allocated among the Members and the Blocker Owners as set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE BLOCKER ENTITIES

Except as set forth in the letter dated as of the date of this Agreement delivered by the Blocker Owners to the Company, Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Blocker Disclosure Letter”), each of the Blocker Entities represents, severally and not jointly, in respect of itself and, in the case of each of York Credit Opportunities, York Multi-Strategy, York Select and the Blocker Managers, in respect of any Blocker Company in which it holds a membership interest, to Parent and Merger Sub as follows:

3.1     Organization and Qualification. Such Blocker Entity has been duly formed and validly exists as a limited liability company or limited partnership, as applicable, in good standing under the Legal Requirements of the State of Delaware. The copies of the certificates of formation and operating agreements, or certificate of limited partnership and limited partnership agreement, of such Blocker Company previously made available to Parent are true, correct and complete in all respects. Such Blocker Company was created as a single purpose entity under the Legal Requirements of the State of Delaware and is in good standing under the Legal Requirements of the State of Delaware.

3.2     Past Operations; Liabilities. Since its formation and at all times prior to the Closing, the sole activity, operations and business of such Blocker Company has consisted of owning Company Membership Interests directly or, in the case of Blocker Four and Blocker Five, indirectly through an aggregator vehicle (the “Blocker Aggregator”) whose sole activity was holding Company Membership Interests directly. The Blocker Companies have no liabilities or monetary obligations of any kind or nature, whether fixed or unfixed, secured or unsecured, known or unknown, absolute, accrued, contingent or otherwise.

3.3     Capitalization.

(a)      The authorized and outstanding equity of such Blocker Company consists solely of the Blocker Membership Interests described on Schedule 3.3(a) of the Blocker Disclosure Letter in respect of such Blocker Company, all of such Blocker Membership Interests have been duly authorized and validly issued and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and are owned by one of the Blocker Owners. Such Blocker Company (i) since its formation has not had any assets other than Company Membership Interests (or, in the case of Blocker Four and Blocker Five, Blocker Aggregator interests) and those incidental to its limited liability company or limited partnership existence, as applicable, (ii) will not have, as of the Closing, taking into account the Indirect Blocker Restructuring, any assets other than Company Membership Interests and those incidental to its limited liability company or limited partnership existence, as applicable, and (iii) except as set forth in Schedule 3.3(a) of the Blocker Disclosure Letter, has not incurred or become subject to any liabilities other than immaterial liabilities that are incidental to its limited liability company or limited partnership existence, as applicable or incurred in connection with its formation or the preparation, negotiation and execution of this Agreement and the other Transaction Agreements, which amounts will be paid in full by or on behalf of the Blocker Entities at or prior to the Blocker Effective Time.

(b)     Such Blocker Company has not granted any outstanding options, warrants, stock appreciation rights, phantom units or other securities convertible into or exercisable or exchangeable for any equity interests in such Blocker Company, or any other commitments or agreements providing for the issuance of additional equity interests in such Blocker Company, or for the repurchase or redemption of any equity interests in such Blocker Company, directly or indirectly, and there are no agreements of any kind which may obligate such Blocker Company to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests or any obligation or requirement to provide for or make any investment in any Person other than the Company.

3.4     Authority Relative to this Agreement. Such Blocker Entity (i) has taken all necessary action in order to (A) authorize such Blocker Entity to execute and deliver this Agreement and the Transaction Agreements to which such Blocker Entity is a party and (B) consummate the Blocker Mergers and (ii) has not taken any action to revoke such consent or authorization and no other proceeding or consent on the part of the Blocker Entity or such Blocker Owners is necessary to (A) authorize this Agreement and such Transaction Agreements to which such Blocker Entity is a party or (B) consummate the Blocker Mergers, in each case, as of the date hereof and as of the Closing Date. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by such Blocker Entity and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute the legal and binding obligations of such Blocker Entity, enforceable against such Blocker Entity in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

3.5     No Conflict; Required Filings and Consents.

(a)      The execution and delivery by each Blocker Entity of this Agreement does not, and the performance of this Agreement shall not, (i) conflict with or violate the Charter Documents of such Blocker Entity, (ii) conflict with or violate any Applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair such Blocker Entity’s’ rights or, in a manner adverse to the Blocker Entity, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such Blocker Entity pursuant to, any contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any contract, including any “change in control” or similar provision of any contract.

(b)     The execution and delivery of this Agreement by such Blocker Entity, does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for the filing of the Blocker Companies Certificate of Merger in accordance with the DLLCA, the DRUPA and the DGCL and (ii) for Applicable Legal Requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which such Blocker Entity is licensed or qualified to do business.

3.6     Ownership of Company Membership Interests. Such Blocker Company owns (or, in the case of Blocker Four and Blocker Five, will own as a result of the Indirect Blocker Restructuring) (of record and beneficially) the Company Membership Interests set forth opposite such Blocker Company’s name on Schedule 3.6 of the Blocker Disclosure Letter free and clear of all Liens (other than Permitted Liens or Liens relating to applicable securities Legal Requirements).

3.7     Compliance. Such Blocker Entity is, and has at all times been, in compliance in all material respects with all Applicable Legal Requirements. Such Blocker Entity has not received any written, or to the knowledge of the Blocker Owners, oral, notice, action or assertion outside the ordinary course of business from any Governmental Entity alleging any violation or non-compliance with any Applicable Legal Requirement.

3.8     Litigation. There are no Legal Proceedings pending or, to the knowledge of such Blocker Entity, threatened against or otherwise relating to such Blocker Entity that (i) challenge or seek to enjoin, alter or materially delay the Blocker Mergers or (ii) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Blocker Entity’s ability to perform its obligations hereunder and thereunder.

3.9     Brokers; Third Party Expenses. Such Blocker Entity does not have any liability or obligation to pay fees or commissions (including any such liability or obligation to be paid on behalf of any such Blocker Owner) to any broker, finder or agent with respect to the Blocker Mergers.

3.10  Agreements, Contracts and Commitments. Such Blocker Company is not, and has never been, party to any contracts, except for such contracts incidental to its limited liability company or limited partnership existence, as applicable, entered into in connection with its formation or the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and such contracts as were required to acquire the Company Membership Interests (or, in the case of Blocker Four and Blocker Five, interests in Blocker Aggregator) and will not enter into any contracts, except for such contracts as are required to effect the completion of the Blocker Mergers.

3.11  Taxes.

(a)      Such Blocker Company has at all times been treated as a corporation for U.S. federal income (and applicable state and local) tax purposes.

(b)     Such Blocker Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Blocker Returns”) required to be filed by such Blocker with any Tax authority prior to the date hereof. All such Blocker Returns are true, correct and complete in all material respects. Such Blocker Company has paid all material Taxes shown to be due and payable on such Blocker Returns, other than any such Taxes being contested in good faith through appropriate proceedings which (if any) are set forth on the Blocker Disclosure Letter.

(c)      All material Taxes that such Blocker Company is required by Applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Taxing authorities to the extent due and payable.

(d)     There is no material Tax deficiency outstanding, proposed or assessed against such Blocker Company, nor has such Blocker Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Such Blocker Company has complied with all material Applicable Legal Requirements with respect to (i) payments made to third parties and (ii) the withholding of any payment of withheld Taxes, and has in all material respects (x) timely withheld from employee wages and other payments and (y) timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

(e)      To the knowledge of such Blocker Company, no audit or other examination of any Blocker Return by any Tax authority is presently in progress, nor has such Blocker Company been notified of any request for such an audit or other examination.

(f)      No adjustment relating to any Blocker Returns has been proposed in writing, formally or informally, by any Tax authority to such Blocker Company or any representative thereof.

(g)     Such Blocker Company has no liability for any unpaid Taxes which have not been accrued for or reserved on such Blocker Company’s balance sheets, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the business of such Blocker Company in the ordinary course of business or (ii) would not reasonably be expected to have a material adverse effect on such Blocker Company.

(h)      Such Blocker Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

(i)       Such Blocker Company (A) is not a party to any Tax allocation, Tax indemnity, sharing agreement or similar agreement with respect to Taxes, (B) has no liability for the Taxes of any Person by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law), contract (excluding any contract included in clause (A)), assumption, transferee or successor liability, operation of Legal Requirement or otherwise, (C) has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes, (D) is not subject to any private letter ruling of the IRS or any comparable rulings of any Taxing authority, (E) has not participated in a “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b) or (F) has not entered into any agreement or arrangement with any Taxing authority that requires such Blocker

Company to take any action or to refrain from taking any action, and is not party to any agreement with any Taxing authority that would be terminated or adversely affected as a result of the Blocker Mergers.

(j)       The representations and warranties in this Section 3.11 are the only representations and warranties provided by the Blocker Entities in respect of Taxes.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1     Organization and Qualification.

(a)      The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Company and its Company Subsidiaries, taken as a whole. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of formation and operating agreement (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)     The Company is not qualified or licensed to do business as a foreign limited liability company in any jurisdiction other than Texas.

4.2     Company Subsidiaries.

(a)      The Company’s direct and indirect Subsidiaries and participations in joint ventures and other entities, together with their state of incorporation or formation, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). The Company owns all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens. Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)     Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Company Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Company Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Company Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. No Company Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)      No Company Subsidiary is qualified or licensed to do business as a foreign entity in any jurisdiction.

(d)     Copies of the company records of each Company Subsidiary, including all minutes of meetings and consents in lieu of meetings of its board of managers and members, have been heretofore delivered or made available to Parent or Parent’s counsel.

4.3     Capitalization.

(a)      As of the date of this Agreement, the Company has issued 695,455 Class A Company Membership Interests and 885,664.3461 Class B Company Membership Interests. Other than the Company Membership Interests and the MIP, the Company has no class or series of securities or ownership interests authorized by its Charter Documents. Schedule 4.3(a) of the Company Disclosure Letter contains a list of all Company Membership Interests owned by each Member and the respective class(es) thereof and the specified percentage of the Allocated Profits Percentage (as defined in the Company Operating Agreement) to which certain individuals are entitled under the MIP, along with the mailing address of each of the foregoing Persons.

(b)     As of the date of this Agreement, no Company Membership Interests are reserved for issuance upon the exercise of outstanding options to purchase Company Membership Interests granted to employees of Company or other parties (“Company Options”). No securities or ownership interests are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Membership Interests. Any outstanding Company Membership Interests have been issued and granted in compliance in all material respects with (x) Applicable Legal Requirements, and (y) all requirements set forth in any applicable Company Contracts.

(c)      There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)     Except as set forth in the Company Operating Agreement and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

(e)      Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)      No outstanding ownership interests of the Company (other than in connection with the MIP) are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

4.4     Authority Relative to this Agreement. The Company has requisite power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by all requisite action on the part of the Company (including the approval by its board of managers and the Members as required by the DLLCA), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5     No Conflict; Required Filings and Consents.

(a)      The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to the Company or any of its Subsidiaries, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract, except, with respect to clauses (ii), (iii) or (iv), as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b)     The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for the filing of the Company Certificate of Merger in accordance with the DLLCA, the DRUPA and the DGCL, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (iii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iv) the consents, approvals, authorizations and permits described on Schedule 4.5(b) of the Company Disclosure Letter, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent or prevent consummation of the Merger.

4.6     Compliance. The Company and each Company Subsidiary has complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The businesses and activities of the Company and each Company Subsidiary have not been and are not being conducted in violation of any Applicable Legal Requirements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. No written notice of non-compliance with any Applicable Legal Requirements has been received by the Company or any of the Company Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Material Company Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

4.7     Financial Statements.

(a)      The Company has made available to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Company Subsidiaries for the fiscal years ended December 31, 2016 and 2015 (the “Financial Statements”). The Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise indicated in the notes thereto), and fairly present in all material respects the financial position of the Company and its Company Subsidiaries at the date thereof and the results of their operations and cash flows for the period indicated.

(b)     The Company has established and maintained a system of internal controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP.

(c)      There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b 7 under the Exchange Act) or member of the board of managers of the Company.

(d)     To the knowledge of the Company, the Company’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

4.8     No Undisclosed Liabilities. The Company and the Company Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in the most recent Financial Statements or in the notes thereto, (ii) liabilities arising in the ordinary course of the Company’s business since December 31, 2016, and (iii) liabilities that, individually or in the aggregate, have not had a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

4.9     Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2016, there has not been: (a) any Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, membership interests or property) in respect of, any of the Company’s membership interests, or any purchase, redemption or other acquisition by the Company of any of the Company’s membership interests or any other securities of the Company or any options, warrants, calls or rights to acquire any such membership interests or other securities, (c) any split, combination or reclassification of any of the Company’s membership interests, (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (e) any change in the auditors of the Company, (f) any issuance of membership interests of the Company as of the date hereof, or (g) any revaluation by the Company of any of its assets, including, without limitation, any sale of assets of the Company other than in the ordinary course of business.

4.10  Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries before any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

4.11  Employee Benefit Plans.

(a)      Schedule 4.11(a) of the Company Disclosure Letter lists all written employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements maintained by the Company covering any active employee, member of the board of managers or consultant of the Company, or maintained by any trade or business (whether or not incorporated) which is under common control with the Company for purposes of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), in each case, with respect to which the Company has material liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by Applicable Legal Requirements. No Legal Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries with respect to any Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued in all material respects. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by any Applicable Legal Requirement or to conform any such Plan to the requirements of any Applicable Legal Requirement).

(b)     Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member of the board of managers, officer or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12  Labor Matters.

(a)      The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of the Company Subsidiaries nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company or any of the Company Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company pursuant to the resolution of any such proceeding that is no longer pending.

(b)     Each employee and consultant of the Company is terminable “at will” subject to applicable notice periods as set forth by law or in any applicable employment agreement, and there are no agreements or understandings between the Company and any of its employees or consultants that their employment or services will be for any particular period. To the Company’s knowledge, as of the date hereof, none of the Company’s officers or key employees has given written notice of any intent to terminate his or her employment with the Company. The Company is in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of any employment and consulting agreements between the Company and such individuals. There are not any material oral or informal arrangements, commitments or promises between the Company and any employees or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company.

(c)      The Company is in compliance with all Applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any material arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has no knowledge of any circumstance that is reasonably likely to give rise to any valid material claim by a current or former employee for compensation on termination of employment (beyond any severance pay to which such employee may be entitled under any applicable employment agreement). All amounts that the Company is legally required to withhold from its employees’ wages and to pay to any Governmental Entity as required by Applicable Legal Requirements have been withheld and paid, and the Company does not have any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period or as would not result in material liability to the Company. There are no pending, or to the Company’s knowledge, threatened in writing Legal Proceedings against the Company by any employee in connection with such employee’s employment or termination of employment by the Company.

(d)     Except as would not reasonably be expected to result in the Company’s incurring a material liability, no employee or former employee of the Company is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under Applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay).

4.13  Restrictions on Business Activities. There is no agreement, commitment, or Order binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

4.14  Title to Property.

(a)      As of the date hereof, the Company owns no real property. Schedule 4.14(a) of the Company Disclosure Letter contains a list of all options or other contracts under which the Company has a right to purchase or lease, or the obligation to sell, any real property.

(b)     All material leases of real property held by the Company, if any, and all material personal and other property and assets of the Company and the Company Subsidiaries owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the most recent Financial Statements, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 4.14(b) of the Company Disclosure Letter contains a list of all leases of real property held by the Company.

(c)      All leases pursuant to which the Company leases from others material real property or Personal Property, if any, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

4.15  Taxes.

(a)      The Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof. All such Returns are true, correct and complete in all material respects. The Company has paid all material Taxes shown to be due and payable on such Returns, other than any such Taxes being contested in good faith through appropriate proceedings which (if any) are set forth on Schedule 4.15(a) of the Company Disclosure Letter.

(b)     All material Taxes that the Company is required by Applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Taxing authorities to the extent due and payable.

(c)      There is no material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company has complied with all material Applicable Legal Requirements with respect to (i) payments made to third parties and (ii) the withholding of any payment of withheld Taxes, and has in all material respects (x) timely withheld from employee wages and other payments and (y) timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

(d)     To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(e)      No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(f)      The Company has no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business or (ii) would not reasonably be expected to have a Material Adverse Effect on the Company.

(g)     The Company has at all times been treated as a partnership for U.S. federal income (and applicable state and local) Tax purposes.

(h)      The representations and warranties in this Section 4.15 are the only representations and warranties provided by the Company in respect of Taxes.

4.16  Environmental Matters.

(a)      Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties occupied or under lease by the Company (including soils, groundwater, surface water, air, buildings or other structures) do not contain Contamination (as defined below) from any Hazardous Substances (as defined below); (iii) the properties formerly occupied or under lease by the Company do not contain Contamination from Hazardous Substances arising out of Company activities during the period of occupation or lease by the Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal at or Contamination of any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance at any property occupied or under lease by the Company; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)     To the Company’s knowledge, Schedule 4.16(b) of the Company Disclosure Letter sets forth all material environmental studies and investigations completed or in process with respect to the Company or any of its Subsidiaries or their respective properties, assets or operations. All such written reports and material documentation relating to any such study or investigation have been heretofore provided or made available by the Company to Parent or its counsel.

4.17  Brokers; Third Party Expenses. The Company and the Company Subsidiaries have not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any Transactions.

4.18  Intellectual Property.

(a)      Schedule 4.18(a) of the Company Disclosure Letter contains a description of any Intellectual Property owned by the Company. The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted. No Intellectual Property that is owned by, or licensed to, the Company (“Company Intellectual Property”), including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software) or any current version of products or service offerings of the Company (“Company Products”) is subject to any material proceeding or outstanding contract, license, agreement, stipulation or Order restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

(b)     The Company and each Company Subsidiary owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business) other than Permitted Liens; and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c)      To the Company’s knowledge, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under Applicable Legal Requirements and the Company has not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

4.19  Agreements, Contracts and Commitments.

(a)      Schedule 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all written and binding (except to the extent contemplated by Section 4.19(a)(xi)) contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other commitments and obligations of any kind, to which the Company or a Company Subsidiary is a party or by or to which any of the properties or assets of the Company or a Company Subsidiary is bound (including without limitation notes or other instruments payable to the Company or a Company Subsidiary) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract not terminable by the Company or a Company Subsidiary upon ninety (90) days or less notice without material financial penalty (A) providing for payments (present or future) to the Company in excess of $3,000,000 in the aggregate or (B) under or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $3,000,000, (y) each Company Contract that otherwise is or is material to the businesses, operations, assets or condition (financial or otherwise) of the Company, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i)       any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer, member of the board of managers, employee, Member or holder of derivative securities (each, an “Insider”) of the Company;

(ii)      any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii)     any guaranty, direct or indirect, by the Company, a Company Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)     any Company Contract of employment, consulting relationship or management providing for annual payments in excess of $300,000;

(v)      any Company Contract (other than those made in the ordinary course of business) (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any material product or service of the Company;

(vi)     any obligation to register any membership interests or other securities of the Company with any Governmental Entity;

(vii)    any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)   any collective bargaining agreement with any labor union;

(ix)     any lease or similar arrangement for the use by the Company of real property or Personal Property where the annual lease payments are greater than $3,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x)      any Company Contract to which any Insider of the Company, or any entity owned or controlled by an Insider, is a party; and

(xi)     any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b)     Each Material Company Contract was entered into at arms’ length, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c)      Neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. Each Material Company Contract that has not expired by its terms is in full force and effect.

4.20  Insurance. The Company and/or the Company Subsidiaries maintains appropriate insurance policies or fidelity or surety bonds covering the assets, business, equipment, properties, operations, employees, officers and members of the board of managers (collectively, the “Insurance Policies”). The coverages provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations as concurrently conducted, including any insurance required to be maintained by Material Company Contracts.

4.21  Interested Party Transactions. No employee, officer, member of the board of managers, or Member of the Company or a member of his or her immediate family is indebted to the Company for borrowed money, nor is the Company indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary, bonuses and other compensation for services rendered, (ii) reimbursement for reasonable expenses incurred in connection with the Company, and (iii) for other employee benefits made generally available to all employees. To the knowledge of the Company, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of membership interests or other securities of the Company or such Person’s employment or consulting arrangements with the Company).

4.22  Governmental Actions/Filings. The Company has made the Governmental Actions/Filings set forth on Schedule 4.22 of the Company Disclosure Letter, true, complete and correct copies of which have heretofore been made available to Parent. As of the date hereof, the Company has made all Governmental Actions/Filings that are required for the current development of the Rio Grande LNG and Rio Bravo Pipeline projects. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings, except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company and the Company Subsidiaries, taken as a whole.

4.23  Certain Provided Information.

(a)      The Company represents and warrants that the information relating to the Company and the Company Subsidiaries supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)     The Company represents and warrants that all information provided pursuant to Section 7.4(a) shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.24  Board Approval. The board of managers of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Transactions.

4.25  Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Article IV of this Agreement shall survive the Closing for the period of time set forth in Section 9.4 subject to the limitations of Article IX.

4.26  Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article V, NONE OF PARENT, MERGER SUB, ANY OF ITS RESPECTIVE SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE PARENT, MERGER SUB OR ANY OF THEIR SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF THE PARENT, MERGER SUB OR THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, MEMBERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND MERGER SUB TO THE COMPANY IN Article V AND (B) NONE OF THE PARENT, MERGER SUB, NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, MEMBERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE PARENT, MERGER SUB, ANY OF THEIR SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article V OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE PARENT, MERGER SUB, THEIR SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN Article V OF THIS AGREEMENT.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter dated as of the date of this Agreement delivered by Parent and Merger Sub to the Company prior to or in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

5.1     Organization and Qualification.

(a)      Parent and each of its Subsidiaries is a corporation or limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent. Parent and each of its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Parent Charter Documents and each of its Subsidiaries, as amended and currently in effect, have been heretofore delivered to the Company. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(b)     Parent and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent or any of its Subsidiaries is so qualified or licensed is listed on Schedule 5.1(b) of the Parent Disclosure Letter.

5.2     Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Merger Sub and those non-operational entities listed on Schedule 5.2 of the Parent Disclosure Letter, which have no obligations or liabilities of any nature whatsoever. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub is a newly-formed entity that has been formed solely for the purpose of engaging in the Transactions.

5.3     Capitalization.

(a)      As of the date of this Agreement, the authorized capital stock of Parent consists of 27,500,000 shares of Parent Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 14,589,415 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)     (i) No shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance in all material respects with (x) Applicable Legal Requirements, and (y) all requirements set forth in any applicable Parent Contracts.

(c)      There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)     Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity security of any class of securities or convertible securities of Parent.

(e)      Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)      No outstanding share of Parent Common Stock or convertible securities of Parent is unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable agreement with Parent.

(g)     (i) The shares of Parent Common Stock to be issued by Parent in connection with the Merger (including any Contingent Shares that may be issued), upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued in compliance in all material respects with (A) Applicable Legal Requirements, and (B) all requirements set forth in any applicable Parent Contracts, and (ii) such shares of Parent Common Stock (including any Contingent Shares that may be issued) will be fully paid and nonassessable and, when issued and sold against receipt of consideration therefor as provided in this Agreement, such shares of Parent Common Stock will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other stockholder of Parent and will effectively vest in the Member title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

5.4     Authority Relative to this Agreement. Each of Parent and Merger Sub has requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which each of them is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its board of directors), and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitute the legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5     No Conflict; Required Filings and Consents.

(a)      Neither the execution, delivery and performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b)     The execution and delivery of this Agreement by Parent and Merger Sub, or the other Transaction Agreements to which either or both are a party, does not, and the performance of their obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of the Certificates of Merger in accordance with the DLLCA, the DRUPA and the DGCL, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger.

5.6     Compliance. During the period since its incorporation or organization, as applicable, (i) Parent and each of its Subsidiaries has been, and continues to be, in compliance with and has not been, and is not currently, in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent, (ii) the businesses and activities of Parent and each of its Subsidiaries have not been and are not currently being conducted in violation of any

Applicable Legal Requirements, (iii) no written notice of non-compliance with any Legal Requirements has been received by Parent or any of its Subsidiaries (and Parent and Merger Sub have no knowledge of any such notice delivered to any other Person), (iv) neither Parent nor any of its Subsidiaries has been, or is currently, in violation of any term of any Parent Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and (v) Parent has not received any written notice or, to the knowledge of Parent, oral notice to the effect that a Governmental Entity has claimed or alleged that Parent was not in compliance in all material respects with all Applicable Legal Requirements, Orders or other arrangements with any Governmental Entity applicable to Parent.

5.7     Parent SEC Reports and Financial Statements.

(a)      Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 23, 2015 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the Parent SEC Reports. To the knowledge of Parent, as of the date hereof, (i) none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Report. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports (x) complied as to form in all material respects with, and in the case of Parent Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10 Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of Parent Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes), in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)     Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a 15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)      Parent has established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d)     There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b 7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes Oxley Act.

(e)      The books of account, minute books and transfer ledgers and other similar books and records of Parent and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(f)      Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and its Subsidiaries reflected in the Parent Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent or any of its Company Subsidiaries as of the date hereof.

5.8     No Undisclosed Liabilities. Parent (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in the most recent Parent Financial Statements or in the notes thereto in the Parent SEC Reports, and (b) liabilities arising in the ordinary course of Parent’s business since December 31, 2016 which are not material in amount or nature.

5.9     Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2016, there has not been: (a) any Material Adverse Effect on Parent as of the date hereof, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of Parent’s capital stock, (d) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (e) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (f) any change in the auditors of Parent, (g) any issuance of capital stock of Parent, or (h) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business.

5.10  Litigation. There are no Legal Proceedings pending or to Parent’s knowledge, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity.

5.11  Employee Benefit Plans. Neither Parent nor any of its Subsidiaries maintains or has any liability under, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with Parent or any of its Subsidiaries for purposes of Section 414 of the Code, with respect to which Parent or any of its Subsidiaries has material liability, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent or any of its Subsidiaries, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

5.12  Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries and neither Parent nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any such employees.

5.13  Business Activities. Since its organization, neither Parent nor any of its Subsidiaries has conducted any business activities other than activities (i) in connection with its organization or (ii) directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, contract, commitment or Order binding upon Parent or its Subsidiaries or to which Parent or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Merger Sub does not have any operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

5.14  Title to Property. Neither Parent nor any of its Subsidiaries owns or leases any real property or personal property. There are no options or other contracts under which Parent or any of its Subsidiaries has a right or obligation to acquire or lease any interest in real property or personal property.

5.15  Taxes.

(a)      Parent and each of its Subsidiaries has timely filed all Returns required to be filed by Parent and each of its Subsidiaries with any Tax authority prior to the date hereof, except such Returns which are not and, following the Closing will not be, material to Parent. All such Returns are true, correct and complete in all material respects. Parent and each of its Subsidiaries has paid all Taxes shown to be due on such Returns.

(b)     All Taxes that Parent and each of its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)      neither Parent nor any of its Subsidiaries has been delinquent in the payment of any Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)     No audit or other examination of any Return of Parent or any of its Subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e)      No adjustment relating to any Returns filed by Parent or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to Parent or any of its Subsidiaries or any representative thereof.

(f)      neither Parent nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

5.16  Environmental Matters.

(a)      Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent and each of its Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the properties currently occupied or under lease by Parent and each of its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures) do not contain Contamination from any Hazardous Substances; (iii) the properties formerly occupied or under lease by Parent and each of its Subsidiaries do not contain Contamination from Hazardous Substances arising out of Parent or any of its Subsidiaries activities during the period of occupation or lease by Parent or any of its Subsidiaries or, to Parent’s or Merger Sub’s knowledge, during any prior period; (iv) neither Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal at or Contamination of any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) neither Parent nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance at any property occupied or under lease by Parent or any of its Subsidiaries; (vi) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) neither Parent nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

5.17  Brokers. Neither Parent nor any of its Subsidiaries has incurred, neither will incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.18  Intellectual Property. Neither Parent nor any of its Subsidiaries owns, licenses or otherwise has any right, title or interest in any material Intellectual Property or Registered Intellectual Property.

5.19  Agreements, Contracts and Commitments.

(a)      Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Parent or any of its Subsidiaries is a party or by or to which any of the properties or assets of Parent or any of its Subsidiaries may be bound, subject or affected (“Parent Contracts”). All Parent Contracts are listed on Schedule 5.19(a) of the Parent Disclosure Letter other than those that are exhibits to the Parent SEC Reports filed prior to the date of this Agreement.

(b)     Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore been made available to the Company or Company counsel.

(c)      Neither Parent or any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent or any of its Subsidiaries is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

(d)     All Finder Fee Agreements (as defined in the Parent Disclosure Letter) have been provided to the Company prior to the date hereof. Parent owes no amounts and will owe no amounts under the Finder Fee Agreements.

5.20  Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor any of its Subsidiaries maintains any Insurance Policies.

5.21  Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or any of its Subsidiaries or a member of his or her immediate family is indebted for borrowed money to Parent nor is Parent indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; and (b) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

5.22  Parent Listing. Parent’s units, the Parent Common Stock and Parent Warrants are registered pursuant to the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbols “HRMNU”, “HRMN”, and “HRMNW”, respectively. Parent has not been notified by Nasdaq that it has failed to comply with any listing rules of such exchange, which such failure has not been rectified in full as of the date hereof. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock or Parent Warrants on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of Parent Common Stock or Parent Warrants under the Exchange Act.

5.23  Board Approval. The board of directors of Parent has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the Transactions, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund.

5.24  Trust Fund.

(a)      As of the date hereof, Parent has $112,865,060 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of March 23, 2015 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 7.20 hereof and the Trust Agreement.

(b)     The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Parent and Continental that would cause the description of the Trust Agreement in Parent SEC Reports to be inaccurate in any material respect or (ii) to the knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of shares of Parent Common Stock pursuant to Parent’s Amended and Restated Certificate of Incorporation) to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Fund may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Fund and (B) to redeem shares of Parent Common Stock in accordance with the provisions of Parent’s Amended and Restated Certificate of Incorporation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Fund.

(c)      Parent has made available to the Company true, correct and complete copies of the executed and delivered Trust Agreement. The Trust Agreement has not been amended or modified, no such amendment or modification is contemplated by Parent and, to the knowledge of Parent, the obligations and the commitments contained therein have not been withdrawn or rescinded in any respect. The Trust Agreement is in full force and effect as of the date hereof. The Trust Agreement constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach under the Trust Agreement on the part of Parent or its Subsidiaries or, to the knowledge of Parent, any other parties thereto. There are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the transactions contemplated by the Trust Agreement.

5.25  Settlement Agreement. Prior to the date hereof, Parent has delivered to the Company a true, correct and complete copy of the Settlement Agreement, dated as of March 11, 2017, by and between Parent and Customer Acquisition Network (Canada) Inc., which agreement has not been amended and contains the entire agreement between Parent and Customer Acquisition Network (Canada) Inc. with respect to the subject matter set forth therein.

5.26  Investment Company Act. Parent is not, and at and immediately following the Closing will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

5.27  Emerging Growth Company. Parent constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

5.28  Status of Parent Common Stock. The offer and issuance of the shares of Parent Common Stock pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither Parent nor Merger Sub, to the knowledge of Parent, nor any other Person authorized by Parent or Merger Sub to act on Parent’s behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Parent Common Stock and neither Parent nor Merger Sub, nor, to the knowledge of Parent, any Person acting on Parent’s behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the shares of Parent Common Stock under this Agreement to be integrated with prior offerings by Parent for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will Parent take any action or steps that would cause the offering or issuance of the shares of Parent Common Stock under this Agreement to be integrated with other offerings.

5.29  Certain Provided Information.

(a)      Parent and Merger Sub represent and warrant that the information relating to Parent and Merger Sub supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Parent will ensure that said Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)     Parent and Merger Sub represent and warrant that all information provided pursuant to Section 7.4(a) shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.30  Disclaimer of Other Warranties.

(a)      PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article IV, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE MEMBERS, ANY OTHER INSIDER, THE COMPANY OR ANY OF ITS SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN Article IV AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT OR MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article IV OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL

CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN Article IV OF THIS AGREEMENT.

(b)     Parent expressly acknowledges and agrees, for itself and on behalf of all of the Parent Indemnitees, that, without limiting the representations and warranties contained in Article IV hereof, (i) the Company and its Subsidiaries are engaged in the development of complex energy infrastructure projects, the success of which are uncertain, and no representation or warranty is made with respect to the sufficiency of any action taken, asset or permit acquired or contract entered into in relation to the same, or the likelihood of success of any such project, (ii) numerous additional actions, assets, permits and contracts not yet taken, obtained or entered into by the Company and its Subsidiaries will be required to advance such projects to completion and there can be no assurance of such actions, assets, permits and contracts being taken, obtained or entered into.

5.31  Survival of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall terminate at the Closing.

Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1     Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause the Company Subsidiaries to, except to the extent that Parent or Merger Sub shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement or the Company Disclosure Letter, carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements. In addition, except as required or permitted by the terms of this Agreement or the Company Disclosure Letter, or as required by Applicable Legal Requirement, without the prior written consent of Parent or Merger Sub (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause the Company Subsidiaries, not do any of the following:

(a)      Accelerate, amend or change the period of exercisability of options or restricted stock (or membership interest), or reprice options granted under any employee, consultant, director or other equity plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)     Grant outside of the ordinary course of business any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to Applicable Legal Requirements, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any material manner any severance plan, agreement or arrangement existing on the date hereof;

(c)      Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future Intellectual Property, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property;

(d)     Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or membership interest) or split, combine or reclassify any capital stock (or membership interest) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)      Purchase, redeem or otherwise acquire, directly or indirectly, any ownership interests of the Company;

(f)      Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, membership interests or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, membership interests or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock, membership interests or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, membership interests or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g)     Amend its Charter Documents;

(h)      Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case that is material, individually or in the aggregate, to the business of the Company. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement;

(i)       Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(j)       Except in the ordinary course of business or from any Member pursuant to arm’s length terms and conditions, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than any guarantees by the Company or any of its Subsidiaries of indebtedness of the other), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)      Except in the ordinary course of business or pursuant to Applicable Legal Requirements, adopt a Plan, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any member of the board of managers or employee, or materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its board of managers, officers, employees or consultants, except in each case in the ordinary course of business consistent with past practices or pursuant to Applicable Legal Requirements, a Plan or written agreement entered into prior to the date hereof;

(l)       Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or material litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, or liabilities recognized or disclosed in the Financial Statements or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(m)    Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract (except for any such modification, amendment or termination that does not materially and adversely impact the Company and the Company Subsidiaries, taken as a whole), or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)      Except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirement, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)     Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring the Company to pay in excess of $5,000,000 in any 12 month period;

(p)     Settle any material litigation where the consideration given is other than monetary or to which an Insider is a party;

(q)     Make, change or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company, settle or compromise any material income tax liability or, except as required by Applicable Legal Requirements, materially change any method of accounting for Tax purposes or prepare, amend or file any Return in a manner inconsistent with past practice;

(r)       Form or establish any Subsidiary;

(s)      Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)       Make capital expenditures except in accordance with prudent business and operational practices;

(u)      Make or omit to take any action, the taking or omission of which would be reasonably expected to have a Material Adverse Effect on the Company;

(v)      Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

(w)     Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through (v) above.

6.2     Conduct of Business by Parent and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, except to the extent that the Company shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement or the Parent Disclosure Letter, carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements. In addition, except as required or permitted by the terms of this Agreement or the Parent Disclosure Letter, or as required by Applicable Legal Requirement, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries, not do any of the following:

(a)      Accelerate, amend or change the period of exercisability of options or restricted stock (or membership interest), or reprice options granted under any employee, consultant, director or other equity plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)     Grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to Applicable Legal Requirements, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the Company, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)      Transfer or license to any Person or otherwise extend, amend or modify any rights to any Intellectual Property or enter into grants to transfer or license to any Person future Intellectual Property rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property;

(d)     Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant or unit) or split, combine or reclassify any capital stock (or warrant or unit) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, warrant or unit;

(e)      Purchase, redeem or otherwise acquire, directly or indirectly, any ownership interests of Parent or any of its Subsidiaries;

(f)      Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, units, equity securities or other ownership interests or convertible or exchangeable securities;

(g)     Amend its Charter Documents;

(h)      Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements, or any agreement, contract, arrangement or understand that provides for exclusivity of territory or otherwise restricts Parent’s, any of its Subsidiaries’ or, following the Closing, the Surviving Company’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement;

(i)       Sell, lease, license, encumber or otherwise dispose of any properties or assets;

(j)       Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)      Except pursuant to Applicable Legal Requirements, a Plan or written agreement entered into prior to the date hereof, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except pursuant to Applicable Legal Requirements, a Plan or written agreement entered into prior to the date hereof;

(l)       Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) (other than the satisfaction in the ordinary course of business of liabilities of Parent which are not material in amount or nature), or litigation (whether or not commenced prior to the date of this Agreement), or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Parent or any of its Subsidiaries is a party or of which Parent or any of its Subsidiaries is a beneficiary, as applicable;

(m)    Modify, amend or terminate any Parent Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)      Except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirement, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)     Incur or enter into any agreement, contract or commitment requiring such Parent to pay in excess of $50,000 in any 12 month period;

(p)     Settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(q)     Make, change or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any respect the Tax liability or Tax attributes of Parent, settle or compromise any income tax liability or, except as required by Applicable Legal Requirements, change any method of accounting for Tax purposes or prepare, file any Return in a manner inconsistent with past practice or amend any Return;

(r)       Form or establish any Subsidiary other than Merger Sub;

(s)      Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)       Make capital expenditures;

(u)      Make or omit to take any action, the taking or omission of which would be reasonably expected to have a Material Adverse Effect on Parent or, following the Closing, the Surviving Company;

(v)      liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or its Subsidiaries;

(w)     purchase any equity securities of any Person;

(x)      engage in a new line of business;

(y)      take any action that would reasonably be expected to result in the failure of any of the conditions to the Merger, as set forth in Article IV;

(z)      Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice;

(aa)   Enter into any binding or non-binding arrangement, understanding, agreement, contract, letter or similar concept with Customer Acquisition Network (Canada) Inc. or any of its Affiliates; or

(bb)   Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section (a) through (aa) above.

6.3     Conduct of Business by the Blocker Companies. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Blocker Company shall, and each of York Credit Opportunities, York Multi-Strategy, York Select and the Blocker Managers shall cause each Blocker Company of which it is a holder of Blocker Membership Interests or a Blocker Manager of to, except as expressly contemplated by this Agreement or expressly set forth in the Blocker Disclosure Letter, carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements. In addition, except as expressly contemplated by the terms of this Agreement or expressly set forth in the Blocker Disclosure Letter, or as required by Applicable Legal Requirement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Blocker Company shall not, and each of York Credit Opportunities, York Multi-Strategy, York Select and the Blocker Managers shall cause each Blocker Company of which it is a holder of Blocker Membership Interests or a Blocker Manager of not to, take any action other than continuing to hold its Company Membership Interests (in the case of Blocker Four and Blocker Five, indirectly through the Blocker Aggregator until the consummation of the Indirect Blocker Restructuring) consistent with past practice and actions incident thereto, and actions required to consummate the Transactions.

Article VII

ADDITIONAL AGREEMENTS

7.1     Proxy Statement; Special Meeting.

(a)      As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (“Proxy Statement”) to be used for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Blocker Mergers and the Merger, (ii) the change of the name of Parent (such name to be as directed by the Company) , (iii) an increase in the number of authorized shares of Parent Common Stock (such number to be as directed by the Company) and (iv) amendments to Parent’s Amended and Restated Certificate of Incorporation to be effective from and after the Closing (A) to amend Article Sixth thereof so that the existence of Parent shall be perpetual and to remove all SPAC-related provisions that will no longer be applicable to Parent following the Closing and (B) such other changes set forth in the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit D (the matters set forth in clauses (i) through (iv) being referred to herein as the “Parent Stockholder Matters”), (v) the adoption of an omnibus equity incentive plan to be provided by the Company after the date hereof and approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) (the “Parent Plan”), and (vi) such other matters as mutually agreed upon between the Company and Parent at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate number of shares of Parent Common Stock equal to five percent (5%) of the shares of Parent Common Stock outstanding upon consummation of the Closing shall be reserved for issuance pursuant to the Parent Plan. The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review, comment on and approve in writing the preliminary Proxy Statement prior to its filing with the SEC. Parent, with the assistance and written approval of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b)     As soon as practicable following the approval for distribution of the Proxy Statement by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 7.1(a).

(c)      Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement).

(d)     Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use commercially reasonable efforts to obtain the approval of the Parent Stockholder Matters. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the Parent board of director’s recommendation that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger.

(e)      The Parties shall take all necessary action so that the persons listed on Schedule 7.1(e) of the Company Disclosure Letter are elected and appointed to the positions of officers and directors of Parent and Surviving Company in the class indicated with respect to directors, and as members of the committees of the board of directors of Parent, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed on Schedule 7.1(e) of the Company Disclosure Letter is unable to serve, the Party appointing such Person, as indicated on such Schedule, shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Committee.

7.2     HSR Act. As promptly as practicable after the date of this Agreement and in any event within ten (10) business days, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Transactions, (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto, (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions and (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, (e) keep the other reasonably informed as to the status of any such Legal Proceeding and (f) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Filing fees with respect to the notifications required under the HSR Act shall be borne by the Company.

7.3     Other Actions.

(a)      As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company.

(b)     Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c)      At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the Commission.

7.4     Required Information.

(a)      In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Parent and/or the Company to any Government Entity in connection with Merger and the other Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 7.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger.

(b)     At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent or Merger Sub, on the one hand, or the Company, on the other hand, the other Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)      Any language included in a Reviewable Document shall, following its filing, issuance or submission, thereafter be used by other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d)     Prior to the Closing Date (i) the Company and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 7.4.

(e)      As soon as reasonably practicable following the Closing Date, but in no event later than December 31, 2017, Parent shall deliver (or cause to be delivered) to the Representative all Schedules K-1 for the holders of Company Membership Interests in respect of the Company’s federal Form 1065 for the taxable year ending on the Closing Date.

7.5     Confidentiality; Access to Information.

(a)      Confidentiality. Any confidentiality agreement previously executed by and between the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, shall be superseded in its entirety by the provisions of this Agreement. Beginning on the date hereof and ending on the second (2nd) anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to (i) information which was known to one Party or their respective agents or representatives prior to receipt from the Company, on the one hand, or Parent and Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by Applicable Legal Requirement or stock exchange rule; or (v) disclosure consented to in writing by Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent or Merger Sub). In the event this Agreement is terminated as provided in Article X hereof, each Party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby; provided that neither Party shall be required to return or destroy any electronic copy of any non-public information that is created pursuant to such Party’s standard electronic backup and archival procedures.

(b)     Access to Information.

(i)       The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request.

(ii)      Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request.

7.6     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to on Schedule 4.5 of the Company Disclosure Letter (it being understood, for the avoidance of doubt, that nothing herein shall require the Company in connection therewith to incur any liability or expense or subject itself, any of its Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets, properties and or membership interests), (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Continental substantially in the form attached hereto as Exhibit I (the “Trust Termination Letter”). In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Transactions, use its commercially reasonable efforts to enable the Merger and the other Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock or membership interests, or the incurrence of any liability or expense.

7.7     No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall use its best efforts to require each of its officers, directors and employees, and shall use commercially reasonable efforts to require each of its agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

7.8     No Claim Against Trust Fund. All parties to this Agreement other than Parent and Merger Sub (collectively, the “ND Parties”) hereby waive all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to any of Section 10.1(b) (but only if the Transactions have failed to close by the date specified therein because of Parent’s or Merger Sub’s breach of an obligation herein), Section 10.1(d) or Section 10.1(i), and Parent or any of its Subsidiaries completes a business combination with another company, the ND Parties shall not be prohibited from filing and pursuing a claim for damages in connection with this Agreement or the Transactions following consummation by Parent or any of its Subsidiaries of an alternative business combination, in each case against Parent, any of its Subsidiaries or any other Person that is party to such alternative business combination or any Affiliate thereof. Furthermore, Parent and Merger Sub shall not execute any definitive agreement related to such business combination that (a) attempts to prevent the ND Parties from so filing or pursuing any such claim, or (b) permits the Person that survives such combination not to assume Parent’s and Merger Sub’s obligation for damages in connection with this Agreement and the Transactions. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent and the Company.

7.9     Disclosure of Certain Matters. Each of Parent and Merger Sub, the Blocker Entities, and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have knowledge that (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied, or (b) would require any amendment or supplement to the Proxy Statement. The Blocker Entities, the Company and Parent shall have the obligation to supplement or amend the Blocker Disclosure Letter, the Company Disclosure Letter and the Parent Disclosure Letter, respectively, being delivered concurrently with the execution and delivery of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known prior to the execution and delivery of this Agreement, would have been required to be set forth on the Company Disclosure Letter or the Parent Disclosure Letter, respectively. The obligations of each of the Blocker Entities, the Company and Parent to amend or supplement the Blocker Disclosure Letter, Company Disclosure Letter and the Parent Disclosure Letter, respectively, shall terminate on the Closing Date. No such amendment or supplementation shall be effective for purposes of Sections 8.2(a), 8.3(a), 10.1(d) and 10.1(e) and, in the case of the Blocker Entities, 9.1.

7.10  Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock issued in connection with the Transactions, including any Contingent Shares that may be issued, to be approved for listing on Nasdaq at Closing (or, in the case of Contingent Shares, concurrently with the issuance thereof). During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Company Common Stock and Company Warrants listed for trading on Nasdaq. After the Closing, Parent and the Company shall use commercially reasonable efforts to continue the listing for trading of the Parent Common Stock and Parent Warrants on Nasdaq.

7.11  No Solicitation. The Company will not, will cause the Company Subsidiaries not to, will cause its Members not to (and each Member has acknowledged to the Company that it will not), and will direct its employees, agents, officers, members of its board of directors or managers, representatives and advisors (collectively, “Party Representatives”) not to, directly or indirectly, (a) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”), (b) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination or (c) commence, continue or renew any due diligence investigation regarding a Company Business Combination. Parent and Merger Sub will not, will cause their respective Subsidiaries not to, and will direct their respective Party Representatives not to, directly or indirectly, (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, its Members and their respective Party Representatives) concerning any merger, purchase of ownership interests and/or assets of Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. In addition, (x) the Company will, will cause the Company Subsidiaries to, will cause its Members to, and will cause their respective Party Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Business Combination and (y) Parent and Merger Sub will, will cause their respective Party Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Business Combination. Each Party will promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties hereto (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent will also provide notice to the Representative) if it or, to its knowledge, any of its or its Party Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Party Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party will provide the other Parties with a copy of such inquiry, proposal, offer or submission (and in the case of Parent’s receipt, Parent will also provide copies to the Representative).

7.12  Trust Fund. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter and (ii) shall use its commercially reasonable efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the Trust Termination Letter and (b) thereafter, the Trust Fund shall terminate, except as otherwise provided therein.

7.13  Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)      From and after the Effective Time, Parent shall, and shall cause the Company to, fulfill and honor in all respects the obligations of Parent, the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect between Parent, the Company or any of their respective Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a member of the board of directors or managers or officer or special advisor of Parent, the Company or any of their respective Subsidiaries (each, an “Indemnified Party”); and (ii) any indemnification provision and any exculpation provision set forth in the Charter Documents of Parent or the Company as in effect on the date of this Agreement, in each case, to the fullest extent permitted under Applicable Legal Requirements. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Parent Charter Documents shall contain, and Parent shall cause the Charter Documents of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Charter Documents of the Company as in effect on the date of this Agreement.

(b)     Prior to the Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and managers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and managers’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement. If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 7.13(b), the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policy prior to Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Surviving Company or (ii) the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain an officers’ and board of managers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and managers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided, further, that, in satisfying its obligation under this Section 7.13(b)(ii), neither Parent nor the Surviving Company shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement and if such premiums for such insurance would at any time exceed 300% of the of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, then Parent or the Surviving Company shall cause to be maintained policies of insurance that, in Parent or the Surviving Company’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement.

(c)      Except as otherwise required by Applicable Legal Requirement, from and after the Effective Time, the Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party in respect of acts or omissions in their capacity as a member of the board of managers or officer of the Company or its Subsidiaries or as an officer, member of the board of managers, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of the Company or any of its Subsidiaries, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by Applicable Legal Requirement or provided under the Charter Documents of the Surviving Company, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending litigation to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or member of the board of managers of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, member of the board of managers, employee, fiduciary or agent of another enterprise (including any litigation arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the Transactions), to the fullest extent permitted by Applicable Legal Requirements, the Company shall, and Parent shall cause the Surviving Company to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such litigations, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within thirty (30) days of receipt by Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party provides a written affirmation of such Indemnified Party’s good faith belief that he or she has met all applicable standards of conduct applicable to indemnification and an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 7.13(c) or otherwise.

(d)     If Parent or, after the Closing, the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set forth in this Section 7.13.

(e)      Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any litigation (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.13 shall continue in effect until the final disposition of such litigation.

(f)      The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the organizational documents of the Company, by contract, or otherwise.

7.14  Insider Loans; Equity Ownership in Company Subsidiaries. The Company shall cause each Insider of the Company or its Company Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any Company Subsidiary or in any other Person that utilizes the name “NextDecade” or any derivative thereof.

7.15  Certain Financial Information. Within twenty five (25) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations and statement of cash flows.

7.16  Access to Financial Information. The Company will, and will direct its auditors to (a) continue to provide Parent and its advisors such access to the Company’s financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 7.15 hereof and (b) cooperate with any reviews performed by Parent or its advisors of any such financial statements or information, in each case to the extent necessary to allow Parent to reasonably review such information being provided hereunder.

7.17  Parent Borrowings. Through the Closing, Parent shall be allowed to borrow up to $250,000 in the aggregate from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing (or convertible into securities of Parent in accordance with the terms of the promissory notes issued to evidence the borrowing, which such terms have been set in the Final Prospectus).

7.18  Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the shares of Parent Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.19  Qualification as an Emerging Growth Company. Parent shall, at all times during the period from the date hereof until the Closing, (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.20  Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed as contemplated by this Agreement and the Trust Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (a) to the Company or its successors or assigns the principal balance owing on that certain Promissory Note dated as of March 27, 2017 (the “Promissory Note”), (b) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents, (c) for income tax or other tax obligations of Parent prior to Closing, (d) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent, and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Transactions.

7.21  Lock-Up Agreements. At or prior to the Closing, each Member (including each participant in the MIP) and each Blocker Owner shall execute and deliver a Lock-Up Agreement substantially in the forms attached hereto as Exhibit J (each, a “Lock-Up Agreement” and, collectively, the “Lock-Up Agreements”).

7.22  Registration Rights Agreement. At or prior to the Closing, Parent shall execute and deliver a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit K pursuant to which, among other things, Parent will register for resale under the Securities Act the shares of Parent Common Stock to be issued to the Members and the Blocker Owners pursuant to this Agreement in the circumstances specified therein.

7.23  Taxes and Tax Returns of Blocker Companies. Each Blocker Owner will timely and properly file, or cause to be timely and properly filed, any Tax return (including, without limitation, any return, declaration, report, written notice, form, estimate, statement, information return or other document filed or required to be filed with any Tax authority with respect to Taxes) required to be filed at any time by or with respect to any Blocker Company affiliated with such Blocker Owner (including, without limitation, any income Tax return required to be filed by or with respect to such Blocker Company for the taxable period ending on the Closing Date, but excluding any Tax return of Parent or the Company) that has not been filed as of the date hereof. Such Blocker Owner will provide to Parent (a) a substantially final draft of any such Tax return, for Parent’s review and comment, at least thirty (30) business days before the due date for such Tax return, and (b) a copy of such filed Tax return within five (5) business days after filing. Any such Tax return shall be prepared in accordance with the past practice of such Blocker Company except as otherwise required by Applicable Legal Requirements or agreed to in writing by Parent before the filing thereof Such Blocker Owner will make (or cause to be made) any changes to such Tax return reasonably requested by Parent before filing and will not file (or permit to be filed) any Tax return on behalf of or with respect to a Blocker Company without the prior written consent of Parent. Such Blocker Owner will (i) timely and properly pay (or cause to be timely and properly paid) all Taxes reflected on any such Tax return and any other Taxes required to be paid by or with respect to a Blocker Company affiliated with such Blocker Owner (including, without limitation, any income Taxes imposed on or with respect to such Blocker Company for any taxable period ending on or prior to the Closing Date and any applicable Taxes imposed as a result of an audit) and (ii) provide to Parent proof of such payment reasonably satisfactory to Parent within five (5) business days of such payment.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)      Parent Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Charter Documents.

(b)     Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Parent Common Stock held by them into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c)      HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(d)     Listing. The Closing Shares shall be approved for listing upon the Closing on Nasdaq subject to the requirement to have a sufficient number of round lot holders.

8.2     Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)      Representations and Warranties. Except to the extent it does not cause a Material Adverse Effect, each representation and warranty of Parent and Merger Sub contained in Article V of this Agreement and of the Blocker Entities contained in Article III of this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (i) as of the date of this Agreement and (ii) subject to the provisions of Section 7.9, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date.

(b)     Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c)      Consents. Parent and Merger Sub shall have obtained the consents, waivers and approvals set forth on Schedule 8.2(c) of the Company Disclosure Letter.

(d)     Material Adverse Effect. No Material Adverse Effect with respect to Parent or Merger Sub shall have occurred since the date of this Agreement.

(e)      SEC Compliance. From the date hereof until the Closing, Parent shall have been in compliance with the reporting requirements under the Securities Act and Exchange Act.

(f)      Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and stockholders and members in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

(g)     Resignations. The persons listed on Schedule 8.2(g) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent and Merger Sub.

(h)      Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(i)       Trust Fund. Parent shall have made appropriate arrangements to have the Trust Fund, less amounts paid and to be paid pursuant to Section 7.20, disbursed to the Company upon the Closing.

(j)       Maximum Conversion. No less than $25,000,000 remains in the Trust Fund following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Parent Common Stock held by them into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(k)      Termination of Finder’s Fee Agreements. All Finder Fee Agreements (as defined in the Parent Disclosure Letter) shall have been terminated (including in respect of any tail periods that would otherwise have application following the termination thereof) without a requirement to make any payment as a result of such termination, the Transactions or otherwise, or any ongoing obligation of any kind whatsoever.

(l)       Parent Closing Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, signed by an executive officer of such Persons and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(a), Section 8.2(d) Section 8.2(e), Section 8.2(i), Section 8.2(j) and Section 8.2(k) (the “Parent Closing Certificate”).

8.3     Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)      Representations and Warranties. Except to the extent it does not cause a Material Adverse Effect, each representation and warranty of the Company contained in Article IV of this Agreement and of the Blocker Entities contained in Article III of this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (i) as of the date of this Agreement and (ii) subject to the provisions of Section 7.9, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date.

(b)     Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Material Adverse Effect on the Company.

(c)      Consents. The Company shall have obtained all consents, waivers, permits and approvals set forth on Schedule 8.2(c) of the Parent Disclosure Letter.

(d)     Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(e)      Lock-Up Agreements. The Lock-Up Agreements shall have been executed and delivered by each Member, each Blocker Owner and each participant of the MIP and shall all be in full force and effect.

(f)      Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of managers and Members in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

(g)     Insider Loans; Equity Ownership in Company Subsidiaries. (i) All outstanding indebtedness owed by the Company’s Insiders shall have been repaid in full, including the indebtedness and other obligations described on Schedule 4.21 of the Company Disclosure Letter; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any of the Company’s Insiders to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Company Subsidiary or in any other Subsidiary that utilizes in its name “NextDecade” or any derivative thereof.

(h)      FIRPTA Certificates. Parent shall have been furnished at Closing with (x) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Temporary Treasury Regulation Section 1.1445-11T(d) and certifying that 50% or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” or that 90% or more of the value of the Company’s gross assets does not consist of “U.S. real property interests” plus cash or cash equivalents and (y) a certificate on behalf of each Blocker Company, prepared in a manner consistent with and in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that no interest in such Blocker Company constitutes a “U.S. real property interest”.

(i)       Company Closing Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(e) (the “Company Closing Certificate”).

Article IX

INDEMNIFICATION

9.1     Indemnification of Parent Indemnitees.

(a)      Following the Closing, subject to the terms and conditions of this Article IX (including without limitation the limitations set forth in Section 9.4 and Section 2.8), Parent and Surviving Company and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless from and against Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee, solely by recourse to the Escrow Shares in accordance with the terms of the Escrow Agreement, by reason of, arising out of or resulting from:

(i)       the inaccuracy or breach of any representation or warranty of (A), subject to Section 9.1(c), a Blocker Entity contained in Article III of this Agreement (without regard to any exceptions on Schedules 3.2 or 3.10 of the Blocker Disclosure Letter (including any incorporation by reference of such exceptions in other schedules) or (B) the Company contained in Article IV of this Agreement (including, for purposes of this Section 9.1(a)(i), after giving effect to any information disclosed in any supplement or amendment to the Company Disclosure Letter delivered pursuant to Section 7.9);

(ii)      the non-fulfillment or breach of (A), subject to Section 9.1(c), a Blocker Entity in Section 6.3 or Section 7.23 or (B) any covenant or agreement of the Company contained in this Agreement; and

(iii)     (A) activities of a Blocker Company prior to the Closing (including the ownership of any assets or securities or other equity interests) or (B) the applicable Blocker Merger (but excluding any Losses to the extent arising from or related to a breach of a representation, warranty or covenant in Articles IV, V or VI (other than Section 6.3)).

(b)     As used in this Article IX, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that in no event will Losses include any indirect, remote, exemplary, consequential, punitive, multiple-based or diminution in value-based losses, loss of profits, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses. Solely for the purpose of determining the amount of any Losses (and not for determining whether a breach has occurred) for which the Parent Indemnitees may be entitled to indemnification pursuant to Article IX, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(c)      Notwithstanding the foregoing and anything to the contrary herein, any claim for indemnification relating to (i) the inaccuracy or breach of any representation or warranty of a Blocker Entity contained in Article III of this Agreement, (ii) the non-fulfillment or breach of any covenant or agreement contained in Section 6.3 or Section 7.23, or (iii) (A) activities of a Blocker Company prior to the Closing (including the ownership of any assets or securities or other equity interests) or (B) the applicable Blocker Merger (but excluding any Losses to the extent arising from or related to a breach of a representation, warranty or covenant in Articles IV, V or VI (other than Section 6.3)) shall (1) be indemnifiable solely by recourse to the Escrow Shares allocable to the Blocker Owner or Blocker Owners affiliated with such Blocker Entity, pursuant to the allocation schedule set forth on Schedule 2.5(a)(iii) and (2) not be subject Section 9.4(c) or clause (z) of the second sentence of Section 9.4(d).

9.2     Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article IX with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Parent Indemnitee by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)      Notice of Claim. Parent and Merger Sub, acting through the Committee, will give the Representative written notice as promptly as practicable but in any event no later than three (3) business days after receiving notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses, along with the method of calculation thereof, which have been or may be reasonably incurred in connection therewith), (iii) whether such Loss may be covered (in whole or in part) under any insurance or contractual indemnification rights or other reimbursement arrangements and the estimated amount of such Loss which may be covered under such insurance or contractual indemnification rights or other reimbursement arrangements, and (iv) the basis a Parent Indemnitee’s request for indemnification under this Agreement in reasonable detail, including a reference to the specific provision of this Agreement alleged to have been breached. Parent and Merger Sub shall include with the Notice of Claim a copy of all papers served or received with respect to such Third Party Claim.

(b)     Defense. The Representative shall have the right, at its option (subject to the limitations set forth in Section 9.2(c) below) and at its own expense, by written notice to Parent (which notice shall not constitute an admission or agreement that indemnification is owed to the Parent Indemnitees hereunder), to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim: (i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that Parent shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and (ii) Parent and Merger Sub shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent and Merger Sub shall as promptly as practicable make available to the Representative all pertinent information and documents under its control. Notwithstanding the foregoing and anything to the contrary herein, in the event that the Representative provides prior written notice to Parent of any settlement or compromise of, or offer to settle or compromise, any third-party claim and Parent or Merger Sub withholds its consent to such settlement or compromise then, in the event indemnification is ultimately determined to be owing to a Parent Indemnitee hereunder, in no event shall indemnification be provided to the Parent Indemnitees in respect of such matter in an amount greater than the monetary amount contained in such settlement or compromise of, or offer to settle or compromise, any third-party claim.

(c)      Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Parent if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

(d)     Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by a Parent Indemnitee against the Representative and shall not affect the Representative’s duty or obligations under this Article IX, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the Losses for which the Representative is obligated to be greater than such Losses would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent and Merger Sub shall not settle such action. Parent and Merger Sub shall as promptly as practicable make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent and Merger Sub, for the use of the Representative and its representatives and advisors in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)      Failure to Defend. If the Representative fails to defend such Third Party Claim actively and in good faith within thirty (30) days after receiving a Notice of Claim, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)      Cooperation. If the Representative undertakes to defend against any Third Party Claim, Parent and Merger Sub shall, and shall cause their respective Affiliates, representatives and advisors to, fully cooperate with the Members and the Representative and their respective counsel in the investigation, defense and settlement thereof, including by providing access to each other’s relevant business records and other documents and employees (it being understood that the costs and expenses of the Parent Indemnitees relating thereto shall be considered Losses to the extent it is ultimately determined that indemnification in respect thereof is owing under the indemnification provisions hereof).

(g)     Parent Indemnitee Rights. Anything in this Section 9.2 to the contrary notwithstanding, the Representative shall not, without the written consent of the Committee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Parent Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Parent Indemnitee.

(h)      Tax Claims. Notwithstanding anything in this Section 9.2 to the contrary, if a claim shall be made by any Taxing authority, which, if successful, might result in an indemnity claim hereunder, then such indemnified party shall give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure. The Representative shall exclusively control all Tax Claims which relate to Tax returns of the Company for a taxable period (or portion thereof) ending on or before the Closing Date reflecting Taxes that flow through to a Tax return of a holder of Company Membership Interests. The applicable Blocker Owner or Blocker Manager shall exclusively control all Tax Claims which relate solely to Blocker Returns; provided that such Blocker Owner or Blocker Manager shall not settle or compromise any such claim without the consent of Parent, not to be unreasonably conditioned, withheld or delayed. With respect to all other Tax Claims not described in the preceding two sentences, Parent, on the one hand, and the Representative (together with the applicable Blocker Owner or Blocker Manager, if such Tax Claim involves a Blocker Company), on the other hand, shall jointly participate in any such proceedings and shall not settle or compromise any such claim without the consent of the other, not to be unreasonably conditioned, withheld or delayed.

9.3     Insurance and Contractual Rights to Indemnification. To the extent that any Losses that are subject to indemnification pursuant to this Article IX are recoverable pursuant to contractual indemnification rights or other reimbursement arrangements or pursuant to insurance, Parent shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article IX in respect of such Losses and the time limitations set forth in Section 9.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance, contractual indemnification rights or other reimbursement arrangements or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt but in any event within two (2) business days, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

9.4     Limitations on Indemnification. Notwithstanding anything to the contrary herein:

(a)      Survival; Time Limitation. The covenants and agreements of the Parties contained in this Agreement which were required to be performed prior to the Closing shall not survive the Closing. The covenants and agreements of the Parties contained in this Agreement which are required to be performed after the Closing shall survive the Closing until performed for the period explicitly specified therein and the representations and warranties of the Parties under this Agreement will survive the Closing for the period that ends on the date that is one (1) year after the Closing Date (the “Survival Periods”).

(b)     Any indemnification claim made by Parent Indemnitees prior to the termination of the applicable Survival Period shall be preserved (but solely to the extent of the stated amount of such claim) despite the subsequent termination of such period and any claim set forth in a Notice of Claim sent prior to the expiration of such period shall survive until final resolution thereof. No claim for indemnification under this Article IX shall be brought after the end of the applicable Survival Period.

(c)      Deductible. No indemnification shall be payable under Article IX unless and until the aggregate amount of all indemnifiable Losses exceeds $5,000,000 (the “Deductible”), in which event a Parent Indemnitee may claim indemnification for Losses in excess of such Deductible, but in no event in excess of the Escrow Shares.

(d)     Calculation of Losses. The amount of any Losses subject to indemnification under Article IX shall be calculated net of (i) any recoverable third party insurance proceeds or contractual indemnification rights or other reimbursement arrangements, and (ii) any Tax benefit realized in the year of the Losses by the applicable Parent Indemnitee or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses. No Parent Indemnitee may recover indemnification in respect of any matter to the extent (v) such matter was reflected in the Financial Statements, (w) a Parent Indemnitee could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof), (x) such Loss (or any part thereof) results from or is increased by the action or inaction of any Parent Indemnitee or any Affiliate thereof, (y) such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy or (z) that Parent, Merger Sub, any of their respective Affiliates, or any of its or their respective officers, employees, agents, representatives or advisors (A) had knowledge at or before the Closing of the facts as a result of which such Loss (or any part thereof) arose or (B) was provided access to, at or before the Closing, a document disclosing such facts.

(e)      Post-Closing Periods. The Parent Indemnitees shall not have any right to indemnification with respect to, or based on, Taxes to the extent such Taxes are attributable to Tax periods (or portions thereof) beginning after the Closing Date.

9.5     Exclusive Remedy. Parent, on behalf of itself and the other Parent Indemnitees, hereby irrevocably acknowledges and agrees that, from and after the Closing, the sole and exclusive remedy of the Parent Indemnitees with respect to any and all claims arising out of or relating to this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in this Article IX, subject to the limitations set forth herein, and limited to the Escrow Shares. Notwithstanding any of the foregoing, nothing contained in this Article IX shall in any way impair, modify or otherwise limit any Party’s (i) rights under the Blocker Side Letter or (ii) ability to bring a Legal Proceeding based upon actual and intentional fraud, it being understood that a mere breach of a representation and warranty does not constitute fraud and that the representations and warranties have been drafted to allocate risk among the Parties, provided that in any event the maximum aggregate amount that may be recovered by a Parent Indemnitee shall not exceed the Merger Consideration and no Member shall be liable for more than its respective proportion of the Merger Consideration as set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

9.6     Adjustment to Merger Consideration. Escrow Shares transferred to a Parent Indemnitee for indemnification under Article IX shall be deemed to be an adjustment to the Merger Consideration, except as otherwise required by Applicable Legal Requirement.

9.7     Representative Capacities; Application of Escrow. The Parties acknowledge that the Representative shall have no personal responsibility in his capacity as Representative, and that all recovery by any Parent Indemnitee in respect of any matter relating to this Agreement or the Transactions shall be limited to the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be reimbursed in accordance with the terms of the Member/Blocker Owner Acknowledgment Agreement. The Parties further acknowledge that all actions to be taken by the Parent Indemnitees pursuant to this Article IX shall be taken on their behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to a joint written direction of the Parties or a final and non-appealable order of a Governmental Entity directing the taking of such action, may apply all or a portion of the Escrow Shares, as appropriate, to satisfy claims for indemnification pursuant to this Article IX. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to the Company or any Member thereof, any Blocker Entity, any Party hereto or any Parent Indemnitee for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the willful misconduct of the Representative. The Surviving Company shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement and the Escrow Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the willful misconduct of the Representative.

9.8     Mitigation. A Parent Indemnitee shall use its commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it may be entitled to indemnification hereunder; provided that no Parent Indemnitee shall be required to take any action or refrain from taking any action that is contrary to any Applicable Legal Requirement or applicable contract binding on it or any Affiliate thereof.

Article X

TERMINATION

10.1  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)      by mutual written agreement of Parent and the Company at any time;

(b)     by either Parent or the Company if the Merger shall not have been consummated by July 27, 2017, or, with the prior written consent of the Company, such later date or dates as shall be set forth in an amendment or amendments to Parent’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which Parent is required to have completed a business combination (July 27, 2017 or such later date to which the Company gives its prior written consent, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)      by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)     by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 10.1(d) until the earlier of (i) thirty (30) days after delivery of written notice from the Company to Parent and Merger Sub of such breach and (ii) the Outside Date, provided, further, that Parent and each of its Subsidiaries continues to exercise commercially reasonable efforts to cure such breach

(it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by Parent or Merger Sub is cured during such thirty (30)-day period);

(e)      by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 10.1(e) until the earlier of (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach and (ii) the Outside Date, provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(e) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by the Company is cured during such thirty (30)-day period);

(f)      by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly approved and adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Charter Documents;

(g)     by either Parent or the Company if Parent shall have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert the shares of Parent Common Stock held by them into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents; or

(h)      by the Company, if less than $25,000,000 remains in the Trust Fund following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Parent Common Stock held by them into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(i)       by the Company, if the board of director of Parent or any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the Parent board of director’s recommendation that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger.

10.2  Notice of Termination; Effect of Termination.

(a)      Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto.

(b)     In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Section 7.5, Section 7.8, this Section 10.2, Section 10.3 and Article XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement, including a breach by a Party electing to terminate this Agreement pursuant to Section 10.1(b) caused by an action or failure to act of such Party which action or failure to act constituted the principal cause of, or resulting in the failure of, the Merger to occur on or before the Outside Date.

10.3  Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses whether or not the Merger is consummated.

Article XI

GENERAL PROVISIONS

11.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Harmony Merger Corp.

777 Third Avenue, 37th Floor

New York, New York 10017

Attention: Eric Rosenfeld

Telephone: (212) 319-7676

Telecopy: (212) 319-0760

E-mail: erosenfeld@crescendopartners.com

with a copy to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq./Jeffrey M. Gallant, Esq.
Telephone: (212) 818-8880
Telecopy: (212) 818-8881
Email: dmiller@graubard.com/jgallant@graubard.com

if to the Company to:

NextDecade, LLC
3 Waterway Square Place
The Woodlands, Texas 77380
Attention: Krysta De Lima
Telephone: (832) 403-2198
Telecopy:(832) 403-2198
Email: Krysta@next-decade.com

with a copy to:

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: Kenneth S Culotta; Jeffery K. Malonson
Telephone: (713) 276-7374/(713) 751-3275
Telecopy: (713) 751 3290
Email: kculotta@kslaw.com; jmalonson@kslaw.com

and:

York Credit Opportunities Fund, L.P.

767 Fifth Avenue, 17th Floor

New York, New York

Attention: Operations

Telephone: 212-300-1300

Telecopy: 212-300-1301

Email: operations@yorkcapital.com

and:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Jaclyn L. Cohen
Telephone: (212) 310-8891
Telecopy: (212) 310-8007
Email: jackie.cohen@weil.com

11.2  Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Company Subsidiaries of such entity. Reference to the Company Subsidiaries of an entity shall be deemed to include all direct and indirect Company Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive.

11.3  Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4  Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company dated March 8, 2017 (the “Letter of Intent”) is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the Transactions); and (b) other than the provisions of Section 7.13 and Section 11.17(e), and the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 1.7, Section 2.5 and Section 2.10, are not intended to confer upon any other Person other than the Parties any rights or remedies.

11.5  Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6  Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7     Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8     Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason, (b) such Legal Proceeding may not be brought or is not maintainable in such court, (c) such Person’s property is exempt or immune from execution, (d) such Legal Proceeding is brought in an inconvenient forum or (e) the venue of such Legal Proceeding is improper. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9     Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10   Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.11   Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.12   Extension; Waiver. At any time prior to the Closing, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.13   Currency. All references to currency amounts in this Agreement shall mean United States dollars.

11.14   No Recourse. Other than the provisions of Section 7.13 and Section 11.17(e), and the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 1.7, Section 2.5 and Section 2.11, no Person who is not a Party, including any current, former or future director, officer, employee, consultant, incorporator, member (including the Members), partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, consultant incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement and the Transactions, or based on, in respect of, or by reason of this Agreement and the Transactions or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Applicable Legal Requirements, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Applicable Legal Requirements, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

11.15   Release.

(a)      Company Release. The Company on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Members and their respective predecessors, successors, Subsidiaries and Affiliates, and any of the Company’s and any of its Subsidiaries’ respective current and former officers, directors, members of any board of managers, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the Members of Company Membership Interests or holders of vested or unvested MIP units, any Person’s service on the board of managers of the Company and any acts or omissions of any Person on behalf of the Company and any of its Subsidiaries; provided, however, that nothing in this Section 11.15(a) shall operate to waive, release or discharge any rights under Section 9.1.

(b)     Parent Release. Each of Parent and Merger Sub on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Common Stock and their respective predecessors, successors, Subsidiaries and Affiliates, and any of Parent’s and Merger Sub’s respective current and former officers, directors, members of any board of managers, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Common Stock of such stock, any Person’s service on the board of directors of Parent or Merger Sub and any acts or omissions of any Person on behalf of Parent or Merger Sub.

11.16     Public Announcements. From the date hereof until and including the Closing Date, none of the Parties hereto shall, and each Party hereto shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 11.16. Nothing in this Section 11.16 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by Applicable Legal Requirement or the requirements of any national securities exchange to make, issue or release; provided further that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

11.17   Conflicts; Privilege.

(a)      Acknowledgment of Representation. Parent and Merger Sub hereby acknowledge that they have been advised that one or more of the Members have, individually and/or collectively, retained Weil, Gotshal & Manges LLP and Baker Botts LLP, and the Company has retained King & Spalding LLP, Norton

Rose Fulbright, Orrick, Herrington & Sutcliffe and Jackson Walker (each of the foregoing, “Prior Counsel”) to act as counsel in connection with this Agreement, the Letter of Intent and the transactions contemplated thereby (the “Current Representation”), and that no other Party hereto has the status of a client of Prior Counsel for conflict of interest or any other purposes as a result thereof.

(b)     Affirmation of Representation. Each of Parent and Merger Sub, for itself, and following the Closing, on behalf of the Surviving Company, hereby agrees that after the Closing, Prior Counsel may represent the Representative and/or any of the Members in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement and any documents executed in connection herewith and the transactions contemplated thereby, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among any of the Representative and any of the Members, on the one hand, and Parent, Merger Sub and the Surviving Company, or any of their respective Affiliates, on the other hand, even though the interests of such Person may be directly adverse to Parent, Merger Sub and the Surviving Company, or any of their respective Affiliates, and even though Prior Counsel may have represented such Member or the Company or any of their Affiliates or any of their predecessors in a substantially related matter, or may be representing the Surviving Company or any of its Affiliates in ongoing matters.

(c)      Waiver of Conflict. Parent and Merger Sub, for themselves, and following the Closing, on behalf of the Surviving Company, hereby waive and agrees not to assert (i) any claim that Prior Counsel has a conflict of interest in any representation described in Section 11.17(b) and (ii) any confidentiality obligation with respect to any communication between Prior Counsel and any of the Members or the Company or any of its Affiliates, as applicable, during the Current Representation.

(d)     Ownership of Privileged Communication. Each of Parent and Merger Sub agree, on behalf of itself and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among Prior Counsel, on the one hand, and any Member, the Company, the Representative, or any of their respective managers, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and communication of the Letter of Intent, this Agreement, the transactions contemplated by the foregoing or any dispute arising in connection with the foregoing (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communication and the expectation of client confidence relating thereto belong solely to each Member, shall be controlled by the Representative on behalf of the Members, and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Company or any of their Affiliates.

(e)      Further Assurances. Each of Parent and Merger Sub, for itself and, following the Closing, on behalf of the Surviving Company, agrees to take, and to cause its respective Affiliates to take, all steps necessary to implement the intent of this Section 11.17. The Parties further agree that Prior Counsel and its partners and employees are third party beneficiaries of this Section 11.17.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

HARMONY MERGER CORP.

By:	/s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: CEO

HARMONY MERGER SUB, LLC

By:	/s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: CEO

NEXTDECADE, LLC

By:	/s/ Kathleen Eisbrenner
Name: Kathleen Eisbrenner
Title: Chief Executive Officer

 [Signature Page to Agreement and Plan of Merger]

SCHEDULE A

DEFINED TERMS

1.1.   Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Additional Shares”	Schedule A, Section 1.2(a)
“Affiliate”	Schedule A, Section 1.2(c)
“Agreement”	Preamble
“Applicable Legal Requirements”	Recital A
“Approvals”	Section 4.1(a)
“Blocker Aggregator”	Section 3.2
“Blocker Companies Certificate of Merger”	Section 1.3
“Blocker Company”	Preamble
“Blocker Contingent Shares”	Schedule A, Section 1.2(d)
“Blocker Disclosure Letter”	Article III
“Blocker Effective Time”	Section 1.3
“Blocker Entity”	Preamble
“Blocker Five”	Preamble
“Blocker Four”	Preamble
“Blocker Four Merger”	Section 1.11(a)
“Blocker Four Merger Condition”	Section 1.11(a)
“Blocker Manager”	Preamble
“Blocker Membership Interest”	Recital B
“Blocker Merger”	Recital A
“Blocker One”	Preamble
“Blocker Owner”	Preamble
“Blocker Returns”	Section 3.11(b)
“Blocker Shares”	Schedule A, Section 1.2(e)
“Blocker Surviving Corporation”	Section 1.2
“Blocker Three”	Preamble
“Blocker Two”	Preamble
“business day”	Schedule A, Section 1.2(e)
“Carve-Out Investor Investment Amount”	Schedule A, Section 1.2(i)
“Carve-Out Investor”	Schedule A, Section 1.2(h)
“Certificates of Merger”	Section 2.2
“Charter Documents”	Section 4.1(a)
“Closing Date”	Section 2.2
“Closing Form 8-K”	Section 7.3(c)
“Closing Press Release”	Section 7.3(c)
“Closing Shares”	Schedule A, Section 1.2(j)
“Closing”	Section 2.2
“Committee”	Section 2.9(a)
“Company Business Combination”	Section 7.11
“Company Certificate of Merger”	Section 2.2
“Company Closing Certificate”	Section 8.3(h)
“Company Contingent Shares”	Schedule A, Section 1.2(k)
“Company Contracts”	Section 4.19(a)
“Company Disclosure Letter”	Article II Preamble
“Company Membership Interest”	Recital B
“Company Operating Agreement”	Recital G

“Company Options”	Section 4.3(b)
“Company Products”	Section 4.18(a)
“Company Shares”	Schedule A, Section 1.2(l)
“Company Subsidiaries”	Section 4.2(a)
“Company”	Preamble
“Contamination”	Schedule A, Section 1.2(m)
“Continental”	Section 2.8
“Contingent Milestone”	Section 2.11(a)
“Contingent Shares”	Section 2.11(a)
“Copyrights”	Schedule A, Section 1.2(n)
“Current Representation”	Section 11.17(a)
“Deductible”	Section 9.4(c)
“DGCL”	Recital A
“DLLCA”	Recital A
“DRUPA”	Recital A
“Effective Time”	Section 2.2
“Environmental Law”	Schedule A, Section 1.2(o)
“Escrow Agreement”	Section 2.8
“Escrow Shares”	Section 2.8
“Escrow Termination Date”	Section 2.8
“Exchange Act”	Schedule A, Section 1.2(p)
“Financial Statements”	Section 4.7(a)
“Governmental Action/Filing”	Schedule A, Section 1.2(q)
“Governmental Entity”	Schedule A, Section 1.2(r)
“Halcyon Blocker Manager”	Preamble
“Halcyon Blocker Owners”	Schedule A, Section 1.2(r)
“Hazardous Substance”	Schedule A, Section 1.2(t)
“HSR Act”	Section 4.5(b)
“Implied Price Per Share”	Schedule A, Section 1.2(u)
“Indemnified Party”	Section 7.13(a)
“Insider”	Section 4.19(a)(i)
“Insurance Policies”	Section 4.20
“Intellectual Property”	Schedule A, Section 1.2(v)
“JOBS Act”	Section 5.27
“knowledge”	Schedule A, Section 1.2(w)
“Legal Proceeding”	Schedule A, Section 1.2(y)
“Legal Requirements”	Schedule A, Section 1.2(x)
“Lien”	Schedule A, Section 1.2(z)
“Lock-Up Agreements”	Section 7.21
“Losses”	Section 9.1(b)
“Material Adverse Effect”	Schedule A, Section 1.2(aa)
“Material Company Contracts”	Section 4.19(a)
“Member”	Schedule A, Section 1.2(bb)
“Member Support Agreement”	Recital E
“Merger Consideration”	Section 2.5(a)(i)
“Merger Sub”	Preamble
“Merger”	Recital A
“MIP”	Section 2.5(a)(i)
“Nasdaq”	Section 5.22
“ND Parties”	Section 7.8
“Nonparty Affiliates”	Section 11.14

“Notice of Claim”	Section 9.2(a)
“OEM Assumption Agreement”	Recital F
“Order”	Schedule A, Section 1.2(cc)
“Outside Date”	Section 10.1(b)
“Parent”	Preamble
“Parent Audited Financial Statements”	Section 5.7(a)
“Parent Business Combination”	Section 7.11
“Parent Charter Documents”	Schedule A, Section 1.2(ee)
“Parent Closing Certificate”	Section 8.2(l)
“Parent Common Stock”	Schedule A, Section 1.2(dd)
“Parent Contracts”	Section 5.19(a)
“Parent Convertible Securities”	Section 5.3(b)
“Parent Disclosure Letter”	Article III Preamble
“Parent Financial Statements”	Section 5.7(a)
“Parent Indemnitees”	Section 9.1(a)
“Parent Plan”	Section 7.1(a)
“Parent Preferred Stock”	Section 5.3(a)
“Parent SEC Reports”	Section 5.7(a)
“Parent Stock Options”	Section 5.3(b)
“Parent Stockholder Matters”	Section 7.1(a)
“Parent Unaudited Financial Statements”	Section 5.7(a)
“Parent Warrants”	Section 5.3(b)
“Parties”	Preamble
“Patents”	Schedule A, Section 1.2(ff)
“Party Representatives”	Section 7.11
“Permitted Lien”	Schedule A, Section 1.2(gg)
“Person”	Schedule A, Section 1.2(hh)
“Personal Property”	Section 4.14(b)
“Plan/Plans”	Section 4.11(a)
“Prior Counsel”	Section 11.17(a)
“Privileged Communications”	Section 11.17(e)
“Promissory Note”	Section 7.20
“Proxy Statement”	Section 7.1(a)
“Registered Intellectual Property”	Schedule A, Section 1.2(ii)
“Registration Rights Agreement”	Section 7.22
“Representative”	Section 2.9(a)
“Restricted Closing Shares”	Section 2.5(a)(ii)
“Restricted Post-Closing Shares”	Section 2.5(a)(ii)
“Restricted Shares”	Section 2.5(a)(ii)
“Returns”	Section 4.15(a)
“Reviewable Document”	Section 7.4(a)
“SEC”	Schedule A, Section 1.2(jj)
“Securities Act”	Schedule A, Section 1.2(kk)
“Signing Form 8-K”	Section 7.3(b)
“Signing Press Release”	Section 7.3(b)
“Special Meeting”	Section 7.1(a)
“Subsidiary”	Schedule A, Section 1.2(ll)
“Survival Periods”	Section 9.4
“Surviving Company Operating Agreement”	Section 2.4
“Surviving Company”	Recital A

“Tax Claim”	Section 9.2(h)
“Tax/Taxes”	Schedule A, Section 1.2(mm)
“Third Party Claim”	Section 9.2
“Trademarks”	Schedule A, Section 1.2(nn)
“Transaction Agreements”	Schedule A, Section 1.2(oo)
“Transactions”	Schedule A, Section 1.2(pp)
“Trust Agreement”	Section 5.24
“Trust Fund”	Section 5.24
“Trust Termination Letter”	Section 7.6
“U.S. GAAP”	Section 4.7(a)
“Valinor Blocker Manager”	Preamble
“Valinor Blocker Owner”	Schedule A, Section 1.2(pp)
“Voting Agreement”	Recital E
“York Blocker Manager”	Preamble
“York Blocker Owners”	Schedule A, Section 1.2(qq)
“York Credit Opportunities”	Preamble
“York Multi-Strategy”	Preamble
“York Select”	Preamble

1.2.   Additional Terms. For purposes of this Agreement:

(a)      the term “Additional Shares” shall mean a number calculated by the following formula:

(i)       the aggregate Carve-Out Investor Investment Amount made by all Carve-Out Investors, divided by

(ii)      the weighted average Implied Price Per Share of the Company for all such Carve-Out Investor Investment Amounts.

(b)     For purposes of clarity only, an illustrative example follows:

(i)       If a strategic Carve-Out Investor invested $75,000,000 at an implied pre-money valuation of the Company of $900,000,000 and a financial Carve-Out Investor invested $25,000,000 at an implied pre-money valuation of the Company of $800,000,000, then the Additional Shares would be calculated as:

(ii)      (i) 100,000,000, divided by (ii) ((0.75 multiplied by ($10.218 multiplied by ($900,000,000 divided by $1,000,000,000))) plus (0.25 multiplied by ($10.218 multiplied by ($800,000,000 divided by $1,000,000,000)));

(iii)     Which is equal to (i) $100,000,000, divided by (ii) ((0.75 multiplied by ($10.218 multiplied by 0.9)) plus (0.25 multiplied by ($10.218 multiplied by 0.8)));

(iv)     Which is equal to (i) $100,000,000, divided by (ii) ((0.75 multiplied by 9.1962) plus (0.25 multiplied by 8.1744));

(v)      Which is equal to (i) $100,000,000, divided by (ii) (6.89715 plus 2.0436);

(vi)     Which is equal to (i) $100,000,000, divided by (ii) 8.941

(vii)    Which is equal to 11,184,431 shares;

(c)      the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(d)     the term “Blocker Contingent Shares” shall mean a number of Contingent Shares equal to (i) the number of Contingent Shares, multiplied by (ii) a fraction, the numerator of which is the number of Blocker Shares and the denominator of which is the number of Closing Shares.

(e)      the term “Blocker Shares” shall mean that number of shares of Parent Common Stock allocable to the Blocker Owners in accordance with Schedule 2.5(a)(iii) of the Company Disclosure Letter;

(f)      the term “Blocker Side Letter” shall mean the letter agreement dated as of the date hereof by and between certain Affiliates of the Blocker Companies and Parent;

(g)     the term “business day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close;

(h)      the term “Carve-Out Investor” shall mean any of the following categories of investors who make an investment in the Company or its Company Subsidiaries on or after the date hereof and prior to the Closing (i) one or more strategic investors in an aggregate amount of up to $75,000,000 in equity capital, (ii) one or more financial investors in an aggregate amount of up to $25,000,000 in equity capital; provided that any such financial investor agrees to purchase an equal dollar amount of Parent Common Stock in the open market prior to the Closing at a price up to the per-share amount in Parent’s Trust Fund and (iii) one or more members of the management of the Company or management of existing Members in an aggregate amount of up to $2,500,000 at an implied pre-money valuation of the Company of no less than $800,000,000;

(i)       the term “Carve-Out Investor Investment Amount” shall mean the aggregate U.S. dollar value of any investment made by all Carve-Out Investors;

(j)       the term “Closing Shares” shall mean a number of shares of Parent Common Stock to be issued at the Closing in respect of the Blocker Mergers and the Merger that equals the sum of (i) 97,866,510 and (ii) the Additional Shares (if any);

(k)      the term “Company Contingent Shares” shall mean the Contingent Shares minus the Blocker Contingent Shares;

(l)       the term “Company Shares” shall mean the Closing Shares minus the Blocker Shares;

(m)    the term “Contamination” shall mean Hazardous Substances that are present in concentrations that exceed action levels which trigger a duty to investigate or respond as established under Environmental Law to protect human health and safety;

(n)      the term “Copyrights” shall mean copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(o)     the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to (i) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act;

(p)     the term “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(q)     the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(r)       the term “Governmental Entity” shall mean (i) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body, (ii) any self-regulatory organization or (iii) any political subdivision of any of the foregoing;

(s)      the term “Halcyon Blocker Owners” shall mean, collectively, those Blocker Owners of Blocker Three, Blocker Four and Blocker Five as listed on Schedule 3.3 of the Blocker Disclosure Letter;

(t)       the term “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law;

(u)      the term “Implied Price Per Share”, when used in reference to a Carve-Out Investor, means the dollar amount calculated by the following formula:

(i)       $10.218, multiplied by

(ii)      the quotient of (A) the implied pre-money valuation of the Company in connection with such Carve-Out Investor’s investment and (B) $1,000,000,000;

(v)      the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable);

(w)     the term “knowledge” shall mean the actual knowledge or awareness as to a specified fact or event of (i) with respect to the Company, the individuals listed on Schedule 1.2(w) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the individuals listed on Schedule 1.2(w) of the Parent Disclosure Letter;

(x)      the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(y)      the term “Legal Proceeding” shall mean any action, suit, hearing, claim, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity;

(z)      the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest);

(aa)   the term “Material Adverse Effect” when used in connection with (i) the Company or the Surviving Company, shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (A) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions, (B) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters, (C) changes attributable to the public announcement or pendency of the Transactions, (D) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Government Entity, (E) changes or proposed changes in GAAP (or any interpretation thereof), (F) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world, (G) events or conditions generally affecting the industries in which the Company operates, (H) any matters set forth in the Company Disclosure Letter, (I) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (i)(I) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Material Adverse Effect, (J) the failure to obtain, or the amendment, modification, expiration or termination of, any Company Contract, or (K) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s direction or written request (including any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement and the Company Disclosure Letter; provided, however, that if a change or effect related to clauses (D) through (G) disproportionately adversely affects the Company and the Company Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Company and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred, (ii) Parent, shall mean shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (A) has had a materially adverse effect on the business, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (1) changes or proposed changes in in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Government Entity, (2) changes or proposed changes in GAAP (or any interpretation thereof), (3) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world, (4) any matters set forth in the Parent Disclosure Letter, (5) the failure to obtain, or the amendment, modification, expiration or termination of, any Parent Contract or (6) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s direction or written request (including any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement and the Parent Disclosure Letter; or (B) is reasonably likely to prevent or delay the ability of Parent and Merger Sub to consummate the Transactions and (iii) a Blocker Entity, shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, is reasonably likely to prevent or materially delay the ability of a Blocker Entity to consummate the Transactions and the relevant Blocker Company has not waived in writing Parent’s obligation to consummate the relevant Blocker Merger;

(bb)   the term “Member” shall mean a Person or entity being a holder of Company Membership Interests and the term “Members” shall mean each Member collectively;

(cc)   the term “Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction;

(dd)   the term “Parent Common Stock” shall mean shares of common stock, par value $0.0001 per share, of Parent;

(ee)   the term “Parent Charter Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated as of March 23, 2015, and the By Laws of Parent, dated as of May 21, 2014, and any other similar organization documents of Parent, as each may be amended, modified or supplemented;

(ff)     the term “Patents” shall mean patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(gg)   the term “Permitted Lien” shall mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith, (ii) statutory Liens of landlords with respect to leased real property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and not yet delinquent, (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its

Subsidiaries, (e) Liens securing the indebtedness of the Company or any of its Subsidiaries, (f) in the case of Intellectual Property, third party license agreements entered into in the ordinary course, and (g) Liens incurred in connection with capital lease obligations of the Company or any of its Subsidiaries.

(hh)   the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(ii)      the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(jj)      the term “SEC” shall mean the United States Securities and Exchange Commission;

(kk)   the term “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(ll)      the term “Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) in any case, such Person controls the management thereof;

(mm) the term “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(nn)   the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor;

(oo)   the term “Transaction Agreements” shall mean this Agreement, the Surviving Company Operating Agreement, the Voting Agreement, the Escrow Agreement, the Lock-Up Agreements, the Registration Rights Agreement, the Parent Second Amended and Restated Certificate of Incorporation, the Parent Amended and Restated Bylaws, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto;

(pp)   the term “Transactions” shall mean the transactions contemplated pursuant to this Agreement;

(qq)   the term “Valinor Blocker Owner” shall mean that Blocker Owner of Blocker Two as listed on Schedule 3.3 of the Blocker Disclosure Letter; and

(rr)     the term “York Blocker Owners” shall mean, collectively, those Blocker Owners of Blocker One as listed on Schedule 3.3 of the Blocker Disclosure Letter.

ANNEX B

LETTERHEAD OF CASSEL SALPETER & CO., LLC

April 10, 2017

Harmony Merger Corp.

777 Third Avenue, 37th Floor

New York, NY 10017

Attention: The Board of Directors

Members of the Board of Directors:

We understand that Harmony Merger Corp. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Harmony Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), the parties to the Agreement identified therein as “Blocker Entities” (the “Blocker Entities”) and NextDecade, LLC (“NextDecade”). We have been advised that pursuant to the Agreement, among other things (i) each of the Blocker Entities identified in the Agreement as “Blocker Companies” (the “Blocker Companies”) will merge with the Company (collectively, the “Blocker Mergers”), with the Company as the surviving company in the Blocker Mergers, (ii) immediately following the Blocker Mergers, Merger Sub will merge with NextDecade (the “Merger” and, together with the Blocker Mergers, the “Transaction”), (iii) all of the outstanding membership interests of the Blocker Companies (the “Blocker Membership Interests”) and all of the outstanding membership interests of NextDecade (the “NextDecade Membership Interests”) that are vested immediately prior to the Transaction or that vest as a result of the Transaction will be converted into the right to receive, in the aggregate (A) 97,866,510 shares (the “Closing Shares”) of common stock, par value $0.0001 per share (“Company Common Stock”), of the Company, (B) a number of additional shares (the “Additional Shares”) of Company Common Stock issuable subject to and in accordance with the terms of the Agreement if certain investors (each, a “Carve-Out Investor”) makes an investment in NextDecade on or after the execution of the Agreement and prior to the Transaction, and (C) up to 19,573,304 shares (“Contingent Shares”) of Company Common Stock issuable upon and subject to the achievement by NextDecade of certain milestones as provided by the Agreement, (iv) all issued NextDecade Membership Interests under NextDecade’s incentive plan that, absent the Transaction, would otherwise be unvested immediately following the consummation of the Transaction, will be converted into the right to receive a number of shares (the “Restricted Closing Shares” and, together with the Closing Shares, the Additional Shares and the Contingent Shares, the “Merger Consideration”) of Company Common Stock that are subject to certain transfer and forfeiture restrictions, and (v) NextDecade will become a wholly owned subsidiary of the Company.

You have requested that Cassel Salpeter & Co., LLC render an opinion (this “Opinion”) to the Board of Directors of the Company (the “Board”) as to whether, as of the date of this Opinion, (i) the Merger Consideration to be issued in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company and (ii) NextDecade has a fair market value equal to at least 80% of the balance of funds in the Company’s trust account (the “Trust Fund”). For purposes of our analyses and this Opinion, at your direction, we have assumed that (i) there will be no investment in NextDecade by a Carve-Out Investor on or after the execution of the Agreement and prior to the Transaction and, accordingly, no Additional Shares will be issued in the Transaction, (ii) 4,306,126 Restricted Shares will be issued in the Transaction, and (iii) the Blocker Companies have, and immediately prior to the Blocker Mergers shall have, no liabilities.

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•         Reviewed a draft, dated April 7, 2017, of the Agreement.

•         Reviewed certain publicly available financial information and other data with respect to the Company and NextDecade that we deemed relevant.

•         Reviewed certain other information and data with respect to the Company and NextDecade made available to us by the Company and NextDecade, including estimates and projections with respect to the future financial performance of NextDecade for the years ending December 31, 2017 through December 31, 2067, prepared by management of NextDecade (the “Projections”) and other internal financial information furnished to us by or on behalf of the Company and NextDecade.

•         Compared the implied equity value reference ranges of NextDecade to the balance, as provided by Company management, of the Trust Fund.

•         Discussed the business, operations, and prospects of NextDecade and the proposed Transaction with the Company’s and NextDecade’s management and certain of the Company’s and NextDecade’s representatives.

•         Conducted such other analyses and inquiries, and considered such other information and factors as we deemed appropriate.

For purposes of our analysis and this Opinion we have, with your consent, evaluated whether, as of the date of this Opinion, NextDecade has a fair market value equal to at least 80% of the Trust Fund solely upon the basis of a comparison of the implied equity value reference range indicated by our financial analysis with the balance of the Trust Fund, which you have advised us and we, for purposes of our analysis and this Opinion, have assumed does not and shall not exceed $112,793,000. We have in addition assumed, for purposes of our analysis and this Opinion, at the direction of the Company’s management that the liquidation value per share of Company Common Stock is equal to $10.25 (the “Per Share Liquidation Value”) and is a reasonable basis upon which to evaluate the Company Common Stock and the Company.

This Opinion only addresses whether, as of the date hereof, (i) the Merger Consideration to be issued in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company and (ii) NextDecade has a fair market value equal to at least 80% of the Trust Fund. It does not address any other terms, aspects, or implications of the Transaction or the Agreement, including, without limitation, (i) any term or aspect of the Transaction that is not susceptible to financial analysis, (ii) the fairness of the Transaction, or all or any portion of the Merger Consideration, to any security holders of the Company, NextDecade, any Blocker Company or any other person or any creditors or other constituencies of the Company, NextDecade, any Blocker Company or any other person, (iii) the appropriate capital structure of the Company or NextDecade, any Blocker Company or whether the Company should be issuing debt or equity securities or a combination of both in the Transaction, (iv) any capital raising or financing transaction contemplated the Company, NextDecade or any Blocker Company, including, without limitation, whether the Company, NextDecade or any Blocker Company should be issuing debt or equity securities or a combination of both therein, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration in the Transaction or otherwise. We are not expressing any opinion as to what the value of shares of Company Common Stock actually will be when issued in the Transaction or the prices at which shares of Company Common Stock or Blocker Membership Interests or NextDecade Membership Interests may trade, be purchased or sold at any time, and we make no representation or warranty regarding the adequacy of this Opinion or the analyses underlying this Opinion for the purpose of the Company’s compliance with the terms of its Amended and Restated Certificate of Incorporation, the rules of any securities exchange or any other general or particular purpose.

This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Board or the Company to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Agreement and were not determined by or pursuant to any recommendation from us. In addition, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction involving the Company.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and NextDecade’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of the Company and NextDecade as to NextDecade’s existing and future technology, products, services and projects, and the validity and marketability of, and risks associated with, such technology, products, services and projects (including, without limitation, the development, testing, marketing and life of such technology, products, services and projects), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analyses or this Opinion. We are not legal, tax, accounting, environmental, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to the Company, Merger Sub, NextDecade, any Blocker Company, the Transaction, or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

NextDecade has advised us and we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NextDecade with respect to the future financial performance of NextDecade, and we have assumed, at your direction, that the Projections provide a reasonable basis upon which to analyze and evaluate NextDecade and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency of the Company, Merger Sub, NextDecade, any Blocker Company or any other party to the Transaction, the fair value of the Company, Merger Sub, NextDecade, any Blocker Company or any of their respective assets or liabilities, or whether the Company, Merger Sub or NextDecade, any Blocker Entity or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, Merger Sub, NextDecade, any Blocker Entity or any other party to the Transaction to pay its obligations when they come due. We have not physically inspected the Company’s, Merger Sub’s, NextDecade’s or any Blocker Company’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s, Merger Sub’s, NextDecade’s or any Blocker Company’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company, Merger Sub, NextDecade and the Blocker Companies have good title to their respective assets. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, the Company, or any other party.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, Merger Sub, NextDecade, any Blocker Company or the Transaction. We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft we have reviewed and that the Transaction will be consummated on the terms set forth in the Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We offer no opinion as to the contractual terms of the Agreement or the likelihood that the conditions to the consummation of the Transaction set forth in the Agreement will be satisfied. We have further assumed that for U.S. federal tax income purposes (i) each of the Blocker Mergers shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”) and (ii) the Transaction shall constitute a tax-free transaction pursuant to Section 351 of the Code.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (in their capacities as such) in connection with the Board’s evaluation of the Transaction. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Transaction or otherwise.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. We have in the past provided investment banking or other financial services to the Company and its affiliates for which we have received compensation, including acting as the financial advisor to the Company in connection with a potential acquisition and acting as the financial advisor to a former affiliate of the Company in connection with an acquisition. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, (i) the Merger Consideration to be issued in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company and (ii) NextDecade has a fair market value equal to at least 80% of the balance of the Trust Fund.

Very truly yours,

/s/ Cassel Salpeter & Co., LLC

ANNEX C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HARMONY MERGER CORP.

- - - - - - - - - - - - - - - - - - - - - - - - - -

Pursuant to Section 245 of the

Delaware General Corporation Law

- - - - - - - - - - - - - - - - - - - - - - - - - -

HARMONY MERGER CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.       The name of the Corporation is “Harmony Merger Corp.”

2.       The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 21, 2014.

3.       The Corporation first amended and restated its Certificate of Incorporation on March 23, 2015 and subsequently amended such first amended and restated Certificate of Incorporation on March 27, 2017 (such amended and restated Certificate of Incorporation, as amended, being referred to herein as the “First Amended and Restated Certificate of Incorporation”).

4.       This Second Amended Restated Certificate of Incorporation restates, integrates and amends the First Amended and Restated Certificate of Incorporation of the Corporation.

5.       This Second Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242, 245 and 251 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

6.       The text of the First Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is NextDecade Corporation (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware 19901. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [•],of which [•] shares shall be common stock of the par value $.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. (1) Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

(2)      Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(3)      Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(4)      No holder of shares of Common Stock shall have cumulative voting rights.

(5)      No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Second Amended and Restated Certificate of Incorporation.

C. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration and for such corporate purposes, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH: A. Number of Directors. Upon the effectiveness of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), the total number of directors constituting the entire Board of Directors shall be nine (9). Thereafter, the total number of directors constituting the entire Board of Directors shall be such number as may be fixed from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the Board of Directors then in office.

B. Classification. Subject to the terms of any one or more series of Preferred Stock, and effective upon the Effective Time, the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The Board of Directors may assign members of the Board of Directors already in office to such classes as of the Effective Time. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders after the Effective Time, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders after the Effective Time, and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders after the Effective Time.

C. Term and Filling Vacancies. Commencing at the first Annual Meeting of Stockholders after the Effective Time and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s by-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in a manner as the Board of Directors shall determine so as to maintain the number of directors in each class as nearly equal as possible, but in no cases will an increase or decrease in the number of directors shorten the term of an incumbent.

D. Election. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

E. Officers. Except as otherwise expressly delegated by resolution of the Board of Directors, the Board of Directors shall have the exclusive power and authority to appoint and remove officers of the Corporation.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

B. By-laws. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. Special Meetings. Subject to the terms of any one or more series or classes of Preferred Stock, Special Meetings of the Stockholders of the Corporation may be called as prescribed by the by-laws of the Corporation.

SEVENTH: A. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Article Seventh, or adoption of any provision of this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article Seventh, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

B. As more fully prescribed in the by-laws, the Corporation shall indemnify and provide advancement to any indemnitee to the fullest extent permitted by law, as such may be amended from time to time.

C. Notwithstanding the foregoing provisions of this Article Seventh, no indemnification nor advancement of expenses will extend to any claims made by the Company’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

EIGHTH: No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

NINTH: A. In anticipation that York Capital Management, L.P., York Credit Opportunities Fund, L.P., York Select, L.P., Valinor Capital Partners SPV XIX, LLC, Valinor Capital Partners SPV XXII, LLC, VND Partners, L.P., Halcyon Energy, Power, and Infrastructure Capital Holdings LLC, Halcyon Mount Bonnell Fund L.P., GE Oil & Gas, Inc., and/or each of their respective affiliates (each, an “Investor” and collectively, the “Investors”) will be, indirectly or directly, substantial stockholders of the Corporation, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with each Investor (including service of officers, directors, partners, managers, employees or affiliates of each Investor (collectively, “Investor Persons”) as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article Ninth are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Investors and any Investor Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

B. Except as the Investors may otherwise agree in writing, each Investor shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom and no Investor or Investor Person (except as provided in paragraph (C) of this Article Ninth) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of such Investor or such Investor Person’s participation therein. In the event that any Investor or Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Investor, such Investor or Investor Person shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that such Investor or Investor Person shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such Investor pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

C. In the event that a director or officer of the Corporation who is an Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and any Investor, such corporate opportunity shall belong to such Investor, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, unless such corporate opportunity is expressly offered to such director or officer in his capacity as a director or officer of the Corporation, in which case such corporate opportunity shall belong to the Corporation.

D. For the purposes of this Article Ninth, “corporate opportunities” shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation’s business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy.

E. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have had notice of and consented to the provisions of this Article Ninth.

F. For purposes of this Article Ninth only, the “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, or similar voting interests.

TENTH. A. Forum. Unless the Corporation consents in writing in advance to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation (including as it may be amended from time to time), or the by-laws, (D) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the by-laws, or (E) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (A) through (E) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of

Chancery within ten (10) days following such determination). To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Tenth.

B. Amendment. The Corporation reserves the right, at any time and from time to time, to alter, amend, add to or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) in any manner now or hereafter prescribed by the laws of the State of Delaware, and all rights, preferences, privileges and powers of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

C. Severability. If any provision (or any part thereof) of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation including, without limitation, each portion of any section of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Kathleen Eisbrenner, its Chief Executive Officer, as of the [•] day of [•], 2017.

Kathleen Eisbrenner, Chief Executive Officer

ANNEX D

GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, N.Y. 10174-1101
(212) 818-8800

June 15, 2017

Harmon Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017

Re: Merger Transactions with NextDecade, LLC and its Members

Dear Sirs:

We have acted as counsel to Harmony Merger Corp. (“Harmony”), a Delaware corporation, in connection with the proposed reorganization transactions whereby NextDecade, LLC (“NextDecade”), a Delaware limited liability company, will become a wholly-owned subsidiary of Harmony and Harmony will change its name to NextDecade Corporation. You have requested our opinion in connection with the federal income tax consequences of the proposed reorganization to Harmony and the holders of Harmony common stock.

FACTS

The relevant facts are set forth in the Proxy Statement on Schedule 14A initially filed with the Securities and Exchange Commission on May 9, 2017, as amended (the “Proxy Statement”), and the Agreement and Plan of Merger dated as of April 17, 2017 (the “Agreement”), by and among Harmony, Harmony Merger Sub, LLC, a wholly-owned subsidiary of Harmony (“Merger Sub”), members owning interests in NextDecade, entities affiliated with certain members of NextDecade (“Blocker Companies”) and NextDecade. For purposes of this opinion we have assumed and relied upon the truth and accuracy of the facts as set forth in the aforesaid documents.

A summary of the facts are as follows: Harmony was organized May 21, 2014 with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Its assets consist primarily of cash in a trust account. The outstanding Harmony common stock is publicly held and is traded on the Nasdaq Capital Market. NextDecade is a liquefied natural gas (“LNG”) development company focused on LNG export projects and associated pipelines in the State of Texas.

Pursuant to the terms and subject to the conditions of the Agreement, each of the Blocker Companies will merge with and into Harmony with Harmony being the surviving entity of the Blocker Mergers (as defined in the Agreement) and immediately thereafter Merger Sub will merge with and into NextDecade (the “Merger”), with NextDecade being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Harmony. As a result of the Blocker Mergers and Merger, the membership interests of NextDecade will be canceled in exchange for the right of the holders of all existing membership interests of NextDecade to receive an aggregate of 97,866,510 shares of Harmony common stock plus the right to receive an additional 4,893,326 shares (up to 19,573,304 shares in the aggregate) of Harmony Common Stock upon the achievement by NextDecade of each of four milestones. Following the Blocker Mergers and Merger, the former members of NextDecade will own approximately 87% of the outstanding common stock of Harmony.

The holders of Harmony common stock will continue to hold the shares of Harmony common stock that they owned prior to the transactions contemplated by the Agreement. Holders of Harmony common stock issued in its initial public offering have the right to affirmatively vote for or against the merger proposal described in the Proxy Statement and demand that Harmony convert such shares into cash. Any holder of such shares voting for or against the merger proposal will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account.

D-1

THE LAW

Section 351(a) of the Internal Revenue Code of 1986, as amended (“IRC”), provides:

No gain or loss shall be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control (as defined in section 368(c)) of the corporation.

IRC Section 368(c) provides that:

the term “control” means the ownership of stock possessing at least 80 percent of the total combined voting p3ower of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

IRC Section 118 provides that:

in the case of a corporation, gross income shall not include any contribution to the capital of the taxpayer.

The Blocker Mergers and Merger of the limited liability companies and the simultaneous acquisition by the members of NextDecade of the common stock of Harmony constitute a global Section 351 exchange. 2 Ginsburg, Levin and Rocap, Mergers, Acquisitions, and Buyouts, ¶904.6 Analytical Underpinnings of Horizontal Double-Dummy Technique (Sept 2014). Rothman, Transfers to Controlled Corporations: Related Problems, 759-2nd T.M. Sec. IV, E (3).

IRC Section 61 provides that gross income includes “gains derived from dealings in property.” IRC Section 1001 provides that gain shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis of the property. IRC Section 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property. IRC Section 1222(3) defines “long-term capital gain” as gain from the sale or exchange of a capital asset held for more than one year.

OPINION

Assuming that the above factual statements are the same on the Effective Date (as defined in the Agreement), our opinion of the Federal income tax consequences to Harmony and holders of Harmony common stock of the proposed transfer of NextDecade membership interests to Harmony and reorganizations, based upon existing provisions of the IRC, is:

1.       No gain or loss will be recognized by Harmony upon the issuance of its stock in connection with the proposed reorganization transactions.

2.       No gain or loss will be recognized by holders of Harmony common stock if their conversion rights are not exercised.

3.       A holder of Harmony common stock who exercises conversion rights and effects a termination of the stockholder’s interest in Harmony will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of Harmony common stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Harmony common stock. This gain or loss will generally be a capital gain or loss if such stock was held as a capital asset on the date of the reorganization and will be a long-term capital gain or loss if the holding period for the share of Harmony common stock is more than one year.

This opinion is furnished to you for your benefit in connection with the transactions contemplated by the Agreement and may not be relied upon by any other person or used for any other purpose without our prior written consent.

We consent to the inclusion of a copy of this opinion as an annex to the Proxy Statement, and to the references to this opinion and to this firm in the Proxy Statement.

Very truly yours,

/s/ Graubard Miller

D-2

PRELIMINARY PROXY CARD

SUBJECT TO COMPLETION, DATED JUNE 15, 2017

HARMONY MERGER CORP.

777 Third Avenue, 37th Floor

New York, New York 10017

SPECIAL MEETING OF STOCKHOLDERS
     , 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HARMONY MERGER CORP.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated     , 2017, in connection with the special meeting of stockholders to be held at      a.m. EST on     , 2017 at the offices of Graubard Miller, counsel to Harmony Merger Corp. (“Harmony”), at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, and hereby appoints Eric S. Rosenfeld, David Sgro and Thomas Kobylarz, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Harmony Common Stock registered in the name provided, which the undersigned is entitled to vote at the special meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy Statement.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 (THE MERGER PROPOSAL) BELOW, “FOR” EACH OF PROPOSALS 2A THROUGH 2F (THE CHARTER PROPOSALS) BELOW, “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 3 (THE DIRECTOR ELECTION PROPOSAL) BELOW AND “FOR” PROPOSAL 4 (THE ADJOURNMENT PROPOSAL) BELOW.

THE HARMONY BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (THE MERGER PROPOSAL) BELOW, “FOR” EACH OF PROPOSALS 2A THROUGH 2F (THE CHARTER PROPOSALS) BELOW, “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 3 (THE DIRECTOR ELECTION PROPOSAL) BELOW AND “FOR” PROPOSAL 4 (THE ADJOURNMENT PROPOSAL) BELOW.

PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE.

PROXY

1.

To consider and vote upon a proposal to approve to adopt the Agreement and Plan of Merger, dated as of April 17, 2017, by and among Harmony, Harmony Merger Sub, LLC, NextDecade, LLC, York Credit Opportunities Investments Master Fund, L.P., York Multi-Strategy Master Fund, L.P., York Select Master Fund, L.P., York Global Finance 43, LLC, Valinor Management, L.P., Valinor Capital Partners SPV XXI, LLC, Halcyon Capital Management L.P., Halcyon Energy, Power, and Infrastructure Capital Fund Offshore, LLC, Halcyon Energy, Power, and Infrastructure Capital Holdings Offshore LLC, and Halcyon Energy, Power, and Infrastructure Capital Fund LP, and to approve the business combination contemplated by such agreement.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	To approve amendments to the amended and restated certificate of incorporation of Harmony, effective following the business combination, to:
2a.	change the name of Harmony from “Harmony Merger Corp.” to “NextDecade Corporation”.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2b.	increase the number of authorized shares of Harmony Common Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2c.	prohibit action of stockholders by written consent.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2d.	provide the Blocker Managers and certain of their affiliates with certain rights.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2e.	designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2f.	remove provisions that will no longer be applicable to Harmony after the business combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To elect the following directors who, upon the consummation of the business combination, will be the directors of Harmony, in the classes set forth below:
Class A (to serve until 2018 or until their successors are elected and qualified or their earlier resignation or removal):

	David Sgro	FOR ☐	WITHHELD ☐
	Avinash Kripalani	FOR ☐	WITHHELD ☐
	William Vrattos	FOR ☐	WITHHELD ☐
Class B (to serve until 2019 or until their successors are elected and qualified or their earlier resignation or removal):

	Kathleen Eisbrenner	FOR ☐	WITHHELD ☐
	Eric S. Rosenfeld	FOR ☐	WITHHELD ☐
	David Magid	FOR ☐	WITHHELD ☐
Class C (to serve until 2020 or until their successors are elected and qualified or their earlier resignation or removal):

	René van Vliet	FOR ☐	WITHHELD ☐
	Matthew Bonanno	FOR ☐	WITHHELD ☐
	Brian Belke	FOR ☐	WITHHELD ☐

4.	To adjourn the special meeting to a later date or dates if determined by the officer presiding over the special meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Dated: _________________________ 2017

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.